As filed with the Securities and Exchange Commission on October 30, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MultiPlan Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware	6411	83-3536151
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
115 Fifth Avenue
New York, New York 10003
(212) 780-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Mark Tabak
Chief Executive Officer
MultiPlan Corporation
115 Fifth Avenue
New York, New York 10003
(212) 780-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
William B. Brentani Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000	Jeffrey Doctoroff Senior Vice President, General Counsel and Secretary MultiPlan Corporation 115 Fifth Avenue New York, New York 10003 (212) 780-2000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A common stock, par value $0.0001 per share	633,750,000(3)	$7.95(4)	$5,033,892,500.00	$549,197.67
Warrants to purchase shares of Class A Common Stock	24,500,000(5)	$—	$—	$—(6)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock that may become issuable to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(3)
Consists of the following: (a) 415,700,000 shares of Class A common stock issued in connection with the Business Combination (as defined below), (b) 132,050,000 shares of Class A common stock issued in connection with the Common PIPE Investment (as defined below), (c) 27,500,000 shares of Class A common stock issued upon conversion of 27,500,000 shares of Churchill’s Class B common stock (as defined below) in connection with the Transactions (as defined below), (d) 27,500,000 shares of Class A common stock issuable upon the exercise of the Public Warrants (as defined below), (e) 23,000,000 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants (as defined below), (f) 1,500,000 shares of Class A common stock issuable upon the exercise of the Working Capital Warrants (as defined below) and (g) 6,500,000 shares of Class A common stock issuable upon the exercise of the PIPE Warrants (as defined below). All shares of Class A common stock being registered hereby are registered for sale by the selling securityholders named in this registration statement.

(4)
Pursuant to Rule 457(c) and Rule 457(g) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is (a) for 575,250,000 shares of Class A common stock other than those issuable under the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants, $7.57 per share, which is the average of the high and low prices of shares of the Class A common stock on October 29, 2020 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)) on The New York Stock Exchange (“NYSE”), and (b) for 58,500,000 shares of Class A common stock underlying the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants, based on the exercise price of each whole warrant ($11.50, $11.50, $11.50 and $12.50, respectively). The proposed maximum offering price per share represents the weighted average price per share of the shares of Class A common stock described in clauses (a) and (b) of the preceding sentence.

(5)
Represents the resale of up to 23,000,000 Private Placement Warrants and up to 1,500,000 Working Capital Warrants held by certain of the selling securityholders named in this registration statement.

(6)
In accordance with Rule 457(i), the entire registration fee for the Private Placement Warrants and Working Capital Warrants is allocated to the shares of Class A common stock underlying the Private Placement Warrants and Working Capital Warrants, and no separate fee is payable for the Private Placement Warrants or Working Capital Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated October 30, 2020
Preliminary Prospectus
633,750,000 Shares of Class A Common Stock
24,500,000 Warrants to Purchase Class A Common Stock
This prospectus relates to (a) 415,700,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), issued in connection with the Business Combination (as defined below), (b) 132,050,000 shares of Class A common stock issued in connection with the Common PIPE Investment (as defined below), (c) 27,500,000 shares of Class A common stock issued upon the conversion of Churchill’s Class B common stock in connection with the Transactions (as defined below) and (d) 58,500,000 shares of our Class A common stock that may be issued upon exercise of warrants to purchase Class A common stock at exercise prices ranging from $11.50 to $12.50 per share of Class A common stock, including the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants (each as defined below).
The prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 633,750,000 shares of our Class A common stock (which includes up to 58,500,000 shares of Class A common stock issuable upon the exercise of outstanding warrants) and (b) up to 24,500,000 warrants representing the Private Placement Warrants and Working Capital Warrants. We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities’’ for more information.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock is listed on The New York Stock Exchange under the symbol “MPLN.” On October 29, 2020, the last reported sale price of our Class A common stock on The New York Stock Exchange was $7.59 per share.
Investing in our Class A common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 22.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
           , 2020

i

About this Prospectus
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 58,500,000 shares of Class A common stock upon exercise of the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 633,750,00 shares of Class A common stock (which includes up to 58,500,000 shares of Class A common stock issuable upon the exercise of outstanding warrants) and up to 58,500,00 warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
On October 8, 2020, Churchill consummated the Transactions, including the previously announced business combination (the “Business Combination”) pursuant to the terms of the Merger Agreement, which, among other things, provided for (i) First Merger Sub to be merged with and into Polaris Parent Corp. with Polaris Parent Corp. being the surviving company in the First Merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Polaris Parent Corp. to be merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Churchill. In connection with the Transactions, Churchill changed its name to MultiPlan Corporation and the New York Stock Exchange ticker symbols for its Class A common stock and warrants to “MPLN” and “MPLN.WS,” respectively.

Frequently Used Terms
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“2020 Omnibus Incentive Plan” are to our 2020 Omnibus Incentive Plan, as it may be amended and/or restated from time to time;
“5.750% Notes” are to the $1,300,000,000 in aggregate principal amount of 5.750% Senior Notes due 2028 issued by MPH;
“7.125% Notes” are to the 7.125% Senior Notes due 2024 issued by MPH;
“Board” are to the board of directors of the Company;
“Churchill” are to Churchill Capital Corp III, a Delaware corporation, which changed its name to MultiPlan Corporation following the consummation of the Transactions;
“Churchill IPO” are to the initial public offering by Churchill which closed on February 19, 2020;
“Churchill’s Class A common stock” are, prior to consummation of the Transactions, to Churchill’s Class A common stock, par value $0.0001 per share and, following consummation of the Transactions, to our Class A common stock, par value $0.0001 per share;
“Churchill’s Class B common stock” are to Churchill’s Class B common stock, par value $0.0001 per share;
“Class A common stock” are to MultiPlan’s Class A common stock, par value $0.0001 per share;
“Closing” are to the consummation of the Mergers;
“Closing Date” are to October 8, 2020, the date on which the Transactions were consummated;
“Common PIPE Investment” are to the private placement pursuant to which Churchill entered into subscription agreements with certain investors whereby such investors subscribed for (a) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $1,300,000,000 and (b) warrants to purchase 6,500,000 shares of Churchill’s Class A Common Stock (for each share of Churchill’s Class A common stock subscribed, the investor received 1/20th of a warrant to purchase one share of Churchill’s Class A common stock, with each whole warrant having a strike price of $12.50 per share and a maturity date of October 8, 2025). The Common PIPE Investment was subject to an original issue discount (which was paid in additional shares of Churchill’s Class A common stock) of 1% for subscriptions of $250,000,000 or less and 2.5% for subscriptions of more than $250,000,000, which resulted in an additional 2,050,000 shares of Churchill’s Class A common stock being issued. The Common PIPE Investment was consummated on the Closing Date;
“Common PIPE Investors” are to the investors participating in the Common PIPE Investment;
“Common PIPE Subscription Agreements” are to the common stock subscription agreements entered into (a) by and between Churchill and the PIF (the “PIF Common Subscription Agreement”) and (b) by and among Churchill, Holdings and MultiPlan Parent, on the one hand, and certain investment funds, on the other hand (the “Other Common Subscription Agreements”), in each case, dated as of July 12, 2020 and entered into in connection with the Common PIPE Investment;
“common stock” are, prior to the consummation of the Transactions, to Churchill’s Class A common stock and Churchill’s Class B common stock and, following consummation of the Transactions, to the Class A common stock;
“Company” are, prior to the consummation of the Transactions, to Churchill and, following consummation of the Transactions, to MultiPlan Corporation;
“Convertible Notes” are to the $1.3 billion aggregate principal amount of 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027 issued by the Company in connection with the Convertible PIPE Investment;

“Convertible PIPE Investment” are to the private placement pursuant to which the Company entered into subscription agreements with certain investors whereby such Convertible PIPE Investors agreed to buy $1,300,000,000 in aggregate principal amount of Convertible Notes. The Convertible PIPE Investment was consummated on the Closing Date;
“Convertible PIPE Investors” are to the investors participating in the Convertible PIPE Investment;
“Convertible Subscription Agreement” are to the subscription agreements, dated as of July 12, 2020, entered into in connection with the Convertible PIPE Investment;
“certificate of incorporation” are to the Company’s second amended and restated certificate of incorporation in effect as of the date of this prospectus;
“DGCL” are to the Delaware General Corporation Law, as amended;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“First Merger Sub” are to Music Merger Sub I, Inc.;
“founder shares” are to shares of Churchill’s Class B common stock and Churchill’s Class A common stock issued upon the automatic conversion thereof in connection with the closing;
“H&F” are to Hellman & Friedman Capital Partners VIII, L.P.;
“Holdings” are to Polaris Investment Holdings, L.P.;
“Insiders” are to Michael Klein, Jay Taragin, Jeremy Paul Abson, Glenn R. August, Mark Klein, Malcolm S. McDermid, and Karen G. Mills;
“Investor Rights Agreement” are to the Investor Rights Agreement, dated as of July 12, 2020, by and among the Company, the Sponsor, Holdings, H&F, the PIF and certain other parties thereto;
“KG” are to The Klein Group, LLC, an affiliate of Michael Klein and the Sponsor and an affiliate and wholly owned subsidiary of M. Klein and Company. KG (and not the Sponsor) was engaged by Churchill to act as Churchill’s financial advisor in connection with the Transactions, and as a placement agent in connection with the PIPE Investment as more fully described herein;
“M. Klein and Company” are to M. Klein and Company, LLC, a Delaware limited liability company, and its affiliates;
“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of July 12, 2020, by and among Churchill, MultiPlan Parent, Holdings, First Merger Sub and Second Merger Sub, as the same has been or may be amended, modified, supplemented or waived from time to time;
“Mergers” are to, together, (a) the merger of First Merger Sub with and into MultiPlan Parent with MultiPlan Parent being the surviving company in the merger (the “First Merger”) and (b) immediately following and as part of the same transaction as the First Merger, the merger of MultiPlan Parent with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Churchill (the “Second Merger”);
“MPH” are to MPH Acquisition Holdings LLC;
“MultiPlan” are, prior to consummation of the Transactions, to MultiPlan Parent and its consolidated subsidiaries and, following consummation of the Transactions, to MultiPlan Corporation and its consolidated subsidiaries;
“MultiPlan Parent” are to Polaris Parent Corp., a Delaware corporation;
“Non-Employee Director” are to each member of our Board that is not an employee of the Company or any parent or subsidiary of the Company;
“PIF” are to The Public Investment Fund of The Kingdom of Saudi Arabia;

“PIPE Investment” are to, collectively, the Common PIPE Investment and the Convertible PIPE Investment;
“PIPE Warrants” are to the warrants to purchase Churchill’s Class A common stock issued in connection with the Common PIPE Investment, on terms identical to the terms of the Private Placement Warrants;
“Plan of Liquidation” are to the Plan of Liquidation and Dissolution and Distribution Agreement of Holdings, dated as of July 12, 2020, by and among Holdings, Polaris Investment Holdings GP, LLC and certain other parties hereto;
“Private Placement Warrants” are to the Company’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the Churchill IPO;
“public shares” are to shares of Churchill’s Class A common stock sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);
“public shareholders” are to the holders of the Company’s public shares, including the Sponsor and Churchill’s officers and directors to the extent the Sponsor and Churchill’s officers or directors purchase public shares, provided that each of their status as a “public shareholder” shall only exist with respect to such public shares;
“Public Warrants” are to the Company’s warrants sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);
“Refinancing” are to (a) the consummation of the 5.750% Notes offering by MPH and the increase of the revolving credit facility under the senior secured credit facilities from $100.0 million to $450.0 million and (b) the repayment of all outstanding 7.125% Notes and $369.0 million of indebtedness under MPH’s term loan facility with the net proceeds of the 5.750% Notes offering, together with cash on hand;
“SEC” are to the United States Securities and Exchange Commission;
“Second Merger Sub” are to Music Merger Sub II LLC;
“Securities Act” are to the Securities Act of 1933, as amended;
“Senior PIK Notes” are to the 8.500% / 9.250% Senior PIK Toggle Notes due 2022 issued by Polaris Intermediate Corp. on November 21, 2017. All of the outstanding Senior PIK Notes were redeemed on October 8, 2020;
“senior secured credit facilities” are to MPH’s senior secured credit facilities which consist of (a) a $2,341.0 million term loan facility maturing on June 7, 2023 and (b) a $450.0 million revolving credit facility maturing on June 7, 2023;
“Sponsor” are to Churchill Sponsor III, LLC, a Delaware limited liability company and an affiliate of M. Klein and Company in which certain of Churchill’s directors and officers hold membership interests;
“Sponsor Agreement” are to the Amended and Restated Sponsor Agreement, dated as of July 12, 2020, by and among the Company, the Sponsor and the Insiders;
“Sponsor Note” are to the unsecured promissory note issued by the Company to the Sponsor in an aggregate principal amount of $1,500,000. The Sponsor converted the unpaid balance of the Sponsor Note into Working Capital Warrants in connection with the Closing;
“Subscription Agreements” are to, collectively, the Common PIPE Subscription Agreements and the Convertible PIPE Subscription Agreements;
“Transactions” are to the Mergers, together with the other transactions contemplated by the Merger Agreement and the related agreements;
“trust account” are to the Churchill trust account that held the proceeds from the Churchill IPO prior to the consummation of the Transactions;

v

“warrants” are to the Public Warrants, the Private Placement Warrants, the PIPE Warrants and the Working Capital Warrants;
“we,” “our” or “us” are to MultiPlan and its consolidated subsidiaries; and
“Working Capital Warrants” are to the warrants to purchase Churchill’s Class A common stock pursuant to the terms of the Sponsor Note, on terms identical to the terms of the Private Placement Warrants.

Cautionary Note Regarding Forward-Looking Statements
This prospectus includes statements that express our and our subsidiaries’ opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and these forward-looking statements reflect management's expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting our business. Factors that may impact such forward-looking statements include:
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loss of our customers, particularly our largest customers;

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decreases in our existing market share or the size of our Preferred Provider Organization (“PPO”) networks;

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effects of competition;

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effects of pricing pressure;

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the inability of our customers to pay for our services;

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decreases in discounts from providers;

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the loss of our existing relationships with providers;

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the loss of key members of our management team;

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changes in our regulatory environment, including healthcare law and regulations;

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the inability to implement information systems or expand our workforce;

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changes in our industry;

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providers’ increasing resistance to application of certain healthcare cost management techniques;

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pressure to limit access to preferred provider networks;

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heightened enforcement activity by government agencies;

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the possibility that regulatory authorities may assert we engage in unlawful fee splitting or corporate practice of medicine;

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interruptions or security breaches of our information technology systems;

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the expansion of privacy and security laws;

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our inability to expand our network infrastructure;

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our ability to protect proprietary applications;

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our ability to identify, complete and successfully integrate future acquisitions;

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our ability to pay interest and principal on our notes and other indebtedness;

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our ability to remediate any material weaknesses or maintain effective internal controls over financial reporting;

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the ability to continue to meet applicable listing standards;

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the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;

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changes in applicable laws or regulations;

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the possibility that we may be adversely affected by other political, economic, business, and/or competitive factors;

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the impact of COVID-19 and its related effects on our projected results of operations, financial performance or other financial metrics;

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the ability to achieve the goals of our Short-Term Execution Plan (as defined below) and recognize the anticipated strategic, operational, growth and efficiency benefits when expected;

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pending or potential litigation associated with the business combination;

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other factors disclosed in this prospectus; and

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other factors beyond our control.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Prospectus Summary
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock or warrants. You should read this entire prospectus carefully, including the matters discussed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.
MultiPlan Corporation
MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. We believe our primary mission is to make healthcare in the United States affordable, accessible, efficient and fair to all parties, and we believe that our products, services and business processes are aligned with this goal. MultiPlan delivers these critical solutions through the following offerings:
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Analytics-Based Services, which reduce medical costs for consumers and payors via data-driven algorithms which detect claims anomalies;

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Network-Based Services, which reduce medical costs through contracted discounts with healthcare providers and include one of the largest independent preferred provider organizations in the United States; and

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Payment Integrity Services, which reduce medical costs by identifying and removing improper and unnecessary charges before claims are paid.

Multiplan is a technology and analytics-driven processor of medical claims data and does not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management or adjudicate or pay claims.
Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets (collectively, “payors”). We offer these payors a single electronic gateway to a tightly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services and Payment Integrity Services, as discussed below) which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payments to the providers. These offerings have enabled us to maintain long-term relationships with a number of our customers, including relationships of over 25 years with some of the nation’s largest commercial payors. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers and our comprehensive services identified approximately $19 billion in potential medical cost savings. We generated revenues of $982.9 million and $458.9 million, net income (loss) of $9.7 million and $(58.8) million and Adjusted EBITDA of $750.4 and $345.8 million, respectively, for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively. For a reconciliation of Adjusted EBITDA to net income (loss), see “—MultiPlan Parent’s Summary Historical Financial Information.’’
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or re-pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid. Payment Integrity Services are generally priced based on a percentage of savings achieved.

MultiPlan was founded in 1980. Since our inception, we have demonstrated our ability to expand and diversify offerings through core business growth as well as disciplined mergers and acquisitions.
We believe that our solutions provide a strong value proposition to payors and their insureds, policyholders or health plan members (collectively, “consumers”), as well as to providers. Overall, our service offerings aim to reduce healthcare costs for payors and consumers in a manner that is orderly, efficient and fair to all parties. In addition, because the fee for our services is in most instances directly linked to the savings realized by our customers, our interests are aligned with the interests of our customers.
Our Strategy
Our Growth Initiatives
According to the Centers for Medicare and Medicaid Services (“CMS”), healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of U.S. GDP by 2028, representing a compounded annual growth rate of 5.5%. MultiPlan operates in this large market, which continues to grow each year as a result of aging, growth in services and technology. Already, MultiPlan works on the front lines of these trends, working to reduce healthcare costs, and has established itself as a leader in the Payor Out-of-Network segment. With our decades-long strategic relationships with payors, we believe that we can further deepen our relationships with payors by providing new products and services that address additional cost savings opportunities. Further, with our proprietary data and algorithms, we have a growth opportunity to expand into services that support our payors, providers and consumers to service the healthcare market more completely. We intend to seize the opportunity to address a larger market by executing our enhance, extend, and expand strategy.
The first part of our strategy is enhancing the platform by refining existing products. By improving and innovating upon our existing core products through combining proprietary data with third party data, further deploying artificial intelligence and machine learning, and increasing cross selling activity with our payor customers, we believe the enhance strategy will help us grow revenues significantly over the next five years.
The second element of the strategy is extending the platform by building out new customer segments. This will be accomplished by extending into the in-network cost management product segment, further penetrating core offerings into customer segments including government, Property & Casualty (“P&C”), and dental. We believe the extend strategy will help us further grow revenues significantly over the next five years.
The third element of the strategy is to expand the platform by adding new business models to deliver value-added services for our payors, providers and consumers. This final element of our strategy is a natural progression given the 1.2 million providers under contract and the more than 60 million consumers who have access to MultiPlan’s services. Our data, algorithms and service components can be leveraged by MultiPlan, our payor customers, and partner software companies to tackle providers’ and consumers’ biggest pain points. The expand strategy is expected to unlock opportunities to work through payors to service consumers and providers, with potential services such as provider tools and automation for administrative services, streamlined patient interfaces with the provider and payor, transparency of patient medical bills, and tools and data for consumer financing of medical expenses, among other concepts. We believe the expand strategy will enable us to further grow revenues significantly over the next five years.
Short-Term Execution Plan
2020 is a year of execution for MultiPlan as we lay the foundation to enhance, extend, and expand our platform. In support of our strategy, we have developed a short-term implementation plan, including actions across sales and marketing, product and technology, and M&A that are currently being operationalized. In addition to actions to lay the groundwork for future growth, we are executing several efficiency measures to help self-fund some of the necessary investments.
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Sales and Marketing initiatives include:

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deploying additional sales and marketing professionals to deepen relationships with customers;

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intensifying our sales efforts for TPAs and regional payors; and

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developing new, dedicated sales teams focused on Government, Property & Casualty / Auto insurance to increase sales from relatively untapped markets.

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Product Development initiatives include:

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defining cloud and API architecture to better leverage strength of artificial intelligence (“AI”) and machine learning;

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modernizing algorithms from rules-based to dynamic to identify additional savings for payors;

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developing more powerful savings algorithms by combining our proprietary data with 3rd party data;

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upgrading product interfaces and offerings to better support Government, Property & Casualty / Auto insurance customers;

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upgrading existing algorithms to drive savings for the in-network utilization of commercial payors;

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evaluate the potential to expand our footprint with new international customers, developing payment integrity, provider contracting and network management solutions abroad; and

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deepening our partnerships with our customers on data initiatives to further drive affordability of healthcare.

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M&A initiatives include:

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expanding corporate and business development team and leveraging the Sponsor for opportunity sourcing;

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driving disciplined and active process to pursue accretive tuck-in acquisitions; and

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pursuing accretive, large-scale transformational merger and acquisition opportunities.

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Efficiency initiatives include:

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automating few remaining existing manual processes on the platform to further lower marginal cost;

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leveraging AI and machine learning to further lower costs; and

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focusing operations expansion in best-cost geographic locations and review opportunity to rationalize facility locations over the next three years.

We provide the following services:
Analytics-Based Services.
The Company leverages its leading and proprietary information technology (“IT”) platform to offer customers Analytics-Based Services to reduce medical costs. Our proprietary algorithms allow claims to be quickly and accurately compared against a library of the most updated and relevant pricing data. Our extensive nationwide network of providers and our list of payor customers provides us with deep insights into the latest pricing trends. Customers of our MRA services are primarily large commercial insurers, Blue Cross and Blue Shield plans, provider-sponsored health plans and TPAs, and property and casualty carriers through their bill review companies. Fees are generally based on a percentage of savings achieved. Analytics-based solutions contributed 59.7% of revenues for the six months ended June 30, 2020 and 57.1%, 56.2% and 54.8% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Medical Reimbursement Analysis (“MRA”). MRA provides payors with a recommended payment amount on claims. The Company relies on data from public and private sources on a national and local level which are then analyzed using proprietary automated algorithms that deliver consistency and defensibility. The recommendations factor in key variables such as the provider’s location, type and size; the severity and resource intensity of the procedures performed; and costs/accepted reimbursements of other providers under the same circumstances. Two approaches are used to arrive at these recommendations, which are then used by the payor during the adjudication and payment process. The first approach is a cost-based (facilities) or reimbursement-based (professionals) approach which determines a fair reimbursement by calculating the median cost incurred or payment amount accepted by a benchmark group of like providers to deliver the same service. The second approach is charge-based and arrives at the recommended amount based on analysis of charges from comparable facilities for a specific procedure. All methodologies adjust for geographic differences. The MRA business contributed 45.4% of revenues for the six months ended June 30, 2020 and 44.5%, 42.2% and 37.1% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Financial Negotiation.    Our Financial Negotiation services assist payors with claims from providers with whom neither they nor MultiPlan have been able to secure a contractual discount. The Company handles these claims on an individual basis and attempts to negotiate with the provider an acceptable payment amount for a specific claim. Approximately half of the successfully negotiated claims are completed in a fully automated manner. The claims include those in which the proposed negotiated amount is generated by algorithms and automatically transmitted to the provider’s office. Certain providers also choose to set up an arrangement with MultiPlan for pre-determined levels of discount to be automatically deducted on claims that would otherwise be individually negotiated. For those claims that are not automatically negotiated, MultiPlan negotiates directly with the provider’s office through our negotiations staff that are aided by compiled statistics about the discounts typically received on these types of claims. Financial Negotiation contributed 14.3% of revenues for the six months ended June 30, 2020 and 12.7%, 14.0% and 17.7% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Network-Based Services
Network-Based Services includes MultiPlan’s Primary and Complementary Networks in which payors can utilize our extensive national network of over 1,200,000 contracted providers to process claims at a significant discount compared to billed fee-for-service rates, or increasingly, to build customized access for use by the customer’s health plan. This latter use is growing in popularity by Medicare Advantage plans that are seeking to expand to capitalize on membership growth. The establishment of a large and successful network of providers utilized by multiple payors creates a self-reinforcing network effect whereby, as more payors and their consumers access the network, participation in the network becomes more desirable to other providers. MultiPlan’s large provider network allows payors to share the prohibitive costs of maintaining a large and complex network. In addition, providers that join MultiPlan’s network gain access to a wide range of payors with the execution of a single contractual relationship. Network-Based services contributed 29.5% of revenues for the six months ended June 30, 2020 and 32.0%, 34.9% and 39.0% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Primary Network.   For customers without their own direct contractual discount arrangements with providers, our Primary Network serves as the network for the payor’s commercial or government health plan in a given service area in exchange for a PEPM rate, or as the payor’s out-of-area extended primary network in exchange for a percentage of the savings achieved. Increasingly, the network is also being used to configure custom-built access for a payor’s Medicare Advantage plans. Membership in Medicare Advantage programs is growing by an estimated 10,000 people every day, so current and new market entrants are focused on expanding their network footprint to serve these members. The Primary Network is National Committee for Quality Assurance (“NCQA”) accredited, which we believe provides assurances to payors regarding provider credentials and network compliance and provides consumers additional confidence regarding the quality of the providers in our network. Customers mainly include provider-sponsored commercial health plans; Medicare Advantage, Medicaid and other government-sponsored health plans; Taft-Hartley plans and TPAs as it is more cost effective for these payors to outsource this function than to incur the expense of developing and maintaining their own network of thousands of doctors and hospitals. The Primary Network contributed 13.5% of revenues for the six months ended June 30, 2020 and 13.8%, 14.3% and 14.4% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Complementary Network.   Our Complementary Network provides payor customers with access to our national network of healthcare providers that offer discounts under the health plan’s out-of-network benefits, or otherwise can be accessed secondary to another network. Payors use the network to expand provider choice for consumers, and to achieve contracted reductions on more claims. Our customers pay us if they achieve savings from the Complementary Network; therefore, we believe that MultiPlan provides payors with an effective method to reduce costs. Our Complementary Network customers include large commercial insurers, property and casualty carriers via their bill review vendors, TPAs and provider-sponsored health plans. Our Complementary Network contributed 16.0% of revenues for the six months ended June 30, 2020 and 18.2%, 20.6% and 24.6% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Payment Integrity Services
Our Payment Integrity Services use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges before claims are paid. There are two services presently offered to payors. With Clinical Negotiation, payment integrity analytics score the claim, and then based on the score the claim is reviewed by a clinician and/or coder and routed to a negotiator to reach agreement for a lower reimbursement as a result of the identified billing issues. The payor reimburses under the negotiated agreement. With Claim Correction, payment integrity analytics and the clinician/coder review (if needed, based on the confidence level of the analytics findings) lead to a recommendation to remove certain charges which is factored into the payor’s final adjudication of the claim. Our Payment Integrity Services are integrated into network pricing, so are used by many of the customers of our primary and/or complementary networks. They also are used on non-contracted claims by large commercial and Medicare Advantage insurers, Blue Cross and Blue Shield plans, provider-sponsored commercial and Medicare Advantage health plans, property and casualty carriers via their bill review vendors, and TPAs. These Payment Integrity Solutions contributed 10.8% of revenues for the six months ended June 30, 2020 and 10.9%, 8.9% and 6.2% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
We also are entering the dental market with pre-payment integrity services that use clinical algorithms and a fully-automated process to identify improperly or questionably billed charges. The dental market is a low-dollar, high volume environment where automation is critical to the ROI of any payment accuracy program. We believe our program is unique in that it also offers an optional provider communication service designed to eliminate improper billing over time through education of proper billing practices/codes and degrees of escalation for continued questionable billing.
Our Industry
Healthcare Industry
According to CMS, healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of U.S. GDP by 2028, representing a compounded annual growth rate of 5.5%. There are a multitude of factors driving this expected growth, including recent regulations and ongoing secular trends, such as the aging population and other demographic factors, which are driving expanded healthcare coverage and increased utilization. Additional growth in healthcare costs are driven by availability of new medical technologies, therapies and modalities. As expenditures continue to rise, stakeholders and especially payors are becoming increasingly focused on solutions that reduce medical costs and improve payment accuracy.
We believe cost management and payment integrity solutions will continue to be highly valuable to payors. We expect that growth in demand for these services will be driven by two major trends: (i) increasing costs per claim from medical inflation and technology enhancements and (ii) increasing treatment volume from an aging population and increases in the insured population. As medical activity rises as a result of an aging population and a focus on preventative healthcare and technological advances, medical claims volume and value are expected to increase significantly, which we believe will further increase utilization of our solutions. Furthermore, we benefit from medical cost inflation since the access fee we charge for use of our services is primarily based on a percentage of the savings achieved. We see opportunity in trying to counter the accelerating pace of medical cost inflation, leading to more savings for our customers, and associated revenues for us. For example, if the average charge per claim increases by 10%, we will have a 10% greater dollar value of claims from which to capture savings and revenue.

Cost Management Solutions
Payors of medical claims include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, TPAs, Taft-Hartley plans, property and casualty bill review vendors, and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets. The government market comprises state and federal government programs such as Medicare Advantage, Medicaid, TRICARE and Veterans Administration. These payors attempt to manage and control the medical costs they face by addressing the price and the quantity of the procedures and products utilized. The chart below demonstrates the way in which payors employ several solutions and services to control medical costs.

Cost Management Solutions
Medical Costs
=
Price
X
Quantity
PPO Networks
Negotiation Services
Medical Reimbursement Analysis
Case Management
Utilization Management
Disease Management/Wellness
Payment Integrity
Pharmacy Benefits

Markets
Group Health
The rising cost of healthcare to employers and a focus on slowing the growth of healthcare expenditures are increasing the importance of cost management solutions such as those offered by MultiPlan. The demographic shifts caused by an aging population are expected to lead to more utilization while increased treatment sophistication will drive the cost of care. CMS estimates that medical cost inflation will remain at a premium to CPI.
Government Programs
Government health programs with growing member bases increasingly require cost management services, and we have recently developed businesses that leverage our network and payment integrity assets to compete in the Medicare Advantage, Managed Medicaid and other public sector markets. According to the CBO, Medicare average monthly enrollment is expected to rise from 61 million in 2019 to 78 million in 2030. The Affordable Care Act and an aging population are driving increased membership in state and federal government funded health insurance programs. Membership in Medicare Advantage programs is growing by an estimated 10,000 people every day, and as of June 30, 2020, 36 states and the District of Columbia have committed to Medicaid expansion under the Affordable Care Act. With approximately 67% of Medicaid enrollees receiving services through managed care as of July 1, 2017, Managed Medicaid penetration is also expected to increase as a result of Medicaid expansion.

Workers’ Compensation
Workers’ compensation insurers must pay both the indemnity costs and the medical costs associated with an injured worker. Recent trends in medical cost inflation have become a major driver in the overall cost growth for workers’ compensation insurers. Medical services today constitute about 60% of workers’ compensation claims costs, up from 40% in the early 1980s. Despite the unfavorable cost trend, workers’ compensation insurers often must offer workers’ compensation insurance in order to offer other lines of insurance in a given state. This has increased focus on cost-containment measures for the medical portion of workers’ compensation insurance claims through network and analytics-based cost reductions and improved payment accuracy.
Auto Medical
Auto insurance carriers face both costs from auto damage and medical claims. Economic losses for bodily injury liability claims increased 10% annually from 2012 – 2017, well above the 3% annual medical inflation rate, with medical expenses accounting for 79% of claimed losses. Given anticipated medical cost inflation, this trend is expected to continue into the future. Similar to the aforementioned markets, the increasing costs are driving auto insurance carriers to seek out cost management and payment accuracy solutions for the medical cost portion of auto insurance claims.
Our Strengths
We believe the following competitive strengths have been instrumental to our success and position us for future growth.
Long-standing customer relationships.   We believe that we have strong relationships with our customers, which include substantially all of the largest health plans. We have a diversified customer base and longstanding relationships with our top customers. Our top ten customers have been customers for an average of 25 years. Our contracts with large customers generally have terms of three to five years while other contracts have terms of one year that include automatic renewals (although most contracts permit early termination without penalty and with short notice periods). Once a contract is signed with a payor, we have typically retained that customer for many years, and the volume of claims repriced typically continues to grow as we introduce new services or receive more claims by strengthening electronic data interchange (“EDI”) connectivity or deepening penetration. Our customer relationships are further strengthened by high switching costs for our customers as MultiPlan is both electronically linked to customers in their time-sensitive claims processing functions and its logo is often featured on commercial customers’ membership cards when networks are used.
Proprietary, scalable and secure IT platform.   We believe that our IT platform provides us with a substantial competitive advantage. Recently, we have made significant investments in upgrading our IT infrastructure which is certified under HITRUST, NIST and AICPA SOC programs and in May 2020, we were rated at the top of our peer group by BitSight, an IT security rating organization. This upgrade enables us to automatically process and store significantly more transactions and greatly improve our capacity to serve our customers. It is designed for high throughput: our proprietary network repricing application is capable of returning approximately 99% of network claims to our payor customers within one business day. For example, in our payment integrity and MRA services we return 98% and 95%, respectively, of claims within one day. We also have implemented connectivity via EDI (the sending and receiving of claims data between entities in an agreed upon electronic format) or direct web service integration with all of our top customers. In the year ended December 31, 2019, nearly all of the claims processed in our system were received via EDI or direct web service integration. As we process more claims through EDI and direct web service integration, our electronic integration with customers results in substantial back office interconnectivity and considerably reduces complexity and processing failures. As our IT platform is scalable, it is able to absorb significant increases in volume at minimal marginal costs. Today our platform accesses historical claims data for 1 billion claims and processes an average of 360,000 claims per day with the capacity to grow substantially within our current infrastructure.
Comprehensive Services.   We believe the combination of our Analytics-Based, Network-Based and Payment Integrity services is the most comprehensive in the industry. Our network of providers includes approximately 5,600 hospitals, 164,000 ancillary facilities, and 1,075,000 practitioners. We employ approximately 350 negotiators and support staff, 100 clinicians, medical coders, data scientists and others dedicated to creating payment integrity analytic algorithms, and over 450 IT and approximately 700 operations and service staff focused on MRA and the back-end services associated with all three solution areas. In 2019, these services identified approximately $19 billion in potential medical cost savings. Moreover, the solutions are highly customizable, so payors can use them in any combination and in any order to achieve the objectives each of their customers seek.
Strong cash flow generation.   We have historically been able to generate strong cash flow from operations less capital expenditures because of low capital expenditure requirements and minimal working capital needs. For example, MultiPlan’s capital expenditures as a percentage of revenues were less than 7% in each of the last three fiscal years. Our current strategy may require moderate additional capital investment in the near future as our internally developed IT platform is highly scalable. Our ability to generate strong and consistent cash flow has historically enabled us to invest in our operations, opportunistically reduce our debt and pursue attractive growth opportunities.
Proven and experienced management team.   Our chief executive officer, chief financial officer and chief revenue officer have over 100 years of combined experience managing and leading companies in the healthcare cost management industry. Despite significant payor consolidation over the past several years, our management team has continued to develop new revenue opportunities, expand our margins and strengthen our customer relationships. In addition, our management team has successfully grown our operations in size and profitability through a combination of focused network and product expansion, cost initiatives and acquisitions. Our management team also has a successful track record of acquiring, integrating and managing healthcare businesses.
Limited legal and regulatory risks.   We believe that each of MultiPlan’s service offerings bears less risk than other healthcare businesses that bear insurance risk and bill federal healthcare programs or directly provide care. While we support our customers that are regulated entities, we generally are not directly regulated or face significantly lower levels of regulatory complexity. We function as a transaction processor and we believe we have limited risk for services or billing.
Recent Developments
Business Combination Completed
On October 8, 2020, Churchill consummated the Transactions, including the previously announced business combination (the “Business Combination”) pursuant to the terms of the Merger Agreement, which, among other things, provided for (i) First Merger Sub to be merged with and into Polaris Parent Corp. with Polaris Parent Corp. being the surviving company in the First Merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Polaris Parent Corp. to be merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Churchill. In addition, on the Closing Date, the Company issued $1,300.0 million in aggregate principal amount of Convertible Notes and all of the outstanding Senior PIK Notes were redeemed. In connection with the Transactions, Churchill changed its name to MultiPlan Corporation and The New York Stock Exchange ticker symbols for its Class A common stock and warrants to “MPLN” and “MPLN.WS,” respectively. For more information regarding the Transactions, see “Certain Relationships and Related Party Transactions — The Transactions.”
Refinancing
On October 29, 2020, MPH Acquisition Holdings LLC (“MPH”), a subsidiary of the Company, issued $1,300,000,000 aggregate principal amount of its 5.750% Notes. In addition, MPH increased the commitments under its revolving credit facility from $100.0 million to $450.0 million. MPH used the net proceeds from the 5.750% Notes, together with $715.0 million of cash on hand, to (i) redeem, satisfy and discharge all of the 7.125% Notes and repay $369.0 million of indebtedness under MPH’s term loan facility and (ii) pay fees and expenses in connection therewith.

Preliminary Third Quarter 2020 Revenue
Although the financial results for the three months ended September 30, 2020 are not yet finalized, we expect to report stronger than previously forecast revenue performance for the quarter. Preliminary September 2020 results continued the trend seen in July and August and we estimate revenue for the three months ended September 30, 2020 to be between $220.0 million and $225.0 million, compared to $245.8 million for the three months ended September 30, 2019, a decrease of $23.3 million or 9.5%, and compared to $206.9 million for the three months ended June 30, 2020, an increase of $15.6 million or 7.6%, in each case, calculated using the midpoint of the range. The expected revenue results reflect continued improvement since the second quarter of 2020, although still not as strong as the prior year primarily due to the impacts of COVID-19.
Inclusion of Preliminary Financial and Operational Information
The preliminary third quarter 2020 revenue included herein is unaudited and reflects our management’s estimates based solely upon information available to us as of the date of this prospectus and are the responsibility of management. We have provided a range, rather than a specific amount, for the preliminary revenue results included herein, primarily because our financial closing procedures for the three months ended September 30, 2020 have just commenced and, as a result, we expect that our final results upon completion of our closing procedures for such period may vary from the preliminary estimates included herein. For instance, we have not begun review of most account reconciliations or expense accruals, or prepared notes to our financial statements.
In preparing this information, management made a number of complex and subjective judgments and estimates about the appropriateness of certain reported amounts and disclosures. Our actual results for the three months ended September 30, 2020 will not be available until after the date of this prospectus and may differ materially from these estimates. Accordingly, you should not place undue reliance upon these preliminary financial results. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated consolidated financial results presented above may be identified. There can be no assurance that these estimates will be realized, and are subject to risks and uncertainties, many of which are not within our control.
The preliminary financial data included in this prospectus has been prepared by, and is the responsibility of, MultiPlan management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
Corporate Information
MultiPlan Corporation is a Delaware corporation. Our principal executive offices are located at 115 Fifth Avenue, New York, New York 10003 and our telephone number at that address is (212) 780-2000. Our website is located at www.multiplan.us. Our website and the information contained on, or accessed through, our website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making an investment decision.

The Offering
We are registering the issuance of (a) 415,700,000 shares of Class A common stock issued in connection with the Business Combination, (b) 132,050,000 shares of Class A common stock issued in connection with the Common PIPE Investment, (c) 27,500,000 shares of Class A common stock issued upon the conversion of Churchill Class B common stock in connection with the Transactions and (d) 58,500,000 shares of Class A common stock issuable by us upon exercise of the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants.
We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of (a) up to 633,750,000 shares of our Class A common stock and (b) up to 24,500,000 warrants representing the Private Placement Warrants and the Working Capital Warrants.
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 22 of this prospectus.
Issuance of Class A Common Stock
The following information is as of October 8, 2020 and does not give effect to issuances of our Class A common stock, warrants or options to purchase shares of our Class A common after such date, or the exercise of warrants or options after such date.
Shares of our Class A common stock to be issued upon exercise of all Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants
58,500,000 shares.
Shares of our Class A common stock outstanding prior to exercise of all Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants
667,461,269 shares.
Use of proceeds
We will receive up to an aggregate of approximately $449,500,000 million from the exercise of all Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants, assuming the exercise in full of all such warrants for cash.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.
Resale of Class A common stock and warrants
Shares of Class A common stock offered by the Selling Securityholders (including 58,500,000 shares of Class A common stock that may be issued upon exercise of the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants)
633,750,000 shares.

Warrants to purchase Class A common stock offered by the Selling Securityholders
24,500,000 warrants (representing the Private Placement Warrants and Working Capital Warrants).
Exercise price
$11.50 per share for each Private Placement Warrant and each Working Capital Warrant and $12.50 per share for each whole PIPE Warrant, in each case, subject to adjustment as described herein.
Use of proceeds
We will not receive any proceeds from the sale of the Class A common stock and warrants to be offered by the Selling Securityholders. With respect to shares of Class A common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.
Lock-up agreements
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Securities — Lock-up Agreements” for further discussion.
NYSE Ticker symbols
“MPLN” and “MPLN.WS” for the Class A common stock and Public Warrants, respectively.
Unless we specifically state otherwise or the context otherwise requires, the number of shares of our Class A common stock that will be outstanding after this offering is based on 667,461,269 shares of our Class A common stock outstanding as of October 8, 2020 and excludes:
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(i) 9,094,876 shares of Class A common stock purchased by a subsidiary of MultiPlan in August 2020, which shares are held by the Company as treasury shares and (ii) the 8,693,855 shares of Class A common stock that were validly redeemed in connection with the Transactions;

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85,850,000 shares of Class A common stock available for future issuance under our 2020 Omnibus Incentive Plan; and

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the shares of Class A common stock issuable upon conversion of the Convertible Notes.

Unless we specifically state otherwise or the context otherwise requires, this prospectus reflects and assumes no exercise of the outstanding stock options described above.

Risk Factor Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability realize the anticipated benefits of the Business Combination, and may have an adverse effect on our business, cash flows, financial condition and results of operations. Such risks include, but are not limited to:
Risks Related to Our Business and Operations
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impact of COVID-19 and related risks;

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retaining, and the success of, our customers;

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our ability to preserve or increase our market share, and to maintain our PPO network;

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our ability to effectively compete and maintain and grow our market share;

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the continued ability of our customers to pay for our services;

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our PPO networks experiencing decreased discounts from providers;

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our ability to retain our existing providers and to attract additional providers to our network;

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our ability to attract, motivate and retain members of our senior management team and qualified employees;

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our ability to implement our operational and financial information systems and expand, train, manage and motivate our workforce;

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changes in existing health care law and regulatory interpretations on a state or federal level;

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changes in the healthcare industry;

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resistance to the application of certain healthcare cost management techniques by healthcare providers;

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changes that impact our access to preferred provider networks;

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our ability achieve some or all of the strategic, operational, growth and other benefits that we expect to realize through our Short-Term Execution Plan;

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successful remediation of the material weaknesses in our internal control over financial reporting;

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increased costs and obligations as a result of being a public company;

Risks Related to the Healthcare Industry and other Legal Regulations
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new federal and state laws and regulations that impact our business or our ability to expand our operations;

Risks Related to Our Indebtedness
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our substantial level of indebtedness and significant leverage;

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the incurrence of additional indebtedness;

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interest rate risk relating to our variable rate indebtedness;

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our ability to comply with, and the limitations imposed on our business by, the restrictions contained in the agreements governing our indebtedness;

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our ability to generate sufficient cash to service all of our indebtedness;

Risks Related to Our Common Stock
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our ability to comply with the continued listing standards of NYSE;

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future sales of our securities into the market, including the sale of securities pursuant to this prospectus; and

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and the other risk factors described in the section titled “Risk Factors.”

CHURCHILL’S SUMMARY HISTORICAL FINANCIAL INFORMATION
Churchill’s balance sheet data as of December 31, 2019 and statement of operations data for the period from October 30, 2019 (inception) through December 31, 2019 are derived from Churchill’s audited financial statements, included elsewhere in this prospectus. Such data as of and for the six month period ended June 30, 2020 are derived from Churchill’s unaudited financial statements, included elsewhere in this prospectus.
The information is only a summary and should be read in conjunction with Churchill’s financial statements and related notes. The historical results included below and elsewhere in this prospectus are not indicative of future performance.
	Six Months Ended June 30, 2020	Period from October 30, 2019 (inception) through December 31, 2019
	(unaudited)
Statement of Operations Data:
Revenues	$—	$—
Loss from operations	$(2,061,847)	$(1,450)
Interest earned on marketable securities held in Trust Account	$4,215,679	$—
Net income (loss)	$1,696,498	$(1,450)
Weighted average shares outstanding, basic and diluted(1)	30,397,160	25,000,000
Basic and diluted net loss per common share(2)	$(0.03)	$(0.00)
	As of June 30, 2020	As of December 31, 2019
Balance Sheet Data:
Total assets	$1,107,564,339	$318,930

(1)
Excludes an aggregate of 105,858,072 shares subject to possible redemption at June 30, 2020. The weighted average shares as of December 31, 2019 excludes an aggregate of 2,500,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment for the Churchill IPO was not exercised in full.

(2)
Excludes interest income of $0 and $2,558,125 attributable to shares subject to possible redemption as of December 31, 2019 and June 30, 2020.

MultiPlan Parent’s Summary Historical Financial Information
The following tables present summary historical consolidated financial data of MultiPlan Parent and MPH (the predecessor of Multiplan Parent) for the periods presented. The consolidated statement of income and comprehensive income data for the years ended December 31, 2017, 2018 and 2019 and the other financial data as of December 31, 2018 and 2019 have been derived from MultiPlan Parent’s audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of loss and comprehensive loss data for the six months ended June 30, 2019 and 2020 and the other financial data as of June 30, 2020 have been derived from MultiPlan Parent’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements of MultiPlan Parent have been prepared on the same basis as the audited consolidated financial statements of MultiPlan Parent. In the opinion of MultiPlan Parent’s management, the unaudited condensed consolidated interim financial data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. The summary historical consolidated financial data for the year ended December 31, 2015, the period from January 1, 2016 through June 6, 2016, the period from May 2, 2016 through December 31, 2016 and the three months ended March 31, 2019 and 2020, and the other financial data as of December 31, 2016 and June 30, 2019 has been derived from MultiPlan Parent’s (or its predecessor’s) unaudited financial statements not included in this prospectus.
On June 7, 2016, affiliates of Hellman & Friedman LLC, certain other investors and certain members of management acquired, indirectly, all of the capital stock of MultiPlan Parent. The following discussion includes references to the “successor” and “predecessor” of, and the related accounting periods resulting from, the consummation of such acquisition on June 7, 2016. In accordance with accounting principles generally accepted in the United States of America (“GAAP”), the accounting period for the successor began on May 2, 2016, the date the successor began accruing expenses related to such acquisition.
You should read the summary financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and MultiPlan Parent’s consolidated financial statements and the related notes included elsewhere in this prospectus. The financial information contained in this section relates to MultiPlan, prior to and without giving pro forma effect to the impact of the Transactions and the Refinancing and the results reflected in this section may not be indicative of our results going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.
	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	May 2 – December 31, 2016	January 1 – June 6, 2016	Year Ended December 31, 2015
($ in thousands)	Successor	Successor	Successor	Successor	Successor	Successor	Successor	Successor	Predecessor	Predecessor
	(unaudited)	(unaudited)	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
Consolidated Statements of Income and Comprehensive Income Data:
Revenues(1)	$458,902	$490,677	$252,022	$245,024	$982,901	$1,040,883	$1,067,266	$575,889	$412,597	$865,094
Operating income (loss)	$107,888	$184,421	$87,617	$85,100	$368,209	$427,541	$363,636	$89,415	$(50,607)	$245,570
Net (loss) income	$(58,840)	$(7,496)	$(2,594)	$(8,364)	$9,710	$36,223	$648,132	$(56,503)	$(247,598)	$7,749
Basic and diluted net (loss) income per share:	$(5,884)	$(750)	$(259)	$(836)	$971	$3,622	$64,813	$(5,650)	$(24,760)	$775
Other Financial Data:
Medical charges processed(2)	$49,900,000	$52,800,000	$26,700,000	$26,500,000	$106,300,000	$101,600,000	$97,400,000	—	—	$88,600,000
Medical cost savings(3)	18.8%	17.2%	18.7%	17.0%	17.8%	18.3%	18.3%	—	—	17.2%
Capital expenditures(4)	$34,866	$33,696	$17,336	$16,828	$66,414	$63,556	$60,709	$31,055	$22,602	$49,714
Total assets(5)	$8,333,189	$8,531,227	$8,542,617	$8,630,880	$8,360,411	$8,642,973	$8,987,709	$9,285,126	—	$5,297,921
EBITDA(6)	$305,476	$379,948	$186,075	$182,589	$778,463	$815,503	$731,953	$309,651	$(77,656)	$473,581
Adjusted EBITDA(6)	$345,743	$376,163	$195,944	$188,098	$750,350	$824,886	$812,086	$416,884	$298,653	$611,845

(1)
On January 1, 2018, MultiPlan Parent adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. See Note 2 to MultiPlan Parent’s annual consolidated financial statements included elsewhere in this prospectus for additional information.

(2)
Medical charges processed represents the aggregate dollar amount of claims processed by our cost management solutions in the period presented. The dollar amount of the claim for purposes of this calculation is the dollar amount of the claim prior to any reductions that may be made as a result of the claim being processed by our cost management solutions.

(3)
Medical cost savings represents the aggregate amount of potential savings in dollars identified by our cost management solutions in the period presented expressed as a percentage of the aggregate amount of medical charges processed in the period presented. Since certain of our fees are based on the amount of savings achieved by our customers and our customers are the final adjudicator of the claims and may choose not to reduce claims or reduce claims by only a portion of the potential savings identified, medical cost savings may not directly correlate with the amount of fees earned in connection with the processing of such claims.

(4)
Capital expenditures includes purchases of property and equipment and capitalized software development costs.

(5)
On January 1, 2019, MultiPlan Parent adopted ASC Topic 842, Leases. See Note 2 to MultiPlan Parent’s consolidated financial statements included elsewhere in this prospectus for additional information.

(6)
EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not required by or presented in accordance with GAAP. These measures are not measurements of our financial performance or liquidity under GAAP, have limitations as analytical tools and should not be considered in isolation or as an alternative to net income (loss), cash flows or any other measures of performance or liquidity prepared in accordance with GAAP.

MultiPlan Parent presents EBITDA and Adjusted EBITDA because certain covenants in our debt instruments are tied to ratios and baskets based on these measures. EBITDA represents net income before interest expense, interest income, income tax provision (benefit) and depreciation and amortization of intangible assets. Adjusted EBITDA is EBITDA as further adjusted by certain items as described in the table below. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and Adjusted EBITDA. The presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. The calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Based on our industry and debt financing experience, MultiPlan Parent believes that EBITDA and Adjusted EBITDA are customarily used by investors, analysts and other interested parties to provide useful information regarding a company’s ability to service and/or incur indebtedness.
MultiPlan Parent also believes that Adjusted EBITDA is useful to investors and analysts in assessing our operating performance during the periods these charges were incurred on a consistent basis with the periods during which these charges were not incurred. Both EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:
•
EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA and Adjusted EBITDA do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•
EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation and amortization are non-cash charges, the tangible assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

The following table reconciles net income to EBITDA and Adjusted EBITDA:
	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	May 2 — December 31, 2016	January 1 — June 6, 2016	Year Ended December 31, 2015
($ in thousands)	Successor	Successor	Successor	Successor	Successor	Successor	Successor	Successor	Predecessor	Predecessor
	(unaudited)	(unaudited)	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
Net (loss) income	$(58,840)	$(7,496)	$(2,594)	$(8,364)	$9,710	$36,223	$648,132	$(56,503)	$(247,598)	$7,749
Adjustments:
Interest expense(a)	177,015	193,192	$90,965	$97,719	$376,346	$383,261	$281,972	$155,140	$81,385	$152,127
Interest income	(148)	(79)	$(71)	$(33)	$(196)	$(51)	$(9)	$(19)	—	$(12)
Income tax (benefit) provision	(10,139)	(1,196)	$(683)	$(4,222)	$799	$8,108	$(586,512)	$(9,203)	$(11,701)	$85,706
Depreciation	29,641	27,570	$14,506	$13,544	$55,807	$52,268	$53,002	$30,244	$19,818	$41,650
Amortization of intangible assets	167,027	167,027	$83,513	$83,513	$334,053	$334,053	$334,053	$189,297	$80,152	$184,967
Non-income taxes(b)	920	930	$439	$432	$1,944	$1,641	$1,315	$695	$288	$1,394
EBITDA	$305,476	$379,948	$186,075	$182,589	$778,463	$815,503	$731,953	$309,651	$(77,656)	$473,581
Adjustments:
Other expense (income)(c)	297	823	$148	$463	$1,947	$4,617	$5,857	$3,727	$3,144	$6,252
Transaction related expenses(d)	2,698	22	$360	$10	$3,270	$49	$3,435	$74,503	$14,907	$3
Loss on extinguishments and modification of debt(e)	—	—	—	—	—	—	$20,053	—	$127,307	—
Gain on repurchase and cancellation of notes(f)	—	—	—	—	$(18,450)	—	—	—	—	—
Stock-based compensation(g)	37,272	(4,630)	$9,361	$5,036	$(14,880)	$4,717	$50,788	$29,003	$230,951	$132,009
Adjusted EBITDA	$345,743	$376,163	$195,944	$188,098	$750,350	$824,886	$812,086	$416,884	$298,653	$611,845

(a)
In the years ended December 31, 2017, 2018 and 2019, MultiPlan Parent did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of MPH’s term loan facility in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. MultiPlan Parent corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the three months ended March 31, 2020 and $2.3 million in the six months ended June 30, 2020.

(b)
Non-income taxes includes personal property taxes, real estate taxes, sales and use taxes and franchise taxes which are included in cost of services and general and administrative expenses in MultiPlan Parent’s consolidated statements of income and comprehensive income.

(c)
Represents miscellaneous non-operating expenses, gain or loss on disposal of assets, management fees, and costs associated with the integration of acquired companies into MultiPlan.

(d)
Represents ordinary course transaction costs, including transaction costs related to the acquisition of MultiPlan by affiliates of Hellman & Friedman LLC, certain other investors and certain members of management on June 7, 2016, the issuance of the Senior PIK Notes on November 21, 2017 by Polaris Intermediate Corp. and the refinancing of MPH’s term loan facility effective June 12, 2017, and to the transactions contemplated by the Merger Agreement.

(e)
Includes expenses related to the refinancing of MPH’s term loan facility effective June 12, 2017 and expenses and early termination fees associated with MPH’s 6.625% Senior Notes due 2022 on June 7, 2016. See Note 9 to MultiPlan Parent’s audited consolidated financial statements included elsewhere in this prospectus for additional information.

(f)
Represents the gain related to the repurchase and cancellation of $121.3 million in aggregate principal amount of Senior PIK Notes.

(g)
Includes the cost of an employee stock-based compensation plan. MultiPlan Parent changed its assumptions in computing the fair market value of the Holdings Class B Units (the “Units”) to incorporate a 24% discount for lack of marketability of the Units for the three months ended March 31, 2020, 11% discount for lack of marketability of the Units for the six months ended June 30, 2020 and 20% discount for lack of marketability of the Units for the years ended December 31, 2019 and December 31, 2018, respectively. See Note 14 to MultiPlan Parent’s audited consolidated financial statements included elsewhere in this prospectus for additional information.

Market Price, Ticker Symbols and Dividend Information
Market Price and Ticker Symbols
Our Class A common stock and Public Warrants are currently listed on NYSE under the symbols “MPLN” and “MPLN.WS,” respectively.
The closing price of the Class A common stock and Public Warrants on October 29, 2020, was $7.59 and $1.295, respectively.
Holders
As of October 8, 2020, there were 107 holders of record of our Class A common stock. Such numbers do not include beneficial owners holding our securities through nominee names.
Dividend Policy
We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon, among other things, our revenues and earnings, capital requirements and general financial condition and the terms of any outstanding indebtedness. The payment of any cash dividends will be within the discretion of the Board at such time.

Summary Unaudited Pro Forma Condensed Combined Financial Information
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the business combination and the other transactions contemplated by the Transactions and Refinancing as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Transactions were accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Churchill was treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of MultiPlan Parent issuing shares of common stock for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (which were consistent with carrying value), with no goodwill or other intangible assets recorded.
On October 8, 2020, the Transactions were consummated and, in accordance with the terms of the Merger Agreement, the aggregate consideration paid to Holdings, as agent on behalf of Holdings’ equityholders, was $5,678,000,000, which consisted of $1,521,000,000 in cash (the “Closing Cash Consideration”) and 415,700,000 shares of Churchill’s Class A common stock (the “Closing Share Consideration”).
In connection with the consummation of the Transactions:
•
$1,521,000,000 in cash was paid to Holdings on behalf of Holdings’ equityholders as the Closing Cash Consideration;

•
Churchill issued 415,700,000 shares of its Class A common stock as Closing Share Consideration;

•
8,693,855 shares of Churchill’s Class A common stock were redeemed for an aggregate of $87.2 million, or approximately $10.03 per share, paid from the Churchill trust account;

•
Churchill issued and sold to the Common PIPE Investors, (a) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for aggregate proceeds of $1,300,000,000, (b) warrants to purchase 6,500,000 shares of Churchill’s Class A common stock and (c) an additional 2,050,000 shares of Churchill’s Class A common stock were issued in lieu of an original issue discount;

•
Churchill issued $1,300,000,000 in aggregate principal amount of Convertible Notes for aggregate proceeds of $1,267,500,000;

•
the Senior PIK notes were redeemed in full for a total redemption price of $1,237.6 million (which includes accrued interest through October 7, 2020);

•
all of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted into shares of Churchill’s Class A common stock on a one-for-one basis;

•
Churchill paid KG a transaction fee of $15,000,000 and a placement fee of $15,500,000, all of which was paid in cash; and

•
The Sponsor elected to convert the full balance of the Note into 1,500,000 Working Capital Warrants.

On October 29, 2020, MPH issued $1,300,000,000 aggregate principal amount of its 5.750% Notes. In addition, MPH increased the commitments under its revolving credit facility from $100.0 million to $450.0 million. MPH used the net proceeds from the 5.750% Notes, together with $715.0 million of cash on hand, to (i) redeem, satisfy and discharge all of the 7.125% Notes and repay $369.0 million of indebtedness under MPH’s term loan facility and (ii) pay fees and expenses in connection therewith.
The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2020 combines the unaudited condensed balance sheet of Churchill as of June 30, 2020 with the unaudited condensed consolidated balance sheet of MultiPlan Parent as of June 30, 2020, giving effect to the Transactions and Refinancing as if they had been consummated on that date.
The summary unaudited pro forma condensed combined statement of loss data for the six months ended June 30, 2020 combines the unaudited condensed statements of operations of Churchill for the six months ended June 30, 2020 with the unaudited condensed consolidated statements of loss and comprehensive loss of MultiPlan Parent for the six months ended June 30, 2020. The summary unaudited pro forma condensed combined statements of loss data for the year ended December 31, 2019 combines the audited statements of operations for the period from October 30, 2019 (inception) through December 31, 2019 of Churchill with the audited consolidated statements of income and comprehensive income of MultiPlan Parent for the year ended December 31, 2019. The summary unaudited pro forma condensed combined statements of loss data for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the Transactions and Refinancing as if they had occurred as of January 1, 2019.
The summary unaudited pro forma condensed combined data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information and the accompanying notes in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The summary pro forma data is based upon, and should be read in conjunction with, the audited consolidated financial statements and related notes of Churchill and MultiPlan Parent for the applicable periods included elsewhere in this prospectus. The summary pro forma data is for illustrative purposes only and is based on information currently available and management’s assumptions and estimates. The pro forma combined financial information does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions and Refinancing occurred on the dates indicated. The summary unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
(dollars in thousands, other than share and per share data)	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Summary Unaudited Pro Forma Condensed Combined Statements of (Loss) Income Data
Pro Forma as adjusted net (loss) income attributable to shareholders	$(43,754)	$29,523
Weighted average shares outstanding, basic and diluted	676,556,145	676,556,145
Basic and diluted net (loss) income per share	$(0.06)	$0.04
Summary Unaudited Pro Forma Condensed Combined Balance Sheets Data
Total current assets	$252,233
Total assets	$8,337,301
Total current liabilities	$64,956
Total liabilities	$5,633,150
Shareholders’ equity	$2,704,151

Summary Comparative Per Share Data
The following table sets forth selected historical comparative share information for Churchill and MultiPlan Parent, respectively, and unaudited pro forma condensed combined per share information of the Company on a pro forma as adjusted basis after giving effect to the Transactions and Refinancing.
The pro forma as adjusted book value information reflects the Transactions and Refinancing as if they had occurred on June 30, 2020.
This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this prospectus, and the audited and unaudited financial statements of Churchill and MultiPlan Parent and related notes that are included elsewhere in this prospectus. The unaudited Churchill and MultiPlan Parent pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.
The unaudited pro forma condensed combined loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Churchill and MultiPlan Parent would have been had the companies been combined during the period presented.
	As of and for the Six Months Ended June 30, 2020		As of and for the Year Ended December 31, 2019
	Book value per share – basic and diluted(1)	Net loss per share – basic and diluted	Book value per share – basic and diluted(1)	Net income (loss) per share – basic and diluted
Churchill
Historical	$0.16	$(0.03)	$0.00	$(0.00)
Pro forma as adjusted	$4.00	$(0.06)		$0.04
Multiplan Parent
Historical	$196,365,000	$(5,884,000)	$198,521,800	$971,000
Equivalent pro forma as adjusted(2)	$166,280,000	$(2,494,200)		$1,662,800

(1)
Book value per share is equal to total shareholders’ equity divided by total basic and diluted outstanding shares.

(2)
Pro forma as adjusted amounts for Churchill, multiplied by 41,570,000 (the exchange ratio).

The earnings per share amounts exclude the anti-dilutive impact from shares of Churchill’s Class A common stock underlying the warrants and the Convertible Notes.

Risk Factors
An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the anticipated benefits of the Transactions, and may have an adverse effect on our business, cash flows, financial condition and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to Our Business and Operations
The impact of COVID-19 and related risks could materially affect our results of operations, financial position and/or liquidity.
In December 2019, a novel strain of coronavirus surfaced and has spread to many countries. The resulting disease, COVID-19, has been characterized as a pandemic by the World Health Organization. The global outbreak of COVID-19 has created significant volatility, uncertainty and economic disruption. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the ultimate geographic spread and severity of the COVID-19 pandemic; the duration and severity of the pandemic; business closures, travel restrictions, social distancing and other actions taken to contain and treat COVID-19; the effectiveness of actions taken to contain and treat SARS-CoV-2, the virus that causes COVID-19; the impact of the pandemic on economic activity; the extent and duration of the effect on healthcare demand and treatment patterns; and any impairment in value of our tangible or intangible assets which could be recorded as a result of weaker economic conditions. For example, there has been a decrease in patient visits to hospitals and providers due to risk and fear of exposure to COVID-19, as well as decreases in, or temporary moratoriums on, elective procedures, which may be reimposed in the future. In addition, if the pandemic continues to create disruptions or turmoil in the credit or financial markets, or impacts our credit ratings, it could adversely affect our ability to access capital on favorable terms and continue to meet our liquidity and any acquisition financing needs, all of which are highly uncertain and cannot be predicted.
As the COVID-19 pandemic and any associated protective or preventative measures continue to spread in the United States and around the world, we may experience disruptions to our business. Risks and uncertainties presented by the ongoing effects of the COVID-19 pandemic include the following:
•
impact of the COVID-19 pandemic on our results and financial position due to the significant uncertainty in relation to the duration and challenges that the ongoing pandemic may have on the healthcare industry and us at this time, including increases in unemployment and reductions in participants covered by our customers’ plans and related services;

•
effects of new laws on our business;

•
loss of our customers, particularly our largest customers;

•
decreases in our existing market share or the size of our PPO networks;

•
effects of competition;

•
effects of pricing pressure;

•
the inability of our customers to pay for our services;

•
decreases in discounts from providers;

•
the loss of our existing relationships with providers;

•
the loss of key members of our management team;

•
changes in our regulatory environment, including healthcare law and regulations;

•
the inability to implement information systems or expand our workforce;

•
changes in our industry;

•
providers’ increasing resistance to application of certain healthcare cost management techniques;

•
pressure to limit access to preferred provider networks;

•
heightened enforcement activity by government agencies;

•
the possibility that regulatory authorities may assert we engage in unlawful fee splitting or corporate practice of medicine;

•
interruptions or security breaches of our information technology systems;

•
the expansion of privacy and security laws;

•
our inability to expand our network infrastructure;

•
our ability to protect proprietary applications;

•
our ability to identify, complete and successfully integrate future acquisitions; and

•
our ability to pay interest and principal on our notes and other indebtedness.

These and other disruptions related to the COVID-19 pandemic could materially and adversely affect our business, financial condition and results of operations. In addition, the COVID-19 pandemic may exacerbate the other risks described in this “— Risks Related to OurBusiness and Operations” section.
Our success is dependent on retaining, and the success of, our customers as we depend on a core group of customers for a significant portion of our revenues.
If significant customers terminate or do not renew or extend their contracts with us, our business, financial condition and results of operations could be adversely affected. Our customer contracts generally permit our customers to terminate with relatively short notice, including without cause. Many organizations in the insurance industry are consolidating, which could also result in the loss of one or more of our significant customers. To the extent that these consolidation trends do not cause the loss of customers, we could nevertheless encounter greater customer concentration as our customers become parts of larger organizations. In addition, we could lose significant customers due to competitive pricing pressures or other reasons. Any of the foregoing factors could also result in us receiving a lower ranking in our customer’s claims matching process, which would reduce the number of claims we match and as a result would reduce our revenues. Due to the substantial fixed costs in our business, the loss of a significant customer or receiving a lower ranking in our customers’ claims matching process could cause a material decline in our profitability and operating performance.
Our success is also dependent on our customers’ ability to attract individuals to join their health plans. Many individuals receive their coverage through their employer, and thus employers play a large role in selecting which health plan their employees use. Our customers may also lose members due to competition or if businesses reduce headcount and thus the number of employees who receive health insurance. In addition, our customers may reduce the scope of the health coverage they provide, which may then result in us matching fewer claims. If our customers suffer a decline in the number of members of their health plans or reduce the scope of the insurance coverage they provide, fees from the number of claims we match and the amount of per employee per month (“PEPM”) fees we receive may decrease, which may have a material adverse effect on our business, financial condition and results of operations.
In addition, the majority of our contracts contain payment terms that are based on a percentage of savings to the customer or on the number of covered employees and most contain no minimum requirements for the amount of claims that the customer must process through us. As a result, the termination of customer contracts, the material reduction by our customers of claims processed through us or our inability to generate significant savings with respect to customer claims would adversely affect our business, financial condition and results of operations.

The loss of any one of our largest customers could cause our business to suffer. Our two largest customers accounted for approximately 35% and 20%, respectively, of our revenues for the year ended December 31, 2019. If we lose any one of our largest customers, one of our largest customers reduces its use of our services, or if any one of our largest customers negotiates less favorable terms with us, then we will lose revenue, which would materially adversely affect our business, financial condition and results of operations. In addition, our contracts with these two largest customers are terminable without cause on relatively short notice. Revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.
If we are unable to preserve or increase our market share or maintain our PPO networks, our results may be adversely affected.
Our business strategy and future success in marketing our services depends in large part on our ability to capture market share as national and regional insurance carriers and large, self-funded employers look for ways to achieve cost savings. We cannot assure you that we will successfully market our services to these insurance carriers and employers or that they will not resort to other means to achieve cost savings, including by in-sourcing or expanding their in-sourcing of such services. Our customers may further disaggregate the services we provide for them generally or in certain geographical areas, such as individual states, and in doing so create more competitive pricing conditions for such services. Moreover, some of our customers have acquired or may acquire our competitors. If the demand for our services declines or does not increase, our business may be materially and adversely affected.
The market for our services is fragmented and competitive and may adversely impact our competitive position in the market.
We face competition from health maintenance organizations (“HMOs”), other independent PPOs, insurance companies and other managed healthcare companies and providers of non-network repricing services such as fee negotiation. In addition, some of our competitors have introduced enhanced PPO network products that increase the proportion of contracted in-network provider utilization as compared to out-of-network utilization. These products compromise the market position of our traditional out-of-network lines of business by reducing out-of-network utilization.
Our customers often select PPO providers by specific geography based upon the magnitude of the discount provided or the breadth of the network. Although we are one of the largest independent PPO network providers, regional and local PPO network providers may have deeper discounts or broader networks within their particular region. Our customers may select regional competitors in specific geographies based upon potential deeper discounts and broader networks. Accordingly, we cannot assure you that we will continue to maintain our existing customers or our ranking in their claims matching process. We also cannot assure you that we will be successful in any new markets that we may enter.
Our failure to do any of the foregoing may have a material adverse effect on our business, financial condition and results of operations.
If competition or pricing pressures increase, our growth and profits may decline.
Consolidation among our customers may lead to increased pricing pressures. Pricing is highly competitive across all of our lines of service. PPOs compete on the basis of many factors, including the quality of healthcare services, the breadth of provider networks, the discounts afforded by the provider contracts and the efficiency of the administration of claims. However, we expect that price will continue to be a significant competitive factor. Our customer contracts are subject to negotiation and renegotiation as customers seek to contain their costs, and they may elect to reduce benefits in order to constrain cost increases. Alternatively, customers may purchase different types of products that are less profitable to us or move to competitors to obtain more favorable pricing. Industry consolidation may make it more difficult for us to attract and retain customers and healthcare providers on advantageous terms. In addition, many of our current and potential competitors have greater financial and marketing resources than us and continued consolidation in the industry will likely increase the number of competitors that have greater resources than us. If we do not compete effectively in our markets, our business, financial condition and results of operations may be materially and adversely affected.
The inability of our customers to pay for our services could decrease our revenue.
Our health insurance payor customers may be required to maintain restricted cash reserves and satisfy strict balance sheet ratios promulgated by state regulatory agencies. In addition, the financial stability of our payor customers may be adversely affected by physician groups or associations within their organizations that become subject to costly litigation or become insolvent. Our ability to collect fees for our services may become impaired if our payor customers are unable to pay for our services because they need to maintain cash reserves, if they fail to maintain required balance sheet ratios or if they become insolvent. The potential financial instability of our customers in the future could adversely affect our revenues and cash flows.
Our PPO networks may experience decreases in discounts from providers, thereby adversely affecting our competitive position and revenue.
Our PPO networks receive discounts from healthcare providers (such as acute care hospitals, practitioners and ancillary facilities) who participate in such networks. These discounts could be reduced by the healthcare providers’ desire to increase their net level of reimbursement or to offset reductions, or lack of adequate increases, in reimbursement from payors or from our PPO competitors, any of whom may have greater market penetration and/or the ability to direct more patients to such providers. Any such reductions may reduce our revenues and make our network less attractive to our customers.
We depend on our providers to maintain the profitability of our business and expand our operations.
The healthcare providers that constitute our network are integral to our operations. Our growth depends on our ability to retain our existing providers and to attract additional providers to our network. Typical contracts with our providers have a one-year term, renewable automatically for successive one-year terms (although most such contracts permit early termination without penalty and with short notice periods). These contracts are also subject to negotiation and revisions with respect to the level and amount of price concessions for medical services. Our revenues are based on a percentage of the price concessions from these providers that apply to claims of our payor customers. In addition, our ability to contract at competitive rates with our PPO providers will affect the attractiveness and profitability of our products. Increasing consolidation in the provider sector also may make it more difficult for us to contract at competitive rates and could affect the profitability of our products.
The termination of a significant number of contracts with our high volume providers, the inability to replace such contracts, or the negotiation of contracts with lower discounts resulting in reduced price concessions would reduce the number and value of claims we are able to match and the attractiveness of our network to our customers, each of which could have a material adverse effect on our business, financial condition and results of operations.
If we do not continue to attract, motivate and retain members of our senior management team and qualified employees, we may not be able to support our operations.
The completion and execution of our strategies depend on the continued service and performance of our senior management team. If we lose key members of our senior management team, we may not be able to effectively manage our current and future operations.
In addition, our business depends on our ability to continue to attract, motivate and retain a large number of skilled employees across all of our product lines. There is a limited pool of employees who have the requisite skills, training and education. We compete with many businesses and organizations that are seeking skilled individuals, particularly those with experience in healthcare and insurance industries. Attracting and retaining highly skilled employees will be costly as we offer competitive compensation packages to prospective and current employees.
Competition for professionals across our business can be intense, as other companies seek to enhance their positions in the markets we serve. In addition, competition for experienced talent in our faster growing geographic areas, such as Illinois, New York and Texas, continues to intensify, requiring us to increase our focus on attracting and developing highly skilled employees in our most strategically important locations in those areas.
Future organizational changes, including the implementation of our cost savings initiatives, could also cause our employee attrition rate to increase. If we are unable to continue to identify or be successful in attracting, motivating and retaining appropriately qualified personnel, our business, financial condition and results of operations would be adversely affected.
If we are unable to implement our operational and financial information systems or expand, train, manage and motivate our workforce, our business may be adversely affected.
The success of our business strategy depends in part on our ability to expand our operations in the future. Our growth has placed, and will continue to place, increased demands on our information systems and other resources and further expansion of our operations will require substantial financial resources. Our growth strategies include the evaluation of opportunities in new geographic markets as well as in adjacent and new market verticals. Any expansions into such markets could significantly increase the demands placed on our operational and financial information systems and our workforce. To accommodate our past and anticipated future growth and to compete effectively, we will need to continue to integrate our financial information systems and expand, train, manage and motivate our workforce. Furthermore focusing our financial resources on the expansion of our operations may negatively impact our financial results. Any failure to implement our operational and financial information systems, or to expand, train, manage or motivate our workforce, may adversely affect our business.
We operate in an industry that is subject to extensive federal, state and local regulation. Changes in existing health care law and regulatory interpretations on a state or federal level may adversely affect us.
The healthcare industry is subject to extensive and evolving federal, state and local regulations, including among other things, laws and regulations relating to:
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health benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

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privacy and security of patient information, including the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), and regulations promulgated thereunder, which we collectively refer to as “HIPAA”;

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the conduct of operations, including fraud and abuse, anti-kickback, patient inducement and false claims prohibitions;

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the operation of provider networks, including transparency, access, licensing, certification and credentialing requirements;

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the methods of payment of out of network claims, including “surprise” billing;

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health information technology;

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breach of duty, the corporate practice of medicine and fee-splitting prohibitions;

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laws and regulations relating to business corporations in general;

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additional restrictions relating to our ability to utilize the claims data we collect from providers; and

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payors subject to the requirements for health reform under the Affordable Care Act.

As a provider of network management services to our customers and as a contractor and/or subcontractor with federal and state governments, we are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels with respect to the above laws. Because of the breadth of these laws and the narrowness of available statutory and regulatory exceptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws from time to time, including in private litigation. Statutory changes to, or changes in the interpretation or enforcement of, the laws and regulations described above may significantly impact or restrict our ability to carry on our business as currently conducted and may have a material adverse impact on our business, financial condition and results of operations. These risks may be exacerbated by our expansion into new geographic markets and, in particular, by any expansion into international markets.
Changes in the healthcare industry could adversely affect us.
Our business is dependent on a variety of factors, including our ability to enter into contracts with payors and providers on terms attractive to all parties and the absence of substantial changes in the healthcare industry that would diminish the need for the services we offer. Our ability to continue conducting business in the current manner could be jeopardized if, among other things, a significant number of payors were to seek price concessions directly from providers. In addition, substantial changes in the health care industry, such as the adoption of regulations unfavorable to us or our relationships with payors and providers, including regulations aimed at addressing “surprise” billing (medical bills that arise when an insured patient receives care from an out-of-network provider resulting in costs that were not expected by the patient), a substantial trend towards HMOs from PPOs, the adoption of a single payor healthcare system in the United States or changes caused by, or that result from, the COVID-19 pandemic could have a material adverse effect on our business, financial condition and results of operations and could cause us to substantially alter our business strategy and methods of operation.
Healthcare providers are becoming increasingly resistant to the application of certain healthcare cost management techniques, which may increase our costs or decrease revenues from our cost management operations.
Healthcare providers have become more resistant to the use of cost management techniques and are engaging in litigation to avoid application of cost management practices. Litigation brought by healthcare providers has challenged insurers’ claims adjudication and reimbursement decisions, and healthcare cost management providers are sometimes made party to such suits or involved in related litigation. We and our subsidiaries have and may, in the future, become involved in such litigation.
New federal and state laws and regulations or other changes that adversely impact healthcare providers or insurers could lead to increased litigation risk to us and other cost management providers and insurers. In addition, many healthcare providers and insurers have greater financial resources than us and other healthcare cost management providers have and may be more willing to engage in, and devote resources to, litigation as a result. In addition, certain of the agreements we enter into include indemnification provisions which may subject us to costs and damages in the event of a claim against an indemnified third party. We maintain insurance coverage for certain types of claims; however, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise.
If lawsuits of this type proliferate, they could materially adversely affect our results. In addition, lawsuits of this type may affect insurers’ use of our cost management services.
Pressure from healthcare providers, and/or changes in state laws, regarding access to preferred provider networks may adversely affect our profitability and ability to expand our operations.
A number of healthcare providers have historically sought and in the future may seek to limit access to their contractually negotiated network discounts by, for example, limiting either the type of payor or the type of benefit plan that may access a contractual network discount. In addition, some states have proposed legislation designed to regulate the secondary PPO market by limiting the ability of preferred provider networks to offer broad access to discounted rates negotiated with contracted providers. For example, certain states have proposed or implemented laws limiting access to provider networks by requiring that the applicable network be identified on a member’s identification card in order for the network discount to apply. Although many of our network offerings are branded, such that members carry identification cards branded with our network logo, we also operate a non-logo business. Where enacted, such laws may adversely affect our non-logo business by limiting our ability to continue this business in existing markets or to expand it into new markets.

Heightened enforcement activity by federal and state agencies may increase our potential exposure to damaging lawsuits, investigations and other enforcement actions.
In recent years, both federal and state government agencies have increased civil and criminal enforcement efforts relating to the healthcare industry. This heightened enforcement activity increases our potential exposure to damaging lawsuits, investigations and other enforcement actions. Any such investigation or action could force us to expend considerable resources to respond to or defend against such investigation or action and could adversely affect our reputation or profitability.
By way of example, the Affordable Care Act allocated an additional $350.0 million of fraud enforcement funding over 10 fiscal years, starting in fiscal year 2011 and increased the penalties applied under the Federal Sentencing Guidelines for federal health care offenses that affect a governmental program. The fraud enforcement would apply to us to the extent we are deemed a government contractor for a federal health care program.
A number of laws bear on our relationships with physicians. There is a risk that state authorities in some jurisdictions may find that our contractual relationships with physicians violate laws prohibiting the corporate practice of medicine and fee-splitting. These laws generally prohibit the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician’s professional judgment. They may also prevent the sharing of professional services income with non-professional or business interests. Judicial and regulatory interpretation or other guidance regarding the application of these types of laws to businesses such as ours is limited. These laws regarding fee-splitting and the corporate practice of medicine could also be invoked by litigants in a breach of contract dispute against us or in an action to find our contracts to be legally invalid or unenforceable. In addition, patients may seek to hold us responsible for third parties’ recommendations regarding the appropriateness of providers’ medical treatment plans for patients. We could be subject to claims or investigations under certain state laws were such laws interpreted to apply to our provision of such recommendations.
We can provide no assurance that state regulators will not take the position that our current and planned activities and the conduct of our business constitute illegal fee-splitting, the unlawful practice of medicine or a breach of any legal duty. Moreover, we can provide no assurance that future interpretations or applications of these laws will not require us to make material changes to our operations or business, including with respect to our existing contractual arrangements with providers and payors. If regulatory authorities assert or determine that we have violated any of these laws, we could be subject to significant penalties and/or restructuring requirements that could have a material adverse impact on our business, financial condition and results of operations.
We may be unable to achieve some or all of the strategic, operational, growth and other benefits that we expect to realize through our Short-Term Execution Plan. Executing the various aspects of our Short-Term Execution Plan may take longer than expected and require greater resources than we anticipate.
In support of our growth strategy, we have developed a short-term execution plan (the “Short-Term Execution Plan”), which includes initiatives across sales and marketing, product development and mergers and acquisitions, and efficiency measures to help self-fund some of the necessary investments to support these initiatives.
We cannot assure you that we will be able to successfully execute such Short-Term Execution Plan in the short term, or at all, or realize the expected benefits of such Plan. A variety of risks could cause us not to execute such Plan or realize some or all of the expected benefits therefrom. These risks include, among others: higher than expected implementation expenses; delays in the anticipated timing of activities related to such initiatives, in particular with respect to the development and deployment of additional sales and marketing professionals and achievement of certain technology-related product development goals, which will require significant external resources; failure to realize estimated savings from our efficiency measures or, if realized, an inability to sustain such cost savings over time; and the risks and uncertainties inherent in pursuing acquisitions as a portion of our growth strategy in light of our limited acquisition and integration experience. Our ability to successfully manage the organizational changes that we expect to result from the implementation of our Short-Term Execution Plan is important for our future business success. In particular, our reputation and results of operations could be harmed if employee morale, engagement or productivity decline as a result of organizational or other changes we effect as part of our implementation efforts.
Moreover, our implementation of these initiatives may disrupt our operations and performance, and distract management from day-to-day operations and other on-going initiatives, including initiatives relating to becoming a public company, and challenges, such as those presented by the COVID-19 pandemic. In addition, the estimated cost savings from our efficiency initiatives are based on assumptions that may prove to be inaccurate and, as a result, we cannot assure you that our efficiency measures will help offset the costs we expect to incur in connection with the implementation of our Short-Term Execution Plan. As a result, we may incur significant upfront expenses in connection with our Short-Term Execution Plan which may adversely impact our results of operations. Some of these expenses, such as the implementation of certain technology-related initiatives, may increase our fixed overhead costs for the foreseeable future and we may be unable to reduce these costs if such initiatives do not progress according to plan.
If, for any reason, the benefits we realize are less than our estimates, or our improvement initiatives adversely affect our operations or cost more or take longer to implement than we project, or if our assumptions prove inaccurate, our results of operations may be materially adversely affected.
We may not successfully enter new lines of business and broaden the scope of our services.
We have entered into new lines of business that are adjacent to our existing lines of business and have broadened the scope of our services, such as the expansion of our Payment Integrity Solutions services, and may in the future enter into non-adjacent lines of business. We may not achieve our expected growth if we do not successfully enter these new lines of business and broaden the scope of our services. Entering new lines of business and broadening the scope of our services may require significant upfront and ongoing expenditures that we may not be able to recoup in the future. These efforts may also divert management’s attention and expose us to new risks and regulations. As a result, entering new lines of business and broadening the scope of our services may have material adverse effects on our business, financial condition and results of operations.
We depend on uninterrupted computer access for our customers and the reliable operation of our information technology systems; any prolonged delays due to data interruptions or revocation of our software licenses could adversely affect our ability to operate our business and cause our customers to seek alternative service providers.
Many aspects of our business are dependent upon our ability to store, retrieve, process and manage data and to maintain and upgrade our data processing capabilities. Our success is dependent on our ability to deliver high-quality and uninterrupted access for our customers to our computer system, requiring us to protect our computer equipment, software and the information stored in servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other technological problems could impair our ability to provide certain services. A system failure, if prolonged, could result in reduced revenues, loss of customers and damage to our reputation, any of which could cause our business to materially suffer. In addition, due to the highly automated environment in which we operate our computer systems, any undetected error in the operation of our business processes or computer software may cause us to lose revenues or subject us to liabilities for third party claims. While we carry property and business interruption insurance to cover operations, the coverage may not be adequate to compensate us for losses that may occur.
Our use and disclosure of individually identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or adequately secure the information we hold could result in significant liability or reputational harm.
State and federal laws and regulations, including HIPAA, govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of individually identifiable information, including protected health information, or PHI. HIPAA establishes basic national privacy and security standards for protection of PHI by covered entities such as our clients, and the business associates with whom such entities contract for services, including us. HIPAA requires both covered entities and business associates to develop and maintain policies and procedures for PHI that is used or disclosed, and to adopt administrative, physical and technical safeguards to protect PHI. Our clients that are covered entities are mandated by HIPAA to enter into written agreements with us — known as business associate agreements — that require us to safeguard PHI in accordance with HIPAA. As a business associate, we are also directly liable for compliance with HIPAA.
Mandatory penalties for HIPAA violations can be significant. A single breach incident can result in violations of multiple standards. If a person knowingly or intentionally obtains or discloses PHI in violation of HIPAA requirements, criminal penalties may also be imposed.
HIPAA authorizes state attorneys general to file suit under HIPAA on behalf of state residents. Courts can award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for HIPAA violations, its standards have been used as the basis for a duty of care claim in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
HIPAA further requires covered entities to notify affected individuals without unreasonable delay and in no case later than 60 calendar days after discovery of the breach if their unsecured PHI is subject to an unauthorized access, use or disclosure, though state laws and our contracts may require shorter breach notification timelines. HIPAA imposes a similar requirement on business associates to notify their covered entity clients. If a breach affects 500 patients or more, it must be reported to the United States Department of Health and Human Services (“HHS”) and local media without unreasonable delay, and HHS will post the name of the breaching entity on its public website. If a breach affects fewer than 500 individuals, the covered entity must log it and notify HHS at least annually.
We maintain safeguards that we believe are reasonable and appropriate to protect the privacy and security of PHI and other personally identifiable information consistent with applicable law and our contractual obligations; however, our systems may be vulnerable to physical break-ins, viruses, hackers, and other potential sources of security breaches. In addition, we may not be able to prevent incidents of inappropriate use or unauthorized access to PHI by our employees or contractors. Any such breaches could result in exposure to liability under federal and state laws and/or under our contractual arrangements and could adversely impact our business.
In addition to HIPAA, we must comply with state laws that are not preempted by HIPAA, including those that are more stringent than HIPAA requirements.
Numerous other state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality and security of patient health information, medical records and personal data, and breaches of such information. In addition, Congress and some states are considering new laws and regulations that further protect the privacy and security of medical records or medical information. With the recent increase in publicity regarding data breaches resulting in improper dissemination of consumer information, many states have passed laws regulating the actions that a business must take if it experiences a data breach, such as prompt disclosure to affected customers. Generally, these laws are limited to electronic data and make some exemptions for smaller breaches. Congress has also been considering similar federal legislation relating to data breaches. The Federal Trade Commission, or FTC, and states’ Attorneys General have also brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act. In addition to data breach notification laws, some states have enacted statutes and rules requiring businesses to reasonably protect certain types of personal information they hold or to otherwise comply with certain specified data security requirements for personal information. As with HIPAA, these laws may apply directly to our business or indirectly by contract when we provide services to other companies. We are currently evaluating potential growth opportunities, including opportunities that involve the processing and analysis of third-party data which may include PHI or other protected personal information, which could increase our compliance obligations and may subject us to state, foreign, federal or other laws that we are not currently subject. In the event that we are found out of compliance with applicable state, federal and foreign laws and regulations, we could potentially be subject to civil or criminal sanctions, which could have a material adverse effect on our business, financial condition and results of operations.

Computer systems like ours could suffer security and privacy breaches that could negatively impact our business and reputation, harm both us and our customers and create liability.
We currently operate servers and maintain connectivity from multiple facilities. Despite our implementation of standard network security measures, our infrastructure may be vulnerable to computer viruses, physical break-ins, attacks by hackers and similar disruptive problems caused by customers or other users. Computer viruses, ransomware and other cyber-attacks, break-ins or other security problems could lead to interruption, delays or cessation in service to our customers. In addition, our safeguards may not prevent incidents of inappropriate and/or unauthorized access to protected health information or other personal data by our employees or contractors. Such physical breaches and incidents may result in unauthorized use, disclosure, modification or deletion of protected health or other personally identifiable information that is transmitted or stored over our networks.
A security or privacy breach may:
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expose us to liability under federal and state laws related to the privacy and security of health information, including liability to the individuals that are the subject of the information and/or the parties to whom we are contractually obligated, and subject us to fines or penalties;

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increase operating expenses as necessary to notify affected individuals of security breaches, correct problems, comply with federal and state regulations, defend against potential claims and implement and maintain any additional requirements imposed by government action, and take action to manage public relations issues and preserve our reputation; and

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harm our reputation and deter or prevent customers from using our products and services, and/or cause customers to find other means to achieve cost savings, including by switching to a competitor or by in-sourcing such services.

These problems could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which may deter potential customers from doing business with us and give rise to possible liability to users whose security or privacy has been infringed. The security and privacy concerns of existing and potential customers may inhibit the growth of the healthcare information services industry in general, and our customer base and business in particular. A significant security breach could result in loss of customers, loss of revenues, damage to our reputation, direct damages, costs of repair and detection and other unplanned expenses. While we carry professional liability insurance to cover such breaches, the coverage may not be adequate to compensate us for losses that may occur.
Failure to adequately protect the confidentiality of our trade secrets, know-how, proprietary applications, business processes and other proprietary information could adversely affect the value ofour technology and products.
We largely rely on our own security systems and confidentiality procedures, including employee nondisclosure agreements for certain employees, to maintain the confidentiality and security of our trade secrets, know-how, internally developed computer applications, business processes and other proprietary information. If third parties gain unauthorized access to our information systems or if our proprietary information is misappropriated, it may have a material adverse effect on our business, financial condition and results of operations. Trade secrets laws offer limited protection against third party development of competitive products or services. Because we lack the protection of registered copyrights for our internally developed software applications, we may be vulnerable to misappropriation of our proprietary applications by third parties or competitors. Enforcing a claim that a third party illegally obtained and is using any of our proprietary information or technology is expensive and time consuming, and the outcome is unpredictable. The failure to adequately protect our proprietary information could have a material adverse effect on our business, financial condition and results of operations.
We may be sued by third parties for alleged infringement of their proprietary rights.
Our success depends also in part on us not infringing the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. In the future, such third parties may claim that we are infringing their intellectual property rights, and we may be found to be infringing such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services, or require that we comply with other unfavorable terms. Even if we were to prevail in such a dispute, any litigation could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.
We employ third-party and open source licensed software for use in our business, and the inability to maintain these licenses, errors in the software we license or the terms of open source licenses could result in increased costs, or reduced service levels, which would adversely affect our business.
Our business relies on certain third-party software obtained under licenses from other companies.We anticipate that we will continue to rely on such third-party software in the future. Commercially reasonable alternatives to the third-party software we currently license may not always be available and such alternatives may be difficult or costly to implement. In addition, integration of new third-party software may require significant work and require substantial investment of our time and resources. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect our business.
Additionally, the software powering our technology systems incorporates software covered by open source licenses. The terms of many open source licenses have not been interpreted by U.S. courts and there is a risk that the licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our systems. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code or re-engineer all or a portion of our technology systems, each of which could reduce or eliminate the value of our technology system. Such risk could be difficult or impossible to eliminate and could adversely affect our business, financial condition and results of operations.
Evolving industry standards and rapid technological changes could result in reduced demand for our services.
Rapidly changing technology, evolving industry standards and the frequent introduction of new and enhanced services characterize the market for our services. Our success will depend upon our ability to enhance our existing services, introduce new services on a timely and cost-effective basis to meet evolving customer requirements, achieve market acceptance for new services and respond to emerging industry standards and other technological changes. We may not be able to respond effectively to technological changes or new industry standards. Moreover, other companies may develop competitive services that may result in reduced demand for our services.
Our cash taxes paid and effective tax rate have and will continue to fluctuate from time to time, and increases in either may adversely affect our business, results of operations, financial condition and/or cash flows.
Our cash taxes paid and effective income tax rate are influenced by our projected and actual profitability in the taxing jurisdictions in which we operate as well as changes in income tax rates. Additionally, changes in the distribution of profits and losses among taxing jurisdictions may have a significant impact on our cash taxes paid and effective income tax rate. Factors that may affect our cash taxes paid and/or effective income tax rate include, but are not limited to:
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the requirement to exclude from our quarterly effective income tax calculations losses in jurisdictions where no income tax benefit can be recognized;

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actual and projected full year pre-tax income;

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changes in existing tax laws and rates in various taxing jurisdictions;

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examinations or audits by taxing authorities;

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the use of foreign tax credits, and restrictions therein;

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changes in our capital structure;

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the establishment of valuation allowances against deferred income tax assets if we determine that it is more likely than not that future income tax benefits will not be realized; and

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provisions of the Tax Cuts and Jobs Act, as modified by the tax provisions of the CARES Act, including (i) base erosion and anti-abuse tax, if applicable, (ii) taxation of foreign-derived intangible income and global intangible low-taxed income and (iii) limitations on deductions for interest, among others.

These factors could have a material adverse effect on our business, results of operations, financial condition and/or cash flows.
Additionally, we rely upon generally accepted interpretations of tax laws and regulations in the jurisdictions in which we operate and cannot be certain that these interpretations are accurate or that the responsible taxing authority is in agreement with our views. We currently have open examinations with various tax authorities. If a satisfactory resolution cannot be achieved with the tax authorities, the ultimate tax outcome may have a material adverse effect on our results of operations, financial condition and/or cash flows.
If our ability to expand our network infrastructure is constrained, we could lose customers and that loss could adversely affect our operating results.
We must continue to expand and adapt our network and technology infrastructure to accommodate additional users, increased transaction volumes, changing customer requirements and current and future growth initiatives. We may not be able to accurately project the rate or timing of increases, if any, in the volume of transactions we process, reprice or otherwise service or be able to expand and upgrade our systems and infrastructure to accommodate such increases. Projecting such needs may be particularly difficult for new solutions and services or for the expansion of existing solutions and services into international or other markets in which we have limited or no prior experience. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers’ changing needs on a timely basis, at a commercially reasonable cost or at all. Our current information technology systems, procedures and controls may not continue to support our operations while maintaining acceptable overall performance and may hinder our ability to exploit the market for healthcare applications and services. Service lapses could cause our users to switch to the services of our competitors or in-source such services.
If we are unable to identify, complete and successfully integrate acquisitions, our ability to grow our business may be limited and our business, financial position and results of operations may be adversely impacted.
We may not be able to identify, complete and successfully integrate acquisitions in the future and any failure to do so may limit our ability to grow our business. Our acquisition strategy involves a number of risks, including:
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our ability to find suitable businesses to acquire at affordable valuations or on other acceptable terms;

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competition for acquisition targets may lead to substantial increases in purchase prices or one of our competitors acquiring one of our acquisition targets;

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our continued dependence on access to the credit and capital markets to fund acquisitions;

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prohibition of any of our proposed acquisitions under United States or foreign antitrust laws;

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the diversion of management’s attention from existing operations to the integration of acquired companies;

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our inability to realize expected cost savings and synergies;

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expenses, delays and difficulties of integrating acquired businesses into our existing business structure, which risks are heightened for large-scale acquisitions; and

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difficulty in retaining key customers and management personnel.

If we are unable to continue to acquire and efficiently integrate suitable acquisition candidates, our ability to increase revenues and fully implement our business strategy may be adversely impacted, which could adversely affect our business, financial position and results of operations.
We operate in a litigious environment which may adversely affect our financial results.
We may become involved in legal actions and claims arising in the ordinary course of business, including litigation regarding employment matters, breach of contract, violations of laws and regulations, and other commercial matters. Due to the inherent uncertainty in the litigation process, the resolution of any particular legal proceeding could result in changes to our products and business practices and could have a material adverse effect on our financial position and results of operations.
We have identified two material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.
Prior to the consummation of the Transactions, we were a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of December 31, 2018 and 2019, and for the years ended December 31, 2017, 2018 and 2019, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. We have identified the following material weaknesses in our internal controls over financial reporting;
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we did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge and experience commensurate with the financial reporting requirements for a public company, including condensed timelines to close and sufficient oversight of internal control over financial reporting; and

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we did not maintain sufficient formal accounting policies, procedures and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements.

We cannot assure you that additional significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or to implement our remediation plans or any difficulties we encounter in our implementation thereof, could result in additional significant deficiencies or material weaknesses or result in material misstatements in our financial statements. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, lenders and investors may lose confidence in the accuracy and completeness of our financial reports and we may face restricted access to various sources of financing in the future.
These material weaknesses, if not remediated, could result in misstatements of accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
Our management anticipates that our internal control over financial reporting will not be effective until the above material weaknesses are remediated. If our remediation of these material weaknesses is not effective, or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the NYSE listing requirements, investors may lose confidence in our financial reporting, and the price of our Class A common stock may decline as a result.

We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.
We have substantial balances of goodwill and identified intangible assets. We are required to test goodwill and any other intangible assets with an indefinite life for possible impairment on an annual basis, or more frequently when circumstances indicate that impairment may have occurred. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.
Based on the results of the annual impairment test as of June 30, 2019, the fair values of our assets exceeded the carrying value, and goodwill was not impaired. The current goodwill impairment analysis incorporates our expectations for moderate sales growth and the overall outlook was consistent with our long-term projections.
There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be recorded if the estimated fair value of the assets is lower than the carrying value and any such impairment charge could have a material adverse effect on our results of operations and financial position.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our Class A common stock.
We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to develop, maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related and audit-related costs and significant management oversight.
We are currently in the process of remediating two material weaknesses in internal control over financial reporting and, even after successfully remediating such material weaknesses, these and other controls, including any new controls that we develop, may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE.
We will incur increased costs and obligations as a result of being a public company.
As a result of the Transactions, we are required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company and do not qualify for the exemptions and transition periods available to “emerging growth companies.” As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the Jobs Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that the Board and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.
Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.
The Sponsor and H&F will beneficially own a significant equity interest in us and their interests may conflict with us or your interests.
The Sponsor and H&F collectively control approximately 40% of our voting equity (assuming the vesting of all of our securities subject to vesting requirements). As a result, they have significant influence over our decisions to enter into any corporate transaction. In addition, the Sponsor and H&F are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsor and H&F, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Our second amended and restated certificate of incorporation provides that certain parties may engage in competitive businesses and renounces any entitlement to certain corporate opportunities offered to the private placement investors or any of their managers, officers, directors, equity holders, members, principals, affiliates and subsidiaries (other than us and our subsidiaries) that are not expressly offered to them in their capacities as our directors or officers. The second amended and restated certificate of incorporation also provides that certain parties or any of their managers, officers, directors, equity holders, members, principals, affiliates and subsidiaries (other than us and our subsidiaries) do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.
Our results of operations may differ significantly from the unaudited pro forma financial data included in this prospectus.
This prospectus includes unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statement of loss combines the historical audited results of operations of Churchill for the year ended December 31, 2019 and the unaudited results of Churchill for the six months ended June 30, 2020, with the historical audited results of operations of MultiPlan Parent for the year ended December 31, 2019 and the unaudited results of MultiPlan Parent for the six months ended June 30, 2020 respectively, and gives pro forma as adjusted effect to the Transactions and Refinancing as if they had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Churchill as of June 30, 2020 and of MultiPlan Parent as of June 30, 2020 and gives pro forma as adjusted effect to the Transactions and Refinancing as if they had been consummated on June 30, 2020.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Transactions and Refinancing been consummated on the dates indicated above, or the future consolidated results of operations or financial position. Accordingly, our business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this prospectus. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Our charter designates a state court within the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us or with our directors, officers or employees and may discourage stockholders from bringing such claims.
Under our charter, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum will be a state court within the State of Delaware for:
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any derivative action or proceeding brought on behalf of MultiPlan;

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any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of ours to us or our stockholders;

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any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL or our charter or bylaws (as either may be amended, restated, modified, supplemented or waived from time to time);

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any action asserting a claim against us or any director or officer or other employee of ours governed by the internal affairs doctrine; or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

For the avoidance of doubt, the foregoing provisions of our charter will not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. These provisions of our charter could limit the ability of our stockholders to obtain a favorable judicial forum for certain disputes with us or with our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our charter inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations.
Our quarterly operating results may fluctuate significantly.
Our quarterly operating results may fluctuate significantly because of several factors, including:
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labor availability and costs for hourly and management personnel;

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profitability of our products, especially in new markets and due to seasonal fluctuations;

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changes in government regulations;

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changes in interest rates;

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impairment of long-lived assets;

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macroeconomic conditions, both nationally and locally;

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negative publicity relating to products we serve;

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pandemics (including COVID-19), natural disasters, potential or actual military conflicts or acts of terrorism;

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changes in consumer preferences and competitive conditions; and

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expansion to new markets.

We may be unable to obtain additional financing to fund our operations or growth.
We may require additional financing to fund our operations or growth. The failure to secure additional financing could have a material adverse effect on our continued development or growth. None of our officers, directors or stockholders will be obligated to provide any financing to us.
Legal proceedings in connection with the business combination, the outcomes of which are uncertain, may adversely affect our business, financial condition and results of operations.
As of September 17, 2020, five actions (collectively, the “Stockholder Actions”), including two putative class actions, have been filed in federal courts in New York and Delaware by purported Churchill stockholders in connection with the Business Combination: Hutchings v. Churchill Capital Corp III, et al., No. 1:20‑ cv‑ 06318 (S.D.N.Y.) (the “Hutchings Complaint”); Kent v. Churchill Capital Corp III, et al., No. 1:20-cv-01068 (D. Del.) (the “Kent Complaint”); Feges v. Churchill Capital Corp III, et al., No. 1:20-cv-06627 (S.D.N.Y.) (the “Feges Complaint”); Noor v. Churchill Capital Corp III, et al., No. 1:20-cv-06686 (S.D.N.Y.) (the “Noor Complaint”); and Greenman v. Churchill Capital Corp III, et al., No. 1:20-cv-07466 (S.DN.Y.) (the “Greenman Complaint”). On September 11, 2020, October 5, 2020, October 8, 2020 and October 19, 2020, the plaintiffs in the Noor, Greenman, Kent and Hutchings actions, respectively, voluntarily dismissed their complaints. Each of the complaints in the Stockholder Actions names Churchill and the members of the Churchill Board as defendants. The Stockholder Actions generally allege, among other things, that our proxy statement relating to the Transactions was false and misleading and/or omitted material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14d-9 promulgated thereunder. The Hutchings Complaint and the Greenman Complaint also alleged breach of fiduciary duty claims against the Churchill Board in connection with the Transactions. The Stockholder Actions generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Additional lawsuits may be filed against us or our directors and officers. Defending such additional lawsuits could require us to incur significant costs. Further, the defense or settlement of any lawsuit or claim may adversely affect our business, financial condition, results of operations and cash flows.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and the NYSE. In particular, we are required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
Risks Related to the Healthcare Industry and other Legal Regulations
New federal and state laws and regulations could force us to change the conduct of our business or operations or affect our ability to expand our operations into other states.
Federal Legislation
In recent years, Congress has introduced and, in some cases, passed a number of legislative proposals governing various aspects of the healthcare industry, including initiatives to provide greater government control of health care spending, to broaden access to health care services, to address “surprise” billing by out of network providers and to change the operating environment for health care providers and payors.
We are unable to predict the success of such initiatives, but, if passed, these and other efforts may adversely affect our business or operations. Healthcare reform laws such as the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act (collectively, the “Affordable Care Act”) have had a significant impact on the health care industry, including changing the manner in which providers and payors contract for services. In addition, under the Affordable Care Act payors are required to meet certain financial criteria. While these obligations directly affect many of our customers, the obligations may also affect the contract terms and relationships between us and those customers. In addition, there are currently a number of proposals for legislation aimed at addressing “surprise” billing under consideration by state governments and the U.S. Congress, including the Consumer Protections Against Surprise Medical Bills Act of 2020 (H.R.5826), Ban Surprise Billing Act (H.R.5800), Lower Health Care Costs Act (S.1895) and No Surprises Act (H.R.3630). While we currently service payor customers that are already subject to state-level “surprise” billing legislation, we cannot assure you that these and other initiatives aimed at addressing “surprise” billing, if implemented, would not adversely impact our ability to continue certain lines of business in existing markets or expand such business into new markets or adversely affect the contractual terms and relationships between us and our customers.
Since its enactment, there have been judicial and congressional challenges to certain aspects of the Affordable Care Act, as well as recent efforts by the Trump Administration to repeal or replace certain aspects of the Affordable Care Act, and we expect there will be additional challenges, amendments and modifications to the Affordable Care Act in the future. The current Administration and certain Members of Congress have attempted, and will likely continue to seek, to modify, repeal, or otherwise invalidate all, or certain provisions of, the Affordable Care Act or its implementation or interpretation through further legislative or executive action.
For example, effective January 2019, the Jobs Act reduced to $0 the financial penalty associated with not complying with the Affordable Care Act’s individual mandate to carry insurance. These changes may impact the number of individuals that elect to obtain public or private health insurance or the scope of such coverage, if purchased. Further, because the financial penalty associated with the individual mandate was effectively eliminated, a federal district court in Texas ruled in December 2018 that the individual mandate is unconstitutional and that the rest of the Affordable Care Act is therefore, invalid. In December 2019, the Fifth Circuit Court of Appeals upheld this decision with respect to the individual mandate but remanded for further consideration of how this affects the rest of the law. On March 2, 2020, the U.S. Supreme Court granted petitions for writs of certiorari to review this case and oral argument is scheduled for November 10, 2020. It remains unclear when or how the Supreme Court will rule. However, the law remains in place pending appeal. It is uncertain the extent to which any such judicial, legislative, regulatory or administrative changes, if made, may impact our business or financial condition. Although the Affordable Care Act has not caused us to significantly change our customer contracts or other aspects of our business, it is difficult to quantify the financial impact of the Affordable Care Act and there can be no assurances that we will not be adversely impacted in the future.
Other legislative or regulatory changes that could significantly harm us include, but are not limited to, changes that:
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increase the number of individuals covered by government entitlement programs such as Medicare and Medicaid as opposed to private health insurance plans;

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impact the operation of provider networks, including changes relating to transparency, access, licensing, certification and credentialing;

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limit contractual terms with providers, including audit, payment and termination provisions; and

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impose additional health care information privacy or security requirements.

We cannot predict what impact, if any, these government proposals and activities, which include efforts to change or reform the administration or interpretation of government health care programs, laws, regulations or policies, might have on us. Accordingly, there can be no assurance that such activities will not limit the expansion of our business, impose new compliance requirements on us or have a material adverse effect on our business, financial condition and results of operation. The passage and implementation of new federal laws or regulations that govern the conduct of our business could significantly impact or restrict our ability to carry on our business as currently conducted and could have a material adverse impact on our business, financial condition and results of operations.
State Legislation
State laws and regulations governing our business vary widely among the states in which we operate, and include laws requiring credentialing of all network providers and “any willing provider” laws requiring networks to accept as participating providers any qualified professional who is willing to meet the terms and conditions of the network. There is little regulatory or judicial guidance with respect to the application of such laws and in some cases they may increase the costs of operations in such states.
Several states have implemented legislation mandating certain contract terms in provider contracts for group health plans, preferred provider organizations, HMOs and other third-party payors. Depending on the state, these mandatory contract terms may relate to prompt payment, payment amounts and payment methods. As a result of such legislation and similar future legislative initiatives, we may be required to amend some of our provider contracts and comply with legislative mandates related to payment.
Some states have also considered legislation designed to regulate the PPO market by limiting the ability of preferred provider networks to offer broad access to discounted rates negotiated with contracted providers. State laws limiting access to provider networks may affect our ability to continue certain lines of business in existing markets or expand such business into new markets. Some states have also recently considered legislation designed to regulate the manner in which certain insurers should pay for certain categories of out of network claims or aimed at addressing “surprise” billing by out of network providers. State laws regulating the basis of payment may affect our ability to continue certain lines of business in existing markets or expand such business into new markets and the contractual terms and relationships between us and our customers.
Changes to state laws and regulations or the interpretation and enforcement of such state laws and regulations may adversely impact our existing business in certain states, or restrict our ability to expand our operations in other states, in each case potentially adversely impacting our business, financial condition and results of operations.
Risks Related to Our Indebtedness
Our substantial level of indebtedness and significant leverage may materially adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.
We have a substantial amount of indebtedness and are significantly leveraged. As of June 30, 2020, on a pro forma as adjusted basis after giving effect to the Transactions and Refinancing, we had total indebtedness (excluding an aggregate of $1.8 million of letters of credit) of $4,941.0 million, $3,641.0 million of which is comprised of indebtedness under the senior secured credit facilities and 5.750% Notes. In addition, we would have had an additional $450.0 million available for borrowing under MPH’s senior secured revolving credit facility at that date (without giving effect to the $1.8 million of outstanding letters of credit referred to above). Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our other financial obligations and contractual commitments, may have a material adverse impact on us and our business. For example, it could:
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make it more difficult for us to satisfy obligations with respect our indebtedness and any repurchase obligations that may arise thereunder;

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require us to dedicate a substantial portion of cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other purposes;

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increase our vulnerability to adverse economic, market and industry conditions and limit our flexibility in planning for, or reacting to, these conditions;

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expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

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limit our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures, and we may be more vulnerable to a downturn in general economic or industry conditions or be unable to carry out capital spending that is necessary or important to our growth strategy;

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limit our ability to borrow additional funds or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes; and

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limit our ability to compete with others who are not as highly-leveraged.

Despite our current leverage, we and our subsidiaries may still be able to incur substantially more indebtedness, including secured indebtedness. This could further exacerbate the risks that we and our subsidiaries face.
We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although certain of our subsidiaries are subject to restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us or such subsidiaries from incurring obligations that do not constitute indebtedness. We may also seek to increase the borrowing availability under the senior secured credit facilities through incremental term loans or an increase to the revolving credit facility commitments under the senior secured credit facilities under certain circumstances.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
All of the borrowings under the senior secured credit facilities bear interest at variable rates. As a result, an increase in interest rates, whether due to an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our debt even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. A 0.25% increase in interest rates under the senior secured credit facilities (assuming the revolving credit facility was fully drawn) would increase our annual interest expense by approximately $7.0 million. The impact of such an increase would be more significant than it would be for some other companies because of our substantial debt. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.
Our debt agreements contain restrictions that limit our flexibility in operating our business.
The senior secured credit facilities contain, and the indenture that governs the 5.750% Notes issued by MPH contains, various covenants that limit MPH’s and its restricted subsidiaries’ ability to engage in specified types of transactions. These covenants limit MPH’s and its restricted subsidiaries’ ability to, among other things:
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incur additional indebtedness or issue certain preferred shares;

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pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

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make certain loans, investments or other restricted payments;

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transfer or sell certain assets;

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incur certain liens;

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place restrictions on the ability of its subsidiaries to pay dividends or make other payments to MPH;

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guarantee indebtedness or incur other contingent obligations;

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consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

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engage in transactions with our affiliates.

In addition, under the senior secured credit facilities, in certain circumstances, MPH is required to satisfy specified financial ratios, including a first-lien secured debt leverage ratio. MPH’s ability to meet those financial ratios can be affected by events beyond our control, and MPH may not be able to meet those ratios and tests.
The restrictions and specified financial ratios could limit our ability to plan for or react to market or economic conditions or meet capital needs or otherwise restrict our activities or business plans and could adversely affect our ability to finance operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in our interest.
A breach of the covenants under the indentures that govern the Convertible Notes, the credit agreement that governs the senior secured credit facilities or the indenture that governs the 5.750% Notes could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the senior secured credit facilities would permit the lenders under the senior secured credit facilities to terminate all commitments to extend further credit under those facilities. Furthermore, if we were unable to repay the amounts due and payable under the senior secured credit facilities, those lenders could proceed against the collateral granted to them to secure such indebtedness. These actions by lenders could cause cross-acceleration under the indentures that govern the Convertible Notes and the indenture that governs the 5.750% Notes. A significant portion of our indebtedness then may become immediately due and payable. We cannot be certain whether we would have, or would be able to obtain, sufficient funds to make these accelerated payments. If any such indebtedness is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.
We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which in turn are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The agreement that governs the senior secured credit facilities and the indenture that governs the 5.750% Notes restrict us, MPH and our restricted subsidiaries’ ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.
A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.
Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our performance under assorted financial metrics and other measures of financial strength, our business and financial risk, our industry or other factors determined by such rating agency, so warrant. There can be no assurances that our credit ratings or outlook will not be lowered in the future in response to adverse changes in these metrics and factors caused by our operating results or by actions that we take, that reduce our profitability, or that require us to incur additional indebtedness for items such as substantial acquisitions, significant increases in costs and capital spending in security and IT systems, significant costs related to settlements of litigation or regulatory requirements, or by returning excess cash to shareholders through dividends. Consequently, real or anticipated changes in our credit rating will generally affect the market value of our indebtedness. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure of our indebtedness. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing and may reduce our profitability.
Risks Related to Our Common Stock
The NYSE may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
Our Class A common stock and Public Warrants are currently listed on the NYSE. There can be no assurance that we will be able to comply with the continued listing standards of NYSE. If the NYSE delists our Class A common stock from trading on its exchange for failure to meet the listing standards, our stockholders could face significant material adverse consequences including:
•
a limited availability of market quotations for our securities;

•
reduced liquidity for our securities;

•
a determination that our common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

A significant portion of our Class A common stock is restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
The market price of shares of our Class A common stock could decline as a result of substantial sales of our Class A common stock, particularly by our significant stockholders, a large number of shares of our Class A common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. Sales of a substantial number of shares of common stock in the public market could occur at any time. As of October 8, 2020 we had approximately 667,461,269 shares of our Class A common stock outstanding and we are registering up to 633,750,000 shares of Class A common stock pursuant to the registration statement of which this prospectus is a part.
In connection with the Merger Agreement, we, the Sponsor, Holdings, H&F and certain other parties thereto entered into the Investor Rights Agreement, pursuant to which such stockholders are entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. Certain parties to the Investor Rights Agreement, including H&F and the Sponsor, have agreed not to sell, transfer, pledge or otherwise dispose of shares of our Class A common stock and warrants they hold or receive for certain time periods specified therein, however, upon expiration of their respective lock-up periods, the sale of shares of our Class A common stock and warrants or the perception that such sales may occur, could cause the market price of our securities to drop significantly.
We may issue additional shares of our Class A common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.
We may issue additional shares of our Class A common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our Incentive Plan, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of our Class A common stock or other equity securities of equal or senior rank could have the following effects:
•
your proportionate ownership interest in MultiPlan will decrease;

•
the relative voting strength of each previously outstanding share of common stock may be diminished; or

•
the market price of your shares of MultiPlan stock may decline.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
The price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities become delisted from the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
The price of our securities may be volatile.
If the benefits of the business combination do not meet the expectations of investors, stockholders or securities analysts, the market price of our securities may decline. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there was not a public market for stock relating to our business and trading in shares of our Class A common stock was not active. Accordingly, the valuation ascribed to our business and our securities in the business combination may not be indicative of the price that will prevail in the trading market.
The trading price of our securities may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations. The trading price of our securities will depend on many factors, including those described in the “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our securities since you might be unable to sell your shares or warrants at or above the price you paid for them. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
The price of our securities may fluctuate due to a variety of factors, including:
•
actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•
changes in the market’s expectations about our operating results;

•
the public’s reaction to our press releases, other public announcements and filings with the SEC;

•
speculation in the press or investment community;

•
actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;

•
the operating results failing to meet the expectation of securities analysts or investors in a particular period;

•
the timing of the achievement of objectives under our Short-Term Execution Plan and the timing and amount of costs we incur in connection therewith;

•
changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•
the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

•
operating and stock price performance of other companies that investors deem comparable to ours;

•
changes in laws and regulations affecting our business;

•
commencement of, or involvement in, litigation involving us;

•
changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of our Class A common stock available for public sale (which will increase significantly at the time the registration statement of which this prospectus is a part is declared effective);

•
any major change in our board of directors or management;

•
sales of substantial amounts of our common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•
mergers and strategic alliances in the industry in which we operate;

•
market prices and conditions in the industry in which we operate;

•
general economic and political conditions such as recessions, interest rates and “trade wars,” pandemics (such as COVID-19), natural disasters, potential or actual military conflicts or acts of terrorism;

•
the general state of the securities markets; and

•
other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our securities, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our securities shortly following the business combination. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Class A common stock adversely, then the price and trading volume of our securities could decline.
The trading market for our Class A common stock and warrants will be influenced by the research and reports that industry or securities analysts may publish about us, our business and operations, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price and trading volume of our securities would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our the trading price or trading volume of our securities to decline.
There is no guarantee that an active and liquid public market for our securities will develop.
A liquid trading market for our Class A common stock and warrants may never develop. In the absence of a liquid public trading market:
•
you may not be able to liquidate your investment in our securities;

•
you may not be able to resell your shares of our Class A common stock or warrants at or above the price you paid for them;

•
the market price of our securities may experience significant price volatility; and

•
there may be less efficiency in carrying out your purchase and sale orders.

Use of Proceeds
All of the shares of Class A common stock and the warrants (including shares of Class A common stock underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $449.5 million from the exercise of all Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants, assuming the exercise in full of all such warrants for cash.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.
There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

Churchill’s Selected Historical Financial Information
Churchill’s balance sheet data as of December 31, 2019 and statement of operations data for the period from October 30, 2019 (inception) through December 31, 2019 are derived from Churchill’s audited financial statements, included elsewhere in this prospectus. Such data as of and for the period ended June 30, 2020 are derived from Churchill’s unaudited financial statements, included elsewhere in this prospectus.
The information is only a summary and should be read in conjunction with Churchill’s financial statements and related notes. The historical results included below and elsewhere in this prospectus are not indicative of future performance.
	Six Months Ended June 30, 2020	Period from October 30, 2019 (inception) through December 31, 2019
	(unaudited)
Statement of Operations Data:
Revenues	$—	$—
Loss from operations	$(2,061,847)	$(1,450)
Interest earned on Marketable Securities held in Trust Account	$4,215,679	$—
Net (loss) income	$1,696,498	$(1,450)
Weighted average shares outstanding, basic and diluted(1)	30,397,160	25,000,000
Basic and diluted loss per common share(2)	$(0.03)	$(0.00)
	As of June 30, 2020	As of December 31, 2019
	(unaudited)
Balance Sheet Data:
Cash	$2,955,367	$34,000
Marketable Securities in Trust Account, Restricted	$1,104,209,313	$—
Total assets	$1,107,564,339	$318,930
Total liabilities	$40,464,311	$295,380
Value of common stock which may be redeemed for cash ($10.00 per share)(3)	$849,914,313	$—
Stockholders’ equity	$5,000,001	$23,550

(1)
Excludes an aggregate of 105,858,072 shares subject to possible redemption at June 30, 2020. The weighted average shares as of December 31, 2019 excludes an aggregate of 2,500,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment for the Churchill IPO was not exercised in full.

(2)
Excludes interest income of $0 and $2,558,125 attributable to shares subject to possible redemption as of December 31, 2019 and June 30, 2020.

(3)
Excludes shares of Churchill’s Class A common stock, representing $254,295,000, which represent those shares that were not subject to permitted transfer provisions in the Non-Redemption Agreements.

MultiPlan Parent’s Selected Historical Financial Information
The following tables present the selected historical consolidated financial data of MultiPlan Parent and MPH (the predecessor of MultiPlan Parent) for the periods presented. The consolidated statement of income and comprehensive income data and consolidated statement of cash flows data for the years ended December 31, 2017, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019 have been derived from MultiPlan Parent’s audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of income and comprehensive income data and consolidated statement of cash flows data for the six month periods ended June 30, 2019 and June 30, 2020 and the consolidated balance sheet data as of June 30, 2020 have been derived from MultiPlan Parent’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements of MultiPlan Parent have been prepared on the same basis as the audited consolidated financial statements of MultiPlan Parent. In the opinion of MultiPlan Parent’s management, the unaudited condensed consolidated interim financial data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. The selected historical consolidated financial data for the year ended December 31, 2015, the period from January 1, 2016 through June 6, 2016 and the period from May 2, 2016 through December 31, 2016, and the summary balance sheet data as of December 31, 2016 and June 30, 2019 has been derived from MultiPlan Parent’s (or its predecessor’s) unaudited financial statements not included in this prospectus.
On June 7, 2016, affiliates of Hellman & Friedman LLC, certain other investors and certain members of management acquired, indirectly, all of the capital stock of MultiPlan Parent. The following discussion includes references to the “successor” and “predecessor” of, and the related accounting periods resulting from, the consummation of such acquisition on June 7, 2016. In accordance with GAAP, the accounting period for the successor began on May 2, 2016, the date the successor began accruing expenses related to such acquisition.
You should read the selected financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and MultiPlan Parent’s consolidated financial statements and the related notes included elsewhere in this prospectus. The financial information contained in this section relates to MultiPlan, prior to and without giving pro forma effect to the impact of the Transactions and the Refinancing and the results reflected in this section may not be indicative of our results going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	May 2 – December 31, 2016	January 1 – June 6, 2016	Year Ended December 31, 2015
($ in thousands except share data)	Successor	Successor	Successor	Successor	Successor	Successor	Predecessor	Predecessor
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
Consolidated Statements of Income and Comprehensive Income Data:
Revenues(1)	$458,902	$490,677	$982,901	$1,040,883	$1,067,266	$575,889	$412,597	$865,094
Expenses:
Cost of services (exclusive of depreciation and amortization of intangible assets shown below	96,579	75,132	149,607	149,463	193,655	106,639	175,470	217,956
General and administrative expenses	57,767	36,527	75,225	77,558	122,920	160,294	187,764	174,951
Depreciation	29,641	27,570	55,807	52,268	53,002	30,244	19,818	41,650
Amortization of intangible assets	167,027	167,027	334,053	334,053	334,053	189,297	80,152	184,967
Total expenses	351,014	306,256	614,692	613,342	703,630	486,474	463,204	619,524
Operating income (loss)	107,888	184,421	368,209	427,541	363,636	89,415	(50,607)	245,570
Interest expense(2)	177,015	193,192	376,346	383,261	281,972	155,140	81,385	152,127
Interest income	(148)	(79)	(196)	(51)	(9)	(19)	—	(12)
Loss on extinguishments and modification of debt	—	—	—	—	20,053	—	127,307	—
Gain on repurchase and cancellation of notes	—	—	(18,450)	—	—	—	—	—
Net (loss) income before income taxes	(68,979)	(8,692)	10,509	44,331	61,620	(65,706)	(259,299)	93,455
(Benefit) provision for income taxes	(10,139)	(1,196)	799	8,108	(586,512)	(9,203)	(11,701)	85,706
Net (loss) income	(58,840)	(7,496)	9,710	36,223	648,132	(56,503)	(247,598)	7,749
Weighted-average shares of common stock outstanding − basic and diluted .	10	10	10	10	10	10	10	10
Net (loss) income per share − basic and diluted	$(5,884)	$(750)	$971	$3,622	$64,813	$(5,650)	$(24,760)	$775
Other comprehensive income, net of tax:
Unrealized gain (loss) on change in fair value of derivatives	—	—	—	—	—	—	(2,244)	(3,971)
Comprehensive (loss) income	$(58,840)	$(7,496)	$9,710	$36,223	$648,132	$(56,503)	$(249,842)	$3,778
Consolidated Balance Sheets Data (at end of period):
Cash and cash equivalents	$178,860	$12,069	$21,825	$5,014	$21,417	$26,396		$56,313
Total assets(3)	8,333,189	8,531,227	8,360,411	8,642,973	8,987,709	9,285,126		5,297,921
Long-term debt	5,406,138	5,509,895	5,397,122	5,603,413	5,835,697	4,700,644		2,676,697
Shareholders’ equity	1,963,650	1,978,262	1,985,218	1,990,388	1,949,448	2,670,238		1,378,304
Cash dividends per share	—	—	—	—	141,971	38,765		—
Consolidated Statements of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	$191,867	$140,838	$284,313	$292,303	$368,945	$157,621	$28,987	$347,117
Investing activities	(34,866)	(33,696)	(66,414)	(63,556)	(60,709)	(6,838,883)	(22,568)	(49,079)
Financing activities	34	(100,087)	(201,088)	(245,150)	(313,215)	6,707,658	(52,265)	(270,083)

(1)
On January 1, 2018, MultiPlan Parent adopted ASC Topic 606, Revenue from Contracts with Customers. See Note 2 to MultiPlan Parent’s annual consolidated financial statements included elsewhere in this prospectus for additional information.

(2)
In the years ended December 31, 2017, 2018 and 2019, MultiPlan Parent did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of MPH’s term loan facility in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. MultiPlan Parent corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020.

(3)
On January 1, 2019, MultiPlan Parent adopted ASC Topic 842, Leases. See Note 2 to MultiPlan Parent’s annual consolidated financial statements included elsewhere in this prospectus for additional information.

Unaudited Pro Forma Condensed Combined Financial Information
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
On February 19, 2020, Churchill consummated its initial public offering (the “Churchill IPO”) of 110,000,000 units, including 10,000,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of Class A common stock and one-fourth of one warrant, each whole warrant to purchase one share of Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $1,100,000,000. Simultaneously with the consummation of the Churchill IPO, Churchill consummated the private placement of 23,000,000 warrants at a price of $1.00 per warrant, generating total proceeds of $23,000,000. Transaction costs amounted to $57,620,020 consisting of $18,402,000 of underwriting fees, $38,500,000 of deferred underwriting fees and $718,020 of other offering costs.
Following the consummation of the Churchill IPO, $1,100,000,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee.
On July 12, 2020, Churchill entered into the Merger Agreement with MultiPlan Parent, Holdings, First Merger Sub and Second Merger Sub, which among other things, provides for (i) First Merger Sub to be merged with and into MultiPlan Parent with MultiPlan Parent surviving the First Merger and (ii) MultiPlan Parent to be merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Churchill.
On October 8, 2020, the Transactions were consummated in accordance with the terms of the Merger Agreement.
In connection with the consummation of the Transactions:
•
$1,521,000,000 in cash was paid to Holdings on behalf of Holdings’ equityholders as the Closing Cash Consideration;

•
Churchill issued 415,700,000 shares of its Class A common stock as Closing Share Consideration;

•
8,693,855 shares of Churchill’s Class A common stock were redeemed for an aggregate of $87.2 million, or approximately $10.03 per share, paid from the Churchill trust account;

•
Churchill issued and sold to the Common PIPE Investors, (x) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for aggregate proceeds of $1,300,000,000, (y) warrants to purchase 6,500,000 shares of Churchill’s Class A common stock and (z) an additional 2,050,000 shares of Churchill’s Class A common stock in lieu of an original issue discount (the shares of Class A common stock described in clause (x) and clause (z) are collectively referred to herein as the “Common PIPE Shares”);

•
Churchill issued and sold to the Convertible PIPE Investors $1,300,000,000 in aggregate principal amount of Convertible Notes, with an original issue discount of $32,500,000, for aggregate proceeds of $1,267,500,000;

•
the Senior PIK notes were redeemed in full for a total redemption price of $1,237.6 million (which includes accrued interest through October 7, 2020);

•
all of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted into shares of Churchill’s Class A common stock on a one-for-one basis;

•
Churchill paid KG a transaction fee of $15,000,000 and a placement fee of $15,500,000, all of which was paid in cash; and

•
Sponsor elected to convert the full balance of the Note, in the principal amount of $1,500,000, into 1,500,000 Working Capital Warrants.

The consummation of the Mergers constituted a definitive liquidity event under the agreements governing the Unit awards and as a result all unvested Units vested on October 7, 2020. MultiPlan Parent recorded these awards within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. The settlement of these awards was made in a combination of cash and shares of Churchill’s Class A common stock and was included in the aggregate consideration paid to MultiPlan Parent Owners.
Transaction costs included $20,000,000 of transaction bonuses approved by the compensation committee that will be paid to employees, including executive officers.
In connection with the Refinancing:
•
the 7.125% Notes were redeemed in full for a total redemption price of $1,624.8 million (which includes a redemption premium of $55.6 million and accrued interest of $9.3 million). The calculation of the total redemption price assumes the 7.125% Notes were redeemed on June 30, 2020.

•
MPH issued the 5.750% Notes in the aggregate principal amount of $1,300.0 million. The 5.750% Notes will mature on November 1, 2028. MPH incurred $16.3 million in discounts and commissions on the 5.750% Notes.

•
MPH prepaid $369.0 million on the term loan facility and amended the credit agreement governing the revolving credit facility to increase the committed principal by $350.0 million, from $100.0 million to $450.0 million. The revolving credit facility remained undrawn at the closing of the Refinancing, except to replace any outstanding letters of credit ($1.8 million of which were outstanding as of June 30, 2020). MPH incurred $4.5 million in commissions on the revolving credit facility amendment.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the unaudited condensed balance sheet of Churchill as of June 30, 2020 with the unaudited condensed consolidated balance sheet of MultiPlan Parent as of June 30, 2020, giving effect to the Transactions and Refinancing as if they had been consummated on that date.
The unaudited pro forma condensed combined statement of loss for the six months ended June 30, 2020 combines the unaudited condensed statements of operations of Churchill for the six months ended June 30, 2020 with the unaudited condensed consolidated statements of loss and comprehensive loss of MultiPlan Parent for the six months ended June 30, 2020. The unaudited pro forma condensed combined statement of loss for the year ended December 31, 2019 combines the audited statements of operations for the period from October 30, 2019 (inception) through December 31, 2019 of Churchill with the audited consolidated statements of income and comprehensive income of MultiPlan Parent for the year ended December 31, 2019. The unaudited pro forma condensed combined statements of loss for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the Transactions and Refinancing as if they had occurred as of January 1, 2019.
The unaudited pro forma condensed combined financial information is for illustrative purposes only and is based on information currently available and the assumptions and estimates described herein. The unaudited pro forma condensed combined financial information does not necessarily reflect what our financial condition or results of operations would have been had the Transactions and Refinancing occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting our future financial condition and results of operations. Our actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of Churchill was derived from the unaudited financial statements of Churchill as of and for the six months ended June 30, 2020 and from the audited financial statements of Churchill for the year ended December 31, 2019, included elsewhere in this prospectus. The historical financial information of MultiPlan Parent was derived from the unaudited condensed consolidated financial statements of MultiPlan Parent as of and for the six months ended June 30, 2020 and from the audited consolidated financial statements of MultiPlan Parent for the year ended December 31, 2019, included elsewhere in this prospectus. This information should be read together with Churchill’s and MultiPlan Parent’s audited and unaudited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
Accounting for the Transactions
The Transactions were accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Churchill was treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of MultiPlan Parent issuing shares of common stock for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (which were consistent with carrying value), with no goodwill or other intangible assets recorded.
MultiPlan Parent was determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:
•
The existing MultiPlan Parent shareholders (the “MultiPlan Parent Owners”) have the majority ownership interest and voting interest in the combined entity;

•
the combined company’s board of directors initially consists of nine directors: three of whom will initially be appointed by H&F, three of whom will initially be appointed by the Sponsor, two independent directors and one of whom will be the combined company’s chief executive officer. Two additional members will also be appointed as independent directors by H&F (subject to the Sponsor’s consent); and

•
MultiPlan Parent was the larger entity, in terms of both revenues and total assets.

Other factors were considered, including composition of management, purpose and intent of the Transactions and the location of the combined company’s headquarters, noting that the preponderance of evidence as described above was indicative that MultiPlan Parent was the accounting acquirer in the Transactions.
Accounting for the Refinancing
The redemption of the 7.125% Notes will be accounted for as an extinguishment and the difference between the reacquisition price of the debt and the net carrying amount of the extinguished debt is recognized as a loss on extinguishment through retained earnings.
The issuance of the 5.750% Notes will be accounted for as the issuance of new debt.
The call and put options embedded in the 7.125% Notes and the senior secured credit facilities are closely related to the debt host and not accounted for separately.
Description of the Transactions
The following represents the aggregate stock consideration issued by Churchill at the closing of the Transactions (the “Closing”) with the shares valued at $10.00 per share.
(in millions)
Share issuance to MultiPlan Parent Owners(1)	$4,157.0
Shares previously issued to Churchill public shareholders, net of redemptions(1)	1,013.1
Share issuance to the Sponsor (or any of its affiliates)(1)(2)	275.0
Share issuance to Purchasers of the Common PIPE Shares(1)	1,320.5
Share consideration – at Closing(3)	$6,765.6

(1)
Shares of Churchill issued as set forth in the Merger Agreement.

(2)
All of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted in the Transactions to shares of Churchill’s Class A common stock on a one-for-one basis.

(3)
Excludes the impact of the shares of common stock underlying the (a) Common PIPE Warrants, (b) Convertible Notes, (c) Working Capital Warrants, (d) warrants issued in the Churchill IPO and (e) the Private Placement Warrants. See Note 2 to Unaudited Pro Forma Condensed Combined Financial Information, “Earnings Per Share.”

The value of share consideration issued at the Closing to the MultiPlan Parent Owners was $10.00 per share.
The following summarizes the pro forma shares outstanding as of the Closing:
(shares in millions; numbers may not sum due to rounding)	Shares	%
Share issuance to the MultiPlan Parent Owners	415.7
Total MultiPlan Parent Owners shares	415.7	61.4%
Shares held by current Churchill public shareholders	110.0
Less: public shares redeemed	(8.7)
Total held by current Churchill public shareholders	101.3	15.0%
Shares held by the Sponsor (or any of its affiliates)(1)	27.5	4.1%
Common PIPE Shares	132.1	19.5%
Net Churchill shares, Sponsor Shares and Common PIPE Shares	260.9	38.6%
Pro Forma shares outstanding(2)	676.6	100.0%

(1)
All of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted in the Transactions to shares of Churchill’s Class A common stock on a one-for-one basis, including 12,404,080 of such shares that unvested as of the Closing and will revest at such time as, during the 4-year period starting on October 8, 2021 and ending on October 8, 2025, the closing price of our Class A common stock exceeds $12.50 for any 40 trading days in a 60 consecutive day period.

(2)
Pro Forma Shares Outstanding includes the 415.7 million shares issued at the Closing and the Common PIPE Shares but does not give effect to the shares of common stock underlying the Common PIPE Warrants, Convertible Notes, the Private Placement Warrants, the Public Warrants and Working Capital Warrants.

Pro Forma Condensed Combined Balance Sheet
As of June 30, 2020
(Unaudited)
(in thousands, except share and per share data)
	As of June 30, 2020				As of June 30, 2020			As of June 30, 2020
	Churchill (Historical)	MultiPlan Parent (Historical)	Transactions Pro Forma Adjustments		Pro Forma Combined	Refinancing Pro Forma Adjustments		Pro Forma Combined As Adjusted
Assets
Current assets:
Cash and cash equivalents(1)	$2,956	$178,860	$1,104,209	(A)	$892,952	(1,624,846)	(N)	$178,073
	—	—	(38,500)	(B)	—	(369,283)	(O)	—
	—	—	(53,000)	(C)	—	1,283,750	(P)	—
	—	—	(51,745)	(D)	—	(4,500)	(Q)	—
	—	—	1,300,000	(E)	—	—		—
	—	—	1,267,500	(F)	—	—		—
	—	—	(1,210,650)	(G)	—	—		—
	—	—	1,500	(J)	—	—		—
	—	—	(1,521,000)	(K)	—	—		—
	—	—	(87,178)	(M)	—	—		—
Trade accounts receivable, net	—	54,004	—		54,004	—		54,004
Prepaid expenses and other current assets	398	3,456	—		3,854	—		3,854
Prepaid software and maintenance	—	8,616	—		8,616	—		8,616
Prepaid taxes	—	7,686	—		7,686	—		7,686
Total current assets	3,354	252,622	711,136		967,112	(714,879)		252,233
Marketable securities held in Trust Account	1,104,209	—	(1,104,209)	(A)	—	—		—
Property and equipment, net	—	182,011	—		182,011	—		182,011
Operating lease right-of-use asset	—	25,887	—		25,887	—		25,887
Goodwill	—	4,142,013	—		4,142,013	—		4,142,013
Client relationships intangible, net	—	2,998,649	—		2,998,649	—		2,998,649
Provider network intangible, net	—	653,667	—		653,667	—		653,667
Other intangibles, net	—	67,300	—		67,300	—		67,300
Other assets	1	11,040	—		11,041	4,500	(Q)	14,291
Total assets	$1,107,564	$8,333,189	$(393,073)		$9,047,680	$(710,379)		$8,337,301
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,512	$8,352	$(1,390)	(C)	$7,294	$—		$7,294
	—	—	(1,180)	(D)	—	—		—
Accrued interest	—	17,895	(8,349)	(G)	9,546	(9,263)	(N)	—
	—	—	—		—	(283)	(O)	—
Income tax payable	452	—	—		452	—		452
Operating lease obligations	—	9,649	—		9,649	—		9,649
Accrued compensation	—	22,855	—		22,855	—		22,855
Accrued legal	—	9,835	—		9,835	—		9,835
Accrued administrative fees	—	3,345	—		3,345	—		3,345
Other accrued expenses	—	11,526	—		11,526	—		11,526
Total current liabilities	1,964	83,457	(10,919)		74,502	(9,546)		64,956
Long-term debt	—	5,406,138	1,023,806	(F)	5,264,729	(1,549,850)	(N)	4,631,469
	—	—	(1,165,215)	(G)	—	(367,160)	(O)	—
	—	—	—		—	1,283,750	(P)	—
Operating lease obligations	—	18,635	—		18,635	—		18,635
Deferred income taxes	—	861,309	56,781	(F)	918,090	—		918,090
Deferred underwriting fee payable	38,500	—	(38,500)	(B)	—	—		—
Total liabilities	40,464	6,369,539	(134,047)		6,275,956	(642,806)		5,633,150

(1)
The purchase by a subsidiary of MultiPlan Parent of 9,094,876 shares of Churchill stock for an aggregate price of $100.6 million on the open market in August 2020 is not reflected in the pro forma adjustments.

See accompanying notes to unaudited pro forma condensed combined financial information.

	As of June 30, 2020				As of June 30, 2020			As of June 30, 2020
	Churchill (Historical)	MultiPlan Parent (Historical)	Transactions Pro Forma Adjustments		Pro Forma Combined	Refinancing Pro Forma Adjustments		Pro Forma Combined As Adjusted
Commitments and contingencies:
Common stock subject to possible redemption	1,062,100	—	(1,062,100)	(I)	—	—		—
Shareholders’ equity:
Shareholder interests
Common stock, $0.001 par value; 1,000 shares authorized (500 Series A and 500 Series B); 5 shares of Series A and 5 shares of Series B issued and outstanding as of June 30, 2020	—	—	—		—	—		—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—	—		—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 4,141,928 and no shares issued and outstanding (excluding 105,858,072 and no shares subject to possible redemption) at June 30, 2020	—	—	13	(E)	68	—		68
	—	—	42	(K)	—	—		—
	—	—	14	(I)	—	—		—
	—	—	(1)	(M)	—	—		—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 27,500,000 shares issued and outstanding at June 30, 2020	3	—	(3)	(I)	—	—		—
Contributed capital	3,302	1,384,928	(41,000)	(C)	2,639,766	—		2,639,766
	—	—	(20,000)	(D)	—	—		—
	—	—	1,299,987	(E)	—	—		—
	—	—	186,913	(F)	—	—		—
	—	—	1,695	(H)	—	—		—
	—	—	1,062,089	(I)	—	—		—
	—	—	1,500	(J)	—	—		—
	—	—	(1,521,042)	(K)	—	—		—
	—	—	368,571	(L)	—	—		—
	—	—	(87,177)	(M)	—	—		—
Retained earnings	1,695	578,722	(10,610)	(C)	131,890	(65,733)	(N)	64,317
	—	—	(30,565)	(D)	—	(1,840)	(O)	—
	—	—	(37,086)	(G)	—	—		—
	—	—	(1,695)	(H)	—	—		—
	—	—	(368,571)	(L)	—	—		—
Shareholders’ equity	5,000	1,963,650	803,074		2,771,724	(67,573)		2,704,151
Total liabilities and shareholders’ equity	$1,107,564	$8,333,189	$(393,073)		$9,047,680	$(710,379)		$8,337,301

See accompanying notes to unaudited pro forma condensed combined financial information.

Pro Forma Condensed Combined Statements of Loss
For the Six Months Ended June 30, 2020
(Unaudited)
(in thousands, except share and per share data)
	Six Months Ended June 30, 2020				Six Months Ended June 30, 2020			Six Months Ended June 30, 2020
	Churchill (Historical)	MultiPlan Parent (Historical)	Transactions Pro Forma Adjustments		Pro Forma Combined	Refinancing Pro Forma Adjustments		Pro Forma Combined As Adjusted
Revenues	$—	$458,902	$—		$458,902	$—		$458,902
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	—	96,579	—		96,579	—		96,579
General and administrative expenses	2,062	57,767	(2,062)	(AA)	56,582	—		56,582
	—	—	(1,185)	(BB)	—			—
Depreciation	—	29,641	—		29,641	—		29,641
Amortization of intangible assets	—	167,027	—		167,027	—		167,027
Total expenses	2,062	351,014	(3,247)		349,829	—		349,829
Operating (loss) income	(2,062)	107,888	3,247		109,073	—		109,073
Interest earned on marketable securities held in Trust Account	(4,216)	—	4,216	(AA)	—	—		—
Unrealized loss on marketable securities held in Trust Account	6	—	(6)	(AA)	—	—		—
Interest expense	—	177,015	(52,552)	(CC)	183,191	(56,640)	(HH)	158,596
	—	—	39,000	(DD)	—	(6,919)	(II)	—
	—	—	19,728	(EE)	—	438	(JJ)	—
	—	—	—		—	(315)	(KK)	—
	—	—	—		—	450	(LL)	—
	—	—	—		—	37,375	(MM)	—
	—	—	—		—	1,016	(NN)	—
Interest income	—	(148)	—		(148)	—		(148)
Net Income (loss) before income taxes	2,148	(68,979)	(7,139)		(73,970)	24,595		(49,375)
Provision (benefit) for income taxes	451	(10,139)	(1,663)	(FF)	(11,351)	5,731	(FF)	(5,621)
Net income (loss)	1,697	(58,840)	(5,476)		(62,619)	18,864		(43,754)
Weighted average shares outstanding – basic and diluted	30,397,160	10	646,158,975	(GG)	676,556,145	—		676,556,145
Net loss per share – basic and diluted	$(0.03)	$(5,884,000.00)			$(0.09)	$—		$(0.06)
See accompanying notes to unaudited pro forma condensed combined financial information.

Pro Forma Condensed Combined Statements of (Loss) Income
For the Year Ended December 31, 2019
(Unaudited)
(in thousands, except share and per share data)
	For the Period from October 30, 2019 (inception) through December 31, 2019	Twelve Months Ended December 31, 2019			Twelve Months Ended December 31, 2019			Twelve Months Ended December 31, 2019
	Churchill (Historical)	MultiPlan Parent (Historical)	Transactions Pro Forma Adjustments		Pro Forma Combined	Refinancing Pro Forma Adjustments		Pro Forma Combined As Adjusted
Revenues	$—	$982,901	$—		$982,901	$—		$982,901
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	—	149,607	—		149,607	—		149,607
General and administrative expenses	1	75,225	(1)	(AA)	75,225	—		75,225
Depreciation	—	55,807	—		55,807	—		55,807
Amortization of intangible assets	—	334,053	—		334,053	—		334,053
Total expenses	1	614,692	(1)		614,692	—		614,692
Operating income (loss)	(1)	368,209	1		368,209	—		368,209
Interest expense	—	376,346	(112,994)	(CC)	380,808	(113,149)	(HH)	332,064
	—	—	78,000	(DD)	—	(13,838)	(II)	—
	—	—	39,456	(EE)	—	876	(JJ)	—
	—	—	—		—	(315)	(KK)	—
	—	—	—		—	900	(LL)	—
	—	—	—		—	74,750	(MM)	—
	—	—	—		—	2,032	(NN)	—
Interest income	—	(196)	—		(196)	—		(196)
Gain on repurchase and cancellation of Notes	—	(18,450)	18,450	(CC)	—	—		—
Net Income (loss) before income taxes	(1)	10,509	(22,911)		(12,403)	48,744		36,341
Provision (benefit) for income taxes	—	799	(5,338)	(FF)	(4,539)	11,357	(FF)	6,818
Net income (loss)	(1)	9,710	(17,573)		(7,863)	37,387		29,523
Weighted average shares outstanding — basic and diluted	25,000,000	10	651,556,135	(GG)	676,556,145	—		676,556,145
Net income (loss) per share — basic and diluted	$(0.00)	$971,000.00			$(0.01)			$0.04
See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1. Basis of Presentation
The Transactions were accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Churchill was treated as the “acquired” company for financial reporting purposes with MultiPlan Parent determined to be the accounting acquiror. This determination was primarily based on MultiPlan Parent Owners being the majority stockholders and holding majority voting power in the combined company, MultiPlan Parent’s senior management comprising the majority of the senior management of the combined company, and the ongoing operations of MultiPlan Parent comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of MultiPlan Parent issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (which were consistent with carrying value), with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the Transactions and Refinancing occurred on June 30, 2020. The unaudited pro forma condensed combined statements of loss for the six months ended June 30, 2020 and for the year ended December 31, 2019 present the pro forma effect of the Transactions and Refinancing as if they had been completed on January 1, 2019. These periods are presented on the basis of the Company as the accounting acquirer. Results for the periods presented are not necessarily indicative of the results that may be expected for any subsequent period.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 has been prepared using and should be read in conjunction with the following:
•
Churchill’s unaudited condensed balance sheet as of June 30, 2020 and the related notes for the six months ended June 30, 2020, included elsewhere in this prospectus; and

•
MultiPlan Parent’s unaudited condensed consolidated balance sheet as of June 30, 2020 and the related notes for the six months ended June 30, 2020, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statements of loss for the six months ended June 30, 2020 and for the year ended December 31, 2019 have been prepared using and should be read in conjunction with the following:
•
Churchill’s audited statement of operations for the period from October 30, 2019 (inception) through December 31, 2019 and the related notes and Churchill’s unaudited statement of operations for the six months ended June 30, 2020, included elsewhere in this prospectus; and

•
MultiPlan Parent’s audited consolidated statements of income and comprehensive income for the year ended December 31, 2019 and the related notes and MultiPlan Parent’s unaudited condensed consolidated statements of loss and comprehensive loss for the six months ended June 30, 2020, included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Management is currently finalizing certain equity agreements for the combined company. As these agreements are preliminary and not yet executed, management has not included a pro forma adjustment to reflect these equity agreements because such amounts are not known and not deemed factually supportable. 85,850,000 shares of our Class A common stock have been reserved for future issuance under equity incentive plans as of the Closing Date.
The pro forma adjustments reflecting the consummation of the Transactions and Refinancing are based on certain currently available information and certain assumptions and methodologies that we believe are reasonable under the circumstances. Therefore, it is likely that the actual entries will differ from the pro forma adjustments and it is possible the difference may be material. We believe that assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions and Refinancing contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
2. Adjustments and Assumptions to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and Refinancing and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of loss are not necessarily indicative of what our actual results of operations would have been had the Transactions and Refinancing taken place on the date indicated, nor is it indicative of our future consolidated results operations. The unaudited pro forma condensed combined financial information is based upon historical financial statements of the companies and should be read in conjunction with their historical financial statements included elsewhere in this prospectus.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (a) directly attributable to the Transactions and Refinancing, (b) factually supportable and (c) with respect to the statements of income, expected to have a continuing impact on the results of the combined company. MultiPlan Parent and Churchill have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.
The unaudited pro forma condensed combined basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of income are based upon the number of shares outstanding, assuming the Transactions occurred on January 1, 2019. As the Transactions, including related equity purchases, are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issued in connection with the Transactions have been outstanding for the entire period presented. In addition, the shares of common stock of Churchill that were redeemed in connection with the Transactions have been eliminated for the entire periods.
Transactions Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:
(A)
Reflects the reclassification of cash and cash equivalents held in the Churchill trust account that became available in connection with the Transactions.

(B)
Reflects the settlement of deferred underwriters’ fees incurred during the Churchill IPO paid upon completion of the Transactions.

(C)
Reflects adjustments related to the payment of estimated transaction costs by Churchill including, but not limited to, advisory fees, legal fees and registration fees. These costs resulted in a reduction of cash of $53 million, offset by the following adjustments:

•
$41 million decrease in contributed capital for the costs directly attributable to the offering of equity securities in connection with the Transactions;

•
$10.6 million decrease in retained earnings for the other incremental costs incurred in connection with the Transactions; and

•
$1.4 million decrease in accounts payable for any previously incurred transaction costs.

(D)
Reflects adjustments related to the payment of estimated transaction costs by MultiPlan Parent including, but not limited to, advisory fees, legal fees, transaction bonuses and registration fees, adjusted for additional transaction costs incurred by MultiPlan Parent. These costs resulted in a reduction of cash of $51.8 million, offset by the following adjustments:

•
$20 million decrease in contributed capital for the costs directly attributable to the offering of equity securities;

•
$30.6 million decrease in retained earnings for the other incremental costs incurred in connection with the Transactions; and

•
$1.2 million decrease in accounts payable for any previously incurred transaction costs.

(E)
Reflects the issuance of 132.1 million Common PIPE Shares with a par value of $13.2 thousand and 6.5 million attached Common PIPE Warrants purchased by certain investors for $1,300.0 million.

(F)
Reflects the issuance of the Convertible Notes in the aggregate principal amount of $1,300.0 million, net of $32.5 million of original issue discount. The carrying amount of the liability was determined by measuring the fair value of a similar liability (including any embedded features other than the conversion option) that does not have an associated equity component. The carrying value of the equity component represented by the embedded conversion option was determined by deducting the fair value of the liability component from the initial proceeds ascribed to the convertible debt instrument as a whole. The issuance results in the following adjustments:

•
$1,056.3 million increase in long-term debt, offset by an original issue discount of $32.5 million; and

•
$186.9 million increase in contributed capital for the cash conversion feature of the debt agreement, net of a $56.8 million increase in deferred income tax liabilities.

(G)
Reflects the reduction in cash in connection with the redemption of the Senior PIK Notes in full with the following adjustments:

•
$1,178.7 million reduction in long-term debt, offset by a proportional write-down of $13.5 million of unamortized deferred issuance costs and debt discount;

•
$8.3 million reduction in accrued interest as of June 30, 2020; and

•
$37.1 million comprised of a $23.6 million make-whole premium related to early prepayment of Senior PIK Notes and $13.5 million related to a loss on extinguishment for the difference between the net carrying amount of the debt and the reacquisition price.

(H)
Elimination of Churchill’s retained earnings, which was inclusive of historical retained earnings.

(I)
Reflects the reclassification of Churchill common stock subject to possible redemption to permanent equity (common stock and contributed capital) and the conversion of 27,500,000 outstanding shares of Churchill’s Class B common stock with a par value of $2.8 thousand to shares of Churchill’s Class A common stock on a one-for-one basis.

(J)
Reflects the issuance of an unsecured promissory note in the principal amount of $1.5 million to the Sponsor, and the simultaneous conversion at the option of the Sponsor into 1.5 million Working Capital Warrants.

(K)
Reflects the payment of the Closing Cash Consideration of $1,521.0 million to MultiPlan Parent Owners and the Units and the payment of the Closing Share Consideration of 415,700,000 new shares of Churchill’s Class A common stock with a par value of $41.6 thousand to the MultiPlan Parent Owners.

(L)
Reflects the immediate vesting of the Class B Unit awards upon the occurrence of a definitive liquidity event. The amount represents the acceleration of unvested awards outstanding as of June 30, 2020, as well as the additional value received by the holders of the awards in connection with the Merger Agreement.

(M)
Reflects the withdrawal of funds from the Churchill trust account and cash on hand to fund the redemption of 8,693,855 Churchill public shares at an approximate redemption price of $10.03 per share.

Refinancing Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(N)
Reflects the reduction in cash in connection with the redemption of the 7.125% Notes in full with the following adjustments:

•
$1,560.0 million reduction in long-term debt, offset by a proportional write-down of $10.1 million of unamortized deferred issuance costs and debt premium;

•
$9.3 million reduction in accrued interest; and

•
$65.7 million reduction in retained earnings, comprised of a $55.6 million make-whole premium related to early prepayment of the 7.125% Notes and $10.1 million related to a loss on extinguishment for the difference between the net carrying amount of the debt and the reacquisition price.

(O)
Reflects the prepayment of $369.0 million in principal on the term loan with the following adjustments:

•
$369.3 million decrease in cash;

•
$367.2 million decrease in long-term debt representing the decrease in principal of $369.0 million, net of the write off of debt issuance costs and discounts of $1.8 million;

•
$1.8 million reduction in retained earnings for the write off of debt issuance costs and discounts; and

•
$0.3 million reduction in accrued interest.

(P)
Reflects the issuance of the 5.750% Notes in the aggregate principal amount of $1,300.0 million, net of underwriting fees of $16.3 million.

(Q)
Reflects adjustments related to the $4.5 million in fees on the amendment of the revolving credit facility.

Transactions Adjustments to Unaudited Pro Forma Condensed Combined Statements of Loss
The pro forma adjustments included in the unaudited pro forma condensed combined statements of loss for the year ended December 31, 2019 and the six months ended June 30, 2020 are as follows:
(AA)
Reflects the elimination of Churchill historical operating costs, interest income and unrealized gain on the trust account and related tax impacts that would not have been incurred had the Transactions been consummated on January 1, 2019. The operating costs eliminated included the transaction expenses related to the Transactions incurred in the six months ended June 30, 2020.

(BB)
Elimination of transaction expenses incurred by MultiPlan Parent related to the Transactions incurred in the six month period June 30, 2020.

(CC)
Reflects the reduction in interest expense related to redemption and satisfaction and discharge of the Senior PIK Notes and the elimination of the gain on repurchase and cancellation of Senior PIK Notes that was recognized by MultiPlan Parent in 2019.

(DD)
Reflects the increase in interest expense related to the $1,300.0 million of Convertible Notes issued by Churchill assuming cash interest of 6%.

(EE)
Reflects the amortization of the 2.5% original issue discount on $1,300.0 million of Convertible Notes and the bifurcated cash conversion feature on a straight-line basis over the seven years from issuance to maturity.

(FF)
Adjustments to the unaudited pro forma condensed combined statements of loss have been made to reflect the income tax expense for the items described in (AA) through (EE) above and in Refinancing adjustments (HH) through (NN) below, calculated at the U.S. federal statutory rate of 21% and the blended state rate of 2.3%.

(GG)
Represents the basic and diluted weighted average shares of common stock outstanding as a result of the pro forma adjustments. Refer to the table below for the reconciliation of the pro forma adjustments for the weighted average shares outstanding.

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Share issuance to the MultiPlan Parent Owners	415,700,000	415,700,000
Share issuance to purchasers of the Common PIPE Shares	132,050,000	132,050,000
Shares previously issued to Churchill’s Sponsor .	27,500,000	27,500,000
Shares previously issued to Churchill public shareholders	110,000,000	110,000,000
Shares issued in payment of placement fee to Churchill’s Sponsor	(8,693,855)	(8,693,855)
Shares issued and redeemed as part of the Transactions	676,556,145	676,556,145
The earnings per share amounts exclude the anti-dilutive impact from the following securities:
•
the 27,500,000 Public Warrants sold during the Churchill IPO that were converted in the Mergers into warrants to purchase a total of 27,500,000 shares of our Class A common stock, which are exercisable at $11.50 per share;

•
the 23,000,000 Private Placement Warrants sold to Churchill’s Sponsor concurrently with the Churchill IPO that were converted in the Mergers into warrants to purchase a total of 23,000,000 shares of our Class A common stock. The Private Placement Warrants are exercisable at $11.50 per share. 4.8 million of these Private Placement Warrants are subject to vesting only when a $12.50 stock price level is achieved; and

•
the shares of our Class A common stock underlying the Common PIPE Warrants, Convertible Notes and Working Capital Warrants.

Refinancing Adjustments to Unaudited Pro Forma Condensed Combined Statements of (Loss) Income
(HH)
Reflects the reduction in interest expense related to redemption and satisfaction and discharge of the 7.125% Notes.

(II)
Reflects the change in interest expense related to the $369.0 million decrease in borrowings on the term loan.

(JJ)
Reflects the increase in interest expense from the additional commitment fees related to the $350.0 million increase in undrawn commitments under the revolving credit facility.

(KK)
Reflects the change in amortization of the debt issuance costs and discounts associated with the prepaid portion of the term loan.

(LL)
Reflects the amortization of the debt issuance costs incurred on the amendment of the revolving credit facility.

(MM)
Reflects the increase in interest expense related to the $1,300.0 million of 5.750% Notes.

(NN)
Reflects the amortization of the debt issuance costs on the $1,300.0 million of 5.750% Notes on a straight-line basis over the eight years from issuance to maturity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion of our financial condition and results of operations should be read in conjunction with the historical consolidated financial statements and the notes accompanying those statements appearing elsewhere in this prospectus. The results described below are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on our current expectations, which are inherently subject to risks and uncertainties. Actual results may differ significantly from those projected in such forward-looking statements due to a number of factors as a result of a variety of risks and uncertainties, including those described in this prospectus under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We undertake no obligation to update or revise any forward-looking statement.
The Business Combination
The business combination was consummated on October 8, 2020. The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Churchill will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on our existing stockholders being the majority stockholder and holding majority voting power in the combined company, our senior management comprising the majority of the senior management of the combined company, and our ongoing operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of MultiPlan issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (which were consistent with carrying value), with no goodwill or other intangible assets recorded.
The business combination is expected to have several significant impacts on our future reported financial position and results, as a consequence of reverse capitalization treatment. These include an estimated increase in total assets of approximately $714 million (as compared to our balance sheet as of June 30, 2020), (ii) a decrease in total liabilities of approximately $94 million (as compared to our balance sheet as of June 30, 2020) and (iii) an increase in shareholders’ equity of approximately $808 million (as compared to our balance sheet as of June 30, 2020). The impacts described in the preceding sentence do not give effect to the Refinancing. See “Unaudited Pro Forma Condensed Combined Financial Information.”
As a consequence of the business combination, we became the successor to an SEC-registered and NYSE-listed company. We will need to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees. We estimate that these incremental costs will range between approximately $12 million and $18 million per year.
The following discussion and analysis of financial condition and operating results for MultiPlan has been prepared by our management. Any references to “we,” “our,” “us” or “MultiPlan” in this section shall refer to MultiPlan Parent for all periods before the consummation of the Transactions and MultiPlan Corporation for all periods after the consummation of the Transactions.
Refinancing
On October 29, 2020, MPH issued $1,300,000,000 aggregate principal amount of its 5.750% Notes. In addition, MPH increased the commitments under its revolving credit facility from $100.0 million to $450.0 million. MPH used the net proceeds from the 5.750% Notes, together with $715.0 million of cash on hand, to (i) redeem, satisfy and discharge all of the 7.125% Notes and repay $369.0 million of indebtedness under MPH’s term loan facility and (ii) pay fees and expenses in connection therewith.
Company Overview
MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. We believe our primary mission is to make healthcare in the United States affordable, accessible, efficient and fair to all parties, and we believe that our products, services and business processes are aligned with this goal. MultiPlan delivers these critical solutions through the following offerings:
•
Analytics-Based Services, which reduce medical costs for consumers and payors via data-driven algorithms which detect claims anomalies;

•
Network-Based Services, which reduce medical costs through contracted discounts with healthcare providers and include one of the largest independent provider networks in the United States; and

•
Payment Integrity Services, which reduce medical costs by identifying and removing improper, unnecessary and excessive charges before claims are paid.

MultiPlan is a technology and analytics-driven processor of medical claims data and does not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management or adjudicate or pay claims.
Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets. We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services — as discussed below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. These offerings have enabled us to maintain long-term relationships with a number of our customers, including relationships of over 25 years with some of the nation’s largest commercial payors. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers and our comprehensive services identified approximately $19 billion in potential medical cost savings.
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid. Payment Integrity Services are generally priced based on a percentage of savings achieved. Almost all of these services are able to be provided automatically, using our proprietary information technology platforms, which eliminates manual interactions and interventions, and enables significant scaling of claims handling, and supporting high margins for the business.
MultiPlan was founded in 1980. Since our inception, we have demonstrated our ability to expand and diversify offerings through core business growth as well as disciplined merger and acquisitions
We believe that our solutions provide a strong value proposition to payors and their insureds, policyholders or health plan members (collectively “consumers”), as well as to providers. Overall, our service offerings aim to reduce healthcare costs for payors and consumers in a manner that is orderly, efficient and fair to all parties. In addition, because the fee for our services is in most instances directly linked to the savings realized by our customers, our interests are aligned with the interests of our customers.
We provide the following services:
Analytics-Based Services
We leverage our leading and proprietary IT platform to offer customers Analytics-Based Services to reduce medical costs. Our proprietary algorithms allow claims to be quickly and accurately compared against a library of the most updated and relevant pricing data. Our extensive nationwide network of providers and list of payor customers provides us with deep insights into the latest pricing trends. Customers of our Medical Reimbursement Analysis services are primarily large commercial insurers, Blue Cross and

Blue Shield plans, provider-sponsored health plans and TPAs, and property and casualty carriers through their bill review companies. Fees are generally based on a percentage of savings achieved. Analytics-Based Solutions contributed 59.7% of revenues for the six months ended June 30, 2020 and 57.1%, 56.2% and 54.8% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Medical Reimbursement Analysis (“MRA”).   MRA provides payors with a recommended payment amount on claims. We rely on data from public and private sources on a national and local level which are then analyzed using proprietary automated algorithms that deliver consistency and defensibility. The recommendations factor in key variables such as the provider’s location, type and size; the severity and resource intensity of the procedures performed; and costs/accepted reimbursements of other providers under the same circumstances. Two approaches are used to arrive at these recommendations, which are then used by the payor during the adjudication and payment process. The first approach is a cost-based (facilities) or reimbursement-based (professionals) approach which determines a fair reimbursement by calculating the median cost incurred or payment amount accepted by a benchmark group of like providers to deliver the same service. The second approach is charge-based and arrives at the recommended amount based on analysis of charges from comparable facilities for a specific procedure. All methodologies adjust for geographic differences. The MRA business contributed 45.4% of revenues for the six months ended June 30, 2020 and 44.5%, 42.2% and 37.1% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Financial Negotiation.   Our Financial Negotiation services assist payors with claims from providers with whom neither they nor MultiPlan have been able to secure a contractual discount. We handle these claims on an individual basis and attempts to negotiate with the provider an acceptable payment amount for a specific claim. Approximately half of the successfully negotiated claims are completed in a fully automated manner. The claims include those in which the proposed negotiated amount is generated by algorithms and automatically transmitted to the provider’s office. Certain providers also choose to set up an arrangement with MultiPlan for pre-determined levels of discount to be automatically deducted on claims that would otherwise be individually negotiated. For those claims that are not automatically negotiated, MultiPlan negotiates directly with the provider’s office through our negotiations staff that are aided by compiled statistics about the discounts typically received on these types of claims. Financial Negotiation contributed 14.3% of revenues for the six months ended June 30, 2020 and 12.7%, 14.0% and 17.7% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Network-Based Services
Network-Based Services includes MultiPlan’s Primary and Complementary Networks in which payors can utilize our extensive national network of over 1,200,000 contracted providers to process claims at a significant discount compared to billed fee-for-service rates, or increasingly, to build customized access for use by the customer’s health plan. This latter use is growing in popularity by Medicare Advantage plans that are seeking to expand to capitalize on membership growth. The establishment of a large and successful network of providers utilized by multiple payors creates a self-reinforcing network effect whereby, as more payors and their consumers access the network, participation in the network becomes more desirable to other providers. MultiPlan’s large provider network allows payors to share the prohibitive costs of maintaining a large and complex network. In addition, providers that join MultiPlan’s network gain access to a wide range of payors with the execution of a single contractual relationship. Network-Based Services contributed 29.5% of revenues for the six months ended June 30, 2020 and 32.0%, 34.9% and 39.0% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Primary Network.   For customers without their own direct contractual discount arrangements with providers, our Primary Network serves as the network for the payor’s commercial or government health plan in a given service area in exchange for a PEPM rate, or as the payor’s out-of-area extended primary network in exchange for a percentage of the savings achieved. Increasingly, the network is also being used to configure custom-built access for a payor’s Medicare Advantage plans. Membership in Medicare programs is growing by an estimated 10,000 people every day, so current and new market entrants are focused on expanding their network footprint to serve these members. The Primary Network is National Committee for Quality Assurance accredited, which we believe provides assurances to payors regarding provider credentials and network compliance and provides consumers additional confidence regarding the quality of the providers in our network. Customers mainly include provider-sponsored commercial health plans;

Medicare Advantage, Medicaid and other government-sponsored health plans; Taft-Hartley plans and TPAs as it is more cost effective for these payors to outsource this function than to incur the expense of developing and maintaining their own network of thousands of doctors and hospitals. The Primary Network contributed 13.5% of revenues for the six months ended June 30, 2020 and 13.8%, 14.3% and 14.4% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Complementary Network.   Our Complementary Network provides payor customers with access to our national network of healthcare providers that offer discounts under the health plan’s out-of-network benefits, or otherwise can be accessed secondary to another network. Payors use the network to expand provider choice for consumers and to achieve contracted reductions on more claims. Our customers pay us if they achieve savings from the Complementary Network; therefore, we believe that MultiPlan provides payors with an effective method to reduce costs. Our Complementary Network customers include large commercial insurers, property and casualty carriers via their bill review vendors, TPAs and provider-sponsored health plans. Our Complementary Network contributed 16.0% of revenues for the six months ended June 30, 2020 and 18.2%, 20.6% and 24.6% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Payment Integrity Services
Our Payment Integrity Services use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges before claims are paid. There are two services presently offered to payors. With Clinical Negotiation, payment integrity analytics score the claim, and then based on the score, the claim is reviewed by a clinician and/or coder and routed to a negotiator to reach agreement for a lower reimbursement as a result of the identified billing issues. The payor reimburses under the negotiated agreement. With Claim Correction, payment integrity analytics and the clinician/coder review (if needed, based on the confidence level of the analytics findings) lead to a recommendation to deny certain charges which is factored into the payor’s final adjudication of the claim. Our Payment Integrity Services are integrated into network pricing, so are used by many of the customers of our primary and/or complementary networks. They also are used on non-contracted claims by large commercial and Medicare Advantage insurers, Blue Cross and Blue Shield plans, provider-sponsored commercial and Medicare Advantage health plans, property and casualty carriers via their bill review vendors, and TPAs. These Payment Integrity Solutions contributed 10.8% of revenues for the six months ended June 30, 2020 and 10.9%, 8.9% and 6.2% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
We also are entering the dental market with pre-payment integrity services that use clinical algorithms and a fully-automated process to identify improperly or questionably billed charges. The dental market is a low-dollar, high volume environment where automation is critical to the ROI of any payment accuracy program. We believe our program is unique in that it also offers an optional provider communication service designed to eliminate improper billing over time through education of proper billing practices/codes and degrees of escalation for continued questionable billing.
Uncertainty Relating to the COVID-19 Pandemic
We are closely monitoring the impact of the COVID-19 pandemic (“COVID-19”) on all aspects of our business, including how it will impact our customers, associates and employees, suppliers, vendors, and business partners. We are unable to predict the extent of the impact COVID-19 will have on our financial position and operating results due to numerous uncertainties. These uncertainties include the severity of the virus, the duration of the pandemic, government, business or other actions (which could include limitations on our operations or mandates to us and our customers and providers), the effect on customer demand, or changes to our operations. The health of our workforce, and our ability to meet staffing needs and other critical functions cannot be predicted and is vital to our operations. Further, the impacts of a potential worsening of economic conditions and the continued disruptions to, and volatility in, the credit and financial markets, consumer spending, as well as other unanticipated consequences remain unknown. In addition, we cannot predict the impact that COVID-19 will have on our customers, vendors, suppliers, and other business partners; however, any material impact on these parties could adversely impact us. Effects from COVID-19 began to impact our business in first quarter 2020 with various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The situation surrounding COVID-19 remains fluid, and we are actively managing our response in collaboration with our customers, associates and employees, and business partners and assessing potential impacts to our financial position and operating results, as well as adverse developments in our business.
While we did not experience a material impact from COVID-19 during the three months ended March 31, 2020, we have experienced a 15.8% decline in revenues during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019 due to reduced volume of claims from customers as a result of restrictions on elective medical procedures and non-essential medical services. For the six months ended June 30, 2020, we incurred $0.3 million of expenses directly related to COVID-19, primarily for office cleaning and computer and office supplies to enable employees to work remotely.
We have temporarily closed all of our offices and restricted travel due to concern for our employees’ health and safety and also in compliance with state shelter in place orders. Most of our approximately 2,000 employees are working remotely. Other than these modifications, we have not experienced any material changes to our operations including receiving and processing transactions with our customers as a result of COVID-19.
The COVID-19 pandemic is evolving rapidly. We believe COVID-19’s impact on our businesses, operating results, cash flows and/or financial condition primarily will be driven by the severity and duration of the pandemic; the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns; and the timing, scope and impact of stimulus legislation as well as other federal, state and local governmental responses to the pandemic. Those primary drivers are beyond our knowledge and control. COVID-19 will continue to impact our businesses, operating results, cash flows and/or financial condition but it is uncertain if such impact will become adverse or material as explained above.
The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020 and included certain changes to corporate income taxes. Specifically, the CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain payroll tax credits associated with the retention of employees. We have assessed these impacts during the first quarter of 2020 and noted the largest impact is due to the tax law change related to the interest disallowance rules retroactive to 2019. The other aspects of the CARES Act did not have a material effect to us. See Note 5 of our unaudited condensed consolidated financial statements included elsewhere in this prospectus.
Factors Affecting Our Results of Operations
Key Technology
Our strength as a company is our ability to use data and analytics to develop new service opportunities to enhance our customer relationships and to increase revenues. We use technology, data and analytics to transform healthcare transactions into multiple opportunities for savings and recurring revenues by leveraging data and analytics to inform our transaction processing systems (i.e., our claims processing systems). The transaction processing systems generate savings for our customers, revenues for us and each transaction adds more data to our intelligence engine and data warehouse. The intelligence engine drives our analytics and development of new saving opportunities and revenue growth through service enhancement or new product development.
Our technology also contributes to our ability to efficiently process our transactions through electronic data interchange (“EDI”) batch files, real time web services and online through customer and provider portals. Our current infrastructure supports significantly more than the current transaction volume giving us room for growth and increased volume. Our application platforms are architected and built with redundancy to eliminate downtime. All of the claims processed in our system are received via EDI or direct web service integration. As we process more claims through EDI and direct service integration, our electronic integration with customers, results in substantial back office interconnectivity and considerably reduces complexity and processing failures. Because our transaction processing systems are scalable, we are able to absorb significant increases in volume at minimal marginal costs. Our integration into our customers’ systems and processes is an important component of our business model, and has led to relationships with key customers that have exceeded 30 years. We believe that our services have made us an important partner in our customers’ planning and budgeting processes.
Medical Cost Savings
Our business and revenues are driven by the ability to lower medical costs through claims savings for our customers. The medical charges of those claims can influence our ability to generate claim savings.
The following table presents the medical charges processed and the savings generated for the periods presented:
	For the Six Months Ended June 30,		For the Year Ended December 31,
($ in billions)	2020	2019	2019	2018	2017
Medical charges processed(1)	$49.9	$52.8	$106.3	$101.6	$97.4
Medical cost savings(2)	18.8%	17.2%	17.8%	18.3%	18.3%

(1)
Medical charges processed represents the aggregate dollar amount of claims processed by our cost management solutions in the period presented. The dollar amount of the claim for purposes of this calculation is the dollar amount of the claim prior to any reductions that may be made as a result of the claim being processed by our cost management solutions.

(2)
Medical cost savings represents the aggregate amount of potential savings in dollars identified by our cost management solutions in the period presented expressed as a percentage of the aggregate amount of medical charges processed in the period presented. Since certain of our fees are based on the amount of savings achieved by our customers and our customers are the final adjudicator of the claims and may choose not to reduce claims or reduce claims by only a portion of the potential savings identified, medical cost savings may not directly correlate with the amount of fees earned in connection with the processing of such claims.

Business Model
Our business model avoids reimbursement, underwriting and malpractice risk and exposure. We do not provide or manage healthcare services or provide medical care. This makes us free from state and federal regulations that are imposed on insurers and medical services providers.
Healthcare Industry Exposure
According to CMS, healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of GDP by 2028, representing a compounded annual growth rate of 5.5%. There are a multitude of factors driving this expected growth, including recent regulations and ongoing secular trends, such as the aging population and other demographic factors, which are driving expanded healthcare coverage and increased utilization. As expenditures continue to rise, stakeholders and especially payors, are becoming increasingly focused on solutions that reduce medical costs and improve payment accuracy.
Components of Results of Operations
Revenues
We generate revenues from several sources including: (i) Network-Based Solutions that process claims at a discount compared to billed fee-for-service rates and using an extensive network, (ii) Analytics-Based Solutions that use our leading and proprietary information technology platform to offer customers solutions to reduce medical costs and (iii) Payment Integrity Solutions that use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges. Payors compensate us through either a percentage of savings (“PSAV”) achieved or a per employee/member per month (“PEPM”) rate.

Costs of Services (exclusive of depreciation and amortization of intangible assets)
Costs of services (exclusive of depreciation and amortization of intangible assets) consist of all costs specifically associated with claims processing activities for customers, sales and marketing, and the development and maintenance of our networks, analytics-based solutions, and payment integrity solutions. Two of the largest components in costs of services are personnel expenses and access and bill review fees. Access and bill review fees include fees for accessing non-owned third-party provider networks, expenses associated with vendor fees for database access and systems technology used to reprice claims, and outsourced services. Third-party network expenses are fees paid to non-owned provider networks used to supplement our owned network assets to provide more network claim savings to our customers.
General and Administrative Expenses
General and administrative expenses include corporate management and governance functions comprised of general management, legal, treasury, tax, real estate, financial reporting, auditing, benefits and human resource administration, communications, public relations, billing and information management. In addition, general and administrative expenses include taxes, insurance, advertising, transaction costs, and other general expenses.
Depreciation Expense
Depreciation expense consists of depreciation and amortization of property and equipment related to our investments in leasehold improvements, furniture and equipment, computer hardware and software, and internally generated capitalized software development costs. We provide for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.
Amortization of intangible assets
Amortization of intangible assets includes amortization of the value of our customer relationships and provider network which were identified in valuing the intangible assets in connection with the June 6, 2016 acquisition by H&F. These intangible assets are amortized on a straight-line basis over 15 years.
Interest expense
Interest expense consists of accrued interest and related interest payments on our outstanding long-term debt and amortization of debt issuance costs, discounts on the term loan (“Term Loan G”) under the MPH Acquisition Holdings LLC (“MPH”) senior secured credit facilities the (“senior secured credit facilities”) and the Senior PIK Notes, and 7.125% Senior Notes due 2024 (the “7.125% Senior Notes”) premium, and the write-off of any debt issue costs, as well as the discount from the repurchase and cancellation of notes.
Interest income
Interest income consists primarily of bank interest.
Gain on repurchase and cancellation of notes
The gain on repurchase and cancellation of notes consists of the gain from the cash repurchase plus accrued interest from the repurchase and cancellation of $121.3 million of Senior PIK Notes in 2019. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million.
Loss on extinguishments and modification of debt
Loss on extinguishments and modification of debt consist of write-offs of unamortized debt issuance costs and original issue discount in connection with the 2017 repricing of our Term Loan G of $20.1 million.
Income tax (benefit) expense
Income tax (benefit) expense consists of federal, state, and local income taxes. Due to the variability of our taxable income as compared to net income, stock-based compensation and the variability of the jurisdictions where income is earned, our effective tax rate can vary significantly from one period to the next depending on relative changes in net income.
Non-GAAP Financial Measures
We use EBITDA and Adjusted EBITDA to evaluate our financial performance. EBITDA and Adjusted EBITDA are financial measures that are not presented in accordance with GAAP. We believe the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our financial operating results of our core business.
These measurements of financial performance have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, they may not be comparable to other similarly titled measures of other companies. Some of these limitations are:
•
such measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•
such measures do not reflect changes in, or cash requirements for, our working capital needs;

•
such measures do not reflect the significant interest expense, or cash requirements necessary to service interest or principal payments on our debt;

•
such measures do not reflect any cash requirements for any future replacement of depreciated assets;

•
such measures do not reflect the impact of stock-based compensation upon our results of operations;

•
such measures do not reflect our income tax (benefit) expense or the cash requirements to pay our income taxes;

•
such measures do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•
other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in the presentation.
EBITDA and Adjusted EBITDA are widely used measures of corporate profitability eliminating the effects of financing and capital expenditures from the operating results. We define EBITDA as net income adjusted for interest expense, interest income, income tax (benefit) expense, depreciation, amortization of intangible assets, and non-income taxes. We define Adjusted EBITDA as EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of our core business, including (income) expense, transaction related expenses, loss on the extinguishment of debt, gain on the repurchase and retirement of notes, and stock-based compensation. See our consolidated financial statements for more information regarding these adjustments.
Adjusted EBITDA is used in our agreements governing our outstanding indebtedness for debt covenant compliance purposes. Our Adjusted EBITDA calculation is consistent with the definition of Adjusted EBITDA used in our debt instruments.

The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for the periods presented:
	For the Six Months Ended June 30,		For the Year Ended December 31,
($ in thousands)	2020	2019	2019	2018	2017
	(unaudited)	(unaudited)
Net (loss) income	$(58,840)	$(7,496)	$9,710	$36,223	$648,132
Adjustments:
Interest expense(a)	177,015	193,192	376,346	383,261	281,972
Interest income	(148)	(79)	(196)	(51)	(9)
Income tax (benefit) provision	(10,139)	(1,196)	799	8,108	(586,512)
Depreciation	29,641	27,570	55,807	52,268	53,002
Amortization of intangible assets	167,027	167,027	334,053	334,053	334,053
Non-income taxes(b)	920	930	1,944	1,641	1,315
EBITDA	$305,476	$379,948	$778,463	$815,503	$731,953
Adjustments:
Other (income) expense(c)	297	823	1,947	4,617	5,857
Transaction related expenses(d)	2,698	22	3,270	49	3,435
Loss on extinguishments and modification of debt(e)	—	—	—	—	20,053
Gain on repurchase and cancellation of notes(f)	—	—	(18,450)	—	—
Stock-based compensation(g)	37,272	(4,630)	(14,880)	4,717	50,788
Adjusted EBITDA	$345,743	$376,163	$750,350	$824,886	$812,086

(a)
Please see the section entitled “— Factors Affecting the Comparability of our Results of Operations — Debt Refinancings, Repayments and Repricing” for more information.

(b)
Non-income taxes includes personal property taxes, real estate taxes, sales and use taxes and franchise taxes which are included in cost of services and general and administrative expenses in our consolidated statements of income and comprehensive income.

(c)
Represents miscellaneous non-operating expenses, gain or loss on disposal of assets, management fees, and costs associated with the integration of acquired companies into MultiPlan.

(d)
Represents ordinary course transaction costs, including transaction costs related to the issuance of the Senior PIK Notes on November 21, 2017, the refinancing of MPH’s term loan effective June 12, 2017, and to the transactions contemplated by the Merger Agreement.

(e)
Includes expenses related to the refinancing of MPH’s term loan effective June 12, 2017.

(f)
Represents the gain related to the repurchase and cancellation of $121.3 million in aggregate principal amount of Senior PIK Notes.

(g)
Includes the cost of an employee stock-based compensation plan. Please see the section entitled “— Factors Affecting the Comparability of our Results of Operations — Stock-Based Compensation” for additional information.

Factors Affecting the Comparability of our Results of Operations
As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods and may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.

Debt Refinancings, Repayments and Repricing
We made several principal prepayments of the Term Loan G principal in the amounts of $100.0 million, $245.0 million and $165.0 million for the years ended December 31, 2019, 2018 and 2017, respectively. These prepayments reduce interest expense for Term Loan G for these and future time periods.
On June 12, 2017, we refinanced Term Loan G, resulting in a reduction in the loan’s base rate with terms otherwise similar to the former Term Loan G, including the same security and guarantee package. As a result of the Term Loan G refinancing on June 12, 2017, we incurred expenses of $20.1 million recorded as a loss on extinguishment of debt, including the write-off of $4.9 million of term loan discount and $15.2 million of debt issuance costs.
On November 21, 2017, we issued $1.3 billion of Senior PIK Notes.
In connection with Term Loan G, the $100.0 million revolving credit facility (“Revolver G”) under the senior secured credit facilities, the 7.125% Senior Notes and the Senior PIK Notes, there was $102.2 million of specific expenses incurred related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized as debt issuance costs and are being amortized over the term of the related debt using the effective interest method.
During the year-ended December 31, 2019, we repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020.
Stock-Based Compensation
Prior to the consummation of the Transactions, we were a wholly owned subsidiary of Polaris Investment Holdings, L.P. (“Holdings”) and our stock-based compensation was granted to employees in the form of Units (“Units”) via a Class B Unit Award Agreement. See Note 14 of our consolidated financial statements included elsewhere in this prospectus for more information.
We changed our assumptions in computing the fair market value of the Units to incorporate a 11% and 19% discount for lack of marketability of the Units for the six months ended June 30, 2020 and June 30, 2019, respectively, and 20% discount for lack of marketability of the Units for the years ended December 31, 2019 and December 31, 2018, respectively. This change in discount was due to a decrease in the term (timing to liquidity assumption) as we are closer to being able to readily sell shares. The pre-tax effect of this change in accounting estimate reduced expenses by $13.4 million and $9.5 million for the six months ended June 30, 2020 and June 30, 2019, respectively and $17.4 million and $16.0 million for the years ended December 31, 2019 and 2018, respectively.

Results of Operations for the Six Months Ended June 30, 2020 and June 30, 2019
The following table provides the results of operations for the periods indicated:
	For the Six Months Ended June 30,
($ in thousands)	2020	2019	Change $	Change %
Revenues
Network Services	$135,126	$162,760	$(27,634)	(17.0)%
Analytics-Based Solutions	274,096	274,799	(703)	(0.3)%
Payment Integrity Solutions	49,680	53,118	(3,438)	(6.5)%
Total Revenues	458,902	490,677	(31,775)	(6.5)%
Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)
Personnel expenses	81,731	58,238	23,493	40.3%
Access and bill review fees	7,307	8,361	(1,054)	(12.6)%
Other	7,541	8,533	(992)	(11.6)%
Total Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)	96,579	75,132	21,447	28.5%
General and administrative expenses	57,767	36,527	21,240	58.1%
Depreciation expense	29,641	27,570	2,071	7.5%
Amortization of intangible assets	167,027	167,027	—	0.0%
Operating income	107,888	184,421	(76,533)	(41.5)%
Interest expense	177,015	193,192	(16,177)	(8.4)%
Interest income	(148)	(79)	(69)	87.3%
Net loss before income taxes	(68,979)	(8,692)	(60,287)	(693.6)%
Benefit for income taxes	(10,139)	(1,196)	(8,943)	(747.7)%
Net loss	$(58,840)	$(7,496)	$(51,344)	(685.0)%
Revenues
Revenues for the six months ended June 30, 2020 were $458.9 million as compared to revenues of $490.7 million for the six months ended June 30, 2019, representing a decrease of $31.8 million, or 6.5%. This decrease in revenues was attributed to decreases in Network Services revenues of $27.6 million, Analytics-Based Solutions revenues of $0.7 million and Payment Integrity Solutions revenues of $3.4 million, primarily due to reduced volumes of claims from customers as a result of restrictions on elective medical procedures and non-essential medical services related to COVID-19. Revenues for the first quarter 2020, before any material impact of COVID-19, were higher than first quarter 2019 by 2.9%. Revenues for the second quarter 2020 were impacted by COVID-19 with revenues 15.8% lower than second quarter 2019.
For the six months ended June 30, 2020, Network Services revenues were $135.1 million as compared to $162.8 million for the six months ended June 30, 2019, representing a decrease of $27.6 million, or 17.0%. This decrease was primarily due to decreases in primary network revenues of $6.4 million, or 9.4% and decreases in complementary network revenues of $21.3 million, or 22.5%. Primary network revenues declined due to decreases in volumes from several smaller customers. Complementary network revenues declined because of declines in volumes from some customers as claims were moved from using our Network Services product to our Analytics-Based Solutions products and also due to declines as a result of COVID-19 restrictions on elective procedures and non-essential medical services.
For the six months ended June 30, 2020, revenues from our Analytics-Based Solutions, including Financial Negotiation and Medical Reimbursement Analytics revenues, were $274.1 million as compared to $274.8 million for the six months ended June 30, 2019, representing a decrease of $0.7 million, or 0.3%. Decreases in the Analytics-Based Solutions revenues were primarily due to decreases in Medical

Reimbursement Analytics revenues of $0.7 million, or 0.3%. These decreases were driven by a reduction in overall claim volume due to COVID-19 restrictions on elective procedures and non-essential medical services, offset by increases in claims volume due to some customers that moved their claims from using our Network Services product to our Analytics-Based Solutions products. Revenues for our Financial Negotiations Services remained flat at $65.7 million for the six months ended June 30, 2020 and June 30, 2019.
For the six months ended June 30, 2020, revenues from our Payment Integrity Solutions were $49.7 million as compared to $53.1 million for the six months ended June 30, 2019, representing a decrease of $3.4 million, or 6.5%. This decrease was primarily due to reduction in overall claim volume due to COVID-19 restrictions on elective procedures and non-essential medical services.
Costs of Services (exclusive of depreciation and amortization of intangible assets)
Costs of services for the six months ended June 30, 2020 were $96.6 million as compared to costs of services of $75.1 million for the six months ended June 30, 2019, representing an increase of $21.4 million or 28.5%. This increase was primarily due to increases in personnel expenses of $23.5 million as explained below, offset by decreases in access and bill review fees of $1.1 million and decreases in other expenses of $1.0 million.
Personnel expenses, including contract labor, were $81.7 million for the six months ended June 30, 2020 as compared to $58.2 million for the six months ended June 30, 2019, representing an increase of $23.5 million or 40.3%. This increase was primarily due to increases in stock-based compensation of $20.9 million and net increases in compensation, including salaries, bonuses, commissions, and fringe benefits of $2.6 million.
Access and bill review fees for the six months ended June 30, 2020 were $7.3 million, as compared to $8.4 million for the six months ended June 30, 2019, representing a decrease of $1.1 million, or 12.6%. This decrease was primarily due to decreases in network access fees for accessing non-owned third-party provider networks of $0.5 million and reductions in claims processing fees of $0.6 million.
General and Administrative Expenses
General and administrative expenses for the six months ended June 30, 2020 were $57.8 million as compared to $36.5 million for the six months ended June 30, 2019, representing an increase of $21.3 million, or 58.1%. This increase was primarily due to increases in personnel expenses of $21.0 million primarily due to increases in stock-based compensation of $21.0 million and increases in transaction costs of $2.7 million, offset by increases in capitalized software development of $2.3 million to enhance our information technology and platforms. The increases in transaction costs were primarily due to costs associated with the Transactions. Please see Note 10 of our unaudited financial statements for more information.
Depreciation Expense
Depreciation expense was $29.6 million for the six months ended June 30, 2020, as compared to $27.6 million for the six months ended June 30, 2019, representing an increase of $2.0 million, or 7.5%. This increase was due to $34.9 million and $66.4 million purchases of property and equipment, including internally generated capital software in the six months ended June 30, 2020 and in the year ended December 31, 2019, respectively.
Amortization of Intangible Assets
Amortization of intangible assets was $167.0 million for the six months ended June 30, 2020 and June 30, 2019. This expense represents the amortization of intangible assets, as explained above and in the notes to the consolidated financial statements.
Interest Expense and Interest Income
Interest expense was $177.0 million for the six months ended June 30, 2020, as compared to $193.2 million for the six months ended June 30, 2019, representing a decrease of $16.2 million or 8.4%.

The decreases in interest expense for this time period was due to lower term loan interest rates in the six months ended June 30, 2020, as compared to the six months ended June 30, 2019, as well as reductions in interest on the Senior PIK Notes due to the repurchase and cancellation of $121.3 million of Senior PIK Notes in third quarter 2019, as explained below. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020. Interest income was $0.1 million for the six months ended June 30, 2020 and June 30, 2019. Interest expense attributable to the Senior PIK Notes, including the write-off of debt issuance costs and discounts, were $52.6 million and $57.7 million for the six months ended June 30, 2020 and 2019, respectively.
As of June 30, 2020, our long-term debt was $5,406.1 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $5.4 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $9.3 million, (iii) $1,178.7 million of Senior PIK Notes, discount on Senior PIK Notes of $6.3 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $40.3 million. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020. As of June 30, 2020, our total debt had an annualized weighted average interest rate of 5.77%. During third quarter 2019, we repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. These amounts are included in interest expense.
As of June 30, 2019, our long-term debt was $5,509.9 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $7.0 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $11.3 million, (iii) $1,300.0 million of Senior PIK Notes, discount on Senior PIK Notes of $9.4 million, and (iv)$0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $55.1 million. As of June 30, 2019, our total debt had a weighted average interest rate of 6.5%.
Benefit for Income Taxes
Net loss before income taxes for the six months ended June 30, 2020 of $69.0 million generated a benefit for income taxes of $10.1 million with an effective tax rate of 15%. Net loss before income taxes for the six months ended June 30, 2019 of $8.7 million generated a benefit for income taxes of $1.2 million with an effective tax rate of 14%. Our effective tax rate during the six months ended June 30, 2020 and June 30, 2019 differed from the statutory rate primarily due to stock-based compensation expense and state tax rates.
Net Loss
Net loss for the six months ended June 30, 2020 was $58.8 million as compared to net loss of $7.5 million for the six months ended June 30, 2019. The increase in net loss of $51.3 million was primarily due to a decrease in revenues of $31.8 million, increases in costs of services of $21.4 million, increases in general and administrative expenses of $21.2 million, and increases in depreciation expense of $2.1 million, offset by decreases in interest expense of $16.2 million, increases in the benefit for income taxes of $8.9 million, and increases in interest income of $69 thousand as explained in the sections above.

Results of Operations for the Years Ended December 31, 2019 and December 31, 2018
The following table provides the results of operations for the periods indicated:
	For the Year Ended December 31,		Change
($ in thousands)	2019	2018	$	%
Revenues
Network Services	$314,510	$363,510	$(49,000)	(13.5)%
Analytics-Based Solutions	561,525	584,998	(23,473)	(4.0)%
Payment Integrity Solutions	106,866	92,375	14,491	15.7%
Total Revenues	982,901	1,040,883	(57,982)	(5.6)%
Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)
Personnel expenses	115,827	115,920	(93)	(0.1)%
Access and bill review fees	15,996	16,735	(739)	(4.4)%
Other	17,784	16,808	976	5.8%
Total Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)	149,607	149,463	144	0.1%
General and administrative expenses	75,225	77,558	(2,333)	(3.0)%
Depreciation expense	55,807	52,268	3,539	6.8%
Amortization of intangible assets	334,053	334,053	—	0.0%
Operating Income	368,209	427,541	(59,332)	(13.9)%
Interest expense	376,346	383,261	(6,915)	(1.8)%
Interest income	(196)	(51)	(145)	N/M
Gain on repurchase and cancellation of notes	(18,450)	—	(18,450)	N/M
Net income before income taxes	10,509	44,331	(33,822)	(76.3)%
Provision for income taxes	799	8,108	(7,309)	(90.1)%
Net income	$9,710	$36,223	$(26,513)	(73.2)%

N/M = Not meaningful
Revenues
Revenues for the year ended December 31, 2019 were $982.9 million as compared to revenues of $1,040.9 million for the year ended December 31, 2018, representing a decrease of $58.0 million, or 5.6%. This decrease in revenues was attributed to declines in Network Services revenues of $49.0 million and Analytics-Based Solutions revenues of $23.5 million, offset by growth in our Payment Integrity Solutions revenues of $14.5 million.
For the year ended December 31, 2019, Network Services revenues were $314.5 million as compared to $363.5 million for the year ended December 31, 2018, representing a decrease of $49.0 million or 13.5%. This decrease was primarily due to decreases in complementary network revenues of $35.5 million, or 16.6%, and decreases in primary network revenues of $13.5 million, or 9.0%. Complementary network revenues declined primarily due to declines in volumes of some customers as claims were moved from using our Network Services product to our Analytics-Based Solutions products. The remaining declines in complementary network revenues were from regional health plans and TPAs under financial pressure to reduce administrative costs, even at the expense of medical cost savings, and they implemented in-house programs to reduce costs. Of the $13.5 million decline in primary network revenues, $3.8 million was due to our decision to exit one of our specialty network programs because the program was small and not part of our core suite of products. The remaining $9.7 million decline in primary network revenues was due to volume declines in Medicaid network customers as two payors lost their government contracts at the end of 2018 and $4.2 million of revenue declines as small group health customers stopped accessing the MultiPlan network.

For the year ended December 31, 2019, revenues from our Analytics-Based Solutions, including Financial Negotiation and Medical Reimbursement Analytics revenues, were $561.5 million as compared to $585.0 million for the year ended December 31, 2018, representing a decrease of $23.5 million, or 4.0%. Decreases in the Analytics-Based Solutions revenues were primarily due to decreases in Financial Negotiations revenues of $21.3 million, or 14.6% and decreases in Medical Reimbursement Analytics revenues of $2.2 million, or 0.5%. Declines in Financial Negotiations revenues were due to some customers moving their claims from the Financial Negotiations product to the Medical Reimbursement Analysis products. While several of our customers moved a significant number of claims from the Network Services product to Analytics-Based Solutions, there was an aggregate decline in Analytics-Based Solutions claims and revenues as a result of a change in claims practice by certain customers beginning in the third quarter of 2018. This change in claims practice resulted in an approximately $50 to $60 million decline in revenues for the year ended December 31, 2019 as compared to the prior year, however, claims and revenue from such customers began to stabilize by the end of 2019. We also experienced slower than expected growth in our Analytics-Based Solutions for the year ended December 31, 2019 resulting from implementation issues at certain customers due to the need to revise their internal policies and/or update their end-user plan documentation.
Costs of Services (exclusive of depreciation and amortization of intangible assets)
Costs of services for the year ended December 31, 2019, were $149.6 million, as compared to costs of services of $149.5 million for the year ended December 31, 2018, representing an increase of $0.1 million or 0.1%. The increase in 2019 costs of services was primarily due to increases in other expenses of $0.9 million primarily due to increases in facilities expenses as a result of increases in office space rented and rent increases, offset by decreases in personnel expenses of $0.1 million and access and bill review fees of $0.7 million.
Personnel expenses, including contract labor, were $115.8 million for the year ended December 31, 2019, as compared to $115.9 million for the year ended December 31, 2018, representing a decrease of $0.1 million or 0.1%. This decrease was primarily due to reductions in stock-based compensation of $8.1 million, offset by increases in bonuses, commissions, and fringe benefits of $8.1 million. Stock-based compensation expense declined as a result of changes in valuation of our Units year-over-year.
Access and bill review fees for the year ended December 31, 2019 were $16.0 million, as compared to $16.7 million for the year ended December 31, 2018, representing a decrease of $0.7 million, or 4.4%. This decrease was primarily due to decreases in network access fees for accessing non-owned third-party provider networks, primarily due to reduced volume and a renegotiated agreement with one of our large leased networks.
General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2019 were $75.2 million as compared to $77.6 million for the year ended December 31, 2018, representing a decrease of $2.3 million or 3.0%. This decrease was primarily due to reductions in stock-based compensation of $11.5 million, offset by increases in other personnel expenses of $9.2 million. Stock-based compensation expense declined as a result of changes in valuation of our Units year-over-year.
Depreciation Expense
Depreciation expense was $55.8 million for the year ended December 31, 2019, as compared to $52.3 million for the year ended December 31, 2018, representing an increase of $3.5 million. This increase was due to $63.6 million of purchases of property and equipment, including internally generated capital software in the year ended December 31, 2018.
Amortization of Intangible Assets
Amortization of intangible assets was $334.1 million for the years ended December 31, 2019 and December 31, 2018. This expense represents the amortization of intangible assets, as explained above and in the notes to our financial statements.

Interest Expense, Interest Income, and Gain on Repurchase and Cancellation of Notes
Interest expense was $376.3 million for the year ended December 31, 2019, as compared to $383.3 million for the year ended December 31, 2018, representing a decrease of $6.9 million or 1.8%. This decrease was primarily due to reductions in interest on the Senior PIK Notes due to the repurchase and cancellation of the Senior PIK Notes as explained below and the combination of $100 million less term debt during most of 2019, as well as lower Term Loan G interest rates in the last half of 2019, offsetting higher interest rates that occurred in the first half of 2019, as compared to the comparable time periods in 2018. During third quarter 2019, we repurchased and cancelled $121.3 million of Senior PIK Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The write-off of debt issue costs and discount are included in interest expense. Interest income was $0.2 million for the year ended December 31, 2019, as compared to interest income of $51 thousand for the year ended December 31, 2018. Interest expense attributable to the Senior PIK Notes, including the write-off of debt issuance costs and discounts, were $113.0 million and $115.1 million for the year ended December 31, 2019 and 2018, respectively.
As of December 31, 2019, our long-term debt was $5,397.1 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $6.2 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $10.3 million, (iii) $1,178.7 million of Senior PIK Notes, discount on Senior PIK Notes of $7.4 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $48.4 million. As of December 31, 2019, our total debt had an annualized weighted average interest rate of 6.3%. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020.
As of December 31, 2018, our long-term debt was $5,603.4 million and included (i) $2,810.0 million Term Loan G, discount on Term Loan G of $7.8 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $12.3 million, (iii) $1,300.0 million of Senior PIK Notes, discount on Senior PIK Notes of $10.6 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $60.6 million. As of December 31, 2018, our total debt had a weighted average interest rate of 6.7%.
Provision for Income Taxes
Net income before income taxes for the year ended December 31, 2019 of $10.5 million generated a provision for income taxes of $0.8 million with an effective tax rate of 7.6%. Net income before income taxes for the year ended December 31, 2018 of $44.3 million generated a provision for income taxes of $8.1 million with an effective tax rate of 18.3%. Our effective tax rate during the 2019 and 2018 periods differed from the statutory rate primarily due to stock-based compensation expense and state tax rates. In 2018, there was a $4.9 million one-time non-cash benefit due to a change in state tax rates.
Net Income
Net income for the year-ended December 31, 2019 was $9.7 million as compared to net income of $36.2 million for the year-ended December 31, 2018. The decrease in net income of $26.5 million was primarily due to decreases in revenues of $58.0 million, increases in depreciation of $3.5 million, increase in costs of services of $0.1 million, offset by gain on the repurchase and cancellation of notes of $18.5 million, decreases in general and administrative expenses of $2.3 million, decreases in interest expense of $6.9 million, decreases in the provision for income taxes of $7.3 million, and increases in interest income of $0.1 million, as explained in the sections above. During 2019, we repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. These amounts are included in interest expense.

Results of Operations for the Years Ended December 31, 2018 and December 31, 2017
The following table provides the results of operations for the periods indicated:
	For the Year Ended December 31,		Change
($ in thousands)	2018	2017	$	%
Revenues
Network Services	$363,510	$415,759	$(52,249)	(12.6)%
Analytics-Based Solutions	584,998	584,925	73	0.0%
Payment Integrity Solutions	92,375	66,582	25,793	38.7%
Total Revenues	1,040,883	1,067,266	(26,383)	(2.5)%
Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)
Personnel expenses	115,920	153,046	(37,126)	(24.3)%
Access and bill review fees	16,735	20,921	(4,186)	(20.0)%
Other	16,808	19,688	(2,880)	(14.6)%
Total Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)	149,463	193,655	(44,192)	(22.8)%
General and administrative expenses	77,558	122,920	(45,362)	(36.9)%
Depreciation expense	52,268	53,002	(734)	(1.4)%
Amortization of intangible assets	334,053	334,053	—	0.0%
Operating Income	427,541	363,636	63,905	17.6%
Interest expense	383,261	281,972	101,289	35.9%
Interest income	(51)	(9)	(42)	N/M
Loss on extinguishments and modification of debt	—	20,053	(20,053)	N/M
Net income before income taxes	44,331	61,620	(17,289)	(28.1)%
Provision for income taxes	8,108	(586,512)	594,620	101.4%
Net income	$36,223	$648,132	$(611,909)	(94.4)%

N/M = Not meaningful
Revenues
Revenues for the year ended December 31, 2018 were $1,040.9 million as compared to revenues of $1,067.3 million for the year ended December 31, 2017, representing a decrease of $26.4 million, or 2.5%. This decrease in revenues was attributed to declines in our Network Services revenues of $52.2 million, offset by increases in Payment Integrity Solutions revenues of $25.8 million.
For the year ended December 31, 2018, Network Services revenues were $363.5 million as compared to $415.8 million for the year ended December 31, 2017, representing a decrease of $52.2 million or 12.6%. This decrease was primarily due to decreases in complementary network revenues of $47.9 million, or 18.3% and decreases in primary network revenues of $4.3 million or 2.8%. Complementary network revenues declined primarily due to declines in volumes of several large customers as claims were moved from using our Network Services product to our Analytics-Based Solutions products.
For the year ended December 31, 2018, revenues from our Analytics-Based Solutions, including Financial Negotiation and Medical Reimbursement Analytics revenues remained relatively flat at $585.0 million as compared to $584.9 million for the year ended December 31, 2017, representing an increase of $0.1 million. Even though several large customers moved claims from Network Services to Analytics-Based Solutions, the revenues remained relatively flat as a result of some of our large customers having implementation and contractual issues with their clients related with using some of our Analytics-Based Solutions. These customers stopped implementation of some of our Analytics-Based Solutions until the implementation and contractual issues were resolved, reducing our overall claim volume.
For the year ended December 31, 2018, Medical Reimbursement Analytics revenues were $439.4 million as compared to $396.1 million for the year ended December 31, 2017, representing an increase of $43.3 million, or 10.9%. For the year ended December 31, 2018, Financial Negotiations revenues were $145.6 million as compared to $188.8 million for the year ended December 31, 2017, representing a decrease of $43.2 million, or 22.9%. These changes were due to a shift in claims from Financial Negotiations products to Medical Reimbursement Analytics products resulting in the increase in Medical Reimbursement Analytics revenues which offset reductions in Financial Negotiations revenues.
For the year ended December 31, 2018, revenues from our Payment Integrity Solutions were $92.4 million as compared to $66.6 million for the year ended December 31, 2017, representing an increase of $25.8 million or 38.7%. This increase was due to strategic growth in this service line.
Costs of Services (exclusive of depreciation and amortization of intangible assets)
Costs of services for the year ended December 31, 2018 were $149.5 million as compared to costs of services of $193.7 million for the year ended December 31, 2017, representing a decrease of $44.2 million, or 22.8%. This decrease was primarily due to a decrease in personnel expenses of $37.1 million and decreases in access and bill review fees of $4.2 million.
Personnel expenses, including contract labor, were $115.9 million for the year ended December 31, 2018, as compared to $153.0 million for the year ended December 31, 2017, representing a decrease of $37.1 million or 24.3%. This decrease was primarily due to a $23.7 million reduction in stock-based compensation and $13.4 million reduction in other personnel expenses primarily in employee compensation, including reductions in bonuses and commissions and related fringe benefits. The reduction in stock-based compensation was a result of the semi-annual valuation as of December 31, 2018 which included a change in the method of computing the fair market value of the awards to incorporate a 20% discount for lack of marketability of the Units for the year ended December 31, 2018. No discount for lack of marketability of the Units was incorporated for the year ended December 31, 2017.
Access and bill review fees for the year ended December 31, 2018 were $16.7 million, as compared to $20.9 million for the year ended December 31, 2017, representing a decrease of $4.2 million, or 20.0% primarily due to decreases in network access fees for accessing non-owned third-party provider networks, partially as a result of reduced volume and partially as a result of renegotiating the agreement with one larger accessed network.
General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2018 were $77.6 million as compared to $122.9 million for the year ended December 31, 2017, representing a decrease of $45.4 million or 36.9%. This decrease was primarily due to reductions in personnel expenses of $34.2 million including reductions in stock-based compensation of $22.4 million, as explained above, and reductions in other personnel expenses of $11.8 million primarily in employee compensation, including bonuses and commissions and related fringe benefits. Additionally, there were reductions in transactions costs of $3.4 million primarily related to the Term Loan G repricing that occurred on June 12, 2017 and the issuance of Senior PIK Notes on November 21, 2017, as well as reductions in legal expenses of $1.5 million in the normal course of business and reductions in consulting expenses of $4.7 million primarily IT consultants.
Depreciation Expense
Depreciation expense was $52.3 million for the year ended December 31, 2018, as compared to $53.0 million for the year ended December 31, 2017, representing a decrease of $0.7 million. This decrease was due to the retirement of assets during the year, offset by an increase in depreciation due to $60.7 million of purchases of property and equipment, including internally generated capital software in the year ended December 31, 2017.

Amortization of Intangible Assets
Amortization of intangible assets was $334.1 million for the years ended December 31, 2018 and 2017. This expense represents the amortization of intangible assets, as explained above and in the notes to our consolidated financial statements.
Interest Expense and Interest Income
Interest expense was $383.3 million for the year ended December 31, 2018, as compared to $282.0 million for the year ended December 31, 2017, representing an increase of $101.3 million or 35.9%. This increase was primarily due to a $100.2 million increase in interest expense on the Senior PIK Notes issued on November 21, 2017. Interest income was $51 thousand for the year ended December 31, 2018, as compared to $9 thousand for the year ended December 31, 2017. Interest expense attributable to the Senior PIK Notes, including amortization of the debt issuance costs and the debt discount, were $115.1 million and $12.8 million for the year ended December 31, 2018 and 2017, respectively.
As of December 31, 2018, our long-term debt was $5,603.4 million and included (i) $2,810.0 million Term Loan G, discount on Term Loan G of $7.8 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $12.3 million, (iii) $1,300.0 million of Senior PIK Notes, discount on Senior PIK Notes of $10.6 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $60.6 million. As of December 31, 2018, our total debt had a weighted average interest rate of 6.7%.
As of December 31, 2017, our long-term debt was $5,835.7 million and included (i) $3,055.0 million Term Loan G, discount of $9.4 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $14.1 million, (iii) $1,300.0 million of Senior PIK Notes, discount on Senior PIK Notes of $12.8 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $71.4 million. As of December 31, 2017, our total debt had a weighted average interest rate of 6.2%.
Provision for Income Taxes
Pre-tax income from continuing operations for the year ended December 31, 2018 of $44.3 million generated a provision for income taxes of $8.1 million with an effective tax rate of 18.3%, as compared to pre-tax income from continuing operations for the year ended December 31, 2017 of $61.6 million which generated a benefit for income taxes of $586.5 million, primarily due to changes in the tax rates due to the Tax Cuts and Jobs Act of 2017 (the “TCJA”). Our effective tax rate during 2018 differed from the statutory rate primarily due to stock-based compensation expense and state taxes, which includes a $4.9 million one-time non-cash benefit for change in state tax rates. Our effective tax rate during 2017 differed from the statutory rate primarily due to state taxes, stock-based compensation expense and the rate change due to the TCJA resulting in a non-cash benefit of approximately $630.0 million as a result of the re-measurement of our deferred income taxes.
Net Income
Net income for the year ended December 31, 2018 was $36.2 million as compared to $648.1 million for the year ended December 31, 2017. The decrease in net income of $611.9 million was primarily due to decreases in the benefit for income taxes of $594.6 million, and decreases in revenues of $26.4 million, and increases in interest expense of $101.3 million, offset by the reduction in the loss on the extinguishments and modification of debt of $20.1 million, decreases in costs of services of $44.2 million, decreases in general and administrative expenses of $45.4 million, and increases in interest income of $42 thousand, and decreases in depreciation of $0.7 million, as explained in the sections above.
Quarterly Results of Operations Data
The following tables set forth selected unaudited quarterly condensed consolidated statements of (loss) income and comprehensive (loss) income for each of the ten fiscal quarters ended June 30, 2020, as well as the percentage of revenues that each line item represents for each quarter. The information for each of these quarters has been prepared in accordance with GAAP on the same basis as our audited annual consolidated financial statements included elsewhere in this prospectus and includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for any future period.
	Three Months Ended
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Revenues	$206,880	$252,022	$246,404	$245,820	$245,653	$245,024	$240,172	$258,444	$279,416	$262,851
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)(1)	51,894	44,685	33,416	41,059	34,455	40,677	16,786	40,138	48,576	43,962
General and administrative expenses(1)	36,066	21,701	12,712	25,986	14,337	22,190	(2,312)	22,565	31,899	25,406
Depreciation	15,135	14,506	14,084	14,153	14,026	13,544	13,087	13,005	13,252	12,924
Amortization of intangible assets	83,514	83,513	83,513	83,513	83,514	83,513	83,513	83,513	83,514	83,513
Total expenses	186,609	164,405	143,725	164,711	146,332	159,924	111,074	159,221	177,241	165,805
Operating income	20,271	87,617	102,679	81,109	99,321	85,100	129,098	99,223	102,175	97,046
Interest expense	86,050	90,965	89,908	93,246	95,473	97,719	95,762	96,970	96,028	94,501
Interest income	(77)	(71)	(63)	(54)	(46)	(33)	(28)	(15)	(7)	—
Gain on repurchase and retirement of Notes	—	—	—	(18,450)	—	—	—	—	—	—
Net (loss) income before income taxes	(65,702)	(3,277)	12,834	6,367	3,894	(12,586)	33,364	2,268	6,154	2,545
(Benefit) provision for income taxes	(9,456)	(683)	990	1,005	3,026	(4,222)	10,742	(6,046)	2,569	843
(Loss) income from continuing operations	(56,246)	(2,594)	11,844	5,362	868	(8,364)	22,622	8,314	3,585	1,702
Net (loss) income	(56,246)	(2,594)	11,844	5,362	868	(8,364)	22,622	8,314	3,585	1,702
Weighted average shares outstanding – Basic and Diluted:	10	10	10	10	10	10	10	10	10	10
Net (loss) income per share – Basic and Diluted:	$(5,624,600)	$(259,400)	$1,184,400	$536,200	$86,800	$(836,400)	$2,262,200	$831,400	$358,500	$170,200
Comprehensive (loss) income	$(56,246)	$(2,594)	$11,844	$5,362	$868	$(8,364)	$22,622	$8,314	$3,585	$1,702

(1)
Amounts include stock-based compensation expense as follows:

	Three Months Ended
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Costs of services	$12,494	$5,452	$(6,579)	$1,593	$(4,714)	$1,796	$(12,102)	$2,784	$7,140	$2,420
General and administrative expenses	15,417	3,909	(7,992)	2,728	(4,952)	3,240	(16,487)	5,067	11,632	4,263
	$27,911	$9,361	$(14,571)	$4,321	$(9,666)	$5,036	$(28,589)	$7,851	$18,772	$6,683

The following table displays costs of services and general administration expenses when stock-based compensation expense is excluded.

(in thousands)	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Costs of services (exclusive of depreciation and amortization of intangible assets)	$51,894	$44,685	$33,416	$41,059	$34,455	$40,677	$16,786	$40,138	$48,576	$43,962
Less: stock-based compensation	12,494	5,452	(6,579)	1,593	(4,714)	1,796	(12,102)	2,784	7,140	2,420
Costs of services excluding stock-based compensation	$39,400	$39,233	$39,995	$39,466	$39,169	$38,881	$28,888	$37,354	$41,436	$41,542
General and administrative expenses	$36,066	$21,701	$12,712	$25,986	$14,337	$22,190	$(2,312)	$22,565	$31,899	$25,406
Less: stock-based compensation	15,417	3,909	(7,992)	2,728	(4,952)	3,240	(16,487)	5,067	11,632	4,263
General and administrative expenses	$20,649	$17,792	$20,704	$23,258	$19,289	$18,950	$14,175	$17,498	$20,267	$21,143

All values from the statements of operations data, expressed as a percentage of revenues, were as follows:
	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Revenues	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	25%	18%	14%	17%	14%	17%	7%	16%	17%	17%
General and administrative expenses	17%	9%	5%	11%	6%	9%	(1)%	9%	11%	10%
Depreciation	7%	6%	6%	6%	6%	6%	5%	5%	5%	5%
Amortization of intangible assets	40%	33%	34%	34%	34%	34%	35%	32%	30%	32%
Total expenses	90%	65%	58%	67%	60%	65%	46%	62%	63%	63%
Operating income	10%	35%	42%	33%	40%	35%	54%	38%	37%	37%
Interest expense	42%	36%	36%	38%	39%	40%	40%	38%	34%	36%
Interest income	(0)%	(0)%	(0)%	(0)%	(0)%	(0)%	(0)%	(0)%	(0)%	0%
Gain on repurchase and retirement of Notes	0%	0%	0%	(8)%	0%	0%	0%	0%	0%	0%
Net (loss) income before income taxes	(32)%	(1)%	5%	3%	2%	(5)%	14%	1%	2%	1%
(Benefit) provision for income taxes	(5)%	(0)%	0%	0%	1%	(2)%	4%	(2)%	1%	0%
(Loss) income from continuing operations	(27)%	(1)%	5%	2%	0%	(3)%	9%	3%	1%	1%
Net (loss) income	(27)%	(1)%	5%	2%	0%	(3)%	9%	3%	1%	1%
Comprehensive (loss) income	(27)%	(1)%	5%	2%	0%	(3)%	9%	3%	1%	1%

Quarterly Trends
Revenues
In third and fourth quarter 2018, our revenues started to decline because of a change in claims practice by certain customers beginning in third quarter 2018. This change in claims practice resulted in an approximately $50 to $60 million decline in revenues for the year ended December 31, 2018 as compared to the prior year and is seen in third and fourth quarter 2018 revenues. Claims and revenues from such customers began to stabilize by the end of 2019 which can be seen in consistent growth in our quarterly 2019 revenues. In first quarter 2020, our revenues were $252.0 million, representing a $7.0 million or 2.9% increase in revenues, as compared to $245.0 million for first quarter 2019. This year-over-year growth was primarily due to increases in our Analytics-Based Services and Payment Integrity Services. By March 2020, COVID-19 resulted in restrictions on elective medical procedures and non-essential medical services. In second quarter 2020, we incurred a reduction in medical claims as a result of the COVID-19 restrictions and revenues declined to $206.9 million, a decline of $45.1 million or 17.9% as compared to first quarter 2020.
Costs of Services
Costs of services for the time periods presented ranged from $16.8 million to $51.9 million. This is the result of fluctuations in stock-based compensation included in costs of services. Costs of services excluding stock-based compensation is relatively consistent across all quarters ranging from $38.9 million to $41.5 million, with the exception of fourth quarter 2018 at $28.9 million. The reason for the decline in fourth quarter 2018 was primarily due to reversals of accruals and reductions in expenses for bonuses, commissions, and related fringe benefits as a result of the Company not meeting performance expectations.
General and Administrative Expenses
General and administrative expenses for the time periods presented ranged from a credit of $2.3 million in fourth quarter 2018 to $36.1 million in second quarter 2020. This range is the result of fluctuations in stock-based compensation included in general and administrative expenses. General and administrative expenses excluding stock-based compensation were relatively consistent ranging from $17.5 million to $23.3 million, with the exception of fourth quarter 2018 at $14.2 million. The reason for the decline in fourth quarter 2018 was primarily due to reversals of accruals and reductions in expenses for bonuses, commissions, and related fringe benefits as a result of the company not meeting performance expectations.
Interest Expense and Gain on Repurchase and Retirement of Notes
Interest expense has declined over the quarters presented primarily due to reductions in our outstanding debt balance. In 2018, we made $245.0 million of voluntary principal loan prepayments on our Term Loan G. In 2019, we made $100.0 million of voluntary principal loan prepayments on our Term Loan G. In addition, in third quarter 2019, we repurchased and cancelled $121.3 million of our Senior PIK Notes, resulting in a gain on repurchase and retirement of notes. The prepayments of debt and the repurchase and the retirement of Senior PIK Notes resulted in reduced interest expense in the quarters following these prepayments and cancellation of notes. In first quarter 2020, interest expense was overstated by $2.3 million as a result of an out-of-period adjustment to correct an error from not recognizing expense for the portions of debt issuance costs related to the amounts of principal loan prepayments made in the years ended December 31, 2017, 2018 and 2019.
Liquidity and Capital Resources
As of June 30, 2020, we had cash and cash equivalents of $178.9 million. As of June 30, 2020, we had three letters of credit totaling $1.8 million of utilization against the Revolver G and $98.2 million of loan availability under the Revolver G. The three letters of credit are used to satisfy real estate lease agreements for three of our offices and are in lieu of security deposits. In March 2020, $98.0 million of borrowings were drawn on our Revolver G. This borrowing was a precautionary measure taken due to the uncertainty of the COVID-19 pandemic. As there were no liquidity issues related to COVID-19, the Revolver G and associated interest was repaid on June 25, 2020.
As of December 31, 2019, we had cash and cash equivalents of $21.8 million. As of December 31, 2019, we had three letters of credit totaling $1.8 million of utilization against the Revolver G and $98.2 million loan availability under the Revolver G. The three letters of credit are used to satisfy real estate lease agreements for three of our offices and are in lieu of security deposits.
Our primary sources of liquidity will be internally generated funds combined with our borrowing capacity under our Revolver G. We believe that these sources will provide sufficient liquidity for us to meet our working capital, capital expenditure and other cash requirements for at least the next twelve months. We may from time to time at our sole discretion, purchase, redeem or retire our 7.125% Senior Notes and Senior PIK Notes, through tender offers, in privately negotiated or open market transactions or otherwise. We plan to finance our capital expenditures with cash from operations. Furthermore, our future liquidity and future ability to fund capital expenditures, working capital and debt requirements are also dependent upon our future financial performance, which is subject to many economic, commercial, financial and other factors that are beyond our control, including the ability of financial institutions to meet their lending obligations to us. If those factors significantly change, our business may not be able to generate sufficient cash flow from operations or future borrowings may not be available to meet our liquidity needs. We anticipate that to the extent we require additional liquidity as a result of these factors or in order to execute our strategy, it would be financed either by borrowings under our senior secured credit facilities, by other indebtedness, additional equity financings or a combination of the foregoing. We may be unable to obtain any such additional financing on reasonable terms or at all.

In connection with the Refinancing, the commitments under the Revolver G were increased from $100.0 million to $450.0 million and $369.0 million of indebtedness under the Term Loan G were repaid.
Cash Flow Summary
The following table is derived from our consolidated statements of cash flows:
	For the Six Months Ended June 30,		For the Year Ended December 31,
(in thousands)	2020	2019	2019	2018	2017
Net cash flows provided by (used in):
Operating activities	$191,867	$140,838	$284,313	$292,303	$368,945
Investing activities	$(34,866)	$(33,696)	$(66,414)	$(63,556)	$(60,709)
Financing activities	$34	$(100,087)	$(201,088)	$(245,150)	$(313,215)
Cash Flows from Operating Activities
For the six months ended June 30, 2020 as compared to June 30, 2019
Cash flows from operating activities provided $191.9 million for the six months ended June 30, 2020 and $140.8 million for the six months ended June 30, 2019. This $51.0 million increase in cash flows from operating activities was primarily the result of changes in non-cash items of $77.7 million and changes in net working capital of $24.6 million, offset by an increase in net loss of $51.3 million. The increase in net loss during the six months ended June 30, 2020 as compared to June 30, 2019 was primarily the result of decreases in revenues and increases in costs of services, general and administrative expenses, depreciation expenses, offset by reductions in interest expense and increases in the benefit for income taxes and increases in interest income, as explained above.
The $77.7 million increase in non-cash items was primarily due to an increase in stock-based compensation of $41.9 million, deferred tax benefit of $29.7 million partially due to a retroactive change to the tax law as a result of the CARES Act, an increase in debt issuance costs of $2.5 million, increase in amortization of the right-of-use asset of $1.6 million and increase in depreciation of $2.1 million. The increase in debt issuance costs was primarily due to an out-of-period adjustment in the six months ended June 30, 2020 to correct for the unrecognized debt issuance costs related to principal loan prepayments made in each of the years ended December 31, 2017, 2018 and 2019, as described above.
During the six months ended June 30, 2020, $11.3 million was provided by changes in working capital including decreases in net accounts receivable of $23.1 million primarily due to declines in year-over-year revenues and timing of collections, offset by increases in prepaid expenses and other assets of $0.4 million, increases in prepaid taxes of $5.6 million primarily due to a retrospective change in the tax law (See Note 5 to our unaudited condensed consolidated financial statements), decreases in operating lease obligation of $4.3 million and decreases in accounts payable and accrued expenses and other of $1.4 million.
During the six months ended June 30, 2019, $13.3 million was used by changes in working capital including increases in prepaid taxes of $15.8 million as a result of a retrospective tax adjustment resulting in overpaid taxes, decreases in accounts payable and accrued expenses and other of $14.2 million primarily due to decreases in accounts payable and accrued fringe benefits, and decreases in operating lease obligation of $2.5 million, offset by decreases in prepaid expenses and other assets of $19.0 million primarily due to declines in prepaid insurance and prepaid software and maintenance, and increases in net accounts receivable of $0.3 million.
For the year ended December 31, 2019 as compared to the year ended December 31, 2018
Cash flows from operating activities provided $284.3 million for the year ended December 31, 2019 and $292.3 million for the year ended December 31, 2018. This $8.0 million reduction in cash flows from operating activities was primarily the result of reductions in net income of $26.5 million adjusted for changes in non-cash items of $35.0 million, offset by changes in net working capital of $53.6 million. The reduction in net income of $26.5 million was primarily the result of reductions in revenues, gain on repurchase and cancellation of notes, and reductions in the provision for income taxes, as explained above. Changes in non-cash items are primarily due to changes in the gain on repurchase and cancellation of notes, as explained above, and stock-based compensation as a result of the semi-annual valuation as of December 31, 2019 and December 31, 2018, as explained above.
During the year ended December 31, 2019, $15.9 million was provided by changes in working capital including decreases in net accounts receivable of $5.3 million primarily due to declines in year-over-year revenues and timing of collections, decreases in prepaid expenses and other assets of $0.8 million, and increases in accounts payable and accrued expenses and other of $11.3 million primarily due to an increase accrued employee compensation $13.4 million of accrued compensation, offset by increases in prepaid taxes of $1.4 million.
During the year ended December 31, 2018, $37.6 million was used by operating activities for changes to working capital, including decreases in accounts payable and other accrued expenses of $40.4 million and increases in prepaid expenses and other assets of $4.7 million, offset by decreases in net accounts receivable of $3.0 million primarily due to declines in year-over-year revenues and timing of collections, and decreases in prepaid taxes of $4.4 million due to the impact of the TCJA in 2017 as explained below. Accounts payable and accrued expenses and other decreased $40.4 million primarily due to decreases in accrued interest of $3.8 million, accrued other liabilities of $8.4 million including administrative and network fees, and accrued compensation of $27.6 million resulting from reductions in employee bonuses, commissions, related fringe benefits and profit sharing in the year ended December 31, 2018 as compared to the year ended December 31, 2017.
For the year ended December 31, 2018 as compared to the year ended December 31, 2017
Cash flows from operating activities provided $292.3 million for the year ended December 31, 2018 and $368.9 million for the year ended December 31, 2017. This $76.6 million decrease in cash flows from operating activities was primarily the result of reductions in net income of $611.9 million and changes in net working capital of $7.5 million, offset by changes in non-cash items of $542.7 million including a $606.8 million reduction in deferred tax benefit. During the year ended December 31, 2018, $37.6 million was used by operating activities for changes to working capital, including decreases in accounts payable and other accrued expenses of $40.4 million and increases in prepaid expenses and other assets of $4.7 million, offset by decreases in net accounts receivable of $3.0 million primarily due to declines in year-over-year revenues and timing of collections, and decreases in prepaid taxes of $4.4 million due to the impact of the TCJA in 2017 as explained below. Accounts payable and accrued expenses and other decreased $40.4 million primarily due to decreases in accrued interest of $3.8 million, accrued other liabilities of $8.4 million including administrative and network fees, and accrued compensation of $27.6 million resulting from reductions in employee bonuses, commissions, related fringe benefits and profit sharing in the year ended December 31, 2018 as compared to the year ended December 31, 2017.
During the year ended December 31, 2017, $30.1 million was used in operating activities for changes to working capital, including increases in accounts receivable of $28.9 million, increases in prepaid and other assets of $1.6 million, increases in prepaid taxes of $5.1 million as a result of the TCJA which reduced the statutory rate resulting in taxes being overpaid, and increases in accounts payable and other accrued expenses of $5.5 million primarily due to an increases in accrued compensation. Accounts receivable increased primarily due to an increase in revenues of $78.8 million or 8.0% in the year ended December 31, 2017 as compared to the year ended December 31, 2016.
Cash Flow from Investing Activities
For the six months ended June 30, 2020 as compared to June 30, 2019
For the six months ended June, 2020, net cash of $34.9 million was used in investing activities for purchases of property and equipment and capitalization of software development. For the six months ended June 30, 2019, net cash of $33.7 million was used in investing activities for purchases of property and equipment and capitalization of software development. This increase of $1.2 million was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.
For the year ended December 31, 2019 as compared to the year ended December 31, 2018
For the year ended December 31, 2019, net cash of $66.4 million was used in investing activities for purchases of property and equipment and capitalization of software development. For the year ended December 31, 2018, net cash of $63.6 million was used in investing activities for purchases of property and equipment and capitalization of software development. This increase of $2.8 million was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.
For the year ended December 31, 2018 as compared to the year ended December 31, 2017
For the year ended December 31, 2018, net cash of $63.6 million was used in investing activities for purchases of property and equipment and capitalization of software development. For the year ended December 31, 2017, net cash of $60.7 million was used for investing activities for purchases of property and equipment and capitalization of software development. This increase of $2.9 million was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.
Cash Flow from Financing Activities
For the six months ended June 30, 2020 as compared to June 30, 2019
Cash flows provided by financing activities for the six months ended June 30, 2020 were $34 thousand consisting of $34 thousand of net borrowings on capital leases and $98.0 million of borrowings and repayments on the Revolver G taken as a precautionary measure due to the uncertainty of the COVID-19 pandemic. The Revolver G and associated interest was repaid on June 25, 2020.
Cash flows used in financing activities for the six months ended June 30, 2019 were $100.1 million consisting of $100.0 million of prepayments on our Term Loan G and $0.1 million net payments on capital leases.
For the year ended December 31, 2019 as compared to December 31, 2018
Cash flows used in financing activities for the year ended December 31, 2019 were $201.1 million primarily consisting of $100.0 million of prepayments on our Term Loan G and $101.0 million for the repurchase of Senior PIK Notes.
Cash flows used in financing activities for the year ended December 31, 2018 were $245.2 million primarily consisting of $245.0 million of prepayments on our Term Loan G. In addition, there was $5.0 million of borrowings on and repayments of our Revolver G.
For the year ended December 31, 2017
Cash flows used in financing activities for the year ended December 31, 2017 were $313.2 million consisting of $165.0 million of repayments of long-term debt, $1,287.0 million of proceeds from the issuance of Senior PIK Notes, $1,323.0 million of distribution of capital to shareholders, $96.7 million Class B Unit distribution in excess of vesting, $15.3 million for payment of debt issue costs, and $0.2 million of net payments on capital leases.
Term Loans and Revolvers
On June 7, 2016, in conjunction with the acquisition of us by affiliates of H&F, we borrowed $3.5 billion with a group of lenders due and payable on June 7, 2023, creating the Term Loan G and settled all other outstanding term loans. We have a $100.0 million revolving credit facility in conjunction with Term Loan G. On March 19, 2020 we drew $98.0 million of Revolver G. This borrowing was a precautionary measure taken due to the uncertainty of the COVID-19 pandemic. As there were no liquidity issues related to COVID-19, the Revolver G and associated interest was repaid on June 25, 2020.
The term loan and revolver are secured by a first priority lien on substantially all of our tangible and intangible property, including a pledge of all of the capital stock of each of its Subsidiaries.
Term Loan G was refinanced on June 12, 2017 to obtain an applicable margin on the interest rate lower by 1.00 % with terms otherwise similar to the former term loan, including a 2023 maturity and the same security and guarantee package. The proceeds of the new term loan were used to repay our existing term loan. As a result of the Term Loan G refinancing on June 12, 2017, and in accordance with GAAP, we incurred expenses of $20.1 million recorded as loss on extinguishment of debt, including the write off of $4.9 million of the term loan discount and $15.2 million of debt issuance costs. During the first quarter of 2018, we achieved a 25 basis point reduction in the margin of Term Loan G due to an improved leverage ratio, resulting in a lower interest rate of LIBOR plus 2.75%. These amounts are included in the loss on early extinguishments and modifications of debt in the accompanying consolidated statements of income and comprehensive income.
On July 2, 2020 we, the administrative agent and the revolving credit lenders agreed to amend the revolving credit maturity date to June 7, 2023, or September 1, 2022 should the aggregate principal outstanding on the Senior PIK Notes exceed $300 million on September 1, 2022.
For all our debt agreements with an interest rate dependent on LIBOR, we are currently assessing and monitoring how transitioning from LIBOR to an alternative reference rate may affect us past 2021.
Interest on Term Loan G and Revolver G is calculated, at our option, as (a) LIBOR (or, with respect to the term loan facility only 1.00%, whichever is higher), plus the applicable margin, or (b) the highest rate of (1) prime rate, (2) the federal funds effective rate plus 0.50%, (3) LIBOR for an interest period of one month plus 1.00% and (4) 2.00% for Term Loan G and 0.00% for Revolver G, in each case plus an applicable margin of 2.00%. The interest rate in effect for Term Loan G was 4.69%, 5.55% and 4.69% as of December 31, 2019, 2018 and 2017 respectively. Interest expense was $144.2 million, $147.9 million and $147.4 million for the twelve month period ended December 31 2019, 2018 and 2017, respectively. These amounts are included in the accompanying consolidated statements of income and comprehensive income.
We are obligated to pay a commitment fee on the average daily unused amount of Revolver G. The annual commitment fee rate was 0.25% at December 31, 2019, 2018 and 2017. The fee can range from an annual rate of 0.25% to 0.50% based on our leverage ratio, as defined in the agreement. Commitment fees were $249,000, $248,000 and $377,000 for the twelve months ended December 31, 2019, 2018 and 2017, respectively. These amounts are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
In connection with the Refinancing, the commitments under the Revolver G were increased from $100.0 million to $450.0 million and $369.0 million of indebtedness under the Term Loan G were repaid.
Senior Notes
On June 7, 2016, we sold $1.1 billion of 7.125% Senior Notes. The 7.125% Senior Notes are guaranteed on a senior unsecured basis jointly and severally by us and our subsidiaries and will mature on June 7, 2024. On November 18, 2016, MultiPlan sold $460.0 million of additional 7.125% Senior Notes at 103.5% plus accrued interest from June 7, 2016 to November 18, 2016 of $14.7 million. The notes were issued as additional notes under the same indenture governing our $1.1 billion of 7.125% Senior Notes. The proceeds of the sale were used to make a $385.0 million distribution to our Class A Unit holders and pay related fees and expenses of $6.9 million, and $98.9 million was transferred to our operating account.
The interest rate on the 7.125% Senior Notes is fixed at 7.125% and is payable semi-annually on June 1 and December 1 of each year. Annual interest expense on the 7.125% Senior Notes was $111.2 million in 2019, 2018 and 2017. These amounts are included in interest expense in the accompanying statements of income and comprehensive income.
We sold Senior PIK Notes of $1.3 billion on November 21, 2017. The Senior PIK Notes were issued by Polaris Intermediate Corp. with a 1.0% discount and will mature on December 1, 2022. The net proceeds of the Senior PIK Notes plus $28.6 million of operating cash were used to make distributions of $1.3 billion to Class A and B unit holders and pay related transaction expenses and debt issuance costs.
The interest rate on the Senior PIK Notes is fixed at 8.5% and is payable semi-annually on June 1 and December 1 of each year. Interest expense on the Senior PIK Notes was $107.0 million in 2019, $110.4 million in 2018 and $12.3 million in 2017. These amounts are included in the interest expense in the accompanying consolidated statements of income and comprehensive income.
During August and September of 2019, we repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
We sold Convertible Notes of $1.3 billion on October 8, 2020 in connection with the Transactions. The Convertible Notes were issued by MultiPlan Corporation with a 2.5% discount and will mature on October 15, 2027. The Convertible Notes will accrue interest at a rate per annum equal to six percent (6.00%) with respect to interest paid in cash (“Cash Interest”) and seven percent (7.00%) with respect to interest paid through an increase in the principal amount of the outstanding Convertible Notes or through the issuance of additional Convertible Notes (“PIK Interest”). The Company must elect prior to the third business day prior to any interest payment date to pay Cash Interest or PIK Interest for such interest period; provided that prior to any such election, the Company is deemed to have selected Cash Interest.
On October 8, 2020, we redeemed the Senior PIK Notes in full at a redemption price of 102.000% of the principal amount plus accrued and unpaid interest for a total redemption price of $1,237.6 million.
On October 29, 2020, MPH issued $1,300.0 million in aggregate principal amount of 5.750% Notes and redeemed the 7.125% Notes in full at a redemption price of 103.563% of the principal amount plus accrued and unpaid interest for a total redemption price of $1,661.3 million.
Debt Covenants and Events of Default
We are subject to certain affirmative and negative debt covenants under the debt agreements governing the Term Loan G, the Revolver G and the 5.750% Notes that limit us and our subsidiaries the ability to engage in specific types of transactions. These covenants limit us and our subsidiaries’ ability to, among other things:
•
incur additional indebtedness or issue disqualified or preferred stock;

•
pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

•
make certain loans, investments or other restricted payments;

•
transfer or sell certain assets;

•
incur certain liens;

•
place restrictions on the ability of its subsidiaries to pay dividends or make other payments to us;

•
guarantee indebtedness or incur other contingent obligations;

•
consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its business units, assets or other properties; and

•
engage in transactions with our affiliates.

In addition, solely with respect to the Revolver G, if, as of the last day of any fiscal quarter of MPH, the aggregate amount of loans under the Revolver G, letters of credit issued under the Revolver G (to the extent not cash collateralized or backstopped or, in the aggregate, in excess of $10.0 million) and swingline loans are outstanding and/or issued in an aggregate amount greater than 30% of the total commitments in respect of the Revolver G at such time, we were required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 7.60 to 1.00 (the ‘‘Revolver Ratio’’). Our consolidated first lien debt to consolidated EBITDA ratio was 3.52 times, 3.58 times, and 3.4 times as of June 30, 2020 and December 31, 2019 and 2018, respectively. As of June 30, 2020 and December 31, 2019 and 2018 we were in compliance with all of the debt covenants. In connection with the Refinancing, the Revolver Ratio was amended such that, if, as of the last day of any fiscal quarter of MPH, the aggregate amount of loans under the Revolver G, letters of credit issued under the Revolver G (to the extent not cash collateralized or backstopped or, in the aggregate, in excess of $10.0 million) and swingline loans are outstanding and/or issued in an aggregate amount greater than 35% of the total commitments in respect of the Revolver G at such time, the Revolver G will require MPH to maintain a maximum first lien secured leverage ratio of 6.75 to 1.00.
The debt agreements governing the Term Loan G, the Revolver G and the 5.750% Notes contain customary events of default, subject to grace periods and exceptions, which include, among others, payment defaults, cross-defaults to certain material indebtedness, certain events of bankruptcy, material judgments, and, in the case of the debt agreement governing the Term Loan G and the Revolver G, any change of control. Upon the occurrence of an event of default under such debt agreements, the lenders and holders of such debt will be permitted to accelerate the loans and terminate the commitments, as applicable, thereunder and exercise other specified remedies available to the lenders and holders thereunder.
Contractual Obligations
As of December 31, 2019, through 2024, the estimated future principal payments due were as follows:
	Payments Due by Period
($ in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Long-term debt obligations(1):
Senior secured credit facilities:
Term Loan G	$2,710,000	$—	$2,710,000	$—	$—
7.125% Notes due 2024	1,560,000	—	—	1,560,000	—
Senior PIK Notes(2)	1,178,727	—	1,178,727	—	—
Finance lease obligations	187	86	101	—	—
Operating lease obligations	36,607	11,226	23,560	1,821	—
Total contractual obligations	$5,485,521	$11,312	$3,912,388	$1,561,821	$—

(1)
Reflects principal amounts, not adjusted for any discounts or premiums.

(2)
The Senior PIK Notes were redeemed in connection with the Transactions.

Pro Forma Contractual Obligations and Commitments
The following table reflects our contractual obligations and commercial commitments as of June 30, 2020, adjusted to give pro forma effect to the Transactions and Refinancing:
(in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Long-term debt obligations(1):
Senior secured credit facilities:
Term Loan G	$2,341,000	$—	$—	$2,341,000	$—
5.750% Notes due 2028	1,300,000	—	—	—	1,300,000
Convertible Notes(2)	1,300,000	—	—	—	1,300,000
Finance lease obligations	187	86	101	—	—
Operating leases	36,607	11,226	23,560	1,821	—
Total contractual obligations	$4,977,794	$11,312	$23,661	$2,342,821	$2,600,000

(1)
Represents principal amounts, not adjusted for any discounts or premiums.

(2)
The Convertible Notes were issued in connection with the Transactions.

Critical Accounting Policies
A critical accounting policy is one that is both important to the portrayal of a company’s financial condition and results and requires management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles (“GAAP”). Preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these determinations upon the best information available to us during the period in which we account for our financial condition and results. Our estimates and assumptions could change materially as conditions within and beyond our control change or as further information becomes available. We record changes in our estimates in the period the change occurs.
The following is a discussion of our critical accounting policies and the related management estimates and assumptions necessary in determining the value of related assets, liabilities, revenues and expenses.
Revenue Recognition
We derive revenues from contracts with customers by selling various cost containment services and solutions. Variable consideration is estimated using the expected value method based on our historical experience and best judgment at the time. Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our PSAV contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payors not utilizing the discounts that were initially calculated, or differences between our estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and these estimates are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available.
See Note 2 to our annual consolidated financial statements included elsewhere in this prospectus for further discussion.
Goodwill
Goodwill is calculated as the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so.
We assess the impairment of our goodwill at least annually on June 30 and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors that may trigger an impairment review include but are not limited to:
•
significant underperformance relative to historical or projected future operating results;

•
significant changes in the manner of use of the acquired assets or the strategy for the overall business;

•
significant negative industry or economic trends; and

•
significant decline in our estimated enterprise value relative to carrying value.

We are required to write down our goodwill and indefinite-lived intangible assets if they are determined to be impaired. We test our goodwill for impairment at the reporting unit level. We recognize an impairment charge for the amount, if any, by which the carrying amount of the reporting unit, including goodwill, exceeds its fair value. The carrying value is the reporting unit’s carrying amount after all of the reporting unit’s other assets (excluding goodwill) have been adjusted for impairment, if necessary, under other applicable GAAP. We establish fair values using a (i) discounted cash flow analysis, (ii) comparable public company analysis and (iii) comparable acquisitions analysis. Equal weight was given to the three approaches. We completed our 2019 assessment of goodwill for impairment and determined no impairment existed as of June 30, 2019.
The following table shows the range of significant assumptions in the development of the goodwill assessment:
For the Year Ended December 31,
Range of Significant Unobservable Inputs	2019	2018	2017
Long term growth rate	2.75% to 3.25%	2.75% to 3.25%	2.75% to 3.25%
Discount rate	9.75% to 10.25%	10.25% to 10.75%	9.75% to 10.25%
Public company EBITDA multiples	10.0x to 11.0x	10.0x to 12.0x	10.0x to 12.0x
Acquisition EBITDA multiples	11.0x to 12.0x	11.0x to 12.0x	11.0x to 12.0x
We are not aware of any triggering events subsequent to the impairment review, and concluded no impairment exists as of June 30, 2020 and December 31, 2019.
Stock-Based Compensation
Stock-based compensation expense includes costs associated with Units awarded to certain members of key management. Stock-based compensation is measured at the grant date based on the fair value of the Unit and is recognized as compensation expense, net of forfeitures, over the applicable requisite service period of the Unit. The fair value of the Units is remeasured at each reporting period. Based on this put right available to the employee participants, stock-based compensation Units have been accounted for as liability classified within Holdings’ consolidated financial statements and we recorded these Units within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period.
Each individual award is comprised of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each Agreement. We amortize the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis.
We determine the fair value of our awards based on (i) the customized payout structure of the subject Units, (ii) liquidity timing, and (iii) vesting hurdles, as applicable, based on the output of Monte Carlo simulations. The simulation was based on a risk neutral framework which is a common technique for valuing financial derivatives that possess optionality.
Changes in the assumptions made on (i) liquidity dates, (ii) volatility, (iii) discount rates and (iv) the risk-free rate can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. The liquidity dates represent the amount of time that Units granted are expected to be outstanding, based on forecasted exercise behavior. The risk-free rate is based on the US Treasury constant maturity yield commensurate with the remaining term for each liquidity date assumption. Expected volatility is estimated based on the re-levered equity volatility. Additionally, we estimate the discount for lack of marketability for privately held securities using the average rate protective put method that estimates the discount based on the average price over the restriction period rather than based on the final price. On a quarterly basis with our valuation, we will continue to evaluate the necessity of a discount for lack of marketability. If at such a time that these are no longer privately held securities and shares are available on an open market, this discount will not be necessary.
See Note 14 of our annual consolidated financial statements for further discussion.

Income Taxes
We account for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recognized for deductible temporary differences, net operating loss carryforwards, and tax credit carryforwards if it is more likely than not that the tax benefits will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We evaluate a variety of factors on a regular basis to determine the amount of deferred income tax assets to recognize in the financial statements, including our recent earnings history, current and projected future taxable income, the number of years our net operating loss and tax credits can be carried forward, the existence of taxable temporary differences, any changes in current tax law, such as the CARES Act that was signed into law on March 27, 2020, the TCJA and available tax planning strategies.
The CARES Act included certain changes to corporate income taxes. Specifically, the CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain payroll tax credits associated with the retention of employees. We have assessed these impacts during the first quarter of 2020 and noted the largest impact is due to the tax law change related to the interest disallowance rules retroactive to 2019. As a result of the retroactive nature of this change, during the six months ended June 30, 2020 we have recorded an adjustment to increase our net deferred tax liability by $32.4 million related to 2019. The other aspects of the CARES Act did not have a material effect to us.
Additionally, the TCJA included significant changes to the Internal Revenue Code which impacts our deferred income taxes. The technical provisions effective in 2018 included, among others, the interest expense deduction limitations on both unrelated and related party debt, new deemed foreign income inclusions under the global intangible low-taxed income regime, the foreign-derived intangible income deduction for goods and services produced in the U.S. and sold to foreign customers as well as the repeal of the Internal Revenue Code Section 199 deduction. There is also a limitation on the utilization of net operating losses (“NOLs”) arising in taxable years beginning after December 31, 2017 to 80% of taxable income with an indefinite carryforward (provided the CARES Act temporarily removed this 80% limitation for NOL carryforwards to taxable years beginning prior to January 1, 2021 and allowed a five-year carryback for NOLs arising in taxable years beginning after December 31, 2017 and prior to January 1, 2021), the corporate alternative minimum tax was repealed and certain investments in new and used property made after September 27, 2017 may be fully expensed. We analyzed the various aspects of the TCJA and the main impact during the year ended December 31, 2018 is the interest expense limitation and reduction of the tax rate. As of the fourth quarter ended December 31, 2019, the effects on our income tax related to the TCJA are final.
We evaluate a variety of factors on a regular basis to determine the recoverability of our deferred income tax assets. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. This includes our earnings history, current and projected future taxable income; expiration periods of our NOL carryforwards, the existence of taxable temporary differences and available tax planning strategies.
We account for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. We believe that our income tax reserves are adequate; however, amounts asserted by taxing authorities could be greater or less than amounts accrued and reflected in our consolidated balance sheets. Accordingly, we could record adjustments to the amounts for federal and state tax-related liabilities in the future as we revise estimates or we settle or otherwise resolve the underlying matters. In the ordinary course of business, we may take new positions that could increase or decrease our unrecognized tax benefits in future periods. To the extent that the tax outcome of these matters changes, such changes in estimate will impact the income tax provision in the period in which such determination is made. Management believes that the ultimate resolution of potential tax adjustments and contingencies will not have a material adverse effect on our financial condition, annual results of operations, or cash flows.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.
Customer Concentration
Two customers individually accounted for 35% and 20% of revenues during the year ended December 31, 2019. During the year ended December 31, 2018, two customers individually accounted for 30% and 20% of revenues. During the year ended December 31, 2017, two customers individually accounted for 31% and 18% of revenues. The loss of the business of one or more of our larger customers could have a material adverse effect on our results of operations.
Recent Accounting Pronouncements
See Notes to our consolidated financial statements for recent accounting pronouncements.
Quantitative and Qualitative Disclosure about Market Risk
As a result of our financing activities, we are exposed to market risks that may affect our consolidated results of operations and financial position. These market risks include fluctuations in interest rates, which impact the amount of interest we must pay on our variable-rate debt. Other than the interest rate swaps described below, financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.
Trade accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled, certain estimated contract changes, claims in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion. We continuously monitor collections and payments from customers. Based upon historical experience and any specific customer collection issues that have been identified, we record a provision for estimated credit losses, as deemed appropriate.
While such credit losses have historically been within our expectations, we cannot guarantee that we will continue to experience the same credit loss rates in the future.
Interest Rate Risks.   We are exposed to changes in interest rates. Borrowings under our senior secured credit facilities are variable rate debt. Interest rate changes generally impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. A 100-basis point increase (decrease) in the variable interest rates under Term Loan G would result in a $27.2 million increase (decrease) in interest expense, per annum on our borrowings.
We may manage our exposure to fluctuations in interest rates with respect to our senior secured credit facilities by entering into interest rate swap or cap agreements. From time to time, we have entered into interest rate swap and cap agreements or other financial instruments in the normal course of business for purposes other than trading. These financial instruments were used to mitigate interest rate or other risks, although to some extent they exposed us to market risks and credit risks. We currently have no derivative instruments and had no derivatives in 2019 and 2018.
We controlled the credit risks associated with these instruments through the evaluation of the creditworthiness of the counterparties. In the event that the counterparty failed to meet the terms of a contract or agreement then our exposure would have been limited to the current value, at that time, of the interest rate differential, not the full notional or contract amount. Management believes that such contracts and agreements were executed with creditworthy financial institutions. As such, we considered the risk of nonperformance to be remote.
In July 2017 the United Kingdom Financial Conduct Authority announced its intention to phase out LIBOR rates by the end of 2021. The effect of any changes in the methods by which LIBOR is determined, or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere cannot be predicted. Such developments may cause LIBOR to perform differently than the past, including sudden or prolonged increases or decreases in LIBOR, or LIBOR may cease to exist resulting in the application of a successor base rate under our credit facilities. Either development could have unpredictable effects on our interest payment obligations, including an increase in interest payments under our credit facilities.
Internal Controls of Financial Reporting
In connection with the audits of our consolidated financial statements as of December 31, 2018 and 2019, and for the years ended December 31, 2017, 2018 and 2019, we identified two material weaknesses in our internal control over financial reporting:
•
We did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge and experience commensurate with the financial reporting requirements for a public company, including condensed timelines to close and sufficient oversight of internal control over financial reporting.

•
We did not maintain sufficient formal accounting policies, procedures, and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements.

Our remediation efforts will include the hiring of additional resources, with the requisite knowledge of accounting and financial reporting, sufficient to meet the needs of a public company in the United States. We will also develop and maintain formal accounting policies, procedures and controls for accounting and financial reporting. In addition, as of the date of this prospectus:
•
We have hired a Chief Accounting Officer with the requisite skills in public company financial reporting and whose employment with us will commence in September 2020.

•
We have engaged third-party consulting firms to help us review and develop formal accounting policies, procedures and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements.

Business
Our Business
MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. We believe our primary mission is to make healthcare in the United States affordable, accessible, efficient and fair to all parties, and we believe that our products, services and business processes are aligned with this goal. MultiPlan delivers these critical solutions through the following offerings:
•
Analytics-Based Services, which reduce medical costs for consumers and payors via data-driven algorithms which detect claims anomalies;

•
Network-Based Services, which reduce medical costs through contracted discounts with healthcare providers and include one of the largest independent preferred provider organizations in the United States; and

•
Payment Integrity Services, which reduce medical costs by identifying and removing improper and unnecessary charges before claims are paid.

Multiplan is a technology and analytics-driven processor of medical claims data and does not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management or adjudicate or pay claims.
Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets (collectively, “payors”). We offer these payors a single electronic gateway to a tightly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services and Payment Integrity Services, as discussed below) which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payments to the providers. These offerings have enabled us to maintain long-term relationships with a number of our customers, including relationships of over 25 years with some of the nation’s largest commercial payors. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers and our comprehensive services identified approximately $19 billion in potential medical cost savings.
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or re-pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid. Payment Integrity Services are generally priced based on a percentage of savings achieved.
MultiPlan was founded in 1980. Since our inception, we have demonstrated our ability to expand and diversify offerings through core business growth as well as disciplined mergers and acquisitions.
We believe that our solutions provide a strong value proposition to payors and their insureds, policyholders or health plan members (collectively “consumers”), as well as to providers. Overall, our service offerings aim to reduce healthcare costs for payors and consumers in a manner that is orderly, efficient and fair to all parties. In addition, because the fee for our services is in most instances directly linked to the savings realized by our customers, our interests are aligned with the interests of our customers.
Our Strategy
Our Growth Initiatives
According to CMS, healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of U.S. GDP by 2028, representing a compounded annual growth rate of 5.5%.

MultiPlan operates in this large market, which continues to grow each year as a result of aging, growth in services and technology. Already, MultiPlan works on the front lines of these trends, working to reduce healthcare costs, and has established itself as a leader in the Payor Out-of-Network segment. With our decades-long strategic relationships with payors, we believe that we can further deepen our relationships with payors by providing new products and services that address additional cost savings opportunities. Further, with our proprietary data and algorithms, we have a growth opportunity to expand into services that support our payors, providers and consumers to service the healthcare market more completely. We intend to seize the opportunity to address a larger market by executing our enhance, extend, and expand strategy.
The first part of our strategy is enhancing the platform by refining existing products. By improving and innovating upon our existing core products through combining proprietary data with third party data, further deploying artificial intelligence and machine learning, and increasing cross selling activity with our payor customers, we believe the enhance strategy will help us grow revenues significantly over the next five years.
The second element of the strategy is extending the platform by building out new customer segments. This will be accomplished by extending into the in-network cost management product segment, further penetrating core offerings into customer segments including government, Property & Casualty (“P&C”), and dental. We believe the extend strategy will help us further grow revenues significantly over the next five years.
The third element of the strategy is to expand the platform by adding new business models to deliver value-added services for our payors, providers and consumers. This final element of our strategy is a natural progression given the 1.2 million providers under contract and the more than 60 million consumers who have access to MultiPlan’s services. Our data, algorithms and service components can be leveraged by MultiPlan, our payor customers, and partner software companies to tackle providers’ and consumers’ biggest pain points. The expand strategy is expected to unlock opportunities to work through payors to service consumers and providers, with potential services such as provider tools and automation for administrative services, streamlined patient interfaces with the provider and payor, transparency of patient medical bills, and tools and data for consumer financing of medical expenses, among other concepts. We believe the expand strategy will enable us to further grow revenues significantly over the next five years.
Short-Term Execution Plan
2020 is a year of execution for MultiPlan as we lay the foundation to enhance, extend, and expand our platform. In support of our strategy, we have developed a short-term implementation plan, including actions across sales and marketing, product and technology, and M&A that are currently being operationalized. In addition to actions to lay the groundwork for future growth, we are executing several efficiency measures to help self-fund some of the necessary investments.
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Sales and Marketing initiatives include:

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deploying additional sales and marketing professionals to deepen relationships with customers;

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intensifying our sales efforts for TPAs and regional payors; and

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developing new, dedicated sales teams focused on Government, Property & Casualty / Auto insurance to increase sales from relatively untapped markets.

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Product Development initiatives include:

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defining cloud and API architecture to better leverage strength of artificial intelligence (“AI”) and machine learning;

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modernizing algorithms from rules-based to dynamic to identify additional savings for payors;

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developing more powerful savings algorithms by combining our proprietary data with 3rd party data;

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upgrading product interfaces and offerings to better support Government, Property & Casualty / Auto insurance customers;

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upgrading existing algorithms to drive savings for the in-network utilization of commercial payors;

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evaluate the potential to expand our footprint with new international customers, developing payment integrity, provider contracting and network management solutions abroad; and

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deepening our partnerships with our customers on data initiatives to further drive affordability of healthcare.

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M&A initiatives include:

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expanding corporate and business development team and leveraging the Sponsor for opportunity sourcing;

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driving disciplined and active process to pursue accretive tuck-in acquisitions; and

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pursuing accretive, large-scale transformational merger and acquisition opportunities.

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Efficiency initiatives include:

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automating few remaining existing manual processes on the platform to further lower marginal cost;

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leveraging AI and machine learning to further lower costs; and

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focusing operations expansion in best-cost geographic locations and review opportunity to rationalize facility locations over the next three years.

We provide the following services:
Analytics-Based Services.
The Company leverages its leading and proprietary information technology platform to offer customers Analytics-Based Services to reduce medical costs. Our proprietary algorithms allow claims to be quickly and accurately compared against a library of the most updated and relevant pricing data. Our extensive nationwide network of providers and our list of payor customers provides us with deep insights into the latest pricing trends. Customers of our MRA services are primarily large commercial insurers, Blue Cross and Blue Shield plans, provider-sponsored health plans and TPAs, and property and casualty carriers through their bill review companies. Fees are generally based on a percentage of savings achieved. Analytics-based solutions contributed 59.7% of revenues for the six months ended June 30, 2020 and 57.1%, 56.2% and 54.8% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Medical Reimbursement Analysis.   MRA provides payors with a recommended payment amount on claims. The Company relies on data from public and private sources on a national and local level which are then analyzed using proprietary automated algorithms that deliver consistency and defensibility. The recommendations factor in key variables such as the provider’s location, type and size; the severity and resource intensity of the procedures performed; and costs/accepted reimbursements of other providers under the same circumstances. Two approaches are used to arrive at these recommendations, which are then used by the payor during the adjudication and payment process. The first approach is a cost-based (facilities) or reimbursement-based (professionals) approach which determines a fair reimbursement by calculating the median cost incurred or payment amount accepted by a benchmark group of like providers to deliver the same service. The second approach is charge-based and arrives at the recommended amount based on analysis of charges from comparable facilities for a specific procedure. All methodologies adjust for geographic differences. The MRA business contributed 45.4% of revenues for the six months ended June 30, 2020 and 44.5%, 42.2% and 37.1% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Financial Negotiation.   Our Financial Negotiation services assist payors with claims from providers with whom neither they nor MultiPlan have been able to secure a contractual discount. The Company handles these claims on an individual basis and attempts to negotiate with the provider an acceptable payment amount for a specific claim. Approximately half of the successfully negotiated claims are completed in a fully automated manner. The claims include those in which the proposed negotiated amount is generated by algorithms and automatically transmitted to the provider’s office. Certain providers also choose to set up an arrangement with MultiPlan for pre-determined levels of discount to be automatically deducted on claims that would otherwise be individually negotiated. For those claims that are not automatically negotiated,

MultiPlan negotiates directly with the provider’s office through our negotiations staff that are aided by compiled statistics about the discounts typically received on these types of claims. Financial Negotiation contributed 14.3% of revenues for the six months ended June 30, 2020 and 12.7%, 14.0% and 17.7% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Network-Based Services
Network-Based Services includes MultiPlan’s Primary and Complementary Networks in which payors can utilize our extensive national network of over 1,200,000 contracted providers to process claims at a significant discount compared to billed fee-for-service rates, or increasingly, to build customized access for use by the customer’s health plan. This latter use is growing in popularity by Medicare Advantage plans that are seeking to expand to capitalize on membership growth. The establishment of a large and successful network of providers utilized by multiple payors creates a self-reinforcing network effect whereby, as more payors and their consumers access the network, participation in the network becomes more desirable to other providers. MultiPlan’s large provider network allows payors to share the prohibitive costs of maintaining a large and complex network. In addition, providers that join MultiPlan’s network gain access to a wide range of payors with the execution of a single contractual relationship. Network-Based services contributed 29.5% of revenues for the six months ended June 30, 2020 and 32.0%, 34.9% and 39.0% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Primary Network.   For customers without their own direct contractual discount arrangements with providers, our Primary Network serves as the network for the payor’s commercial or government health plan in a given service area in exchange for a PEPM rate, or as the payor’s out-of-area extended primary network in exchange for a percentage of the savings achieved. Increasingly, the network is also being used to configure custom-built access for a payor’s Medicare Advantage plans. Membership in Medicare Advantage programs is growing by an estimated 10,000 people every day, so current and new market entrants are focused on expanding their network footprint to serve these members. The Primary Network is National Committee for Quality Assurance (“NCQA”) accredited, which we believe provides assurances to payors regarding provider credentials and network compliance and provides consumers additional confidence regarding the quality of the providers in our network. Customers mainly include provider-sponsored commercial health plans; Medicare Advantage, Medicaid and other government-sponsored health plans; Taft-Hartley plans and TPAs as it is more cost effective for these payors to outsource this function than to incur the expense of developing and maintaining their own network of thousands of doctors and hospitals. The Primary Network contributed 13.5% of revenues for the six months ended June 30, 2020 and 13.8%, 14.3% and 14.4% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Complementary Network.   Our Complementary Network provides payor customers with access to our national network of healthcare providers that offer discounts under the health plan’s out-of-network benefits, or otherwise can be accessed secondary to another network. Payors use the network to expand provider choice for consumers, and to achieve contracted reductions on more claims. Our customers pay us if they achieve savings from the Complementary Network; therefore, we believe that MultiPlan provides payors with an effective method to reduce costs. Our Complementary Network customers include large commercial insurers, property and casualty carriers via their bill review vendors, TPAs and provider-sponsored health plans. Our Complementary Network contributed 16.0% of revenues for the six months ended June 30, 2020 and 18.2%, 20.6% and 24.6% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Payment Integrity Services
Our Payment Integrity Services use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges before claims are paid. There are two services presently offered to payors. With Clinical Negotiation, payment integrity analytics score the claim, and then based on the score the claim is reviewed by a clinician and/or coder and routed to a negotiator to reach agreement for a lower reimbursement as a result of the identified billing issues. The payor reimburses under the negotiated agreement. With Claim Correction, payment integrity analytics and the clinician/coder review (if needed, based on the confidence level of the analytics findings) lead to a recommendation to remove certain charges which is factored into the payor’s final adjudication of the claim. Our Payment Integrity Services are integrated into network pricing, so are used by many of the customers of our primary and/or complementary networks. They also are used on non-contracted claims by large commercial and Medicare Advantage insurers, Blue Cross and Blue Shield plans, provider-sponsored commercial and Medicare Advantage health plans, property and casualty carriers via their bill review vendors, and TPAs. These Payment Integrity Solutions contributed 10.8% of revenues for the six months ended June 30, 2020 and 10.9%, 8.9% and 6.2% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
We also are entering the dental market with pre-payment integrity services that use clinical algorithms and a fully-automated process to identify improperly or questionably billed charges. The dental market is a low-dollar, high volume environment where automation is critical to the ROI of any payment accuracy program. We believe our program is unique in that it also offers an optional provider communication service designed to eliminate improper billing over time through education of proper billing practices/codes and degrees of escalation for continued questionable billing.
Our Industry
Healthcare Industry
According to CMS, healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of GDP by 2028, representing a compounded annual growth rate of 5.5%. There are a multitude of factors driving this expected growth, including recent regulations and ongoing secular trends, such as the aging population and other demographic factors, which are driving expanded healthcare coverage and increased utilization. Additional growth in healthcare costs are driven by availability of new medical technologies, therapies and modalities. As expenditures continue to rise, stakeholders and especially payors are becoming increasingly focused on solutions that reduce medical costs and improve payment accuracy.
We believe cost management and payment integrity solutions will continue to be highly valuable to payors. We expect that growth in demand for these services will be driven by two major trends: (i) increasing costs per claim from medical inflation and technology enhancements and (ii) increasing treatment volume from an aging population and increases in the insured population. As medical activity rises as a result of an aging population and a focus on preventative healthcare and technological advances, medical claims volume and value are expected to increase significantly, which we believe will further increase utilization of our solutions. Furthermore, we benefit from medical cost inflation since the access fee we charge for use of our services is primarily based on a percentage of the savings achieved. We see opportunity in trying to counter the accelerating pace of medical cost inflation, leading to more savings for our customers, and associated revenues for us. For example, if the average charge per claim increases by 10%, we will have a 10% greater dollar value of claims from which to capture savings and revenue.
Cost Management Solutions
Payors of medical claims include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, TPAs, Taft-Hartley plans, property and casualty bill review vendors, and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets. The government market comprises state and federal government programs such as Medicare Advantage, Medicaid, TRICARE and Veterans Administration. These payors attempt to manage and control the medical costs they face by addressing the price and the quantity of the procedures and products utilized. The chart below demonstrates the way in which payors employ several solutions and services to control medical costs.

Cost Management Solutions
Medical Costs
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Price
X
Quantity
PPO Networks
Negotiation Services
Medical Reimbursement Analysis
Case Management
Utilization Management
Disease Management/Wellness
Payment Integrity
Pharmacy Benefits

Markets
Group Health
The rising cost of healthcare to employers and a focus on slowing the growth of healthcare expenditures are increasing the importance of cost management solutions such as those offered by MultiPlan. The demographic shifts caused by an aging population are expected to lead to more utilization while increased treatment sophistication will drive the cost of care. CMS estimates that medical cost inflation will remain at a premium to CPI.
Government Programs
Government health programs with growing member bases increasingly require cost management services, and we have recently developed businesses that leverage our network and payment integrity assets to compete in the Medicare Advantage, Managed Medicaid and other public sector markets. According to the CBO, Medicare average monthly enrollment is expected to rise from 61 million in 2019 to 78 million in 2030. The Affordable Care Act and an aging population are driving increased membership in state and federal government funded health insurance programs. Membership in Medicare Advantage programs is growing by an estimated 10,000 people every day, and as of June 30, 2020, 36 states and the District of Columbia have committed to Medicaid expansion under the Affordable Care Act. With approximately 67% of Medicaid enrollees receiving services through managed care as of July 1, 2017, Managed Medicaid penetration is also expected to increase as a result of Medicaid expansion.
Workers’ Compensation
Workers’ compensation insurers must pay both the indemnity costs and the medical costs associated with an injured worker. Recent trends in medical cost inflation have become a major driver in the overall cost growth for workers’ compensation insurers. Medical services today constitute about 60% of workers’ compensation claims costs, up from 40% in the early 1980s. Despite the unfavorable cost trend, workers’ compensation insurers often must offer workers’ compensation insurance in order to offer other lines of insurance in a given state. This has increased focus on cost-containment measures for the medical portion of workers’ compensation insurance claims through network and analytics-based cost reductions and improved payment accuracy.
Auto Medical
Auto insurance carriers face both costs from auto damage and medical claims. Economic losses for bodily injury liability claims increased 10% annually from 2012 – 2017, well above the 3% annual medical inflation rate, with medical expenses accounting for 79% of claimed losses. Given anticipated medical cost inflation, this trend is expected to continue into the future. Similar to the aforementioned markets, the increasing costs are driving auto insurance carriers to seek out cost management and payment accuracy solutions for the medical cost portion of auto insurance claims.
Our Strengths
We believe the following competitive strengths have been instrumental to our success and position us for future growth.
Long-standing customer relationships.   We believe that we have strong relationships with our customers, which include substantially all of the largest health plans. We have a diversified customer base and long-standing relationships with our top customers. Our top ten customers have been customers for an average of 25 years. Our contracts with large customers generally have terms of three to five years while other contracts have terms of one year that include automatic renewals (although most contracts permit early termination without penalty and with short notice periods). Once a contract is signed with a payor, we have typically retained that customer for many years, and the volume of claims repriced typically continues to grow as we introduce new services or receive more claims by strengthening electronic data interchange (“EDI”) connectivity or deepening penetration. Our customer relationships are further strengthened by high switching costs for our customers as MultiPlan is both electronically linked to customers in their time-sensitive claims processing functions and its logo is often featured on commercial customers’ membership cards when networks are used.
Proprietary, scalable and secure IT platform.   We believe that our IT platform provides us with a substantial competitive advantage. Recently, we have made significant investments in upgrading our IT infrastructure which is certified under HITRUST, NIST and AICPA SOC programs and in May 2020, we were rated at the top of our peer group by BitSight, an IT security rating organization. This upgrade enables us to automatically process and store significantly more transactions and greatly improve our capacity to serve our customers. It is designed for high throughput: our proprietary network repricing application is capable of returning approximately 99% of network claims to our payor customers within one business day. For example, in our payment integrity and MRA services we return 98% and 95%, respectively, of claims within one day. We also have implemented connectivity via EDI (the sending and receiving of claims data between entities in an agreed upon electronic format) or direct web service integration with all of our top customers. In the year ended December 31, 2019, nearly all of the claims processed in our system were received via EDI or direct web service integration. As we process more claims through EDI and direct web service integration, our electronic integration with customers results in substantial back office interconnectivity and considerably reduces complexity and processing failures. As our IT platform is scalable, it is able to absorb significant increases in volume at minimal marginal costs. Today our platform accesses historical claims data for 1 billion claims and processes an average of 360,000 claims per day with the capacity to grow substantially within our current infrastructure.
Comprehensive Services.   We believe the combination of our Analytics-Based, Network-Based and Payment Integrity services is the most comprehensive in the industry. Our network of providers includes approximately 5,600 hospitals, 164,000 ancillary facilities, and 1,075,000 practitioners. We employ approximately 350 negotiators and support staff, 100 clinicians, medical coders, data scientists and others dedicated to creating payment integrity analytic algorithms, and over 450 IT and approximately 700 operations and service staff focused on MRA and the back-end services associated with all three solution areas. In 2019, these services identified approximately $19 billion in potential medical cost savings. Moreover, the solutions are highly customizable, so payors can use them in any combination and in any order to achieve the objectives each of their customers seek.
Strong cash flow generation.   We have historically been able to generate strong cash flow from operations less capital expenditures because of low capital expenditure requirements and minimal working capital needs. For example, MultiPlan’s capital expenditures as a percentage of revenues were less than 7% in each of the last three fiscal years. Our current strategy may require moderate additional capital investment in the near future as our internally developed IT platform is highly scalable. Our ability to generate strong and consistent cash flow has historically enabled us to invest in our operations, opportunistically reduce our debt and pursue attractive growth opportunities.

Proven and experienced management team.   Our chief executive officer, chief financial officer and chief revenue officer have over 100 years of combined experience managing and leading companies in the healthcare cost management industry. Despite significant payor consolidation over the past several years, our management team has continued to develop new revenue opportunities, expand our margins and strengthen our customer relationships. In addition, our management team has successfully grown our operations in size and profitability through a combination of focused network and product expansion, cost initiatives and acquisitions. Our management team also has a successful track record of acquiring, integrating and managing healthcare businesses.
Limited legal and regulatory risks.   We believe that each of MultiPlan’s service offerings bears less risk than other healthcare businesses that bear insurance risk and bill federal healthcare programs or directly provide care. While we support our customers that are regulated entities, we generally are not directly regulated or face significantly lower levels of regulatory complexity. We function as a transaction processor and we believe we have limited risk for services or billing.
Customers
Our customers are payors, such as large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, TPAs, bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets. Our two largest customers accounted for approximately 35% and 20%, respectively, of our full year 2019 revenues. Contract terms with larger customers are often three and as many as five years, while mid- to small-sized customer contracts are often annual and typically include automatic one year renewals. However, we continue to experience high renewal rates and our top ten customers based on full year 2019 revenues have been customers for an average of 25 years.
Our Network
Our network of providers includes approximately 5,600 hospitals, 164,000 ancillary facilities, and 1,075,000 practitioners. MultiPlan’s team of approximately 110 network development professionals manages these network relationships across our Primary and Complementary PPO Networks. For both networks, the team is responsible for strengthening our existing relationships with these providers. For existing providers, the goal of the network development team is to help providers maintain participation across products as well as increase the discounts the providers extend to our customers that utilize our provider networks.
In addition, the network development team is responsible for executing new contracts with providers that are not currently affiliated with our networks, either under our own contracts or on behalf of a payor that seeks to outsource its network development function — a growing trend for Medicare Advantage plans. We strategically grow the number of providers that participate across all product lines so we can continue to increase the value we provide to our customers. The network development team manages a sophisticated program of data mining, profiling, recruiting and ultimately contracting with new providers. An incentive driven pay-for-performance plan measures and rewards the success of our network development team.
Sales and Marketing
Our largest customers are serviced by a team of national account managers and senior executives responsible for continued growth of the relationship. The account team partners strategically with our customers, leveraging our Healthcare Economics unit to mine the customer’s data and proactively present opportunities to the customer to improve performance and competitive position. This team also delivers account service, including daily claims management, requests for proposal, service inquiries and other marketing and operational support functions. The national account managers are compensated with a base salary plus bonus linked to customer retention.
The majority of our customers are serviced by a dedicated team of account managers and account service professionals organized into three market-focused departments — Commercial Health, Property and Casualty, and Government. These teams also include sales professionals responsible for new customer acquisition. The market-focused account managers are responsible for relationship management as well as for growing revenue through expanded use of services. They are compensated with a base salary plus a bonus and commission based on customer retention and revenue from upselling new products. The sales professionals are compensated with a base salary plus commission based on revenue from new customers. Sales and upselling efforts are supported by a marketing team which generates leads, builds brand awareness, implements and educates customers and develops proposals.
Markets
Substantially all of MultiPlan’s services are available in all 50 U.S. states and the District of Columbia. All services are available to all customers regardless of geographic location, company type or size.
Information Technology
We believe that our IT platform provides us with a substantial competitive advantage. We have made significant investments in upgrading our IT infrastructure enabling us to automatically process significantly more transactions with greater accuracy and greatly improving our capacity to continuously serve our customers. Our IT is certified under HITRUST, NIST and AICPA SOC programs and in May 2020, we were rated at the top of our peer group by BitSight, an IT security rating organization. Our proprietary network repricing application is capable of returning approximately 99% of repriced claims to our payor customers on the same day. For payment integrity and MRA services we return 98% and 95%, respectively, of claims within one day. Our proprietary negotiation application features portal technology with electronic signature acceptance, sophisticated claim distribution and prioritization algorithms enhanced with machine learning. We have implemented connectivity via EDI or direct integration using web services with all of our top customers. Nearly all of the claims processed in our system are received via EDI or direct web service integration. As we process more claims through EDI and direct web service integration, our substantial back office interconnectivity significantly reduces complexity and the number of processing errors. Because our IT platform is scalable, it is able to absorb substantial increases in volume at minimal marginal costs.
Competition
MultiPlan’s competitors vary by service as follows.
Analytics-Based Services.   MultiPlan competes with a variety of medical cost management companies for negotiation and pricing services. We compete for these services on the basis of savings effectiveness, which is driven by technology, and provider acceptance, which is driven by algorithms. MultiPlan’s chief competitors for these services include Zelis and reference-based pricing services such as Advanced Medical Pricing Solutions (AMPS), ELAP Services, PayerCompass, 6Degrees, HST and ClearHealth Strategies.
Network-Based Services.   We compete directly with other independent PPO networks, which are primarily regional, and with PPO network aggregators. Our biggest network competitors are First Health (“First Health”), an indirect wholly owned subsidiary of Aetna, Inc. (“Aetna”), and TRPN. Our biggest aggregator competitor is Zelis. We compete with First Health primarily on the basis of network discounts and access, but also on the basis of quality, independence and price. MultiPlan’s nationwide Primary PPO Network is NCQA accredited, which we believe provides assurances to payors and consumers regarding the quality of the providers in our network. In addition, our customers who compete directly with Aetna may prefer an independent provider without a potential competitive conflict. PPO aggregators such as Zelis offer national access by patching together third-party regional networks. While this approach provides a viable alternative to the payor building its own national network, it is disadvantaged by the indirect nature of the provider relationships, which we believe generally leads to greater service complexity and higher cost. MultiPlan’s network features direct contracts with 98% of participating providers.
Payment Integrity Services.   Our Payment Integrity services are unique in their focus on pre-payment as well as their focus on finding errors suggesting waste, abuse and potential fraud that aren’t addressable by a payor’s internal claim editing software and other programs. We also have the ability to incorporate a negotiated settlement by leveraging our extensive negotiation team and technology. Competitors include Cotiviti, Inc. (“Cotiviti”), Change Healthcare Inc., Optum, Discovery Health Partners, HMS and The Rawlings Group. Virtually all payment integrity competitors originated as post-payment specialists and to varying degrees have migrated services to a pre-payment modality, while our services were built to focus on examining claims before payment occurs.
Government Regulations
We are a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. We do not bear insurance, underwriting, payment, malpractice or reimbursement risks, nor do we adjudicate or pay claims. Our business is compensated directly by private payor customers, not by Medicare, Medicaid or other government healthcare programs. In some instances we provide services to payors that contract directly with a federal or state agency. In those instances we may be subject to certain federal and state law requirements associated with those programs, and a failure to comply with those requirements could subject us to criminal or civil penalties, debarment or exclusion from government health care programs.
We are, however, subject, either directly or indirectly through our customer relationships, to federal and state laws and regulations governing privacy, security and breaches of patient information and the conduct of certain electronic health care transactions, including, for example, the Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations that implement both laws (collectively, “HIPAA”), which imposes rules protecting individually identifiable health information and setting national standards for the security of electronic PHI. We are a “Business Associate” (as defined by HIPAA) of our customers. As such, we must comply with all applicable provisions of HIPAA, including the HIPAA Security Rule and applicable provisions of the HIPAA Privacy Rule and the Breach Notification Rule.
In addition, we are subject to certain state licensure and/or certification laws and other state and federal laws and regulations governing our operations and our products. Among other examples, contracts governing our relationships with healthcare providers may be subject to the federal Anti-Kickback Statute, federal False Claims Law and comparable state laws, as well as state laws prohibiting fee-splitting and the corporate practice of medicine and state and federal laws regarding transparency. Furthermore, we may be subject to some state laws regulating the ability of PPOs to allow broad access to their provider networks. We may directly or indirectly be subject to state and federal regulation regarding the payment of out of network claims, including regulations regarding the determination of payment amounts and what data and other factors are permitted to be used by commercial health payors and other payors in making such determinations, as well as regulations targeting surprise billing and requiring transparency. We may directly or indirectly be subject to regulation in some states regarding the application of payment integrity edits to claims, including regulations impacting what data and other factors are permitted to be used by commercial health payors and other payors in making such determinations. Our services may directly or indirectly be subject to state regulations specifically covering certain categories of clients, such as workers compensation insurers and auto medical insurers. We regularly monitor legislative and regulatory activity in all states and at the federal level that could impact any of the products we offer in all relevant market segments. In addition, we are committed to supporting our clients in meeting their regulatory obligations, so we work cooperatively with them in establishing processes and procedures that comply with applicable requirements.
While we believe that we are in compliance with such laws and regulations, a failure to comply with these laws could adversely affect our contractual relationships and possibly expose us to civil or criminal sanctions by federal or state authorities. Please see the section entitled “Risk Factors — Risks Related to our Business and Operations.”
Employees
We employed approximately 2,000 people as of October 1, 2020, none of whom are covered by unions. We believe that we have a good relationship with our employees.
Properties
We lease all of our properties, which are located in 15 states. Our corporate headquarters are located in New York, New York. Our primary data center is hosted by a leading provider of co-location hosting services in Texas. Our redundant data center is hosted by a leading provider of co-location hosting services within a 428,000 square foot facility located in Illinois.
Legal Proceedings
We are a defendant in various lawsuits and other pending and threatened litigation and other adversarial matters which have arisen in the ordinary course of business. While the ultimate outcome with respect to such proceedings cannot be predicted with certainty, we believe they will not have a material adverse effect on our financial condition or results of operations.
In addition, five Stockholder Actions, including two putative class actions, were filed in federal courts in New York and Delaware by purported Churchill stockholders in connection with the business combination: the Hutchings Complain; the Kent Complaint; the Feges Complaint; the Noor Complaint; and the Greenman Complaint. On September 11, 2020, October 5, 2020, October 8, 2020 and October 19, 2020, the plaintiffs in the Noor, Greenman, Kent and Hutchings actions, respectively, voluntarily dismissed their complaints. Each of the complaints in the Stockholder Actions named Churchill and the members of the Churchill Board as defendants. The Stockholder Actions generally allege, among other things, that the proxy statement relating to the Transactions was false and misleading and/or omitted material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14d-9 promulgated thereunder. The Hutchings Complaint and the Greenman Complaint also alleged breach of fiduciary duty claims against the Churchill Board in connection with the Transactions. The remaining Stockholder Actions generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses.

Management
Executive Officers and Directors
The following persons are the members of our board of directors (the “Board”) and our executive officers as of the date of this prospectus:
Name	Age	Title
Mark Tabak	70	Chief Executive Officer and Chair person of the Board
David Redmond	69	Executive Vice President and Chief Financial Officer
Paul Galant	52	President, New Markets
Dale White	65	President, Payor Markets
Jeffrey Doctoroff	52	Senior Vice President, General Counsel and Secretary
Michael Kim	54	Senior Vice President and Chief Information Officer
Glenn R. August	59	Director
Richard A. Clarke	70	Director
Anthony Colaluca	54	Director
Paul D. Emery	35	Director
Michael Klein	57	Director
P. Hunter Philbrick	41	Director
Allen R. Thorpe	49	Director
Bill Veghte	53	Director
Mark Tabak has served as our Chief Executive Officer and as a member of our Board since the closing of the Transactions in October 2020, and has served as Chief Executive Officer of MultiPlan Parent (or its predecessor) since 2002 and as a director of MultiPlan Parent since June 2016. Mr. Tabak served as Vice Chairman of MultiPlan Parent (or its predecessor) from 2000 to 2002. Prior to that, Mr. Tabak held executive roles at Healthcare Capital Partners, the healthcare arm of Capital Z Partners, International Management Care Advisors, LLC, now an affiliate of Insurance Partners, American International Group, Inc. (NYSE: AIG), a global insurance company, Group Health Plan Inc., a managed care company, Health America, a pioneering HMO, and The International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America. Mr. Tabak also served on a commission created to evaluate the impact of various healthcare reform proposals on New York State.
Mr. Tabak is qualified to serve as a director due to his extensive knowledge of the healthcare industry as well as his experience as MultiPlan’s Chief Executive Officer.
David Redmond has served as our Executive Vice President and Chief Financial Officer since the closing of the Transactions in October 2020, and has served as Executive Vice President and Chief Financial Officer of MultiPlan Parent (or its predecessor) since March 2010. Prior to that, Mr. Redmond served as Executive Vice President and Chief Financial Officer of Viant, a company which provides cost-control strategies to healthcare payors which was acquired by MultiPlan, since March 2008. From 2003-2007, Mr. Redmond served as President and Chief Financial Officer of AmeriPath, Inc., a provider of anatomic pathology and molecular diagnostics. Before entering the healthcare industry, Mr. Redmond, a certified public accountant, was with KPMG Peat Marwick for 16 years, including six years as a partner.
Paul Galant has served as our President, New Markets since the closing of the Transactions in October 2020. Paul Galant currently serves as an Operating Partner at Churchill Capital and as a Senior Advisor at McKinsey since 2019. He served as CEO of Brightstar, a SoftBank Company, and an Operating Partner, SoftBank, from 2018-2019, CEO at Verifone, Inc. from 2013-2018, and prior to that as CEO of Citigroup Institutional and Consumer Bank divisions, and held business head roles at Donaldson, Lufkin & Jenrette, Smith Barney and Credit Suisse First Boston, managing global businesses in payments, consumer credit cards, merchant acquiring, transaction processing, e-commerce, platform services, and capital markets.

Paul served as Chairman and Member of the Payments Risk Committee at the Federal Reserve Bank NY 2006-2013 and Chairman and Member of the Banking Payments Committee at the US Clearing House, 2006-2013.
Dale White has served as our President, Payor Markets since the closing of the Transactions in October 2020, and has served as Executive Vice President and Chief Revenue Officer of MultiPlan Parent since January 2018. Prior to that, Mr White served as MultiPlan’s Executive Vice President, Sales and Account Management since 2004. Prior to that, he served as Senior Vice President of Sales and Marketing for BCE Emergis Corp., a provider network and healthcare cost management company, which was acquired by MultiPlan in 2004, and previously held strategic management positions with several other healthcare companies.
Jeffrey Doctoroff has served as our Senior Vice President, General Counsel and Secretary since the closing of the Transactions in October 2020, and has served as Senior Vice President and General Counsel of MultiPlan Parent since August 2014. Prior to that, he served as Senior Vice President and General Counsel for Health Dialog, provider of personalized health management support services, since October 2009. Prior to that, he served as Deputy General Counsel at Health Dialog from November 2006 to October 2009. Prior to joining Health Dialog, he was an associate at Ropes & Gray LLP, a law firm.
Michael Kim has served as our Senior Vice President and Chief Information Officer since the closing of the Transactions in October 2020, and has served as Chief Information Officer of MultiPlan Parent since December 2013. Prior to that, he served as Chief Administrative Officer of Technology and Operations at Torus Insurance Holdings Limited, an insurance company, from August 2010 to November 2013, at the Hartford Financial Services Group, Inc. (NYSE: HIG), an insurance company, from March 2004 to July 2010 in various roles including Chief Technology Officer and as Chief Executive Officer of Converit, Inc., a startup software company, prior to working at the Hartford Financial Services Group, Inc.
Glenn R. August has served as a member of our Board since the Churchill IPO. Mr. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors. In addition, he serves as global head of the firm’s distressed investment business. Mr. August has played leadership roles in numerous restructurings and served on numerous public and private company boards since 1987. Since 1996, he co-founded each of Oak Hill Advisors’ funds, where he serves as Managing Partner. He co-founded the predecessor firm to Oak Hill Advisors in 1987 and took over responsibility for its credit and distressed investment activities in 1990. Mr. August currently serves on the board of directors of Churchill Capital Corp II and Churchill Capital Corp IV.
Mr. August is qualified to serve as a director due to his extensive financial and operational experience in both public and privately owned multi-national technology businesses.
Richard A. Clarke has served as a member of our Board since the closing of the Transactions in October 2020, and has served as a director of MultiPlan Parent since October 2016. Mr. Clarke has served as Chief Executive Officer of Good Harbor Security Risk Management, an advisor on cyber security risk management, since 2012. Mr. Clarke served for thirty years in the United States Government, serving three consecutive Presidents. In the White House he served as America’s first “Counter-Terrorism Czar” and its first “Cyber Czar.” Prior to his White House years, he served as a diplomat. He was confirmed as Assistant Secretary of State, and held other positions in the State Department (Deputy Assistant Secretary of State for Intelligence) and the Pentagon for twenty years. Since leaving government in 2003, Mr. Clarke has served as an on-air consultant for ABC News and taught at Harvard’s Kennedy School of Government for five years.
Mr. Clarke was co-chair of Virginia Governor McAuliffe’s Cyber Security Commission and is the Chairman of the Board of Governors, Middle East Institute. He also has served on New York Governor Cuomo’s Cyber Security Advisory Board since 2013. Mr. Clarke was formerly a member of President Obama’s Review Group on Intelligence and Technology. He has served as a director of Veracode, Inc., Carbon Black, Inc. (f/k/a Bit9, Inc.), Visible Assets, Inc., BlueCat Networks, Inc. and Nok Labs, Inc. He has served on corporate advisory boards including RedSeal, Inc., Paladin Capital Group, Awake Security, Inc., Red Five Security, LLC and HawkEye 360, Inc.

Mr. Clarke is qualified to serve as a director due to his extensive knowledge and experience of cyber security and security risk management.
Anthony Colaluca, Jr. has served as a member of our Board since the closing of the Transactions in October 2020. He currently serves as the President of Colaluca Business Advisors, LLC, where he serves as an independent consultant providing business and financial advisory services primarily to private equity firms. From March 2015 to February 2016 he served as Chief Financial Officer and Executive Vice President at MedAssets, Inc. (NASDAQ: MDAS), a healthcare performance improvement company. From 2005 through 2010, he served as Chief Financial Officer and Executive Vice President of Intergraph Corporation (NASDAQ: INGR), a global provider of engineering and geospatial software. Prior to joining Intergraph Corporation, he served as Chief Financial Officer for Harland Financial Solutions, Inc., a software division of John H. Harland Company. Previously, Mr. Colaluca also served as Chief Financial Officer for Solution 6 North America, and Chief Financial Officer for Computer Management Sciences Inc., a NASDAQ-listed company that was later acquired by Computer Associates. Earlier in his career, he was a senior manager with KPMG LLP and a certified public accountant in the State of New York. Mr. Colaluca currently serves on the board of directors of Feeding Northeast Florida. He previously served as a director of Tekelec (NASDAQ: TKLC) and member of its audit and compensation committees from February 2011 until the company was taken private in January 2012.
Mr. Colaluca is qualified to serve as a director due to his extensive financial and operational experience in both public and privately owned multi-national technology businesses.
Paul D. Emery has served as a member of our Board since the closing of the Transactions in October 2020, and has served as a director of MultiPlan Parent since June 2016. Mr. Emery currently serves as a Director of Hellman & Friedman. Prior to joining Hellman & Friedman in 2010, Mr. Emery worked as an investment banker in the power and utilities department of Morgan Stanley & Co. He currently serves on the board of directors of Hub International Limited.
Mr. Emery is qualified to serve as a director due to his financial expertise and capital markets experience, as well as the experience gained from advising or serving as a director of multiple Hellman & Friedman portfolio companies.
Michael Klein has served as a member of our Board since the Churchill IPO, and previously served as Churchill’s Chief Executive Officer and President. Mr. Klein is also the Chief Executive Officer and Chairman of the board of directors of Churchill Capital Corp II, Churchill Capital Corp IV and Churchill Capital Corp V, which are blank check companies whose sponsors are an affiliate of M. Klein and Company, LLC. Mr. Klein is currently a Director of Credit Suisse Group AG and Credit Suisse AG. Mr. Klein was the co-founder and Chairman of Churchill Capital Corp, a blank check company formed in 2018. Churchill Capital Corp merged with Clarivate Analytics in May 2019, and Mr. Klein currently serves on the board of directors of Clarivate Analytics. Mr. Klein is the founder and managing partner of M. Klein and Company, which he founded in 2012. M. Klein and Company is a global strategic advisory firm that provides its clients a variety of advice tailored to their objectives. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi.
Mr. Klein is qualified to serve as a director due to his significant investment banking and advisory experience, including for companies in information services.
P. Hunter Philbrick has served as a member of our Board since the closing of the Transactions in October 2020, and has served as a director of MultiPlan Parent since June 2016. Mr. Philbrick has served as a Partner at Hellman & Friedman since January 2013. Prior to joining Hellman & Friedman in 2003, Mr. Philbrick worked as an investment banker in the mergers, acquisitions and restructuring and general industrial departments of Morgan Stanley & Co. He currently serves as a member of the board of directors of PPD, Inc. and Hub International Limited. Mr. Philbrick was formerly a director of Change Healthcare Inc. (formerly Emdeon)(NASDAQ: CHNG), GeoVera Insurance Holdings Ltd., and Sedgwick Inc.

Mr. Philbrick is qualified to serve as a director due to his finance and capital markets experience as well as insight into the healthcare industry, gained from advising and serving as a director of multiple Hellman & Friedman portfolio companies.
Allen R. Thorpe has served as a member of our Board since the closing of the Transactions in October 2020, and has served as a director of MultiPlan Parent since June 2016. Mr. Thorpe has served as a Partner of Hellman & Friedman LLC , a private equity firm, since January 2004 and leads the firm’s New York office. Prior to joining Hellman & Friedman in 1999, Mr. Thorpe was a vice president with Pacific Equity Partners in Australia, a private equity firm, and was a manager at Bain & Company, Inc., a management consulting firm. He currently serves on the board of directors of PPD, Inc. (NASDAQ: PPD) and Edelman Financial Engines LLC. Mr. Thorpe also previously served as Chairman of Sheridan Healthcare, Inc., a director of Change Healthcare Inc. (NASDAQ: CHNG), Mitchell International Inc., Artisan Partners Asset Management Inc. (NYSE: APAM), the lead independent director of LPL Financial Holdings Inc. (NASDAQ:LPLA), and a member of the advisory board of Grosvenor Capital Management Holdings, LLP, among others.
Mr. Thorpe is qualified to serve as a director due to his extensive knowledge of the healthcare industry as well as financial and corporate governance experience gained through years of serving as a director of multiple Hellman & Friedman portfolio companies.
Bill Veghte has served as a member of our Board since the closing of the Transactions in October 2020, and is an operating partner of Churchill with extensive management and operating experience in the consumer and enterprise technology sectors. Mr. Veghte is the Founder & Chief Executive Officer of Athene Partners, a U.S.-based advisory company that partners with CEOs and investors of technology companies to accelerate their growth and transformations. Mr. Veghte previously served as CEO and Director of SurveyMonkey. Mr. Veghte also served as an Executive Vice President and General Manager of the Hewlett-Packard Company Enterprise Business from 2013 to 2015 and Chief Operating Officer of Hewlett-Packard from 2012 to 2013. Prior to Hewlett-Packard, Mr. Veghte spent nearly two decades at Microsoft, where he held a wide range of leadership positions including Senior Vice President of Windows Business, Server Business and led Microsoft’s North American Sales, Services and Marketing. Mr. Veghte currently serves on the board of directors of Embroker Insurance Services, LLC and View, Inc., and previously served on the board of directors of Xero Limited (ASX: XRO).
Mr. Veghte is qualified to serve as a director due to his extensive financial and operational experience in both public and privately owned multi-national technology businesses.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Board Structure
Our Board consists of nine members. Effective as of the Closing, the following people were appointed as directors of the Company:
Class I directors:   Paul Emery, Mark Tabak (chair person) and Bill Veghte;
Class II directors:   Glenn R. August, Richard Clarke and Hunter Philbrick; and
Class III directors:   Anthony Colaluca, Michael Klein and Allen Thorpe (Lead Director).
Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2021, 2022 and 2023, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board.
The rules of the NYSE require that a majority of the Board be independent within one year of Churchill’s initial public offering. An “independent director” is defined generally as a person that, in the opinion of the Board, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board has determined that each of Glenn R. August, Richard A. Clarke, Anthony Colaluca, Paul D. Emery, P. Hunter Philbrick, Allen R. Thorpe and Bill Veghte is an independent director under applicable SEC and NYSE rules.
Lead Independent Director
Our Corporate Governance Guidelines (the “Corporate Governance Guidelines”) provide that the roles of chairperson of the Board and Chief Executive Officer may be separated or combined. In the event that the roles are combined, the Corporate Governance Guidelines provide for the naming of a Lead Independent Director (the “Lead Director”). In accordance with the Corporate Governance Guidelines, since Mr. Tabak, our Chief Executive Officer, is serving as Chairperson of the Board, the Board appointed Mr. Thorpe as Lead Director.
As Lead Director, Mr. Thorpe will help coordinate the efforts of the independent directors and Non-Employee Directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management. The Lead Director has the following authority:
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preside over all meetings of the Board at which the Chairperson is not present, including meetings of the Non-Employee Directors which are to be held at least quarterly;

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assist in scheduling Board meetings and approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

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request the inclusion of certain materials for Board meetings;

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approve of all information sent to the Board;

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communicate to the Chief Executive Officer, together with the Chairperson of the compensation committee, the results of the Board’s evaluation of Chief Executive Officer performance;

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collaborate with the Chief Executive Officer on Board meeting agendas and approve such agendas;

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collaborate with the Chief Executive Officer in determining the need for special meetings of the Board;

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provide leadership and serve as temporary Chairperson of the Board or Chief Executive Officer in the event of the inability of the Chairperson of the Board or Chief Executive Officer to fulfill his/her role due to crisis or other event or circumstance which would make leadership by existing management inappropriate or ineffective, in which case the Lead Director shall have the authority to convene meetings of the full Board or management;

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serve as the liaison for stockholders who request direct communications with the Board;

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act as the liaison between the Non-Employee Directors and the Chairperson of the Board, as appropriate;

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call meetings of the Non-Employee Directors when necessary and appropriate;

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recommend to the Board, in concert with the chairpersons of the respective Board committees, the retention of consultants and advisors who directly report to the Board, including such independent legal, financial or other advisors as he or she deems appropriate, without consulting or obtaining the advance authorization of any officer of the Company; and

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such additional duties and authority as our Board may otherwise determine and delegate.

The Board currently combines the role of Chairperson of the Board with the role of Chief Executive Officer, coupled with a Lead Director position to further strengthen the governance structure. Our Board believes this provides an efficient and effective leadership model for the Company. Combining the Chairperson and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy.

Role of the Board in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including the risks described or incorporated by reference above under the heading “Risk Factors.” Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management of the Company. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The role of the Board in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
A copy of the Corporate Governance Guidelines is available on our investor relations website.
Committees of the Board of Directors
The Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Both our compensation committee and nominating and corporate governance committee are composed solely of independent directors. Because of Mr. Emery’s relationship with H&F, our Board has determined that Mr. Emery may be considered an “affiliated person” of the Company and therefore may not qualify as an independent member of the audit committee under the current NYSE listing rules and Rule 10A-3 of the Exchange Act. As such, in accordance with the applicable phase-in rules, we intend to replace Mr. Emery prior to the one year anniversary of the Churchill IPO.
Each committee operates under a charter that was approved by the Board. The charter of each committee is available on our investor relations website.
Audit Committee
The members of our audit committee are Messrs. Clarke, Colaluca and Emery, and Mr. Colaluca serves as chair of the audit committee. Each member of the audit committee is financially literate and the Board has determined that Messrs. Colaluca and Emery each qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
Our audit committee is directly responsible for, among other things:
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appointing, retaining, compensating and overseeing the work of our independent registered public accounting firm;

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assessing the independence and performance of the independent registered public accounting firm;

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reviewing with our independent registered public accounting firm the scope and results of the firm’s annual audit of our financial statements;

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overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we will file with the SEC;

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pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

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reviewing policies and practices related to risk assessment and management;

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reviewing our accounting and financial reporting policies and practices and accounting controls, as well as compliance with legal and regulatory requirements;

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reviewing, overseeing, approving or disapproving any related-person transactions;

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reviewing with our management the scope and results of management’s evaluation of our disclosure controls and procedures and management’s assessment of our internal control over financial reporting, including the related certifications to be included in the periodic reports we will file with the SEC; and

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establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters, or other ethics or compliance issues.

Compensation Committee
The members of our compensation committee are Messrs. Clarke, Colaluca and Philbrick, and Mr. Philbrick serves as chair of the compensation committee. Our compensation committee is responsible for, among other things:
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reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;

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acting as an administrator of our equity incentive plans;

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reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and

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establishing and reviewing general policies relating to compensation and benefits of our employees.

Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Messrs. August, Philbrick and Thorpe, and Mr. Thorpe serves as chair of the nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:
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identifying and recommending candidates for membership on our Board, including the consideration of nominees submitted by stockholders, and to each of the Board’s committees;

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reviewing and recommending our corporate governance guidelines and policies;

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reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;

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overseeing and setting compensation for our directors, including approval of performance-based compensation by reference to corporate goals and objectives resolved by the Board from time to time;

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overseeing the process of evaluating the performance of our Board; and

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assisting our Board on corporate governance matters.

Code of Business Conduct and Ethics
Effective October 8, 2020, the Board adopted a new Code of Ethics (the “Revised Code”). The Revised Code applies to all employees, officers and directors of the Company, as well as to the Company’s agents, representatives and consultants. The Revised Code was adopted to reflect what the Company considers to be current best practices and policies for an operating company and to make certain technical, administrative, non-substantive amendments to the prior Code of Ethics. The adoption of the Revised Code did not relate to or result in any waiver, explicit or implicit, of any provision of the prior Code of Ethics.
The Revised Code is available on our investor relations website.

Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year has not served, as a member of the Board or compensation committee of any entity that has one or more officers serving on our Board. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Compensation of Directors
For information on director compensation, see the section titled “Executive Compensation — Director Compensation.”

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation for the fiscal year ended December 31, 2019 that we provided to each person who served as our principal executive officer or principal financial officer during 2019 and our three other most highly compensated executive officers employed at the end of 2019, all of whom we refer to collectively as our named executive officers.
Our named executive officers for the fiscal year ended December 31, 2019 were as follows:
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Mark Tabak, our Chief Executive Officer;

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David Redmond, our Executive Vice President & Chief Financial Officer;

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Dale White, our Executive Vice President & Chief Revenue Officer;

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Michael Kim, our Senior Vice President & Chief Information Officer; and

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Jeffrey Doctoroff, our Senior Vice President & General Counsel.

Executive Compensation Objectives and Philosophy
The goal of our executive compensation program is to create long-term value for our investors while at the same time rewarding our executives for superior financial performance and encouraging them to remain with us for long, productive careers. We believe the most effective way to achieve this objective is to design an executive compensation program rewarding the achievement of specific annual financial goals and aligning executives’ interests with those of our investors by further rewarding performance above established goals. We use this philosophy as the foundation for evaluating and improving the effectiveness of our executive pay program. The following are the core elements of our executive compensation philosophy:
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Market Competitive:   Compensation levels and programs for executives, including the named executive officers, should be competitive relative to the marketplace in which we operate. It is important for us to leverage an understanding of what constitutes competitive pay in our market and build unique strategies to attract the high caliber talent we require to manage and grow MultiPlan;

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Performance-Based:   A significant portion of executive compensation should be performance-based pay that is “at risk,” based on financial goals, which reward both organizational and individual performance;

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Investor Aligned:   Incentives should be structured to create alignment between executives and investors; and

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Financially Efficient:   Pay programs and features should attempt to minimize the impact on our earnings and maximize our tax benefits, all other things being equal.

By incorporating these elements, we believe our executive compensation program is responsive to our investors’ objectives and effective in attracting, motivating and retaining the level of talent necessary to grow and manage our business successfully.
Process for Determining 2019 Compensation
The Compensation Committee of the Board of Directors of MultiPlan Parent determined the compensation of our named executive officers. The Compensation Committee assessed the performance of Mr. Tabak, our Chief Executive Officer, during 2019, and established a compensation structure aimed that ensuring that a substantial portion of Mr. Tabak’s compensation would be directly linked to his individual performance and the performance of our business. As discussed under “— Employment Agreements with Named Executive Officers,” we entered into an employment agreement with our Chief Executive Officer as well as certain of our named executive officers, which addresses certain elements of their compensation and benefit packages.

In determining the compensation of each of our named executive officers other than the Chief Executive Officer, the Compensation Committee sought the input of the Chief Executive Officer. The Chief Executive Officer provided recommendations to the Compensation Committee regarding the compensation of the other named executive officers. The performance of our named executive officers is reviewed at least annually by the Compensation Committee, with assessments provided by the Chief Executive Officer on all of our named executive officers (other than the Chief Executive Officer), and the Compensation Committee determines each named executive officer’s compensation at least annually. The Chief Executive Officer is not, however, involved in decisions regarding his own compensation.
In determining compensation levels for our named executive officers, the Compensation Committee considered each named executive officer’s particular position and responsibility and relied upon the judgment and experience of its members, including their knowledge of competitive compensation levels in our industry. We believe that compensation should be competitive with compensation for executive officers in similar positions and with similar responsibilities in our marketplace. Although the Compensation Committee did not retain its own compensation consultant or review survey or other publicly available benchmark data specific to each named executive officer in 2019, MultiPlan, in making the compensation recommendation submitted to Compensation Committee for review and approval, took into consideration its general understanding of current compensation practices, along with several different factors, including the individual’s performance, scope of responsibilities, depth and breadth of overall leadership experience, and the importance of the position to achieving our strategies. In alignment with the considerations described above, the Compensation Committee determined the total amount of compensation for our named executive officers, and the allocation of total compensation among each of our three main components of compensation described below.
Considerations in Setting 2019 Compensation
The 2019 compensation of our named executive officers was set taking into account the named executive officers’ contributions to company-wide operating results and their individual performance objectives. The total 2019 compensation opportunity for our named executive officers was designed to be competitive and based on actual achievement because a significant percentage of total compensation in 2019 was allocated to variable compensation, paid only upon achievement of MultiPlan’s performance objectives.
Our compensation program provides increased pay opportunity correlated with superior performance. When evaluating base salary, the Compensation Committee reviews, among other factors, our overall financial and operating performance in the prior year as well as individual performance and the performance of the divisions, business units or departments for which a named executive officer is responsible. The annual bonus plan was designed to emphasize and reward the named executive officers for corporate performance and hold them accountable for overall company results.
Elements of 2019 Compensation Program
The 2019 executive compensation program consisted of the following elements: base salary, annual incentive compensation and long-term equity incentive compensation in the form of Class B Units, which are profits interests with a distribution threshold of fair market value on the date of grant (or deal price for those units granted in connection with the closing of the original transaction (the “Original Closing”)). Each element, which is further discussed below, is intended to reward and motivate executives in different ways consistent with MultiPlan’s overall guiding principles for compensation (as described above). In addition to these key compensation elements, the named executive officers are provided certain other compensation. See “— Other Compensation.”
We believe that offering each of the components of our executive compensation program is necessary to remain competitive in attracting and retaining talented executives. Base salaries are designed to reward executives for their performance and our short-term performance and to attract and retain individuals with superior talent. The annual incentive program promotes our near-term performance objectives and rewards individual contributions to the achievement of those objectives. We believe that providing long-term incentive compensation ensures that our executives have a continuing stake in our long-term success and have incentives to increase our equity value. Total compensation for each named executive officer is reviewed annually to ensure that the proportions of the executive’s short-term incentives and long-term incentives are properly balanced.
The components of incentive compensation (the annual incentive awards) are significantly “at risk,” as the degree to which the annual incentive bonuses are paid and the performance vesting and the intrinsic value of the equity awards all depend on the extent to which certain of our operating and financial goals are achieved. When reviewing compensation levels, each component of compensation is reviewed independently, and the total pay package is reviewed in the aggregate. In 2019, approximately 48% of total cash compensation (comprised of base salary and target annual incentive award) for executive officers was “at risk.”
Base Salary
Our base salary is designed to recognize the duties and responsibilities of each executive officer and the experience, knowledge, ability and skill of the named executive officer that holds each such position. The base salaries are an important component of our executive compensation program and are critical in attracting and retaining executive talent. The named executive officers’ base salaries were initially set in their employment agreement or offer letter, as applicable, and are reviewed each year. In setting annual base salaries, the Compensation Committee takes into consideration our overall financial and operating performance in the prior year, our company-wide target for base salary increases for all employees, its members’ knowledge of market and competitive salary information, inflation, changes in the scope of an executive officer’s job responsibilities, other components of compensation and other relevant factors. The Compensation Committee also reviews each named executive officer’s individual performance and the performance of the divisions, business units or departments for which that person is responsible. For named executive officers other than the Chief Executive Officer, the Compensation Committee receives an evaluation from the Chief Executive Officer on that person’s performance and a recommendation for a salary adjustment. In 2019, in recognition of their performance, each of our named executive officers received a 2% base salary increase.
The base salary for each of the named executive officers during 2019 was as follows:
Name	2019 Base Salary
Mr. Tabak	$858,145
Mr. Redmond	$561,834
Mr. White	$466,272
Mr. Kim	$391,565
Mr. Doctoroff	$347,323
Annual Incentive Compensation
In addition to receiving base salaries, each of the named executive officers is eligible to receive an annual incentive payment each year pursuant to our annual bonus plan. Our annual bonus plan is designed to create a link between executive compensation and MultiPlan’s annual performance and to reward the named executive officers when we meet our annual performance goals. As such, the annual incentive amount actually received by each named executive officers pursuant to our annual bonus plan is tied to our EBITDA performance during the year.
2019 Annual Incentive Opportunity.   For 2019, the targeted annual incentive payout for each of the named executive officers represented a percentage of the named executive officer’s base salary, which the executive could earn based upon MultiPlan achieving an EBITDA target of $862 million for 2019, as approved by MultiPlan Parent’s board of directors (the “MultiPlan Parent Board”). The annual incentive opportunity provided for no payout if target was not achieved and no additional payout was available if actual results exceeded target.

The target incentive payout amounts for each of the named executive officers were as follows:
Name	Annual Incentive Target % of Base Salary	Base Salary	Annual Incentive Target Payout
Mr. Tabak	125%	$858,145	$1,072,681
Mr. Redmond	100%	$561,834	$561,834
Mr. White	100%	$466,272	$466,272
Mr. Kim	50%	$391,565	$195,783
Mr. Doctoroff	50%	$347,323	$173,662
Actual 2019 Annual Incentive Payout.   For 2019, MultiPlan Parent earned EBITDA of $750 million and therefore did not achieve its target EBITDA needed to fund the Annual Incentive Plan. However, the Compensation Committee determined it was appropriate to award Messrs. Kim and Doctoroff discretionary bonuses of $175,000 and $150,000, respectively. The discretionary bonuses awarded to Messrs. Kim and Doctoroff were less than their target amounts, but were awarded based on their outstanding contributions to the Company in their IT and legal roles, respectively, and their respective department’s achieving specified results and being under budget for the year.
Long-Term Equity Incentive Compensation
In 2016, following our acquisition by Hellman & Friedman, certain directors and key executives, including the named executive officers, were granted long-term equity incentive awards designed to promote our interests and incentivize them to remain in our service. These long-term equity incentive awards were granted to our named executive officers in the form of Class B Units in Holdings.
The Class B Units are “profits interests” under U.S. federal income tax law having economic characteristics similar to stock appreciation rights (i.e., representing the right to share in any increase in the equity value of Holdings that exceeds a specified threshold). The Class B Units are divided into Time-Vesting Class B Units (60% of the Class B Units granted) (the “Time Vested Units”) and Performance-Vesting Class Units (40% of the Class B Units granted) (the “Performance Vested Units”). Unvested Class B Units are not entitled to distributions from Holdings.
The specific sizes of the Class B Unit grants made to our named executive officers were determined in consideration of Hellman & Friedman’s practices with respect to management equity programs at other private companies in its portfolio and the executive officer’s position and level of responsibilities with us.
For a discussion of the vesting and other terms of the Class B Units, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Class B Unit Awards.”
Other Compensation
Benefits
We provide various employee benefit programs to our named executive officers, including medical, vision, dental, life insurance, accidental death & dismemberment, long-term disability, short-term disability, health savings accounts and wellness programs. These benefit programs are generally available to all of our U.S.-based employees.
These benefits are provided to the named executive officers to eliminate potential distractions from performing their regular job duties. We believe the cost of these programs is counterbalanced by an increase in productivity by the executives receiving access to them.
Defined Contribution Plan
We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and that we refer to as the “401(k) Retirement Savings

Plan” or the “401(k) Plan.” The 401(k) Plan is offered on a nondiscriminatory basis to our full-time regular employees, including our named executive officers, and our eligible part-time and temporary employees. Subject to certain limitations imposed by the Code, the 401(k) Plan permits eligible employees to defer receipt of portions of their eligible compensation by making contributions, including after-tax Roth contributions and catch-up contributions.
We provide matching contributions to the 401(k) Plan in an amount equal to 50% of each participant’s contribution up to a maximum of 5% of the participant’s annual eligible salary, subject to certain other limits. Participants are 100% vested in their individual contributions and vest 20% per year of credited vesting service in the matching contributions until they are 100% vested in matching contributions at the completion of the fifth year of credited vesting service. Participants receive one year of vesting service for each plan year in which they have at least 1,000 hours of service, commencing after the first anniversary of employment.
We believe that matching contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-deferred basis and to achieve financial security, thereby promoting retention.
Severance Arrangements
MultiPlan believes that reasonable and appropriate severance benefits are necessary in order to be competitive in MultiPlan’s executive attraction and retention efforts. As discussed below, the employment agreements we enter into with our named executive officers provide for certain payments, rights and benefits to the named executive officers upon certain qualifying terminations from MultiPlan. See “— Potential Payments upon Termination or Change in Control” below for a description of these benefits.
Tax and Accounting Implications
We operate our compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”).
Actions Taken in Connection with the Transactions
Transaction Bonuses
The Compensation Committee approved a transaction bonus pool (in an aggregate amount of up to $20 million) that may be paid to employees, including executive officers, after consummation of the Transaction, in recognition of their efforts in connection with the completion of the Transactions. In connection with the completion of the Transactions, each of Messrs. Tabak, Redmond and White received a $4 million transaction bonus and Mr. Tabak will determine the other individuals eligible to receive a transaction bonus and the amount and other terms of each transaction bonus. Approximately $6 million of the bonus pool was allocated to general employees.
Treatment of Equity Incentive Awards in Connection with the Transaction
The Transactions constituted a Qualifying Liquidity Event (as defined in the named executive officer’s award agreement). Accordingly, all of the Class B Units vested in connection with the Transactions. In addition, the Transactions resulted in a Residual Unit Adjustment (as defined in the limited partnership agreement of Holdings) and accordingly all outstanding vested Class B Units received distributions in respect of any unallocated Class B Units under the 2016 Plan on a pro rata basis.

Summary Compensation Table
The following table summarizes the total compensation earned in 2019 by the named executive officers.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Mr. Tabak	2019	858,145	—	—	—	—	—	7,000	865,145
Chief Executive Officer
Mr. Redmond	2019	561,834	—	—	—	—	—	7,000	568,834
Executive Vice President & Chief Financial Officer
Mr. White	2019	466,272	—	—	—	—	—	7,000	473,272
Executive Vice President & Chief Revenue Officer
Mr. Kim	2019	391,565	175,000	—	—	—	—	7,000	573,565
Senior Vice President & Chief Information Officer
Mr. Doctoroff	2019	347,323	150,000	—	—	—	—	7,000	504,323
Senior Vice President & General Counsel

(1)
The amounts in the “Salary” column represent the base salary earned by each named executive officer.

(2)
The amounts in the “All Other Compensation” column represent MultiPlan contributions to our 401(k) Plan in fiscal year 2019.

Grants of Plan-Based Awards in 2019
The following table provides information with respect to grants of plan-based awards to our named executive officers during the 2019 fiscal year.
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Mr. Tabak	—	$1,072,681	—
Mr. Redmond	—	$561,834	—
Mr. White	—	$466,272	—
Mr. Kim	—	$195,783	—
Mr. Doctoroff	—	$173,662	—

(1)
The amounts reported in this column reflect the cash incentive award opportunity under our 2019 Annual Incentive Plan, the terms of which are summarized under “— Compensation Discussion and Analysis — Annual Incentive Compensation” above. Based on 2019 results, MultiPlan did not achieve its target EBITDA needed to fund the 2019 Annual Incentive Plan.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements with Named Executive Officers
Messrs. Tabak, Redmond and White have entered into employment agreements with MultiPlan and Holdings. The employment agreements provide the terms of the named executive officer’s compensation,

including severance compensation and benefits in the event of a termination of employment, and contain restrictive covenants. MultiPlan and Holdings do not have employment agreements with Messrs. Kim or Doctoroff.
Mr. Tabak
MultiPlan and Holdings are party to an employment agreement with Mr. Tabak, dated May 5, 2016 (the “Tabak Employment Agreement”). The Tabak Employment Agreement provides for an initial five-year term, beginning on June 7, 2016, with automatic renewal of the employment term for successive one-year periods thereafter. During the term of the Tabak Employment Agreement, Mr. Tabak is expected to serve as Chief Executive Officer of MultiPlan and is entitled to:
•
an annual base salary of $858,145, subject to adjustment by the board of directors of MultiPlan Parent (the “MultiPlan Parent Board”) from time to time; provided that no decrease may be made except a proportionate decrease made in connection with MultiPlan-wide salary reductions for senior executives, as determined by the MultiPlan Parent Board; and

•
an annual bonus opportunity with a target amount equal to 125% of his annual base salary, with the annual bonus awards opportunity based on the achievement of performance goals established by the MultiPlan Parent Board in consultation with Mr. Tabak.

For a description of the restrictive covenants contained in Mr. Tabak’s employment agreement and payments and benefits to which Mr. Tabak would be entitled under his employment agreement in connection with a qualifying termination, see “— Potential Payments upon Termination or Change in Control” below.
Mr. Redmond
MultiPlan and Holdings are party to an employment agreement with Mr. Redmond, dated May 5, 2016 (the “Redmond Employment Agreement”). The Redmond Employment Agreement provides for an initial five-year term, beginning on June 7, 2016, with automatic renewal of the employment term for successive one-year periods thereafter. During the term of the Redmond Employment Agreement, Mr. Redmond is expected to serve as Executive Vice President and Chief Financial Officer of MultiPlan and is entitled to:
•
an annual base salary of $561,834, subject to adjustment by the MultiPlan Parent Board from time to time; provided that no decrease may be made except a proportionate decrease made in connection with MultiPlan-wide salary reductions for senior executives, as determined by the MultiPlan Parent Board; and

•
an annual bonus opportunity with a target amount equal to 100% of his annual base salary, with the annual bonus awards opportunity based on the achievement of performance goals established by the MultiPlan Parent Board in consultation with Mr. Redmond.

For a description of the restrictive covenants contained in Mr. Redmond’s employment agreement and payments and benefits to which Mr. Redmond would be entitled under his employment agreement in connection with a qualifying termination, see “— Potential Payments upon Termination or Change in Control” below.
Mr. White
MultiPlan and Holdings are party to an employment agreement with Mr. White, dated May 5, 2016 (the “White Employment Agreement”). The White Employment Agreement provides for an initial five-year term, beginning on June 7, 2016, with automatic renewal of the employment term for successive one-year periods thereafter. During the term of the White Employment Agreement, Mr. White is expected to serve as Executive Vice President of Sales and Marketing of MultiPlan and is entitled to:
•
an annual base salary of $466,272, subject to adjustment by the MultiPlan Parent Board from time to time; provided that no decrease made be made except a proportionate decrease made in connection with MultiPlan-wide salary reductions for senior executives, as determined by the MultiPlan Parent Board; and

•
an annual bonus opportunity with a target amount equal to 100% of his annual base salary, with the annual bonus awards opportunity based on the achievement of performance goals established by the MultiPlan Parent Board.

For a description of the restrictive covenants contained in Mr. White’s employment agreement and benefits to which Mr. White would be entitled under his employment agreement in connection with a qualifying termination, see “— Potential Payments upon Termination or Change in Control” below.
Terms of Class B Unit Awards
In 2016, each of the named executive officers received grants of Class B Units in Holdings. The grants consisted of Time Vested Units and Performance Vested Units. As a condition to receiving the awards, each of the named executive officers was required to enter into a board agreement, unitholder agreement and become a party to the limited partnership agreement of Holdings. These agreements generally govern the executives’ rights with respect to the Class B Units. The proposed transaction will constitute a Qualifying Liquidity Event (as defined in the award agreement). Accordingly, all of the Class B Units will vest in connection with the proposed transaction.
Time Vested Units
The Time Vested Units vested and became exercisable 25% on the first anniversary of the grant date set forth in the applicable award agreement and the remainder vest pro rata in monthly installments over a three-year period, subject to the applicable named executive officer’s continued employment with Holdings or its subsidiaries on each applicable vesting date.
Performance Vested Units
The Performance Vested Units are subject to a five-year performance-based vesting schedule, with 12.5% of the Performance Vested Units eligible to vest on December 31, 2016, 25% of the Performance Vested Units eligible to vest on December 31 2017, 2018 and 2019 fiscal years, and 12.5% of the Performance Vested Units eligible to vest on December 31, 2020, subject to the achievement of annual fiscal year target EBITDA and/or cumulative target EBITDA targets by Holdings, as set forth in the applicable award agreement.
If actual EBITDA for a given fiscal year during the performance period is greater than 95% but less than 100% of the target EBITDA for such year, a number of Performance Vested Units will vest on the applicable vesting date for such year in an amount equal to (x) the number of Performance Vested Units that would have vested during such year had the target EBITDA been achieved multiplied by (y) a fraction, the numerator of which is equal to the percentage of the target EBITDA actually achieved minus 95% and the denominator of which is equal to 5%.
If either 100% of the target EBITDA or the cumulative target EBITDA is not achieved in a given fiscal year, but 100% of the cumulative target EBITDA is achieved or exceeded in any subsequent year during the award’s applicable performance period, then on the applicable vesting date for such subsequent year, any previously unvested Performance Vested Units that are outstanding and were eligible to vest in any prior year but did not due to 100% of the target EBITDA or the cumulative target EBITDA not being achieved in such prior year will vest as a result of the EBITDA achievement associated with the subsequent year.
Return-Based Vesting
Upon the occurrence, on or before the end of the award’s applicable performance period, of either (i) a recapitalization or (ii) the sale or disposition of securities of the entity resulting from a reorganization, conversion, redomiciliation, distribution, exchange or other transaction undertaken in preparation for an initial public offering (the “IPO Corporation”) on or following an initial public offering, and as a result of such event in clause (i) or (ii), the H&F Investors (as defined in the limited partnership agreement of Holdings) realize certain multiple of money and internal rate of return targets (a “Qualifying Realization Event”) that occurs (i) prior to the named executive officer’s termination or (ii) solely with respect to Messrs. Tabak, Redmond and White, within 180 days following such named executive officer’s termination without “cause”

or for “good reason” (each as defined in the named executive officer’s employment agreement) (the “Tail Period”), all Performance Vested Units that are outstanding and unvested will vest.
Call Rights
In connection with the grant of Class B Units, each named executive officer became a party to a unitholders agreement, under which Holdings has the right to repurchase vested Class B Units held by each named executive officer in connection with any termination of employment or the breach of any restrictive covenants applicable to the named executive officer (the “Call Right”). The purchase price payable for Class B Units repurchased upon exercise of the Call Right will be the fair market value of such Class B Units, except with respect to exercise of the Call Right in connection with any termination for cause or in connection with a breach of restrictive covenants, in which case, the Class B Units will instead be forfeited for no consideration.
Forfeiture and Acceleration
Other than the potential vesting that may occur in connection with certain termination or other events, all unvested Class B Units will be forfeited upon a termination of employment. For a description of the terms of potential acceleration of the Class B Units, see “— Potential Payments upon Termination or Change in Control” below.
Outstanding Equity Awards at 2019 Year End
The following table includes certain information with respect to Class B Units held by the named executive officers as of December 31, 2019.
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mr. Tabak	6/7/2016	6,433.39	2,341,175	21,444.64	7,803,919
Mr. Redmond	6/7/2016	4,288.93	1,560,785	14,296.42	5,202,610
Mr. White	6/7/2016	4,288.93	1,560,785	14,296.42	5,202,610
Mr. Kim	8/10/2016	291.65	106,134	729.12	265,334
Mr. Doctoroff	8/10/2016	291.65	106,134	729.12	265,334

(1)
Reflects Time Vested Units. The vesting terms of these Time Vested Units are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Class B Unit Awards — Time Vested Units.”

(2)
Based on the appreciation in the value of our business from and after the date of grant through December 31, 2019.

(3)
Reflects Performance Vested Units at target performance. The vesting terms of these Performance Vested Units are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Class B Unit Awards — Performance Vested Units.”

(4)
Based on the appreciation in the value of our business from and after the date of grant through December 31, 2019.

Option Exercises and Stock Vested During Fiscal Year 2019
The following table includes information regarding the amounts received by our named executive officers upon vesting of Class B Units during 2019.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Tabak	12,866.78	4,682,350
Mr. Redmond	8,577.86	3,121,569
Mr. White	8,577.86	3,121,569
Mr. Kim	437.47	159,200
Mr. Doctoroff	437.47	159,200

(1)
Value realized on vesting of Time Vested Units is based on the appreciation in value of our business from and after the date of grant through the date of our most recent valuation following the applicable vesting date.

Pension Benefits and Nonqualified Deferred Compensation
Our named executive officers do not participate in any pension or nonqualified deferred compensation plans and received no pension benefits or nonqualified deferred compensation during the year ended December 31, 2019.
Potential Payments upon Termination or Change in Control
Severance Benefits upon Termination
Messrs. Tabak, Redmond and White
The severance payments and benefits due to Messrs. Tabak, Redmond and White in connection with certain terminations of employment with MultiPlan are set forth in their respective employment agreements.
Pursuant to the respective employment agreements of Messrs. Tabak, Redmond and White, in the event of a termination of employment by MultiPlan without “cause” (as defined in the respective employment agreement), by the named executive officer for “good reason” (each, as defined in the respective employment agreement), as a result of non-extension of the term of the employment agreement by MultiPlan or, solely with respect to Messrs. Tabak and Redmond, by the named executive officer without “good reason” upon a “change in control” (as defined in the respective employment agreement), in each case, subject to the named executive officer’s execution of a general release of claims in favor MultiPlan and continued compliance with the restrictive covenants set forth in the employment agreement, the named executive officer will receive: (i) a cash payment equal to: with respect to Messrs. Tabak and Redmond, two times the sum of the named executive officer’s annual base salary and target bonus opportunity, in each case, as in effect on the date of termination, payable in 24 equal monthly installments, with respect to Mr. Tabak, or in a lump sum, with respect to Mr. Redmond; with respect to Mr. White, the sum of the named executive officer’s annual base salary and target bonus opportunity, payable in 12 equal monthly installments, (ii) payment of, or reimbursement for, COBRA premiums for a period ending on the earlier of 18 months following the termination date and the date the named executive officer obtains other employment that offers group health benefits, and, (iii) solely with respect to Mr. Tabak, a pro rata (based on the number of days employed by MultiPlan) cash payment equal to the greater of Mr. Tabak’s target bonus opportunity as in effect on the date of termination and Mr. Tabak’s annual bonus in respect of the prior fiscal year, payable in a lump sum on the 30th day following the date of termination.
Pursuant to the terms of their respective employment agreements, Messrs. Tabak, Redmond and White are subject to non-competition and non-solicitation covenants that apply during their employment and

24 months (with respect to Messrs. Tabak and Redmond) or 18 months (with respect to Mr. White) following termination of employment with MultiPlan, as well as indefinite covenants of confidentiality and non-disparagement.
Messrs. Kim and Doctoroff
Pursuant to his offer letter with MultiPlan, Inc., dated June 25, 2014, in the event of a termination of employment by MultiPlan without “cause,” Mr. Doctoroff would be entitled to a severance payment equal to six months of base salary. Pursuant to company policy, in the event of a termination of employment by MultiPlan without “cause,” each of Messrs. Kim and Doctoroff, would be entitled to six months’ salary continuation and payment of, or reimbursement for, COBRA premiums for a period ending on the earlier of 18 months following the termination date and the date the named executive officer obtains other employment that offers group health benefits.
Assuming a termination of employment effective as of December 31, 2019 (i) by us without cause (including non-extension of the term of the named executive officer’s employment agreement, if applicable) or (ii) by the executive for good reason (solely for Messrs. Tabak, Redmond and White), each of the specified named executive officers in the table below would have received the following severance payments and benefits:
Name	Payment Type	Termination Without Cause or for Good Reason (Including Non- Extension of Term)(6) ($)	Termination Without Good Reason Upon a Change in Control ($)
Mr. Tabak	Cash Severance(1)	4,934,334	4,934,334
	Benefit Continuation(2)	24,518	24,518
	Total	4,958,852	4,958,852
Mr. Redmond	Cash Severance(3)	2,247,336	2,247,336
	Benefit Continuation(2)	24,518	24,518
	Total	2,271,854	2,271,854
Mr. White	Cash Severance(4)	932,544	—
	Benefit Continuation(2)	24,518	—
	Total	957,062	—
Mr. Kim	Cash Severance(5)	195,783	—
	Benefit Continuation(2)	22,637	—
	Total	218,420	—
Mr. Doctoroff	Cash Severance(5)	173,662	—
	Benefit Continuation(2)	40,428	—
	Total	214,090	—

(1)
Amount represents (i) 2.0 times annual base salary and target bonus opportunity for 2019 and (ii) Mr. Tabak’s target bonus opportunity for 2019 (representing the greater of Mr. Tabak’s target bonus opportunity for 2019 and Mr. Tabak’s annual bonus in respect of 2018).

(2)
Amounts represent monthly payments equal to the COBRA premiums required for 18 months.

(3)
Amount represents 2.0 times annual base salary and target bonus opportunity for 2019.

(4)
Amount represents 1.0 times annual base salary and target bonus opportunity for 2019.

(5)
Amount represents 0.5 times annual base salary for 2019.

(6)
Only Messrs. Tabak, Redmond and White are eligible for special termination benefits upon resignation for good reason.

Accelerated Vesting of Equity Awards
Forfeiture and Acceleration
Solely with respect to Messrs. Tabak, Redmond and White, in connection with the named executive officer’s termination without “cause” or for “good reason,” the named executive officer will be entitled to 12 months of additional vesting service from the date of termination on the then-outstanding and unvested Time Vested Units. In addition, any remaining then-outstanding and unvested Time Vested Units (the “Tail Time Units”) will remain outstanding and eligible to vest immediately prior to a Liquidity Event (as defined below) and any remaining then-outstanding and unvested Performance Vested Units (the “Tail Performance Units” and together with the “Tail Time Units,” the “Tail Units”) will remain outstanding and eligible to vest upon a Liquidity Event occurring on or prior to the end of the applicable performance period of the Performance Vested Units (a “Qualifying Liquidity Event”). Tail Units will terminate and be forfeited upon the expiration of the Tail Period.
Upon any other termination with respect to Messrs. Tabak, Redmond and White, and upon any termination of employment with respect to Messrs. Kim and Doctoroff, all unvested Time Vested Units and unvested Performance Vested Units will, in each case, terminate and be forfeited immediately.
Any Performance Vested Units that have not vested on the earlier of (i) December 31, 2020 or (ii) the termination of the named executive officer (or, with respect to each of Messrs. Tabak, Redmond and White, the Tail Performance Units, as of the last day of the Tail Period) will terminate and be forfeited effective as of December 31, 2020 or such termination (or, with respect to each of Messrs. Tabak, Redmond and White, the Tail Performance Units, upon the expiration of the Tail Period without the occurrence of a Qualifying Liquidity Event).
Vesting in Connection with a Liquidity Event
In connection with any transaction or series or related transactions involving (i) the sale of all or substantially all of the assets of Holdings on a consolidated basis to a person, or group of persons, other than (A) the H&F Investors and their affiliates or (B) a distribution of IPO Corporation to the unitholders of Holdings as part of an IPO Conversion (as defined in the unitholders agreement) or following an initial public offering, (ii) a merger, reorganization, consolidation or other similar corporate transaction in which the outstanding voting securities of Holdings are exchanged for securities of the successor entity and the holders of the voting securities of Holdings immediately prior to such transaction do not own a majority of the outstanding voting securities of the successor entity immediately upon completion of such transaction or (iii) the direct or indirect sale (whether by sale, merger or otherwise) of all or a majority of the voting securities of Holdings to a person, or group of persons, other than the H&F Investors and their affiliates (such transaction, a “Liquidity Event”) occurring prior to a termination of employment, all unvested Time Vested Units will vest immediately prior to such Liquidity Event. Solely with respect to Messrs. Tabak, Redmond and White, in connection with a Liquidity Event occurring during the Tail Period, (i) all Tail Time Units (as defined below) will vest immediately prior to such Liquidity Event and (ii) the value of any distributions and dividends, as applicable, that would have otherwise been received with respect to such Tail Time Units from the date of such termination through but not including the applicable Liquidity Event, that would be paid to, or received by, the named executive officer in such Liquidity Event.
Solely in the event of a Qualifying Liquidity Event and prior to the named executive officer’s termination, all unvested Performance Vested Units will vest immediately prior to such Liquidity Event. In addition, solely with respect to Messrs. Tabak, Redmond and White if such Qualifying Liquidity Event occurs during an applicable Tail Period, the named executive officer will be entitled to (i) vesting of all Tail Performance Units immediately prior to a Qualifying Liquidity Event and (ii) the value of any distributions and dividends, as applicable, that would have otherwise been received with respect to such Tail Performance Units from the date of such termination through but not including the applicable Liquidity Event, that would be paid to, or received by, the named executive officer in such Liquidity Event. In addition, for purposes of the vesting and forfeiture of the Tail Performance Units, to the extent that a definitive agreement for a Liquidity Event transaction is entered into on or prior to the end of the performance period that has not been completed or terminated prior to December 31, 2020, such transaction will be deemed to be a Qualifying Liquidity

Event with respect to Class B Units held by the named executive officers upon the closing of the transaction, and if such transaction terminates without closing, the applicable Tail Period shall terminate on the date of such termination.
Residual Unit Adjustment in Connection with a Liquidity Event
In the event of a distribution occurring on or after the occurrence of a Liquidity Event, the amount distributed shall be calculated as if all Residual Units (defined below) had been issued in connection with Original Closing and were outstanding and vested at the time of the distribution. “Residual Units” means the aggregate number of Class B Units equal to the sum of (i) (x) the aggregate number of Class B Units reserved for issuance under the 2016 Plan as of the Original Closing (i.e., 343,114 Class B Units) that were never issued prior to the first Liquidity Event minus (y) phantom units that have been issued or reserved for issuance under the 2016 Plan that reduce the plan unit reserve of the 2016 Plan on a one-for-one basis, plus (ii) the number of phantom units that were never issued prior to the first Liquidity Event plus (iii) the aggregate number of Class B Units and phantom units that were issued and did not vest and were forfeited solely due to a termination of employment and were not subsequently reissued. The amounts that would have been distributed to the Residual Units if they were outstanding at the time of the distribution will be allocated and paid on a pro rata basis to outstanding vested Class B Units who are otherwise receiving distributions. The named executive officers therefore will be entitled to receive such distributions with respect to Residual Units on a pro rata basis with respect to their outstanding vested Class B Units following the occurrence of a Liquidity Event.
Assuming a hypothetical vesting acceleration event occurred on December 31, 2019, the following table sets forth the amounts the named executive officers would have received from such accelerated vesting. Assuming a hypothetical vesting acceleration event occurred on December 31, 2019, the following table sets forth the amounts the named executive officers would have received from such accelerated vesting. Furthermore, the amounts shown in the table do not include amounts that may have been payable to a named executive officer upon the sale of his vested equity pursuant to the exercise of call rights.
Name	Equity Award	Termination Without “Cause” or For “Good Reason” ($)(1)	Qualifying Realization Event ($)(2)	Liquidity Event/Qualifying Liquidity Event ($)(3)
Mr. Tabak	Time Vested Units	2,341,175	—	2,341,175
	Performance Vested Units	—	—	7,803,919
	Total	2,341,175	—	10,145,094
Mr. Redmond	Time Vested Units	1,560,785	—	1,560,785
	Performance Vested Units	—	—	5,202,610
	Total	1,560,785	—	6,763,395
Mr. White	Time Vested Units	1,560,785	—	1,560,785
	Performance Vested Units	—	—	5,202,610
	Total	1,560,785	—	6,763,395
Mr. Kim	Time Vested Units	—	—	106,134
	Performance Vested Units	—	—	265,334
	Total	—	—	371,468
Mr. Doctoroff	Time Vested Units	—	—	106,134
	Performance Vested Units	—	—	265,334
	Total	—	—	371,468

(1)
Amounts reported for Messrs. Tabak, Redmond and White reflect full vesting of their remaining unvested Time Vested Units in the event of a termination without “cause” or for “good reason.” The amounts reported for the Time Vested Units are based upon the appreciation in the value of our business from and after the date of grant through December 31, 2019.

(2)
No amounts are reported as we have assumed that based on the value of our business as of December 31, 2019, a Qualifying Realization Event would not have occurred as of December 31, 2019.

(3)
Amounts reported reflect full accelerated vesting of the Time Vested and Performance Vested Units. The amounts reported are based upon the appreciation in the value of our business from and after the date of grant through December 31, 2019.

Director Compensation
2019 Director Compensation
Pursuant to the company’s non-employee director compensation policy, cash and equity compensation is paid or made, as applicable, to each member of our board of directors who is not either (i) an employee of us or any parent or subsidiary of us, or (ii) an employee of Hellman & Friedman or its affiliates (excluding portfolio companies. Richard Clarke was our only director who qualified for and received compensation under this policy in fiscal 2019. Under our non-employee director compensation policy, Mr. Clarke was entitled to receive an annual retainer of $200,000, paid in quarterly installments.
None of our directors receive separate compensation for attending meetings of our board of directors or any committees thereof. All directors are reimbursed for travel and other expenses directly related to director activities and responsibilities.
The following table summarizes the compensation paid to or earned by Mr. Clarke in 2019.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Clarke	200,000	—	—	—	—	—	200,000
Director Compensation following the Transactions
On October 8, 2020, our board of directors approved new annual cash and equity retainers to be paid to Non‑Employee Directors. We will not pay any compensation to a director who is not a Non-Employee Director.
Each Non-Employee Director is entitled to receive an annual cash retainer of $100,000, payable quarterly in four equal installments of $25,000 each. In addition, each Non-Employee Director is entitled to receive an annual restricted stock award with respect to a number of shares of our Class A common stock having an aggregate grant date fair market value of $100,000. The terms of the restricted stock awards will be determined prior to the initial grants.
The chairpersons and members of the following committees will receive the additional fixed annual cash retainers (payable in quarterly installments in arrears) listed below.
Committee	Committee Member Retainer	Committee Chair Retainer
Audit Committee	$12,500	$25,000
Compensation Committee	$10,000	$20,000
Nominating and Corporate Governance Committee	$7,500	$15,000
All directors, including our Non-Employee Directors, are reimbursed for travel and other expenses directly related to director activities and responsibilities. Notwithstanding the foregoing, any member of the Board that is entitled to the above compensation may elect to forego all or a portion of such compensation from time to time by giving notice to the General Counsel of the Company. Until otherwise notified to the General Counsel of the Company, each of Messrs. Emery, Philbrick and Thorpe have elected to forego their right to such compensation.

Certain Relationships and Related Party Transactions
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, including employment, termination of employment and change in control arrangements, which are described where required under “Executive Compensation”. We believe the terms of the transactions described below were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Churchill Related Party Transactions
In December 2019, the Sponsor purchased an aggregate of 17,250,000 shares of Churchill’s Class B common stock for an aggregate purchase price of  $25,000, or approximately $0.001 per share. On February 12, 2020, Churchill effected a stock dividend of one-third of a share for each outstanding share of Churchill’s Class B common stock and on February 13, 2020, Churchill effected a stock dividend of approximately 0.1957 shares of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, resulting in 27,500,000 shares of Churchill’s Class B common stock. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares of common stock upon completion of Churchill IPO. In connection with the Transactions, the Sponsor’s 27,500,000 shares of Churchill’s Class B common stock were converted into shares of our Class A common stock.
The Sponsor purchased an aggregate of 23,000,000 Private Placement Warrants for a purchase price of  $1.00 per warrant in a private placement that occurred simultaneously with the closing of Churchill IPO. As such, the Sponsor’s interest in the Churchill IPO was valued at $23,000,000, based on the number of Private Placement Warrants purchased. Each Private Placement Warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment. In addition, the Sponsor agreed to transfer 350,000 warrants to Bill Veghte, who was appointed to our Board upon the consummation of the Transactions.
Glenn R. August, Michael Eck, Bonnie Jonas and Karen G. Mills, each of whom was a director of Churchill, has an indirect economic interest in the founder shares and Private Placement Warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. Each of Glenn R. August, Karen Mills, Michael Eck and Bonnie Jonas has an indirect economic interest in the founder shares and Private Placement Warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In addition, Jeremy Abson and Steve McDermid may be deemed to have an indirect economic interest in the founder shares and Private Placement Warrants purchased by the Sponsor as a result of TBG and Emerson, respectively, having membership interests in the Sponsor, and Mr. Abson and Mr. McDermid’s respective affiliation with such entities.
Churchill engaged KG to act as Churchill’s financial advisor in connection with the Transactions and as a placement agent in connection with the PIPE Investment. Pursuant to this engagement, Churchill paid KG a transaction fee of $15,000,000 and a placement fee of $15,500,000. The engagement was terminated in full upon completion of the Mergers. Therefore, KG and Michael Klein had financial interests in the completion of the Mergers in addition to the financial interest of the Sponsor. The engagement of KG and the payment of the fees described above were approved by Churchill’s audit committee and the Churchill Board in accordance with Churchill’s related persons transaction policy. KG directed Churchill to pay a portion of such fees totaling $8 million to Project Isaiah, a philanthropic entity formed to provide meals in underserved communities in the United States impacted by the Covid-19 crisis of 2020. Michael Klein is the Chairman of Project Isaiah.
On July 12, 2020, Churchill issued a Sponsor Note in the principal amount of $1,500,000 to the Sponsor. The Sponsor Note bore no interest and was repayable in full upon the closing of Mergers. The Sponsor elected to convert the unpaid balance of the Sponsor Note into 1,500,000 Working Capital Warrants. The terms of such Working Capital Warrants are identical to the terms of the Private Placement Warrants held by the Sponsor. The proceeds of the Sponsor Note were used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.

Investor Rights Agreement
MultiPlan, the Sponsor, Holdings, H&F and certain other parties thereto have entered into the Investor Rights Agreement, pursuant to which such stockholders will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. Certain parties to the Investor Rights Agreement, including the Sponsor and H&F, have agreed not to sell, transfer, pledge or otherwise dispose of shares of our Class A common stock and certain warrants they hold or receive for certain time periods specified therein.
PIPE Investment
Funds affiliated with certain members of the Churchill Board invested in the PIPE Investment, including the following:
•
Garden State invested an aggregate of $85,000,000 in the Common PIPE Investment. Michael Klein manages and has an ownership interest in Garden State.

•
TBG invested an aggregate of $45,000,000 in the Common PIPE Investment. Jeremy Abson is the president of TBG.

•
Oak Hill Advisors Entities invested an aggregate of (i) $25,000,000, in the Common PIPE Investment and (ii) $500,000,000 in the Convertible PIPE Investment. Glenn R. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors, L.P.

The Common PIPE Investment was issued to Garden State, TBG and Oak Hill Advisors Entities on the same terms and conditions as all other Common PIPE Investors and the Convertible PIPE Investment was issued to Oak Hill Advisors Entities on the same terms and conditions as all other Convertible PIPE Investors.
Holdings Board Structure and Voting
The business and affairs of Holdings were managed by a board of directors (the “Holdings Board”) established by its general partner, Polaris Investment Holdings GP, LLC (the “General Partner”). The governance documents of Holdings provided that, prior to an initial underwritten public offering of equity securities of Holdings or one of its subsidiaries that directly or indirectly holds substantially all of the operating assets of Holdings and its subsidiaries (an “IPO”), among other things, certain investors would be entitled to nominate or appoint members of the Holdings Board and the boards of directors of certain subsidiaries of Holdings.
On July 12, 2020, Holdings entered into a Plan of Liquidation and Dissolution and Distribution Agreement, which, among other things, provides for (i) the wind up of business affairs of Holdings, (ii) on the day prior to the Closing Date, the distribution by Holdings of beneficial ownership of its MultiPlan Parent stock to Holdings’ equityholders, and (iii) on the Closing Date, the receipt and distribution by Holdings, as agent on behalf of Holdings’ equityholders, of the Closing Merger Consideration to Holdings’ equityholders. In connection with the consummation of the Transactions, this process was carried out and Holdings was dissolved.
The Transactions
On July 12, 2020, Churchill entered into the Merger Agreement with MultiPlan Parent, Holdings, First Merger Sub and Second Merger Sub, which among other things, provides for (i) First Merger Sub to be merged with and into MultiPlan Parent with MultiPlan Parent surviving the First Merger and (ii) MultiPlan Parent to be merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Churchill.
On October 8, 2020, the Transactions were consummated and, in accordance with the terms of the Merger Agreement.
In connection with the consummation of the Transactions:

•
$1,521,000,000 in cash was paid to Holdings on behalf of Holdings’ equityholders as the Closing Cash Consideration;

•
Churchill issued 415,700,000 shares of its Class A common stock as Closing Share Consideration;

•
8,693,855 shares of Churchill’s Class A common stock were redeemed for an aggregate of $87.2 million, or approximately $10.03 per share, paid from the Churchill trust account;

•
Churchill issued and sold to the Common PIPE Investors, (x) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for aggregate proceeds of $1,300,000,000, (y) warrants to purchase 6,500,000 shares of Churchill’s Class A common stock and (z) an additional 2,050,000 shares of Churchill’s Class A common stock in lieu of an original issue discount (the shares of Class A common stock described in clause (x) and clause (z) are collectively referred to herein as the “Common PIPE Shares”);

•
Churchill issued and sold to the Convertible PIPE Investors $1,300,000,000 in aggregate principal amount of Convertible Notes, with an original issue discount of $32,500,000, for aggregate proceeds of $1,267,500,000;

•
the Senior PIK Notes were redeemed in full for a total redemption price of $1,237.6 million (which includes accrued interest through October 7, 2020);

•
all of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted into shares of Churchill’s Class A common stock on a one-for-one basis;

•
Churchill paid KG a transaction fee of $15,000,000 and a placement fee of $15,500,000, all of which was paid in cash; and

•
Sponsor elected to convert the full balance of the Note, in the principal amount of $1,500,000, into 1,500,000 Working Capital Warrants.

Arrangements with Beneficial Owners of Holdings
In connection with the 2016 acquisition of the Company by H&F, certain other investors and certain members of management, the General Partner and Holdings entered into a unitholders agreement and a limited partnership agreement of Holdings, in each case with H&F, the GIC Investor, the LGP investors, each of C.V. Starr & Co., Partners Group (USA) Inc. and Cohen Private Ventures, LLC (collectively, the “Rollover Investors’’), certain members of management, and certain other investors (the “Unitholders”). The unitholders agreement contains agreements with respect to, among other things, election of directors as referred to above, participation rights in equity and debt offerings, rights and restrictions relating to the issuance or transfer of units, including tag-along rights and drag-along rights, registration rights, information rights, indemnification rights, expense reimbursement and corporate governance provisions. The limited partnership agreement of Holdings sets forth, among other things, the class and type of units held by each Unitholder and the respective rights of each Unitholder to receive distributions of cash or other property of Holdings.
Upon the consummation of the Transactions, the unitholders agreement was terminated.
For the three years ended December 31, 2019, MultiPlan reimbursed expenses and paid consulting fees to affiliates of H&F in an aggregate amount of $0.1 million. MultiPlan expects to incur additional expense reimbursement obligations and may incur other expenses in the year ended December 31, 2020.
Transactions with Change Healthcare Inc.
MultiPlan is party to certain ordinary course commercial arrangements with Change Healthcare Inc., which was an affiliate of H&F. During the years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020, MultiPlan paid Change Healthcare Inc. $5.6 million, $5.0 million, $3.8 million and $1.2 million, respectively, for services rendered. In addition, during the years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020, MultiPlan Parent recognized revenue from Change Healthcare Inc. of $2.8 million, $2.4 million, $2.4 million and $1.0 million, respectively, for use of MultiPlan’s healthcare cost management solutions.

Services Provided by Hub International Limited
During the three years ended December 31, 2019 and the six months ended June 30, 2020, MultiPlan has obtained insurance policies through Hub International Limited, which is an affiliate of H&F. As the insurance broker for such policies, Hub International Limited may have received commissions from the insurance carriers with which MultiPlan’s insurance policies were placed in excess of $120,000.
Services Provided by Good Harbor Security Risk Management LLC
MultiPlan is party to certain ordinary course commercial arrangements with Good Harbor Security Risk Management LLC, which is an affiliate of Richard Clarke, who was a member of the Holdings Board and is currently a member of the Board. For the three years ended December 31, 2019 and the six months ended June 30, 2020, MultiPlan paid Good Harbor Security Risk Management LLC an aggregate amount of $0.1 million in consulting and other fees.
Services Provided by P. Galant & Associates, LLC
In connection with the Transactions, P. Galant & Associates, LLC (“PG&A”) was engaged as an advisor. Pursuant to the engagement, the Company paid PG&A an aggregate of $2.2 million upon the Closing. PG&A is an affiliate of Paul Galant, one or our executive officers.
Other Related Party Transactions
In the ordinary course of business, MultiPlan has in the past and may in the future enter into commercial arrangements with other entities that are affiliated with members of the Board, H&F, the Rollover Investors, the GIC Investor the Sponsor, Green Equity Investors, Oak Hill Advisors Entities, Partners Group Entities and The PIF.
Stock Option Grants to Directors and Executive Officers; Transaction Bonuses
We have granted stock options to our certain of our directors and executive officers and transaction bonuses to certain of our named executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers and the transaction bonuses granted to certain of our named executive officers see the section titled “Executive Compensation.”
Limitation of Liability and Indemnification of Directors and Officers
Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. For more information regarding the limitations of liability and indemnification see the section titled “Description of Securities.”
Related-Party Transaction Policy
We have adopted a formal written policy that applies to our executive officers, directors, holders of more than five percent of any class of our voting securities and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons. Such persons will not be permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent members of our Board in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

Beneficial Ownership of Securities
The following table sets forth information known to us regarding the beneficial ownership of our common stock as of October 23, 2020 by:
•
each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;

•
each of our named executive officers and directors; and

•
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.
The beneficial ownership of our common stock is based on 667,461,269 shares of common stock issued and outstanding. The amount of shares of common stock issued and outstanding excludes the 9,094,876 shares purchased by a subsidiary of MultiPlan Parent in August 2020, which shares are held by the Company as treasury shares and excludes the 8,693,855 shares that were validly redeemed in connection with the Transactions.
Beneficial Ownership Table
Name and Address of Beneficial Owner(1)	Number of Shares	Percent Owned
Five Percent Holders:
Churchill Sponsor III LLC(2)	52,000,000	7.5%
GIC Investor(3)	49,612,794	7.4%
Green Equity Investors(4)	38,449,957	5.8%
H&F Investors(5)	213,802,446	32.0%
Oak Hill Advisors Entities(6)	41,111,550	5.8%
The Public Investment Fund of The Kingdom of Saudi Arabia(7)	53,750,000	8.0%
Named Executive Officers and Directors:
Mark Tabak(8)	13,890,202	2.1%
David Redmond	—	—
Dale White	8,066,106	1.2%
Jeff Doctoroff	301,464	*
Michael Kim	301,464	*
Glenn R. August(9)(10)	41,111,550	5.8%
Richard Clarke	—	—
Anthony Colaluca	—	—
Paul Emery(11)	—	—
Michael Klein(2)(12)	52,000,000	7.5%
Hunter Philbrick(11)	—	—
Allen Thorpe(11)	—	—
Bill Veghte(9)	—	—
All executive officers and directors as a group (15 individuals)	115,670,786	17.3%

*
Less than 1%.

(1)
Unless otherwise noted, the address of each of the following entities or individuals is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003.

(2)
Interests shown consist of (i) 27,500,000 shares of Class A common stock and (ii) warrants to purchase 24,500,000 shares of Class A common stock (including warrants issued in satisfaction of the Note to purchase 1,500,000 shares of Class A common stock). Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. 12,404,080 of such shares of Class A common stock and 4,800,000 of such warrants unvested as of October 8, 2020 and will revest at such time as, during the 4-year period starting on October 8, 2021 and ending on October 8, 2025, the closing price of our Class A common stock exceeds $12.50 for any 40 trading days in a 60 consecutive day period. The business address for Churchill Sponsor III LLC is 640 Fifth Avenue, 12th Floor, New York, New York 10019. Excludes 481,711 shares of our Class A common stock owned by M. Klein & Company LLC (“MKC”), an entity in which Mr. Klein has a minority interest.

(3)
Interests shown consist of 49,612,794 shares of Class A common stock held by Viggo Investment Pte. Ltd. (the “GIC Investor”). The GIC Investor shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”), and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(4)
Interests shown consist of 23,447,087 shares of Class A common stock held by Green Equity Investors VI, L.P., 13,992,386 shares of Class A common stock held by Green Equity Investors Side VI, L.P., 62,670 shares of Class A common stock held by LGP Associates VI-A LLC and 917,814 shares of Class A common stock held by LGP Associates VI-B LLC (each a “Green Equity Investor”) pursuant to a Schedule 13D filed by the Green Equity Investors on October 13, 2020 (the “GEI 13D”). Pursuant to the GEI 13D, voting and investment power with respect to the shares held by the Green Equity Investors is shared; voting and investment power may also be deemed to be shared with certain affiliated entities and investors whose holdings are included in the above amount; and each of the foregoing entities’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(5)
Interests shown consist of 112,593,413 shares of Class A common stock held by Hellman & Friedman Capital Partners VIII, L.P., 50,532,114 shares of Class A common stock held by Hellman & Friedman Capital Partners VIII (Parallel), L.P., 9,549,505 shares of Class A common stock held by HFCP VIII (Parallel-A), L.P., 2,953,631 shares of Class A common stock held by H&F Executives VIII, L.P. and 496,709 shares of Class A common stock held by H&F Associates VIII, L.P. (collectively, the “H&F VIII Funds”) and 37,677,074 shares of Class A common stock held by H&F Polaris Partners, L.P. (“Polaris Partners” and, collectively with the H&F VIII Funds, the “H&F Investors”) pursuant to a Schedule 13D filed by the H&F Investors on October 13, 2020 (the “H&F 13D”). Pursuant to the H&F 13D: H&F Polaris Partners GP, LLC (“Polaris Partners GP”) is the general partner of Polaris Partners; Hellman & Friedman Capital Partners VIII, L.P. is the managing member of Polaris Partners GP; Hellman & Friedman Investors VIII, L.P. (“H&F Investors VIII”) is the general partner of the H&F VIII Funds; H&F Corporate Investors VIII, Ltd. (“H&F VIII”) is the general partner of H&F Investors VIII; and as the general partner of H&F Investors VIII, H&F VIII may be deemed to have beneficial ownership of the shares beneficially owned by the H&F Investors. Pursuant to the H&F 13D, voting and investment determinations with respect to shares held by the H&F Investors are made by the board of directors of H&F VIII, which consists of Philip U. Hammarskjold, David R. Tunnell and Allen R. Thorpe, and each of the members of the board of directors of H&F VIII disclaims beneficial ownership of such shares. Pursuant to the H&F 13D, the address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

(6)
Interests shown are held by client accounts (each, an “Oak Hill Advisors Entity”) advised and/or managed by Oak Hill Advisors, L.P. or its affiliates. Interests shown consists of (i) 2,525,000 shares of Class A common stock, (ii) warrants to purchase 125,000 shares of Class A common stock and

(iii) 38,461,550 shares of Class A common stock that may be acquired upon conversion of Convertible Notes. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $12.50 per share, subject to adjustment. The Convertible Notes are convertible into shares of Class A common stock based on a $13.00 conversion price, subject to customary anti-dilution adjustments. The business address for the Oak Hill Advisors Entities is 1114 Avenue of the Americas, 38th Floor, New York, NY 10036.
(7)
Interests shown consists of (i) 51,250,000 shares of Class A common stock and (ii) warrants to purchase 2,500,000 shares of Class A common stock held by The Public Investment Fund of The Kingdom of Saudi Arabia (“The PIF”) pursuant to a Schedule 13G filed by The PIF on October 19, 2020 (“The PIF 13G”). Pursuant to The PIF 13G, the business address for The PIF is P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.

(8)
Interests shown consist of: (i) 5,023,610 shares of Class A common stock held by Mr. Tabak; (ii) 4,433,296 shares of Class A common stock held by the Lauren Fass 2012 Dynasty Trust, dated July 11, 2012, of which Mr. Tabak’s spouse is the trustee; and (iii) 4,433,296 shares of Class A common stock held by the Lindsay Levin 2012 Dynasty Trust, dated July 11, 2012, of which Mr. Tabak’s spouse is the trustee.

(9)
Glenn R. August and Bill Veghte each have an economic interest (or deemed economic interest) in shares of our Class A common stock through their respective ownership of membership interests in Churchill Sponsor III LLC, but do not beneficially own any shares of our Class A common stock. The indirect ownership interest via Churchill Sponsor III LLC is reflected solely under the rows for Churchill Sponsor III LLC and its controlling person, Michael Klein. The economic interests (or deemed economic interests) of these individuals in the founder shares held by Churchill Sponsor III LLC are as shown below:

Founder Shares
Glenn R. August(A)	3,933,137
Bill Veghte(B)	294,985

(A)
Reflects economic interests (or deemed economic interests) held on behalf of Oak Hill Advisors Entities.

(B)
Mr. Veghte’s economic interest in the founder shares held by Churchill Sponsor III LLC was increased by 350,000 on October 8, 2020 by Churchill Sponsor III LLC in recognition of his continued service in connection with the Transactions.

(10)
Interests shown are held by Oak Hill Advisors Entities. As an advisor or manager to the Oak Hill Advisors Entities, Oak Hill Advisors, L.P. and/or its affiliates may be deemed to have the power to vote or direct the vote of, and the power to dispose or to direct the disposition of, the shares of Class A common stock owned by such entities. Oak Hill Advisors, L.P. and its affiliates are managed or otherwise controlled directly or indirectly by Glenn R. August, who is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors, L.P. The interests beneficially owned by the Oak Hill Advisors Entities may also be deemed to be beneficially owned by Mr. August, Oak Hill Advisors, L.P. and/or its affiliates. Mr. August, Oak Hill Advisors, L.P. and/or its affiliates disclaim beneficial ownership of shares of our Class A common stock beyond their respective pecuniary interest in the Oak Hill Advisors Entities for purposes of Section 16 under the Exchange Act.

(11)
Business address is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

(12)
Michael Klein is the sole stockholder of M. Klein Associates, Inc., which is the managing member of Churchill Sponsor III LLC. The shares beneficially owned by Churchill Sponsor III LLC may also be deemed to be beneficially owned by Mr. Klein. The business address for Mr. Klein is c/o Churchill Sponsor III LLC, 640 Fifth Avenue, 12th Floor, New York, New York 10019. Excludes 481,711 shares of our Class A common stock owned by MKC, an entity in which Mr. Klein has a minority interest.

Selling Securityholders
This prospectus relates to the resale by the Selling Securityholders from time to time of up to 633,750,000 shares of Class A common stock (including 27,500,000 shares of Class A common stock that may be issued upon exercise of the Public Warrants, 23,000,000 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, 1,500,000 shares of Class A common stock that may be issued upon exercise of the Working Capital Warrants and 6,500,000 shares of Class A common stock that may be issued upon exercise of the PIPE Warrants) and warrants to purchase up to 24,500,000 shares of Class A common stock (consisting of the Private Placement Warrants and the Working Capital Warrants). The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants.
The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock and warrants beneficially owned, the aggregate number of shares of Class A common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Class A common stock and warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. We have based percentage ownership on 667,461,269 shares of Class A common stock outstanding as of October 29, 2020. The amount of shares of common stock issued and outstanding excludes the 9,094,876 shares purchased by one of our subsidiaries in August 2020, which shares are held by the Company as treasury shares and excludes the 8,693,855 shares that were validly redeemed in connection with the Transactions.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”
Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003.

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering(1)		Securities Beneficially Owned After this Offering
Name of Selling Securityholder	Shares of Class A common stock(2)	Warrants(3)	Shares of Class A common stock(2)	Warrants(3)	Shares of Class A common stock(2)%		Warrants(3)%
30 MP Investment, LLC(4)	19,810,354	—	19,810,354	—	—	—	—	—
Alberta Investment Management Corporation(5)	1,855,000	—	1,855,000	—	—	—	—	—
Alyeska Investors(6)	2,650,000	—	2,650,000	—	—	—	—	—
BDG Enterprises, L.P.(7).	2,135,034	—	2,135,034	—	—	—	—	—
CCC-III Investments LLC(8)	10,600,000	—	10,600,000	—	—	—	—	—
Churchill Sponsor III LLC(9)	27,500,000	24,500,000	27,500,000	24,500,000	—	—	—	—
Dale White(10)	8,066,106	—	8,066,106	—	—	—	—	—
Darlington Investors(11)	2,650,000	—	2,650,000	—	—	—	—	—
David L. Redmond Children’s 2007 Irrevocable Trust(12)	5,911,061	—	5,911,061	—	—	—	—	—
Fidelity Investors(13)	8,215,000	—	8,215,000	—	—	—	—	—
Garden State Capital Partners LLC(14)	9,010,000	—	9,010,000	—	—	—	—	—
GIC Investor(15)	49,612,794	—	49,612,794	—	—	—	—	—
Green Equity Investors(16)	38,449,957	—	38,449,957	—	—	—	—	—
H&F Investors(17)	213,802,446	—	213,802,446	—	—	—	—	—
Integrated Core Strategies (US) LLC(18)	1,537,000	—	1,537,000	—	—	—	—	—
Intrinsic Edge Capture, L.P.(19)	1,590,000	—	1,590,000	—	—	—	—	—
Lauren Fass 2012 Dynasty Trust(20)	4,433,296	—	4,433,296	—	—	—	—	—
LH Capital Markets, LLC(21)	2,120,000	—	2,120,000	—	—	—	—	—
Lindsay Levin 2012 Dynasty Trust(22)	4,433,296	—	4,433,296	—	—	—	—	—
Longfellow Investment Management Co., LLC(23)	1,219,000	—	1,219,000	—	—	—	—	—
Mark Tabak(24)	5,023,610	—	5,023,610	—	—	—	—	—
The Michael and Susan Dell Foundation(25)	5,300,000	—	5,300,000	—	—	—	—	—
Michael Ferrante(26)	4,534,383	—	4,534,383	—	—	—	—	—
MMCAP International Inc. SPC(27)	7,950,000	—	7,950,000	—	—	—	—	—
Moore Global Investments, LLC(28)	4,240,000	—	4,240,000	—	—	—	—	—
MSD Value Investments, L.P.(29)	5,300,000	—	5,300,000	—	—	—	—	—
Nomura Global Financial Products Inc.(30)	3,180,000	—	3,180,000	—	—	—	—	—
Oak Hill Advisor Entities(31)	2,650,000	—	2,650,000	—	—	—	—	—
Partners Group Entities(32)	30,309,824	—	30,309,824	—	—	—	—	—
Periscope Capital Inc. (33)	2,120,000	—	2,120,000	—	—	—	—	—
The Public Investment Fund of The Kingdom of Saudi Arabia(34)	53,750,000	—	53,750,000	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(35)	1,060,000	—	1,060,000	—	—	—	—	—
SIH MPH Rollover Co, L.P.(36)	24,412,106	—	24,412,106	—	—	—	—	—
TBG AG(37)	4,770,000	—	4,770,000	—	—	—	—	—
Tech Opportunities LLC(38)	2,120,000	—	2,120,000	—	—	—	—	—
UBS O’Connor(39)	4,664,000	—	4,664,000	—	—	—	—	—
Additional Selling Securityholders(40)	4,765,736	—	4,765,736	—	—	—	—	—

(1)
The amounts set forth in this column are the number of shares of Class A common stock and warrants that may be offered for sale from time to time by each Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Class A common stock or warrants that the Selling Securityholder may own beneficially or otherwise.

(2)
Represents shares of Class A common stock, including the shares of Class A common stock underlying the Private Placement Warrants and Working Capital Warrants.

(3)
Represents the Private Placement Warrants and Working Capital Warrants.

(4)
The business address of this Selling Securityholder is c/o Cohen Private Ventures, LLC, 72 Cummings Point Road, Stamford, Connecticut 06902. This Selling Securityholder is party to the Investor Rights Agreement.

(5)
Interests shown consist of 1,767,500 shares of Class A common stock and 87,500 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 1600, 10250 101 Street NW, Edmonton, Alberta T5J 3P4.

(6)
Interests shown consist of: (i) 20,200 shares of Class A common stock and 1,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Alyeska Master Fund 3, L.P. and (b) 2,504,800 shares of Class A common stock and 124,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Alyeska Master Fund, L.P. The business address of these Selling Securityholders is 77 W. Wacker, Suite 700, Chicago, Illinois, 60601.

(7)
The business address of this Selling Securityholder is c/o Brad Bassler, Manager, 2514 W. Prospect Road, Tampa, Florida 33629. This Selling Securityholder is party to the Investor Rights Agreement.

(8)
Interests shown consist of 10,100,000 shares of Class A common stock and 500,000 shares of Class A common stock purchasable upon the exercise of PIPE Warrants. The business address of this Selling Securityholder is 40 West 57th Street, 28th Floor, New York, New York 10019.

(9)
Interests shown consist of 27,500,000 shares of Class A common stock, 23,000,000 shares of Class A common stock purchasable upon exercise of Private Placement Warrants and 1,500,000 shares of Class A common stock purchasable upon exercise of Working Capital Warrants. 12,404,080 of such shares of Class A common stock and 4,800,000 of such warrants unvested as of October 8, 2020 and will revest at such time as, during the 4-year period starting on October 8, 2021 and ending on October 8, 2025, the closing price of our Class A common stock exceeds $12.50 for any 40 trading days in a 60 consecutive day period. The business address for Churchill Sponsor III LLC is 640 Fifth Avenue, 12th Floor, New York, New York 10019. Michael Klein, who is a member of our Board of Directors, is the sole stockholder of M. Klein Associates, Inc., which is the managing member of Churchill Sponsor III LLC. Churchill Sponsor III LLC is party to the Sponsor Agreement.

(10)
Mr. White is our Executive Vice President and Chief Revenue Officer. The business address for Mr. White is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. Mr. White is party to the Investor Rights Agreement.

(11)
Interests shown consist of: (i) 2,270,036 shares of Class A common stock and 112,378 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Darlington Partners, L.P. and (ii) 254,964 shares of Class A common stock and 12,622 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Darlington Partners II, L.P. The business address of these Selling Securityholders is 300 Drakes Landing Rd. #250, Greenbrae, California 94904.

(12)
The business address of this Selling Securityholder is c/o Brad Bassler, Trustee, 2514 W. Prospect Road, Tampa, Florida 33629. This Selling Securityholder is party to the Investor Rights Agreement.

(13)
Interests shown consist of (i) 1,064,462 shares of Class A common stock and 52,696 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Fidelity Capital Trust: Fidelity Capital Appreciation Fund; (ii) 32,914 shares of Class A common stock and 1,629 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Variable Insurance Products Fund III: Dynamic Capital Appreciation Portfolio; (iii) 494,524 shares of Class A common stock and 24,481 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Fidelity Hastings Street Trust: Fidelity Growth Discovery Fund; (iv) 738,622 shares of Class A common stock and 36,565 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Fidelity Advisor Series I: Fidelity Advisor Equity Growth Fund; (v) 202,726 shares of Class A common stock and 10,036 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Fidelity Advisor Series I: Fidelity Advisor Series Equity Growth Fund; (vi) 1,325,724 shares of Class A common stock and 65,630 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Variable Insurance Products Fund: Growth Portfolio; (vii) 2,804,950 shares of Class A common stock and 138,859 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (viii) 104,509 shares of Class A common stock and 5,174 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Fidelity Blue Chip Growth Commingled Pool; (ix) 276,439 shares of Class A common stock and 13,685 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by FIAM Target Date Blue Chip Growth Commingled Pool; (x) 9,519 shares of Class A common stock and 471 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Fidelity Blue Chip Growth Institutional Trust; (xi) 488,962 shares of Class A common stock and 24,206 shares of Class A common stock purchasable upon exercise of PIPE Warrants held Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund; (xii) 279,899 shares of Class A common stock and 13,856 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund; (xiii) 4,250 shares of Class A common stock and 212 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(14)
Interests shown consist of 8,585,000 shares of Class A common stock and 425,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 640 Fifth Avenue, 12th Floor, New York, New York 10019.

(15)
Interests shown consist of 49,612,794 shares of Class A common stock held by the GIC Investor. The GIC Investor shares the power to vote and the power to dispose of these shares with GIC SI, and GIC, both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912. This Selling Securityholder is party to the Investor Rights Agreement.

(16)
Interests shown consist of 23,477,087 shares of Class A common stock held by Green Equity Investors VI, L.P., 13,992,386 shares of Class A common stock held by Green Equity Investors Side VI, L.P., 62,670 shares of Class A common stock held by LGP Associates VI-A LLC and 917,814 shares of Class A common stock held by LGP Associates VI-B LLC as reported in the GEI 13D. As reported by the Green Equity Investors in the GEI 13D, voting and investment power with respect to the shares held by the Green Equity Investors is shared. Voting and investment power may also be deemed to be shared with certain affiliated entities and investors whose holdings are included in the above amount. Each of the foregoing entities’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025. The Green Equity Investors are party to the Investor Rights Agreement.

(17)
Interests shown consist of 112,593,413 shares of Class A common stock held by Hellman & Friedman Capital Partners VIII, L.P., 50,532,114 shares of Class A common stock held by Hellman & Friedman Capital Partners VIII (Parallel), L.P., 9,549,505 shares of Class A common stock held by HFCP VIII (Parallel-A), L.P., 2,953,631 shares of Class A common stock held by H&F Executives VIII, L.P. and 496,709 shares of Class A common stock held by H&F Associates VIII, L.P. and 37,677,074 shares of Class A common stock held by Polaris Partners pursuant to the H&F 13D. Pursuant to the H&F 13D: Polaris Partners GP is the general partner of Polaris Partners; Hellman & Friedman Capital Partners VIII, L.P. is the managing member of Polaris Partners GP; H&F Investors VIII is the general partner of the H&F VIII Funds; H&F VIII is the general partner of H&F Investors VIII; and as the general partner of H&F Investors VIII, H&F VIII may be deemed to have beneficial ownership of the shares beneficially owned by the H&F Investors. Pursuant to the H&F 13D, voting and investment determinations with respect to shares held by the H&F Investors are made by the board of directors of H&F VIII, which consists of Philip U. Hammarskjold, David R. Tunnell and Allen R. Thorpe, and each of the members of the board of directors of H&F VIII disclaims beneficial ownership of such shares. Pursuant to the H&F 13D, the address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105. These Selling Securityholders are party to the Investor Rights Agreement.

(18)
Interests shown consist of 1,464,500 shares of Class A common stock and 72,500 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is c/o Millennium Management LLC, 666 Fifth Avenue, 8th Floor, New York, New York 10103.

(19)
Interests shown consist of 1,515,000 shares of Class A common stock and 75,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 180 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601.

(20)
Mr. Tabak’s spouse is the trustee of this trust. The business address for these Selling Securityholders is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. This Selling Securityholder is party to the Investor Rights Agreement.

(21)
Interests shown consist of 2,020,000 shares of Class A common stock and 100,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 437 Madison Avenue, New York, New York 10022.

(22)
Mr. Tabak’s spouse is the trustee of this trust. The business address for these Selling Securityholders is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. This Selling Securityholder is party to the Investor Rights Agreement.

(23)
Interests shown consist of 1,161,500 shares of Class A common stock and 57,500 shares of Class A common stock purchasable upon exercise of PIPE Warrants.

(24)
Mr. Tabak is our Chief Executive Officer and Chairman. The business address for Mr. Tabak is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. Mr. Tabak is party to the Investor Rights Agreement.

(25)
Interests shown consist of 5,050,000 shares of Class A common stock and 250,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is c/o MSD Partners, 645 5th Avenue, 21st Fl., New York, New York 10022.

(26)
The business address for this Selling Securityholder is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. This Selling Securityholder is party to the Investor Rights Agreement.

(27)
Interests shown consist of 7,575,000 shares of Class A common stock and 375,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is c/o BMO Nesbitt Burns, 1 First Canadian Place, B1 Level Stock Cage, Toronto, Ontario M5X 1H3 and c/o CIBC World Markets, 22 Front St. West 4th Floor, Toronto, Ontario M5J 2W5.

(28)
Interests shown consist of 4,040,000 shares of Class A common stock and 200,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. Moore Capital Management, LP, the investment manager of Moore Global Investments, LLC (“MGI LLC”), has voting and investment control of the shares held by MGI LLC. Mr. Louis M. Bacon controls the general partner of Moore

Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MGI LLC. Mr. Bacon also is the indirect majority owner of MGI LLC. The business address of MGI LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(29)
Interests shown consist of 5,050,000 shares of Class A common stock and 250,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 645 5th Avenue, 21st Fl., New York, New York 10022.

(30)
Interests shown consist of 3,030,000 shares of Class A common stock and 150,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 309 West 49th Street, New York, New York 10019.

(31)
Interests shown consist of: (i) 66,256 shares of Class A common stock and 3,280 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Enhanced Credit Strategies Master Fund, L.P.; (ii) 54,035 shares of Class A common stock and 2,675 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHAT Credit Fund, L.P.; (iii) 22,523 shares of Class A common stock and 1,115 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA BCSS SSD II, L.P.; (iv) 29,492 shares of Class A common stock and 1,460 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA MPS SSD II, L.P.; (v) 141,299 shares of Class A common stock and 6,995 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA KC Customized Credit Master Fund, L.P.; (vi) 109,484 shares of Class A common stock and 5,420 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Structured Products Master Fund D, L.P.; (vii) 140,592 shares of Class A common stock and 6,960 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Artesian Customized Credit Fund I, L.P.; (viii) 284,517 shares of Class A common stock and 14,085 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Black Bear Fund, L.P.; (ix) 812,343 shares of Class A common stock and 40,215 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Strategic Credit Master Fund II, L.P.; and (x) 864,459 shares of Class A common stock and 42,795 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Tactical Investment Master Fund, L.P. The business address of these Selling Securityholders is 1114 Avenue of the Americas, 38th Floor, New York, New York 10036.

(32)
Interests shown consist of: (i) 28,198,024 shares of Class A common stock held by Partners Group Client Access 17, L.P. and (ii) 2,111,800 shares of Class A common stock held by Partners Group Private Equity (Master Fund), LLC. The business address of these Selling Securityholders is c/o Partners Group AG, Zugerstrasse 57, Baar-Zug, CH-6341 Switzerland. These Selling Securityholders are party to the Investor Rights Agreement.

(33)
Interests shown consist of 2,020,000 shares of Class A common stock and 100,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 333 Bay Street, Suite 1240, Toronto, Ontario M5H 2R2.

(34)
Interests shown consist of 51,250,000 shares of Class A common stock and 2,500,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.

(35)
Interests shown consist of 1,010,000 shares of Class A common stock and 50,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 460 Park Ave., Fl. 19, New York, New York 10022.

(36)
The business address of this Selling Securityholder is c/o Starr Investment Holdings, 399 Park Avenue, 17th Floor, New York, New York 10022. This Selling Securityholder is party to the Investor Rights Agreement.

(37)
Interests shown consist of 4,545,000 shares of Class A common stock and 225,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is Claridenstrasse 26, CH-8002 Zurich, Switzerland.

(38)
Interests shown consist of 2,020,000 shares of Class A common stock and 100,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The business address of Tech Opportunities LLC is c/o Hudson Bay Capital Management LP, 777 Third Ave, 30th Floor, New York, New York 10017.
(39)
Interests shown consist of: (i) 2,222,000 shares of Class A common stock and 110,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Nineteen77 Global Multi-Strategy Alpha Master Limited and (b) 2,222,000 shares of Class A common stock and 110,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Nineteen77 Global Merger Arbitrage Master Limited. The business address of these Selling Securityholders is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.

(40)
The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A common stock. The business address for these Selling Securityholders is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. These Selling Securityholders are party to the Investor Rights Agreement.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by our second amended and restated certificate of incorporation and amended and restated bylaws. The full text of our second amended and restated certificate of incorporation and amended and restated bylaws are filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of the rights and preferences of our securities, we urge you to read our second amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of Delaware law.
Authorized and Outstanding Stock
Our second amended and restated certificate of incorporation authorizes the issuance of shares of our capital stock, each with a par value of $0.0001, consisting of (a) 1,500,000,000 shares of Class A common stock and (b) 10,000,000 shares of preferred stock. The outstanding shares of Class A common stock are, and the shares of common stock issuable upon exercise of the PIPE Warrants and upon conversion of the Convertible Notes will be, duly authorized, validly issued, fully paid and non-assessable.
As of immediately following the consummation of the Transactions, there were (i) 667,461,269 shares of our Class A common stock outstanding excluding the 9,094,876 shares purchased by a subsidiary of MultiPlan in August 2020, which shares are held by the Company as treasury shares, and excluding the 8,693,855 shares that were validly redeemed in connection with the Transactions, (ii) no shares of preferred stock outstanding, (iii) 27,500,000 shares of Class A common stock issuable upon the excercise of the Public Warrants, (iv) 23,000,000 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, (v) 1,500,000 shares of Class A common stock issuable upon the exercise of the Working Capital Warrants and (vi) 6,500,000 shares of Class A common stock issuable upon the exercise of the PIPE Warrants.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our second amended and restated certificate of incorporation, the holders of common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of our Class A common stock will at all times vote together as one class on all matters submitted to a vote of the common stock under the second amended and restated certificate of incorporation.
Dividends
Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under our second amended and restated certificate of incorporation, holders of our Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of our Class A common stock will be entitled to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Class A common stock held by them, after the rights of creditors of the Company and the holders of any outstanding shares of preferred stock have been satisfied.
Preemptive or Other Rights
The holders of our Class A common stock do not have preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to our Class A common stock.

Units
Churchill’s publicly traded units separated into the component securities upon consummation of the business combination and no longer trade as a separate security.
Founder Shares
In connection with the execution of the Merger Agreement, Churchill and the Insiders entered into the Sponsor Agreement. Pursuant to the terms of the Sponsor Agreement, 12,404,080 of the Sponsor’s shares of our Class A common stock and 4,800,000 Private Placement Warrants unvested as of October 8, 2020 and will revest at such time as, during the 4-year period starting on October 8, 2021 and ending on October 8, 2025, the closing price of our Class A common stock exceeds $12.50 per share for any forty (40) trading days in a sixty (60) consecutive day period. Sponsor also agreed not to transfer such 4,800,000 Private Placement Warrants until April 8, 2022. Such founder shares and Private Placement Warrants that do not re-vest on or before October 8, 2025 will be forfeited and cancelled.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor and other permitted transferees, each of whom will be subject to the same transfer restrictions) until April 8, 2022.
Preferred Stock
Our second amended and restated certificate of incorporation authorizes 10,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board is to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing on November 7, 2020. Pursuant to the warrant agreement, a holder may exercise its Public Warrants only for a whole number of shares of our Class A common stock. This means only a whole Public Warrant may be exercised at a given time by a holder. The Public Warrants will expire at 5:00 p.m., New York City time, on October 8, 2025 or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we are not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
Registration Rights
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after October 8, 2020, we will use our reasonable best efforts to file with the SEC, and within sixty (60) business days following October 8, 2020 to have declared effective, a registration statement covering the issuance of the shares of our Class A common stock issuable upon exercise of the Public Warrants and to maintain a current prospectus relating to those shares of Class A common stock until the Public Warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash.   Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per Public Warrant;

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upon a minimum of thirty (30) days’ prior written notice of redemption, or the thirty (30)-day redemption period, to each warrant holder; and

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if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise.   If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Public Warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of the our Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our Class A common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.   If the number of outstanding shares of our Class A common stock is increased by a stock dividend payable in shares of our Class A common stock, or by a split-up of shares of our Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our Class A common stock. A rights offering to holders of our Class A common stock entitling holders to purchase shares of our Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Class A common stock equal to the product of  (1) the number of shares of our Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of our Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for our Class A common stock, in determining the price payable for our Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price per share of our Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above and (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of our Class A common stock.
Whenever the number of shares of our Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of our Class A common stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the our Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of our Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. If you hold warrants, you should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a description of the terms and conditions applicable to the Public Warrants. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of our Class A common stock. After the issuance of shares of our Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Placement Warrants and Working Capital Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until (i) with respect to 4,800,000 Private Placement Warrants and pursuant to the terms of the Investor Rights Agreement, April 8, 2022 and

(ii) with respect to all other Private Placement Warrants November 7, 2020, (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of our Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor loaned us $1,500,000 pursuant to that certain promissory note, dated July 12, 2020. The principal amount of such promissory note was converted into Working Capital Warrants by the Sponsor. The Working Capital Warrants are identical to the Private Placement Warrants issued to the Sponsor.
Registration Rights
Pursuant to the Investor Rights Agreement, we have agreed to file a shelf registration statement within 45 days following October 8, 2020 in respect of the equity securities held by certain parties to the Investor Rights Agreement and will use reasonable best efforts to maintain or, in the event it ceases to be effective, replace such shelf registration statement until such parties have sold all eligible equity securities of the Company beneficially owned by such parties as of October 8, 2020. Pursuant to the Investor Rights Agreement, certain parties will be entitled to customary piggyback rights on registered offerings of equity securities of the Company and certain other registration rights.
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Following April 8, 2021, H&F will be entitled to initiate unlimited shelf take-downs or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.

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Following October 8, 2021, if there has been no registered offering pursuant to which the parties participated prior to such date, certain other parties will be entitled to initiate one (1) underwritten shelf take-down or, if a shelf registration statement is not then effective, demand registration, subject to participation rights of certain other parties.

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Following April 8, 2022, the Sponsor will be entitled to initiate up to two (2) underwritten shelf take-downs or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.

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Following the applicable lock-up period with respect to each party, such party will be entitled to initiate unlimited non-underwritten shelf take-downs.

Any underwritten offering of our equity securities will be subject to customary cut-back provisions. Pursuant to the Investor Rights Agreement, we have agreed to cooperate and use commercially reasonable efforts to consummate the applicable registered offerings initiated by the parties and will pay the fees and expenses of such offerings (including fees of one counsel for the parties participating in such offering).
Pursuant to the Common PIPE Subscription Agreements, we have agreed to file a registration statement within 15 business days after October 8, 2020 in respect of the shares of Class A common stock and the PIPE Warrants issued to each subscriber in connection with the Common PIPE Investment and will use commercially reasonable efforts to maintain the effectiveness of such registration statement until the earlier of such subscriber ceasing to hold any such shares of Class A common stock or PIPE Warrants and (ii) the date all such shares of Class A common stock or PIPE Warrants held by such subscriber may be sold without restriction under Rule 144. The foregoing summary of the Common PIPE Subscription

Agreement is not complete and is qualified in its entirety by the full text of the Common PIPE Subscription Agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.
Pursuant to the Registration Rights Agreement, dated as of October 8, 2020, by and among the Company and the parties party thereto (the “RRA”), the holders of the Convertible Notes are entitled to customary registration rights with respect to the shares of Class A common stock issuable upon conversion of the Convertible Notes. Pursuant to the RRA, we have agreed to use commercially reasonable efforts to file a shelf registration statement with the SEC on or prior to December 8, 2021 providing for the registration and sale of such shares. We have agreed to cause such registration statement to become effective on or prior to April 8, 2022 and use commercially reasonable efforts to keep the shelf registration statement effective to and including the earlier of (a) the twentieth (20th) trading day immediately following October 15, 2027 (subject to extension) and (b) the date (i) that is the twentieth (20th) trading day immediately following the date on which there are no longer outstanding any Convertible Notes or (ii) on which there are no longer outstanding any registrable securities (as defined in the RRA). We have agreed to pay all expenses incurred in connection with the registration of such shares, including the fees and expenses of counsel to the holders of the Convertible Notes related to the review of the shelf registration statement and any supplements or amendments thereto. The foregoing summary of the RRA is not complete and is qualified in its entirety by the full text of the RRA, which is filed as an exhibit to the registration statement of which this prospectus is a part.
Annual Stockholder Meetings
Our second amended and restated certificate of incorporation and amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Effects of Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law
Our second amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of our Class A common stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Class A common stock. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
The Board may generally issue one or more series of preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.
Classified Board of Directors
Our second amended and restated certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. Our second amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to the Investor Rights Agreement or any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board; however, any determination by the Board to increase or decrease the total number of directors shall require the approval of 66 2/3% of the directors present at a meeting at which a quorum is present.
Business Combinations
We have opted out of Section 203 of the DGCL; however, our second amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
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prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares;

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at or subsequent to that time, the business combination is approved by the Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder; or

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the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of sufficient ownership to cease to be an interested stockholder and (ii) had not been an interested stockholder but for the inadvertent acquisition of ownership within three years of the business combination.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Our second amended and restated certificate of incorporation provides that Hellman & Friedman LLC (together with its affiliates, subsidiaries, successors and assigns (other than the Company and its subsidiaries)), any of its direct transferees, any of their respective affiliates or successors, and any group as to which such persons or entities are a party, does not constitute an “interested stockholder” for purposes of this provision.

Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in our second amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our second amended and restated certificate of incorporation provides that, without limiting the rights of any party to the Investor Rights Agreement and other than directors elected by holders of our preferred stock, if any, directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our second amended and restated certificate of incorporation provides that, without limiting the rights of any party to the Investor Rights Agreement, any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director or by the stockholders; provided, however, at any time when the Sellers and their Permitted Transferees beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Our second amended and restated certificate of incorporation provides that the Board may increase or decrease the number of directors by the affirmative vote of 66 2/3% of the directors present at the meeting at which a quorum is present.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our second amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.
Special Stockholder Meetings
Our second amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board or the chairman of the Board. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received by our secretary not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (which, for 2021, is deemed to be May 26, 2021). Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our second amended and restated certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation precludes stockholder action by written consent at any time when the Sellers and their Permitted Transferees beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, other than certain rights that holders of our preferred stock may have to act by written consent.
Supermajority Provisions
Our second amended and restated certificate of incorporation and amended and restated bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with Delaware law, our second amended and restated certificate of incorporation or the Investor Rights Agreement. At any time when the Sellers and their Permitted Transferees beneficially own less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission, change, addition or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our second amended and restated certificate of incorporation provides that at any time when the Sellers and their Permitted Transferees beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in our second amended and restated certificate of incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:
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the provision requiring a 66 2/3% supermajority vote for stockholders to amend our second amended and restated bylaws;

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the provisions providing for a classified board of directors (the election and term of our directors);

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the provisions regarding resignation and removal of directors;

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the provisions regarding competition and corporate opportunities;

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the provisions regarding filling vacancies on the Board and newly created directorships; and

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the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of the Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Because the Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management of the Company.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the incident to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our second amended and restated certificate of incorporation provides that unless the Company consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the DGCL or our second amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended, restated, modified, supplemented or waived from time to time), (iv) action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine, or (v) action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. These provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selections of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our second amended and restated certificate of incorporation. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our second amended and restated certificate of incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our second amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of any Seller, Churchill or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in and possessing interests in other business ventures of every type and description, including corporate opportunities in the same or similar business activities or lines of business in which we or our subsidiaries now engage or propose to engage or (ii) competing with us or any of our subsidiaries, on their own account, or in partnership with, or as an employee, officer, director or shareholder of any other person. In addition, to the fullest extent permitted by law, in the event that any Seller, Churchill or any non-employee director acquires knowledge of a potential transaction or other matter which may be a corporate or other business opportunity for itself or himself, or herself, or its or his, or her, affiliates or for us or our affiliates, such person will have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to us or any of our subsidiaries or any Seller, as the case may be, and they may take any such opportunity for themselves or direct it to another person or entity. Our second amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Indemnification of Directors and Officers
Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our second amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s second amended and restated certificate of incorporation, the Company’s second amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the Company’s second amended and restated bylaws.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Dividends
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and our general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Our Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Securities Act Restrictions on Resale of Securities
In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Transactions, we are no longer a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, we expect Rule 144 to be available for the resale of our restricted securities.
If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of common stock or warrants, as applicable, then outstanding; or

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the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.
As of October 8, 2020, we had 667,461,269 shares of Class A common stock outstanding excluding the 9,094,876 shares purchased by a subsidiary of MultiPlan in August 2020, which shares are held by the Company as treasury shares, and excluding the 8,693,855 shares that were validly redeemed in connection with the Transactions. Of these, 110,000,000 shares sold in the Churchill IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the shares of our Class A common stock owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. The shares of Churchill’s Class A common stock we issued to the Common PIPE Investors pursuant to the Common Subscription Agreements are restricted securities for purposes of Rule 144.
As of October 8, 2020, we had warrants to purchase an aggregate of 58,500,000 shares of Class A common stock outstanding, consisting of: (a) the Public Warrants (warrants to purchase an aggregate of 27,500,000 shares of Class A common), (b) the Private Placement Warrants (warrants to purchase an aggregate of 23,000,000 shares of Class A common stock), (c) the Working Capital Warrants (warrants to purchase an aggregate of 1,500,000 shares of Class A common stock) and (d) the PIPE Warrants (warrants to purchase an aggregate of 6,500,000 shares of Class A common stock). Each whole warrant is exercisable for one share of our Class A common stock, in accordance with the terms of the applicable warrant agreement governing such warrants. The Public Warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions.
Registration Rights
Upon completion of this offering, the holders of the Convertible Notes will be entitled to various rights with respect to the registration of the shares of Class A common stock issuable upon conversion of the Convertible Notes under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the sections titled “Description of Securities — Registration Rights” for additional information.
Lock-up Agreements
Pursuant to the Investor Rights Agreement, certain parties agreed with Churchill, subject to certain exceptions, not to sell, transfer, pledge or otherwise dispose of shares of Class A common stock or certain warrants to purchase shares of Class A common stock they receive in connection with the Transactions or otherwise beneficially own as of October 8, 2020 for the following time periods:
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in the case of H&F, until April 8, 2021;

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in the case of the Sponsor, until April 8, 2022;

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in the case of the parties who are current or former employees of MultiPlan Parent, until October 8, 2021; and

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in the case of the other parties (other than PIF), until between October 8, 2021 and April 8, 2022.

Additionally, following certain underwritten offerings of our equity securities, such parties will also agree to a customary market stand-off period not to exceed 90 days.
Form S-8 Registration Statement
We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A common stock issued or issuable under our 2020 Omnibus Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover 85,850,000 shares of Class A common stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

Material United States Federal Income and Estate Tax Consequences to Non-U.S. Holders
The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock purchased in this offering that is held as a capital asset by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.
If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “— Gain on Disposition of Class A Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Class A Common Stock
Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to United States federal income tax unless:
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the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Federal Estate Tax
Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of our Class A common stock

Plan of Distribution
We are registering the issuance of (a) 415,700,000 shares of Class A common stock issued in connection with the Business Combination, (b) 132,050,000 shares of Class A common stock issued in connection with the Common PIPE Investment, (c) 27,500,000 shares of Class A common stock issued upon the conversion of Churchill’s Class B common stock in connection with the Transactions and (d) 58,500,000 shares of Class A common stock issuable by us upon exercise of the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants.
We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of (a) up to 633,750,000 shares of our Class A common stock and (b) up to 24,500,000 warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of NYSE;

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through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
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through one or more underwritten offerings on a firm commitment or best efforts basis;

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settlement of short sales entered into after the date of this prospectus;

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agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Class A common stock or warrants, such Selling Securityholder may transfer shares of Class A common stock or warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
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the specific securities to be offered and sold;

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the names of the selling securityholders;

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the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

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settlement of short sales entered into after the date of this prospectus;

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the names of any participating agents, broker-dealers or underwriters; and

•
any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock and warrants are currently listed on NYSE under the symbols “MPLN” and “MPLN.WS,” respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
Private Placement Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) are subject to restrictions on transfer, assignment and sale and, in certain circumstances, are subject to redemption. See “Description of Securities — Private Placement Warrants and Working Capital Warrants.”
Lock-up Agreements
Certain of our stockholders have entered into lock-up agreements. See “Securities Act Restrictions of Resale of Securities — Lock-up Agreements.”

Legal Matters
The validity of the issuance of the shares of Class A common stock and the Private Placement Warrants and Working Capital Warrants offered hereby will be passed upon for MultiPlan Corporation by Simpson Thacher & Bartlett LLP, Palo Alto, California.
Experts
The balance sheet of Churchill (formerly known as Butler Acquisition Corp.) as of December 31, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 30, 2019 (inception) through December 31, 2019, have been audited by Marcum LLP (“Marcum”), independent certified public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
On October 8, 2020, the Board dismissed Marcum, Churchill’s independent registered public accounting firm prior to the business combination, as the Company’s independent registered public accounting firm following completion of the Company’s review of the quarter ended September 30, 2020, which consists only of the accounts of the pre-business combination special purpose acquisition company, Churchill.
The financial statements as of December 31, 2019 and December 31, 2018 and for each of the three years in the period ended December 31, 2019 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
In connection with the Transactions, PricewaterhouseCoopers LLP (“PwC”) completed an independence assessment to evaluate the services and relationships with MultiPlan Parent and its affiliates that may bear on PwC’s independence under the SEC and PCAOB independence rules for an audit period commencing January 1, 2017. PwC informed MultiPlan Parent that certain of its member firms within PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity (each, a “PwC member firm”), had performed non-audit services for and entered into a business relationship with certain entities that were affiliates of MultiPlan Parent. The performance of employee activities, deemed a management function pursuant to Rule 2-01(c)(4)(vi) of Regulation S-X under the SEC’s auditor independence rules, and the existence of a prohibited business relationship in violation of Rule 2-01(c)(3) of Regulation S-X identified at certain controlled portfolio companies of investment funds controlled by Hellman & Friedman LLC and its affiliates, which currently are the majority equity holder of MultiPlan Parent’s immediate parent company, are described below:
•
Commencing in January 2017 and continuing through March 2019, a PwC member firm provided certain professional services related to a whistleblower program to an entity under common control with MultiPlan Parent. The fees for these services were less than $125,000.

•
Commencing in January 2017 and continuing through March 2018, a PwC member firm provided certain shareholder resolution preparation services to an entity under common control with MultiPlan Parent. The fees for these services were approximately $170.

•
Commencing in January 2019 and continuing through May 2019, a PwC member firm entered into a business relationship with an entity under common control with MultiPlan Parent to provide insurance advisory services to an unrelated third party client. The fees for these services were approximately $2,000.

PwC noted, among other things, the business relationship and non-audit services were entered into with sister entities under common control with MultiPlan Parent and the fees for projects involving the business relationship and relating to the non-audit services were immaterial to MultiPlan Parent, PwC, the respective PwC member firms, and the sister entities under common control with MultiPlan Parent.
After consideration of the relevant facts and circumstances, management and the Audit Committee of MultiPlan Parent’s parent company concurred with PwC’s conclusion that, for the reasons described above, the impermissible services and business relationship did not impair PwC’s objectivity and impartiality with respect to the planning and execution of the audits of MultiPlan Parent’s financial statements for each of the years ended December 31, 2019, 2018 and 2017 that are included elsewhere in this prospectus and that no reasonable investor would conclude otherwise.
Change in Registrant's Certifying Accountant
Dismissal of Independent Registered Public Accounting Firm
On October 8, 2020, the Board dismissed Marcum, Churchill’s independent registered public accounting firm prior to the business combination as the Company’s independent registered public accounting firm following completion of the Company’s review of the quarter ended September 30, 2020, which consists only of the accounts of the pre-business combination special purpose acquisition company, Churchill.
The report of Marcum on Churchill’s, the Company’s legal predecessor, balance sheet as of December 31, 2019 and the statements of operations, changes in stockholders’ equity and cash flows for the period from October 30, 2019 (inception) to December 31, 2019, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
During the period from October 30, 2019 (inception) to December 31, 2019, and subsequent interim period through October 8, 2020, there were no disagreements between the Company and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on Churchill’s financial statements for such period.
During the period from October 30, 2019 (inception) to December 31, 2019, and subsequent interim period through October 8, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
The Company has provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated October 8, 2020, is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on October 9, 2020.
Disclosures Regarding the New Independent Auditor
On October 8, 2020, the Board approved the engagement of PwC as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. PwC served as independent registered public accounting firm of MultiPlan Parent prior to the business combination. During the year ended December 31, 2019 and December 31, 2018, we did not consult with PwC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that PwC concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).
Where You Can Find More Information
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock and warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Class A common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.
We also maintain an Internet website at www.multiplan.us. Through our website, we make available, free of charge, the following documents of MultiPlan Corporation as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

INDEX TO FINANCIAL STATEMENTS
Churchill Capital Corp III
Audited Financial Statements
Churchill Capital Corp III
Unaudited Financial Statements
Polaris Parent Corp.
Audited Financial Statements
Polaris Parent Corp.
Unaudited Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of December 31, 2019 and June 30, 2020	F-65
Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss for the Six Months Ended June 30, 2019 and 2020	F-66
Unaudited Condensed Consolidated Statements of Shareholders’ Equity as of January 1, 2019, June 30, 2019, January 1, 2020 and June 30, 2020	F-67
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2019 and 2020	F-68
Notes to Unaudited Consolidated Condensed Financial Statements	F-69

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and Board of Directors of Churchill Capital Corp III
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Churchill Capital Corp III (formerly known as Butler Acquisition Corp) (the “Company”) as of December 31, 2019, the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 30, 2019 (inception) through December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and the results of its operations and its cash flows for the period from October 30, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph  —  Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, its business plan is dependent on the completion of a financing and the Company’s cash and working capital as of December 31, 2019 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB . Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2019.
New York, NY
January 29, 2020, except for Note 8, as to which the date is February 14, 2020

CHURCHILL CAPITAL CORP III
BALANCE SHEET
DECEMBER 31, 2019
ASSETS
Current asset – cash	$34,000
Deferred offering costs	284,930
Total Assets	$318,930
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	$1,450
Accrued offering costs	168,930
Promissory note-related party	125,000
Total Current Liabilities	295,380
Commitments
Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 27,500,000 shares issued and outstanding(1)	2,750
Additional paid-in capital	22,250
Accumulated deficit	(1,450)
Total Stockholder’s Equity	23,550
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$318,930

(1)
Includes an aggregate of 2,500,000 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full (see Notes 7 and 8).

The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP III
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 30, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019
Formation costs	$1,450
Net Loss	$(1,450)
Weighted average shares outstanding, basic and diluted(1)	25,000,000
Basic and diluted net loss per common share	$(0.00)

(1)
Excludes an aggregate of 2,500,000 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full (see Notes 7 and 8).

The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP III
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM OCTOBER 30, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019
	Common Stock(1)		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance – October 30, 2019 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	27,500,000	2,750	22,250	—	25,000
Net loss	—	—	—	(1,450)	(1,450)
Balance – December 31, 2019	27,500,000	$2,750	$22,250	$(1,450)	$23,550

(1)
Includes an aggregate of 2,500,000 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full (see Notes 7 and 8).

The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP III
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 30, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019
Cash Flows from Operating Activities:
Net loss	$(1,450)
Changes in operating assets and liabilities:
Accrued expenses	1,450
Net cash used in operating activities	—
Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	25,000
Proceeds from promissory note-related party	125,000
Payment of offering costs	(116,000)
Net cash provided by financing activities	34,000
Net Change in Cash	34,000
Cash – Beginning	—
Cash – Ending	$34,000
Non-Cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$168,930
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Churchill Capital Corp III (formerly known as Butler Acquisition Corp) (the “Company”) was incorporated in Delaware on October 30, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2019, the Company had not commenced any operations. All activity for the period from October 30, 2019 (inception) through December 31, 2019 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 100,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 110,000,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 21,000,000 warrants (or 23,000,000 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of  $1.00 per Private Placement Warrant in a private placement to the Churchill Sponsor III LLC (the “Sponsor”) that will close simultaneously with the Proposed Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (excluding taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $1,000,000 and/or to pay its tax obligations.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest, net of amounts withdrawn for working capital requirements, subject to an annual limit of  $1,000,000 and/or to pay its taxes (“permitted withdrawals”)). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees will agree to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (or 27 months from the closing of the Proposed Public Offering if the Company has an executed letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Proposed Public Offering) (the “Combination Window”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
At December 31, 2019, the Company had $34,000 in cash and working capital deficit of $261,380. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Window. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis of Presentation
The accompanying financial statements are presented in in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Deferred Offering Costs
Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be immaterial for the period from October 30, 2019 (inception) through December 31, 2019.
Net Loss Per Common Share
Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 2,500,000 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 7). December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of  $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Public Offering
Pursuant to the Proposed Public Offering, the Company intends to offer for sale 100,000,000 Units (or 110,000,000 Units if the underwriters’ over-allotment option is exercised in full) at a price of  $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Private Placement
The Sponsor will agree to purchase an aggregate of 21,000,000 Private Placement Warrants (or 23,000,000 Private Placement Warrants if the over-allotment option is exercised in full) at a price of   $1.00

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
per Private Placement Warrant, for an aggregate purchase price of  $21,000,000, or $23,000,000 if the over-allotment option is exercised in full, in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of  $11.50 per share. The proceeds from the Private Placement Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
Note 5 — Related Party Transactions
Founder Shares
On December 6, 2019, the Sponsor purchased 17,250,000 shares of the Company’s Class B common stock for an aggregate price of $25,000. On February 12, 2020, the Company effected a stock dividend of one-third of a share outstanding and on February 13, 2020, the Company effected a stock dividend of approximately 0.1957 shares of Class B common stock for each outstanding share, resulting in 27,500,000 shares of Class B common stock being issued and outstanding (the “Founder Shares”). All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares include an aggregate of up to 2,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released form the lock-up.
Promissory Note — Related Party
On December 6, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Promissory Note”) (see Note 8). The Promissory Note is non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Proposed Public Offering. As of December 31, 2019, there was $125,000 outstanding under the Promissory Note.
Administrative Support Agreement
The Company will agree, commencing on the effective date of the Proposed Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of  $50,000 per month for office space, administrative and support services.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
Advisory Fee
The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of  $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
Note 6 — Commitments
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Proposed Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company will grant the underwriters a 45-day option from the date of Proposed Public Offering to purchase up to 10,000,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.
The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $20,000,000 in the aggregate (or $22,000,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $35,000,000 in the aggregate (or $38,500,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
Note 7 — Stockholder’s Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of  $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019, there were no shares of preferred stock issued or outstanding.
Common Stock
Class A Common Stock — On January 28, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — On January 28, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of  $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019, there were 27,500,000 shares of Class B common stock issued and outstanding, of which an aggregate of up to 2,500,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company will agree that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
Note 8 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date and through January 29, 2020, the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 27, 2020, the Company changed its name to Churchill Capital Corp III.
On January 28, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to 1) issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share and 2) issue 50,000,000 shares of Class B common stock with a par value of  $0.0001 per share.
On February 12, 2020, the Company effected a stock dividend of one-third of a share of Class B common stock for each share outstanding and on February 13, 2020, the Company effected a stock dividend of approximately 0.1957 shares of Class B common stock for each share outstanding, resulting in 27,500,000 Founder Shares being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend.
On February 12, 2020, the Company amended the Promissory Note with the Sponsor, pursuant to which the amount of borrowings available under the Promissory Note was increased to $600,000.
In 2020, the Company borrowed an aggregate of $209,000 under the Promissory Note, bringing the total outstanding balance under the Promissory Note to $334,600.

PART I — FINANCIAL INFORMATION
Item 1.
Interim Financial Statements.

CHURCHILL CAPITAL CORP III
CONDENSED BALANCE SHEETS
	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$2,955,367	$34,000
Prepaid expenses	398,322	—
Total Current Assets	3,353,689	34,000
Deferred offering costs	—	284,930
Deferred tax asset	1,337	—
Marketable securities held in Trust Account	1,104,209,313	—
TOTAL ASSETS	$1,107,564,339	$318,930
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$1,512,006	$1,450
Accrued offering costs	—	168,930
Income taxes payable	452,305	—
Promissory note – related party	—	125,000
Total Current Liabilities	1,964,311	295,380
Deferred tax liability	—	—
Deferred underwriting fee payable	38,500,000	—
Total Liabilities	40,464,311	295,380
Commitments
Common stock subject to possible redemption, 105,858,072 and no shares at redemption value at June 30, 2020 and December 31, 2019, respectively	1,062,100,027	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 4,141,928 and no shares issued and outstanding (excluding 105,858,072 and no shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	414	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 27,500,000 shares issued and outstanding at June 30, 2020 and December 31, 2019(1)	2,750	2,750
Additional paid-in capital	3,301,789	22,250
Retained earnings/(Accumulated deficit)	1,695,048	(1,450)
Total Stockholders’ Equity	5,000,001	23,550
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,107,564,339	$318,930

(1)
Included an aggregate of 2,500,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full at December 31, 2019 (see Note 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP III
CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Operating costs	$1,846,344	$2,061,847
Loss from operations	(1,846,344)	(2,061,847)
Other income:
Interest earned on marketable securities held in Trust Account	2,394,013	4,215,679
Unrealized gain on marketable securities held in Trust Account	(2,237,592)	(6,366)
Other income	156,421	4,209,313
Income before provision for income taxes	(1,689,923)	2,147,466
Provision for income taxes	354,883	(450,968)
Net (loss) income	$(1,335,040)	$1,696,498
Weighted average shares outstanding, basic and diluted(1)	31,167,195	30,397,160
Basic and diluted net (loss) income per common share(2)	$(0.04)	$(0.03)

(1)
Excludes an aggregate of 105,858,072 shares subject to possible redemption at June 30, 2020.

(2)
Excludes interest income of $0 and $2,558,125 attributable to shares subject to possible redemption for the three and six months ended June 30, 2020 (see Note 2).

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP III
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
THREE AND SIX MONTHS ENDED JUNE 30, 2020
(UNAUDITED)
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated Deficit) / Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	—	$—	27,500,000	$2,750	$22,250	$(1,450)	$23,550
Sale of 110,000,000 Units, net of underwriting discount and offering expenses	110,000,000	11,000	—	—	1,042,368,980	—	1,042,379,980
Sale of 23,000,000 Private Placement Warrants	—	—	—	—	23,000,000	—	23,000,000
Common stock subject to possible redemption	(105,990,308)	(10,599)	—	—	(1,063,424,462)	—	(1,063,435,061)
Net income	—	—	—	—	—	3,031,538	3,031,538
Balance – March 31, 2020	4,009,692	$401	27,500,000	$2,750	$1,966,768	$3,030,088	$5,000,007
Change in value of common stock subject to possible redemption	132,236	13	—	—	1,335,021	—	1,335,034
Net loss	—	—	—	—	—	(1,335,040)	(1,335,040)
Balance – June 30, 2020	4,141,928	$414	27,500,000	$2,750	$3,301,789	$1,695,048	$5,000,001

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP III
CONDENSED STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2020
(UNAUDITED)
Cash Flows from Operating Activities:
Net income	$1,696,498
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,215,679)
Unrealized gain on marketable securities held in Trust Account	6,366
Deferred tax benefit	(1,337)
Changes in operating assets and liabilities:
Prepaid expenses	(398,322)
Accrued expenses	1,510,566
Income taxes payable	452,305
Net cash used in operating activities	(949,613)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(1,100,000,000)
Net cash used in investing activities	(1,100,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	1,081,598,000
Proceeds from sale of Private Placement Warrants	23,000,000
Proceeds from promissory note – related party	209,600
Repayment of promissory note – related party	(334,600)
Payment of offering costs	(602,020)
Net cash provided by financing activities	1,103,870,980
Net Change in Cash	2,921,367
Cash – Beginning of period	34,000
Cash – End of period	$2,955,367
Non-Cash investing and financing activities:
Initial classification of common stock subject to redemption	$1,060,389,960
Change in value of common stock subject to possible redemption	$1,710,067
Deferred underwriting fee payable	$38,500,000
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Churchill Capital Corp III (formerly known as Butler Acquisition Corp) (the “Company”) was incorporated in Delaware on October 30, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2020, the Company had not commenced any operations. All activity through June 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statements for the Company’s Initial Public Offering were declared effective on February 13, 2020. On February 19, 2020, the Company consummated the Initial Public Offering of 110,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 10,000,000 Units, at $10.00 per Unit, generating gross proceeds of $1,100,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 23,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Churchill Sponsor III LLC, (the “Sponsor”), generating gross proceeds of $23,000,000 which is described in Note 4.
Transaction costs amounted to $57,620,020 consisting of $18,402,000 of underwriting fees, $38,500,000 of deferred underwriting fees and $718,020 of other offering costs. As of June 30, 2020, there was $2,955,367 of cash held outside of the Trust Account (as defined below) and available for working capital purposes.
Following the closing of the Initial Public Offering on February 19, 2020, an amount of $1,100,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $1,000,000 and/or to pay its tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest, net of amounts withdrawn for working capital requirements, subject to an annual limit of  $1,000,000 and/or to pay its taxes (“permitted withdrawals”)). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination by February 19, 2022 (or May 19, 2022 if the Company has an executed letter of intent, agreement in principle or definitive agreement for a Business

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
Combination by February 19, 2022) (the “Combination Window”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on February 14, 2020, as well as the Company’s Current Reports on Form 8-K, as filed with the SEC on February 19, 2020 and February 25, 2020. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for year ended December 31, 2020 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of mutual funds. The Company did not have any cash equivalents as of June 30, 2020 and December 31, 2019.

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
Marketable Securities Held in Trust Account
At June 30, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.
Net Income Per Common Share
Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 50,500,000 shares of common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net income per common share is the same as basic net income per common share for the period presented.
Reconciliation of Net Income per Common Share
The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted income per common share is calculated as follows:
	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Net (loss) income	$(1,335,040)	1,696,498
Less: Income attributable to common stock subject to possible redemption	—	(2,558,125)
Adjusted net loss	$(1,335,040)	(861,627)
Weighted average shares outstanding, basic and diluted	31,167,195	30,397,160
Basic and diluted net loss per common share	$(0.04)	(0.03)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 110,000,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 10,000,000 Units, at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 23,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
purchase price of $23,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On December 6, 2019, the Sponsor purchased 17,250,000 shares of the Company’s Class B common stock for an aggregate price of $25,000. On February 12, 2020, the Company effected a stock dividend of one-third of a share outstanding and on February 13, 2020, the Company effected a stock dividend of approximately 0.1957 shares of Class B common stock for each outstanding share, resulting in 27,500,000 shares of Class B common stock being issued and outstanding (the “Founder Shares”). The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares included an aggregate of up to 2,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, 2,500,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released form the lock-up.
Promissory Note — Related Party
On December 6, 2019, as amended on February 12, 2020, the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. The borrowings outstanding under the note in the amount of $334,600 were repaid upon the consummation of the Initial Public Offering on February 19, 2020.
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on February 13, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
services. For the three and six months ended June 30, 2020, the Company incurred and paid $150,000 and $229,310 of such fees, respectively.
Advisory Fee
The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on February 13, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $38,500,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement. On February 13, 2020, the underwriters agreed to waive the upfront underwriting discount on 17,990,000 Units, resulting in a reduction of the upfront underwriting discount of $3,598,000.
Merger Agreement and Related Transactions
On July 12, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Music Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
Company (“First Merger Sub”), Music Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Second Merger Sub”), Polaris Parent Corp., a Delaware corporation (“Parent”), and Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”).
Pursuant to the Merger Agreement, First Merger Sub will merge with and into Parent with Parent surviving such merger (the “First Merger”) and (ii) Second Merger Sub will merge with and into Parent with Second Merger Sub surviving such merger (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).
The aggregate consideration to be paid to Holdings will be equal to $5,678,000,000 (the “Closing Merger Consideration”) and will be paid in a combination of stock and cash consideration. The cash consideration will be an amount equal to (i) (x) all amounts in the Company’s Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any valid stockholder redemptions), plus (y) the aggregate amount of cash that has been funded to and remains with the Company pursuant to the Subscription Agreements (as defined below) as of immediately prior to the closing (such amounts in clauses (x) and (y), the “Available Closing Acquiror Cash”), minus (ii) the aggregate principal amount of a subsidiary of Parent’s outstanding 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (excluding any accrued and unpaid interest or applicable premium thereunder) (such amount, the “Closing Cash Consideration); provided, that in no event will the Closing Cash Consideration be greater than $1,521,000,000. If the closing occurs when less than all of the Convertible PIPE Investment (as defined below) has been funded to the Company and the Closing Cash Consideration as otherwise determined in accordance with the definition thereof would be less than $1,521,000,000, then (other than in specified circumstances), the Closing Cash Consideration will be increased, notwithstanding such calculation to $1,521,000,000. The remainder of the Closing Merger Consideration will be paid in shares of Class A common stock, par value $0.0001 per share, of the Company in an amount equal to $10.00 per share (the “Closing Share Consideration”).
At the effective time of the First Merger, the shares of Class A common stock of Parent will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Share Consideration. At the effective time of the First Merger, the shares of Class B common stock of Parent will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Cash Consideration.
In connection with the execution of the Merger Agreement, (a) the Company entered into a common stock subscription agreement (the “PIF Common Subscription Agreement”) with The Public Investment Fund of The Kingdom of Saudi Arabia (the “PIF”) and (b) the Company, Holdings and Parent entered into certain common stock subscription agreements (the “Other Common Subscription Agreements” and, together with the PIF Common Subscription Agreement, the “Common Subscription Agreements”) with certain investment funds (together with the PIF, (the “Common PIPE Investors”) pursuant to which, the Company has agreed to issue and sell to the Common PIPE Investors (x) $1,300,000,000 of Class A Common Stock (the “Common PIPE Shares”) at a purchase price of $10.00 per share and (y) 1/20th of a warrant (the “Common PIPE Warrants”) to purchase one share of Class A Common Stock, with each whole warrant having a strike price of $12.50 per share and a 5-year maturity from the closing of the Transactions (the “Common PIPE Investment”). There is an original issue discount (“OID”) of 1% for subscriptions of equal to or less than $250,000,000 and an OID of 2.5% for subscriptions of more than $250,000,000. The closing of the Common PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the Common PIPE Investment. The Common Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto. The counterparties to certain of the Common Subscription Agreements are affiliates of directors of the Company and such Common

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
Subscription Agreements have been approved by the Company’s audit committee and board of directors in accordance with the Company’s related persons transaction policy.
In addition, the Company entered into certain convertible note subscription agreements (the “Convertible Subscription Agreements,” and together with the Common Subscription Agreements, the “Subscription Agreements”) with certain investment funds affiliated with Franklin Advisers, Inc., Magnetar Capital LLC, Oak Hill Advisors Entities, and Pacific Investment Management Company LLC (the “Convertible Investors”) pursuant to which the Convertible Investors will provide convertible debt financing in the form of Convertible Senior PIK Toggle Notes (the “Convertible Notes”) to the Company in the aggregate principal amount of $1,300,000,000 (the “Convertible PIPE Investment” and, together with the Common PIPE Investment, the “PIPE Investment”). The Convertible Notes will mature in seven years. The coupon rate of the Convertible Notes is, at the Company’s option, 6% per annum payable semi-annually in arrears in cash or 7% per annum payable semi-annually in arrears in-kind. Holders may convert the Convertible Notes into shares of Class A Common Stock based on a $13.00 conversion price, subject to customary anti-dilution adjustments. The Company may redeem the Convertible Notes after the third anniversary of the issuance of the Convertible Notes, subject to a holder’s prior right to convert, if the trading price of the Class A Common Stock exceeds 130% of the conversion price 20 out of the preceding 30 trading days. There will be customary registration rights with respect to the Class A Common Stock issuable upon conversion of the Convertible Notes. Subject to the condition that the Convertible PIPE Investment is funded in full on the Closing Date, the Convertible Notes will be guaranteed by a subsidiary of Parent. The Convertible Notes are being issued with an OID of 2.5%. The proceeds of the PIPE Investment will be used to fund a portion of the amount necessary to consummate the Transactions, including the repayment of certain specified debt of a subsidiary of Parent. The counterparty to one of the Convertible Subscription Agreements is an affiliate of a director of the Company and such Convertible Subscription Agreement has been approved by the Company’s audit committee and board of directors in accordance with the Company’s related persons transaction policy.
The Company has engaged The Klein Group, LLC, an affiliate of M. Klein and Company, LLC and of Churchill Sponsor III LLC (“KG”), to act as the Company’s financial advisor in connection with the Transactions, and as a placement agent in connection with the PIPE Investment. Pursuant to this engagement, the Company will pay KG a transaction fee of $15 million and a placement fee of $15.5 million (of which up to $15 million shall be payable in shares of the Company’s Class A common stock based on $10 per share), which shall be conditioned upon the completion of the Mergers and such engagement shall be terminated in full at such time. KG intends to direct the Company to pay a portion of such fees totaling $8 million to Project Isaiah, a philanthropic entity formed to provide meals in underserved communities in the United States impacted by the COVID-19 crisis of 2020. Michael Klein is the Chairman of Project Isaiah. The engagement of KG and the payment of the advisory fee has been approved by the Company’s audit committee and board of directors in accordance with the Company’s related persons transaction policy.
The Transactions will be consummated after the required approval by the stockholders of the Company and the satisfaction of certain other conditions as further described in the Merger Agreement.
NOTE 7. STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.
Common Stock
Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
each share. At June 30, 2020, there were 4,141,928 shares of Class A common stock issued and outstanding, excluding 105,858,072 shares of Class A common stock subject to possible redemption. There were no shares of Class A common stock issued or outstanding at December 31, 2019.
Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 27,500,000 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with our initial business combination) excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2020
Assets:
Marketable securities held in Trust Account	1	$1,104,209,313
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
Litigation Relating to the Merger.
As of September 1, 2020, four actions, including two putative class actions, have been filed in federal courts in New York and Delaware by purported Churchill stockholders in connection with the business combination: Hutchings v. Churchill Capital Corp III, et al., No. 1:20-cv-06318 (S.D.N.Y.); Kent v. Churchill Capital Corp III, et al., No. 1:20-cv-01068 (D. Del.); Feges v. Churchill Capital Corp III, et al., No. 1:20-cv-06627 (S.D.N.Y.); and Noor v. Churchill Capital Corp III, et al., No. 1:20-cv-06686 (S.D.N.Y.). On September 11, 2020, the plaintiff in the Noor action voluntarily dismissed his complaint without prejudice, and a fifth action, captioned Greenman v. Churchill Capital Corp III, et al. No. 1:20-cv-07466 (S.D.N.Y.), was filed in federal court in New York. Each of the complaints names Churchill and the members of the Churchill Board as defendants. The complaints generally allege, among other things, that the proxy statement relating to the business combination is false and misleading and/or omits material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14d-9 promulgated thereunder. The Hutchings complaint and the Greenman complaint also allege breach of fiduciary duty claims against the Churchill Board in connection with the business combination. The complaints generally seek, among other things, injunctive relief and an award of attorneys' fees and expenses.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of MultiPlan Corporation:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Polaris Parent Corp. and its subsidiaries (“the Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Chicago, IL
July 30, 2020
We have served as the Company’s or its predecessor’s auditor since 2009.

Polaris Parent Corp.
Consolidated Balance Sheets
($ in thousands, except share and per share data)
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$21,825	$5,014
Trade accounts receivable, net	77,071	82,350
Prepaid expenses and other current assets	5,032	7,885
Prepaid software and maintenance	9,556	9,723
Prepaid taxes	2,130	704
Total current assets	115,614	105,676
Property and equipment, net	177,992	168,486
Operating lease right-of-use assets	29,998	—
Goodwill	4,142,013	4,142,013
Client relationships intangible, net	3,135,782	3,410,049
Provider network intangible, net	683,561	743,347
Other intangibles, net	67,300	67,300
Other assets	8,151	6,102
Total assets	$8,360,411	$8,642,973
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,565	$10,852
Accrued interest	17,966	18,905
Operating lease obligation	9,521	—
Accrued compensation	26,311	12,902
Accrued legal	10,038	10,451
Accrued administrative fees	3,861	3,975
Other accrued expenses	8,524	8,077
Total current liabilities	85,786	65,162
Long-term debt	5,397,122	5,603,413
Operating lease obligation	23,086	—
Deferred income taxes	869,199	980,603
Other long-term liabilities	—	3,407
Total liabilities	6,375,193	6,652,585
Commitments and contingencies (Note 12)
Shareholders’ equity:
Shareholder interests
Common stock, par value $0.001; 1,000 shares authorized (500 Series A and 500 Series B); 5 shares of Series A and 5 shares of Series B issued and outstanding as of December 31, 2019 and 2018	—	—
Contributed capital	1,347,656	1,362,536
Retained earnings	637,562	627,852
Shareholders’ equity	1,985,218	1,990,388
Total liabilities and shareholders’ equity	$8,360,411	$8,642,973

The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Consolidated Statements of Income and Comprehensive Income
($ in thousands, except share and per share data)
	Years Ended December 31,
	2019	2018	2017
Revenues	$982,901	$1,040,883	$1,067,266
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	149,607	149,463	193,655
General and administrative expenses	75,225	77,558	122,920
Depreciation	55,807	52,268	53,002
Amortization of intangible assets	334,053	334,053	334,053
Total expenses	614,692	613,342	703,630
Operating income	368,209	427,541	363,636
Interest expense	376,346	383,261	281,972
Interest income	(196)	(51)	(9)
Loss on extinguishments and modification of debt	—	—	20,053
Gain on repurchase and cancellation of Notes	(18,450)	—	—
Net income before income taxes	10,509	44,331	61,620
Provision (benefit) for income taxes	799	8,108	(586,512)
Income from continuing operations	9,710	36,223	648,132
Net income	9,710	36,223	648,132
Weighted average shares outstanding:
Basic	10	10	10
Diluted	10	10	10
Net income per share:
Basic	$971,000	$3,622,300	$64,813,200
Diluted	$971,000	$3,622,300	$64,813,200
Comprehensive income	$9,710	$36,223	$648,132
The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Consolidated Statements of Shareholders’ Equity
($ in thousands, except share data)
	Common Stock Shares	Common Stock Amount	Contributed Capital	Retained Earnings	Total Shareholders’ Equity
Balance as of December 31, 2016	10	$—	$2,726,741	$(56,503)	$2,670,238
Distribution of capital to shareholders	—	—	(1,323,025)	—	(1,323,025)
Distributions to Class B Units holders	—	—	(96,685)	—	(96,685)
Class B Unit expense	—	—	50,788	—	50,788
Net income	—	—	—	648,132	648,132
Balance as of December 31, 2017	10	—	1,357,819	591,629	1,949,448
Class B Unit expense	—	—	4,717	—	4,717
Net income	—	—	—	36,223	36,223
Balance as of December 31, 2018	10	—	1,362,536	627,852	1,990,388
Class B Unit expense	—	—	(14,880)	—	(14,880)
Net income	—	—	—	9,710	9,710
Balance as of December 31, 2019	10	$—	$1,347,656	$637,562	$1,985,218
The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Consolidated Statements of Cash Flows
($ in thousands)
	Years Ended December 31,
	2019	2018	2017
Operating activities:
Net income	$9,710	$36,223	$648,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55,807	52,268	53,002
Amortization of intangible assets	334,053	334,053	334,053
Amortization of debt issuance costs	11,435	10,993	9,462
Stock-based compensation	(14,880)	4,717	50,788
Deferred tax benefit	(111,404)	(112,483)	(719,239)
Non-cash interest costs	1,933	1,932	289
Gain on repurchase and cancellation of Notes	(18,450)	—	—
Non-cash loss on extinguishments and modification of debt	—	—	20,053
Loss on disposal of property and equipment	163	2,210	2,539
Changes in assets and liabilities, net of acquired balances:
Accounts receivable, net	5,279	3,019	(28,910)
Prepaid expenses and other assets	772	(4,681)	(1,589)
Prepaid taxes	(1,426)	4,402	(5,106)
Accounts payable and accrued expenses and other	11,321	(40,350)	5,471
Net cash provided by operating activities	284,313	292,303	368,945
Investing activities:
Purchases of property and equipment	(66,414)	(63,556)	(60,709)
Net cash used in investing activities	(66,414)	(63,556)	(60,709)
Financing activities:
Repayments of long term debt	(100,000)	(245,000)	(165,000)
Borrowings on revolving credit facility	—	5,000	—
Repayments on revolving credit facility	—	(5,000)	—
Repurchase of Notes	(101,013)	—
Proceeds from issuance of Senior Notes PIK due 2022	—	—	1,287,000
Distribution of capital to shareholders	—	—	(1,323,025)
Class B Unit distribution	—	—	(96,685)
Payment of debt issuance costs	—	—	(15,329)
Payments on finance leases, net	(75)	(150)	(176)
Net cash used in financing activities	(201,088)	(245,150)	(313,215)
Net increase (decrease) in cash and cash equivalents	16,811	(16,403)	(4,979)
Cash and cash equivalents at beginning of period	5,014	21,417	26,396
Cash and cash equivalents at end of period	$21,825	$5,014	$21,417
Noncash investing and financing activities:
Purchases of property and equipment not yet paid	$3,768	$3,782	$2,276
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(363,907)	$(374,168)	$(258,948)
Income taxes, net of refunds	$(114,569)	$(116,634)	$(138,817)
Refer to Note 6 — Leases for details of non-cash additions to operating lease right-of-use assets obtained in exchange for lease obligations.
The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Notes to Consolidated Financial Statements
1.   General Information and Business
General Information
Polaris Parent Corp. (“MultiPlan,” “Polaris,” or the “Company”) is an indirect parent company of MultiPlan, Inc., which is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. MultiPlan is the largest independent preferred provider organization (“PPO”) in the United States, with covered lives in all 50 states and the District of Columbia.
Polaris Parent Corp. was formed on May 2, 2016 as a Delaware corporation. Polaris is a wholly owned subsidiary of Polaris Investment Holdings, L.P. (“Holdings”). The General Partner of Holdings is Polaris Investment Holdings GP, LLC, and the Limited Partners consist of Hellman & Friedman Capital Partners VIII, L.P. (“H&F”), Leonard Green & Partners, L.P. GIC Private Limited, Partners Group, Starr Investment Holdings, Inc., and management (collectively the “Sponsors”). On May 5, 2016, MPH Topco L.P. entered into an Agreement and Plan of Merger (the “Merger”) with Polaris and Polaris Merger Sub Corp. As a result of the Merger, in exchange for total consideration of approximately $7.5 billion on June 7, 2016, Polaris Merger Sub Corp. merged with and into MPH Acquisition Corp. 1, and MPH Acquisition Corp. 1 became a wholly owned subsidiary of Polaris Intermediate Corp., which is a wholly owned subsidiary of Polaris.
Business
We are a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. The Company, through its operating subsidiary, MultiPlan, Inc. (“MultiPlan”), offers these solutions nationally through its Analytics-Based Services, which reduce medical cost through means other than contracted provider discounts and include Fee Negotiation and Medical Reimbursement Analysis Services, its Network-Based Services, which reduce medical cost through contracted discounts with healthcare providers and include one of the largest independent preferred provider organizations (“PPOs”) in the United States, and its Payment Integrity Services, which reduce medical cost by identifying and removing improper, unnecessary and excessive charges before claims are paid. We are a technology-enabled service provider and transaction processor and do not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management, or adjudicate or pay claims.
Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets (collectively, “payors”). We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services — see descriptions below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers.
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid Payment Integrity Services are generally priced based on a percentage of savings achieved.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
2.   Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of all subsidiaries, all of which are wholly owned.
The consolidated financial statements include the accounts of the Company and its subsidiaries for the years ended December 31, 2019, December 31, 2018 and December 31, 2017. Intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the Company’s estimates. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to revenue recognition, recoverability of long-lived assets, valuation of common stock and stock-based compensation awards and income taxes.
The Company expects the effects of the COVID-19 pandemic (“COVID-19”) to negatively impact our business, results of operations and financial condition. Effects from COVID-19 began to impact our business in first quarter 2020 with various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The Company has experienced a 17.6% decline in revenue during the months of April and May 2020 compared to April and May 2019 due to reduced volume from customers as a result of restrictions on elective medical procedures and non-essential medical services, with a corresponding decrease in expenses of 5.7% over the same periods. The extent of the impact will depend on the severity and duration of the pandemic, for example future developments that are highly uncertain, including results of new information that may emerge concerning COVID-19 and any actions taken by federal, state and local governments to contain or treat COVID-19, as well as U.S. and global economies and consumer behavior and health care utilization patterns. The Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020 and included certain changes to corporate income taxes. Specifically, the CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain payroll tax credits associated with the retention of employees. The Company has assessed these impacts during the first quarter of 2020 and noted the largest impact is due to the tax law change related to the interest disallowance rules retroactive to 2019. As a result of the retroactive nature of this change, during the first quarter of 2020 the Company has recorded an adjustment to increase our net deferred tax liability by $32.4 million for this change’s impact to 2019. The other aspects of the CARES Act did not have a material effect to the Company. See Note 9 “Term Loans and Revolver” for discussion of our precautionary measure to ensure our cash flow requirements are met.
Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker. The Company manages its operations

Polaris Parent Corp.
Notes to Consolidated Financial Statements
as a single segment for the purposes of assessing performance and making decisions. The Company’s singular focus is being a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry.
In addition, all of the Company’s revenue and long-lived assets are attributable to operations in the United States for all periods presented.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of these investments approximates fair value due to the short maturity of those investments. The Company had deposits in a major financial institution that exceeded Federal Deposit Insurance Corporation insurance limits. Management believes the credit risk related to these deposits is minimal.
Accounts Receivable
Accounts receivable are stated at net realizable value, net of allowances for doubtful accounts and constraints on variable consideration.
Allowance for Doubtful Accounts
The Company is paid for virtually all of its services by insurance companies, third-party administrators and employers. Management estimates constraints on variable consideration for anticipated contractual billing adjustments that its clients or the Company may make to invoiced amounts, refer to Revenue Recognition accounting policies for additional detail. Management also maintains allowances for doubtful accounts for estimated losses resulting from the Company’s clients’ inability to make required payments. The Company establishes an allowance for doubtful accounts based upon a specific customer’s credit risk.
The following table details the changes in the allowance for doubtful accounts:
($ in millions)	2019	2018	2017
Allowance as of January 1,	0.5	0.6	0.6
Provision for doubtful accounts	—	—	—
Write-offs of uncollectible receivables	(0.1)	(0.1)	—
Allowance as of December 31,	0.4	0.5	0.6
Management regularly evaluates the adequacy of the assumptions used in determining these allowances and adjusts as necessary. Changes in estimates are recognized in the period in which they are determined. Management writes off accounts after all substantial collection efforts have failed and any resulting losses are included in general and administrative expenses within our consolidated statements of income and comprehensive income.
Property and Equipment
Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. Direct internal and external costs of developing software for internal use, including programming and enhancements, are capitalized and amortized over the estimated useful lives once the software is ready for its intended use. Software training costs, maintenance and repairs are expensed as incurred. When assets are sold or otherwise disposed of, costs and related accumulated depreciation are removed from the financial statements and any resulting gains or losses are included in costs of goods sold and general and administrative expenses within our consolidated statements of income and comprehensive income.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated lives as follows:
Asset Classification	Estimated Used Life
Leasehold improvements	The shorter of the life of lease or asset life, 5 – 15 years
Furniture and equipment	5 – 7 years
Computer hardware	3 – 5 years
Computer software	3 – 5 years
Internal-use software development costs incurred in the preliminary project stage are expensed as incurred; costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset, generally three years; and costs incurred in the post-implementation/operations stage are expensed as incurred.
Leases
Effective January 1, 2019, the Company adopted the new lease accounting standard issued by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases (“ASC 842”), which requires the recording of operating lease right-of-use (“ROU”) assets and operating lease liabilities. Finance leases were not impacted by the adoption of ASC 842, as finance lease liabilities and the corresponding assets under capital leases were already recorded on the balance sheet under the previous guidance, ASC Topic 840.
Substantially all of our operating leases are related to office space we lease in various buildings for our own use. The terms of these non-cancelable operating leases typically require us to pay rent and a share of operating expenses and real estate taxes. We also lease equipment under both operating and finance lease arrangements. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
ROU assets represent the Company’s right to control the use of the underlying assets for the lease term and lease liabilities represent the Company’s obligations to make lease payments arising from the Company’s portfolio of leases. Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term beginning at the lease commencement date. The lease term is the noncancelable period of the lease, and includes any renewal and termination options we are reasonably certain to exercise. The reasonably certain threshold is evaluated at lease commencement and is typically met if substantial economic incentives or termination penalties are identified. The operating lease right-of use assets are adjusted for lease incentives, any lease payments made prior to the commencement date and initial direct costs, if incurred. Our leases generally do not include an implicit rate; therefore, we use an incremental borrowing rate based on information available at the lease commencement date in determining the present value of future lease payments. The incremental borrowing rate (“IBR”) is determined using an approach based on the rate of interest that the lessee would pay to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. We utilized a market-based approach to estimate the IBR for each individual lease. The lease expense for our operating leases is recognized on a straight-line basis over the lease term and is included in cost of services or general and administrative expenses in our consolidated statements and comprehensive income.
Finance leases are included in property and equipment, net and long-term debt on our consolidated balance sheets. Our finance leases are not material to the financial statements as a whole.
Leases with an initial term of 12 months or less are not recorded on the balance sheet; lease expense is recognized for these short-term leases on a straight-line basis over the lease term.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Accounting Policy Applicable Prior to January 1, 2019
Assets held under capital leases are included in property and equipment, net. Operating lease rentals are expensed on a straight-line basis over the life of the lease beginning on the date we take possession of the property. At lease inception, we determine the lease term by assuming the exercise of those renewal options that are reasonably assured. The exercise of lease renewal options is at our sole discretion. The lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the depreciable life of leased assets and leasehold improvements is limited by the expected lease term.
See Note 6 “Leases” for additional information on leases.
Goodwill and Other Intangible Assets
Goodwill is calculated as the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so.
The Company assesses the impairment of its goodwill and indefinite-lived intangible assets at least annually on June 30 and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors that may trigger an impairment review include but are not limited to:
•
significant underperformance relative to expected historical or projected future operating results;

•
significant changes in the manner of use of the acquired assets or the strategy for the overall business;

•
significant negative industry or economic trends; and

•
significant decline in the Company’s estimated enterprise value relative to carrying value.

The Company is required to write down its goodwill and indefinite-lived intangible assets if they are determined to be impaired. The Company tests its goodwill for impairment on a reporting unit basis. A reporting unit is the operating segment unless, at businesses one level below the operating segment (the component level), discrete financial information is prepared and regularly reviewed by management and the businesses are not otherwise aggregated due to having certain common characteristics, in which case such component is the reporting unit. The Company recognizes an impairment charge for the amount, if any, by which the carrying amount of the reporting unit, including goodwill, exceeds its fair value. The carrying value is the reporting unit’s carrying amount after all of the reporting unit’s other assets (excluding goodwill) have been adjusted for impairment, if necessary, under other applicable GAAP. The Company establishes fair values using a (i) discounted cash flow (“DCF”) analysis, (ii) comparable public company analysis and (iii) comparable acquisitions analysis. Equal weight was given to the three approaches. We completed our 2019 assessment of goodwill and indefinite-lived intangible assets for impairment and determined no impairment existed as of June 30, 2019.
The Company’s management is not aware of any triggering events subsequent to the impairment review, and management concludes no impairment exists as of December 31, 2019.
If the carrying amount of indefinite-lived intangible asset exceeds its fair value, then an impairment loss must be recognized for the difference between the carrying amount and the estimated fair value. The Company establishes fair values using a DCF analysis. No indefinite-lived intangible asset impairment was identified in any of the periods presented.
The value of definite-lived intangible assets are recorded at their acquisition date fair value and amortized on a straight-line basis over their estimated lives. The Company tests definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset

Polaris Parent Corp.
Notes to Consolidated Financial Statements
may not be recoverable. We measure recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that the assets or the asset group are expected to generate. If the assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. No definite-lived intangible asset impairment was identified in any of the periods presented.
Following is a summary of the estimated useful life of other intangible assets:
Asset Classification	Estimated Used Life
Client relationships	15 years
Provider Network	15 years
Trade Names	Indefinite life
The Company adopted ASU 2017-04, Intangibles — Goodwill and Other (Topic 350) — Simplifying the Test for Goodwill Impairment, for the year ended December 31, 2018. Prior to adoption, the Company first assessed qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit was less than its carrying amount. If, after assessing the totality of events and circumstances, the Company determined that it was more likely than not that the fair value of the reporting unit was less than its carrying amount, the two-step impairment test was necessary. The two-step impairment test first required the Company to estimate the fair value of its reporting units. If the carrying value of a reporting unit exceeded its fair value, the goodwill of that reporting unit was considered to be potentially impaired and the Company proceeded to step two of the impairment analysis. In step two of the analysis, the Company measured and recorded an impairment loss equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value, if any.
See Note 7 “Goodwill and Other Intangible Assets” for additional information about goodwill.
Revenue Recognition
On January 1, 2018, the Company adopted the new revenue accounting standard issued by the FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under ASC Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting under ASC Topic 605, Revenue Recognition (“ASC 605”). All revenue recognized in the consolidated statements of income and comprehensive income is considered to be revenue from contracts with customers.
Revenue is generated from the compensation received from healthcare cost payors in exchange for various cost containment services and solutions. Our service offerings include the following: (i) Network-Based Solutions that process claims at a significant discount compared to billed fee-for-service rates and using an extensive network, (ii) Analytics-Based Solutions that use its leading and proprietary information technology platform to offer clients Analytics-Based Solutions to reduce medical costs and (iii) Payment Integrity Solutions that use data, technology and clinical expertise to identify improper, unnecessary and excessive charges. Compensation from payors includes (1) commissions received for each claim based on the percentage of savings (PSAV) achieved compared to the providers’ billed fee-for service rates and (2) fees for standing ready to provide cost containment solutions for each covered member, which are based on a per employee per month (PEPM) rate.
Our performance obligation to the customer for a PSAV arrangement is the cost containment services provided for each submitted claim regardless of the service offering used to achieve savings, as they are not distinct in the context of the contract. Our performance obligation for PEPM arrangements is to stand ready to process and achieve savings for all covered members each month.
For services performed under a PSAV arrangement, the Company enters into a contract with the customer once the claim is submitted. Revenue under a PSAV arrangement is entirely variable and estimated

Polaris Parent Corp.
Notes to Consolidated Financial Statements
using the expected value method obtained by applying the contractual rates to the materialized savings that can be reliably estimated leveraging extensive historical data of results obtained for claims of similar nature. Revenue is recognized at a point in time where the customer obtains control over the service promised by the Company, which generally occurs when the Company successfully transfers the savings for the claim to the customer. Judgment is not typically required when assessing whether the savings have materialized.
Fees from customers for standing ready to provide cost containment solutions for each customer’s members each month vary depending on the number of employees covered each month. PEPM contracts represent a series of performance obligations to stand ready to provide cost containment solutions to our customers’ covered employees on a monthly basis with each time increment representing a distinct service. We recognize revenue over time using the time elapsed output method. In accordance with the series guidance, we allocate variable consideration to the period to which the fees relate.
Variable consideration is estimated using the expected value method based on our historical experience and best judgment at the time. Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our PSAV contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payors not utilizing the discounts that were initially calculated, or differences between the Company’s estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and these estimates are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available.
The timing of payments from customers from time to time generates contract assets or contract liabilities, however these amounts are immaterial in all periods presented.
Payment terms vary on a contract-by-contract basis, although terms generally include a requirement of payment within 15 to 30 days. We do not have any significant financing components in our contracts with customers.
The Company expenses sales commissions and other costs to obtain a contract when incurred, because our commissions are deemed contingent on factors broader than the simple obtention of the contracts and cannot be considered directly incremental. These costs are recorded within Selling, general and administrative expenses.
Practical Expedients and Accounting Policy Elections
The Company excludes sales taxes and other similar taxes from the measurement of the transaction price.
The Company does not disclose the value of unsatisfied performance obligations, nor do we disclose the timing of revenue recognition for contracts with an original expected length of one year or less.
The Company uses a portfolio approach when estimating the amount of consideration it expects to receive from certain classes of customer contracts with similar characteristics, and expects that the difference from applying the new revenue standard to a portfolio of contracts as compared to an individual contract would not result in a material effect on the financial statements.
Accounting Policy Applicable Prior to January 1, 2018
The Company recognizes revenues when there is persuasive evidence of an arrangement, the services have been provided to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. The Company reduces revenues for estimated contractual allowances.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Revenues from percentage of savings contracts or from savings calculated by the analytics-based solutions are recognized when the Company successfully transfers the savings for the claim to the customer. Revenues under monthly fee arrangements are recognized in the month that access is provided. The Company’s estimates of credits and chargebacks are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees.
Disaggregation of Revenue
The following table presents revenues disaggregated by services and contract types:
	For the Twelve Months Ended December 31,
($ in thousands)	2019	2018	2017
Revenues
Network Services	$314,510	$363,510	$415,759
Percentage of Savings	249,095	289,874	340,084
PEPM	56,841	60,950	60,748
Other	8,574	12,686	14,927
Analytic-Based Services	561,525	584,998	584,925
Percentage of Savings	560,675	584,453	583,710
PEPM	850	545	1,215
Payment Integrity Services	106,866	92,375	66,582
Percentage of Savings	106,782	92,223	66,582
PEPM	84	152	—
Total Revenues	$982,901	$1,040,883	$1,067,266
Costs of Services
Costs of services consist of all costs specifically associated with claims processing activities for customers (“repricing”), sales and marketing and the development and maintenance of the Company’s networks and analytics-based solutions.
Insurance
The Company employs various risk transfer methodologies in dealing with the various insurance policies it purchases. These methodologies include the use of large deductible programs and self-insured retentions with stop loss limits. Errors and omissions liability, directors and officers liability, fiduciary liability, cybersecurity, employment practices liability and crime insurance are all claims made coverages and utilize self-insured retentions subject to an annual aggregate limit. These self-insured retentions range from $10,000 to $500,000 per claim. The Company retains the services of an insurance broker to assess current risk and exposure levels as a standalone entity. The appropriate types and levels of coverage were determined by the Company, and the Company had active policies providing the desired level of coverage deemed necessary by the Company.
Health insurance and employee benefits are subject to the participant’s deductible amounts with amounts exceeding the deductibles self-insured by the Company. The Company uses historical claim data and loss trends to project incurred losses and record loss reserves. Other factors utilized in determining loss reserves include, but are not limited to, the amount and timing of historical payments, severity of individual claims, jurisdictional considerations, the anticipated future volume of claims, the life span of various types of claims and input from the Company’s legal representatives responsible for the defense of these claims. The ultimate value of casualty claims (primarily general liability) and professional liability (primarily errors and omissions) claims may take several years before becoming known.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Stock-Based Compensation
The Company’s awards are granted in the form of Holdings’ Class B Units (“Units”) via a Class B Unit Award Agreement (“Polaris Agreement”). See Note 14 “Stock-Based Compensation” for further information.
Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as compensation expense, net of forfeitures, over the applicable requisite service period of the stock award using the straight-line method for awards with only service conditions and using the graded-vesting method for awards with performance conditions. The fair value of the awards is remeasured at each reporting period.
We determine the fair value of our awards based on (i) the customized payout structure of the subject Units, (ii) liquidity timing, and (iii) vesting hurdles, as applicable, based on the output of Monte Carlo simulations. The simulation was based on a risk neutral framework which is a common technique for valuing financial derivatives that possess optionality.
Changes in the assumptions made on (i) liquidity dates, (ii) volatility, (iii) discount rates and (iv) the risk-free rate can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. The Company has historically been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. The risk-free interest rate is based on US Treasury constant maturity yields commensurate with the remaining term for each liquidity date assumption. These inputs are subjective and generally require significant analysis and judgment to develop.
Customer Concentration
Two customers individually accounted for 35% and 20% of revenues during the year ended December 31, 2019. During the year ended December 31, 2018, two customers individually accounted for 30% and 20% of revenues. During the year ended December 31, 2017, two customers individually accounted for 31% and 18% of revenues. The loss of the business of one or more of the Company’s larger customers could have a material adverse effect on the Company’s results of operations.
Debt Issuance Costs
On June 7, 2016, the Company secured debt in the form of a term loan (“Term Loan G”), senior notes (“Notes due 2024”) and a revolving credit facility (“Revolver G”). On June 12, 2017, the Company refinanced Term Loan G for a reduced interest rate of LIBOR plus 3.00% with terms otherwise similar to the former term loan. On November 18, 2016 the Company sold $460.0 million in face value of additional notes under the same indenture governing the Notes due 2024. On November 21, 2017, the Company issued $1.3 billion of Senior PIK Toggle Notes due 2022.
There were specific costs incurred of $102.2 million related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized as a reduction to the carrying amount of the respective debt obligations and are being amortized over the life of the debt using the straight-line accretion method, which approximated the effective interest method in this instance. As a result of the Term Loan G refinancing on June 12, 2017, and in accordance with GAAP, we incurred expenses of $20.1 million, including the write-off of $4.9 million of the term loan discount and $15.2 million of debt issuance costs.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include cash and accounts receivable, approximate their fair values due to their short maturities. The fair value of long-term debt is based on interest rates currently available for instruments with similar terms (Note 10 Fair Value Measurements).

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Income Taxes
The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recognized for deductible temporary differences, net operating loss carry forwards and tax credit carry forwards if it is more likely than not that the tax benefits will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.
The Company evaluates all factors on a regular basis to determine the amount of deferred income tax assets to recognize in the financial statements, including its recent earnings history, current and projected future taxable income, the number of years its net operating loss and tax credits can be carried forward, the existence of taxable temporary differences and available tax planning strategies.
Earnings per Common Share
The Company calculates basic earnings per share based on the weighted average number of common shares outstanding for the period. See Note 16 “Earnings Per Share” for additional information.
3.   New Accounting Pronouncements Recently Adopted
We consider the applicability and impact of all Accounting Standards Update (“ASUs”) and applicable authoritative guidance. The ASUs not listed below were assessed and determined to be either not applicable or are expected to have an immaterial impact on our consolidated financial position.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) which outlined a single comprehensive model for entities to use in accounting for revenue using a five-step process that superseded virtually all existing revenue guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in the amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted the standard and all related amendments using the modified retrospective method, effective January 1, 2018, and there was no material impact on our consolidated financial statements. See Note 2 “Summary of Significant Accounting Policies — Revenue Recognition” for further discussion.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes Topic 840, Leases. Subsequently, the FASB issued additional ASUs which further clarify this guidance. This ASU increases the transparency and comparability of organizations by requiring the capitalization of substantially all leases on the balance sheet and disclosures of key information about leasing arrangements. Under this new guidance, at the lease commencement date, a lessee recognizes a right-of-use asset and lease liability, which is initially measured at the present value of the future lease payments. For income statement purposes, a dual model was retained for lessees, requiring leases to be classified as either operating or finance leases. Under the operating lease model, lease expense is recognized on a straight-line basis over the lease term. Under the finance lease model, interest on the lease liability is recognized separately from amortization of the right-of-use asset. In addition, a new ASU was issued in July 2018, to provide relief to companies from restating the comparative periods. The Company adopted this new accounting standard on January 1, 2019 on a modified retrospective basis using a simplified transition approach. As a result, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. Additionally, we elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed us to carry forward (1) our historical lease classification and assessments for expired and existing leases, and (2) our historical accounting for initial direct costs for existing leases. We elected not to record on the consolidated balance sheets any lease whose

Polaris Parent Corp.
Notes to Consolidated Financial Statements
term is 12 months or less and does not include a purchase option that we are reasonably certain to exercise. We also elected to account for the non-lease components within our leases as part of the single lease component to which they are related. The adoption of the standard resulted in the recognition of operating lease right-of-use assets and operating lease liabilities of $35.7 million and $38.1 million, respectively, as of January 1, 2019. Included in the measurement of the right-of-use assets is the reclassification of certain balances including those historically recorded as prepaid or deferred rent. See Note 6 “Leases” for additional information on the impact of ASC 842 adoption.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies an entity’s measurement of goodwill for impairment testing purposes. This standard is effective for non-public entities for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company adopted this standard during the year ended December 31, 2018, and determined that the new guidance does not have a material impact on its consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718); Improvements to Nonemployee Share-Based Payment Accounting. This ASU eliminated most of the differences between accounting guidance for share-based compensation granted to nonemployees and the guidance for share-based compensation granted to employees. The ASU supersedes the guidance for nonemployees and expands the scope of the guidance for employees to include both. The Company adopted this new accounting standard on January 1, 2019. The adoption of this ASU had no impact on the Company’s results of operations, cash flows or financial position.
In May 2017, the FASB issued ASU 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting, which provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity applies modification accounting under ASC 718. According to the new standard, an entity would not apply modification accounting if the fair value, vesting conditions and classification of the modified award is the same as the original award immediately before the original award is modified. The standard will be applied prospectively to modifications that occur on or after the adoption date. We adopted ASU 2017-09 on January 1, 2018 and the adoption of this standard did not have a material impact on our consolidated financial statements.
In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The purpose of the amendment is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The ASU was effective January 1, 2018. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements, but may have an impact in the future.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), which adds or clarifies guidance to reduce diversity in how certain transactions are classified in the statement of cash flows. The standard is effective for interim and annual periods beginning after December 15, 2017 with early adoption permitted. The standard requires application using a retrospective transition method. We elected to adopt ASU 2016-15 as of January 1, 2018 and the adoption of this standard did not have a material impact on our consolidated financial statements.
4.   New Accounting Pronouncements Issued but Not Yet Adopted
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other — Internal-Use Software (Subtopic 350-40) — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU addresses a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain

Polaris Parent Corp.
Notes to Consolidated Financial Statements
internal-use software (and hosting arrangements that include an internal-use software license). We will adopt this new accounting standard as of January 1, 2020 on a prospective basis. We do not expect that the adoption of this ASU will have a material impact on the Company’s results of operations, cash flow or financial position.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that requires credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We will adopt this standard on January 1, 2020, as required. Our financial assets in the scope of the new standard consist primarily of trade receivables. The adoption of ASC 326 is not expected to have a material impact on our consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in Accounting Standards Codification (“ASC”) 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
In June 2016, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Change to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying and adding certain disclosures. This ASU is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. We will adopt this guidance on January 1, 2020 and it is not expected to have any material impact on our consolidated financial statements.
5.   Property and Equipment
Property and equipment, net consisted of the following as of December 31, 2019 and 2018:
	2019			2018
($ in thousands)	Property and Equipment	Accumulated Depreciation	Property and Equipment, Net	Property and Equipment	Accumulated Depreciation	Property and Equipment, Net
Leasehold improvements	$3,569	$(2,072)	$1,497	$3,078	$(1,431)	$1,647
Furniture & equipment	5,499	(3,109)	2,390	5,512	(2,529)	2,983
Computer hardware	36,979	(23,174)	13,805	32,086	(16,601)	15,485
Computer software	32,905	(23,055)	9,850	29,067	(17,657)	11,410
Capitalized software development	283,391	(132,941)	150,450	227,946	(90,985)	136,961
Total Property and Equipment	$362,343	$(184,351)	$177,992	$297,689	$(129,203)	$168,486
Furniture and equipment includes assets under capital leases of $0.3 million and $0.6 million with accumulated depreciation of $0.1 million and $0.4 million as of December 31, 2019 and 2018, respectively.
During the years ended December 31, 2018 and 2017, the Company conducted a review of its property and equipment records and retired assets with a net value of $2.2 million and $2.5 million, respectively.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
6.   Leases
The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use assets and current and non-current operating lease obligation on the consolidated balance sheets. Finance lease ROU assets are included in property and equipment, net, and the current and non-current portion of finance lease liabilities are included in other accrued expenses and long-term debt, respectively, on the consolidated balance sheets.
The Company has operating and finance leases for corporate offices and certain equipment. Leases have remaining lease terms ranging from one to six years. Certain leases include options to renew in increments of five years; the options to renew are not considered reasonably certain to be exercised at commencement and are not included in the lease term. Some leases have variable payments, however, because they are not based on an index or rate, they are not included in the measurement of ROU assets and operating lease liabilities. Variable payments for real estate leases relate primarily to common area maintenance, insurance and property taxes associated with the properties. These variable payments are expensed as incurred. The Company elected to not separate lease and non-lease components for building and equipment leases. The Company will account for the lease and non-lease components, such as those described above, as a single lease component.
For the year ended December 31, 2019, operating lease expense was $11.0 million, of which $7.0 million was recorded within costs of services and $4.0 million was recorded within general and administrative expenses. For the year ended December 31, 2019, variable lease expense was $1.8 million, of which $1.0 million was recorded within cost of services and $0.8 million was recorded within general and administrative expenses. Short-term and finance lease expense was determined to not be material. In addition, $4.0 million of operating lease right-of-use assets were obtained in exchange for lease obligations during the year ended December 31, 2019.
Future lease payments due in each of the next five years and thereafter, as of December 31, 2019, in accordance with ASC Topic 842, are presented in the table below:
($ in thousands)
2020	$11,226
2021	9,525
2022	8,037
2023	5,998
2024	1,393
Thereafter	428
Total lease payments	$36,607
Less: Interest	(4,000)
Present value of lease liabilities	$32,607

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Minimum future lease payments due in each of the next five years and thereafter, as of December 31, 2018, in accordance with ASC Topic 840, are presented in the table below:
($ in thousands)
2019	$10,658
2020	10,628
2021	8,579
2022	6,583
2023	2,336
Thereafter	—
Total lease payments	$38,784
For the years ended December 31, 2018 and 2017, fixed rent expense was $10.6 million and $9.9 million, respectively and variable rent expense was $1.0 million and $1.2 million, respectively.
Weighted average remaining lease terms and discount rates were as follows:
December 31, 2019
Weighted-average remaining lease term (in years)
Operating leases	3.6
Weighted-average discount rate
Operating leases	7.0%
The discount rate applied to our leases in determining the present value of lease payments is our incremental borrowing rate based on the information available at the commencement date.
Supplemental cash flow information related to leases was as follows:
($ in thousands)	Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$10,961
As of December 31, 2019, there were no material lease transactions that we have entered into but have not yet commenced.
7.   Goodwill and Other Intangible Assets
As of each balance sheet date, other intangible assets consisted of the following:
		2019			2018
($ in thousands)	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Client relationships	15 years	$4,114,000	$(978,218)	$3,135,782	$4,114,000	$(703,951)	$3,410,049
Provider network	15 years	896,800	(213,239)	683,561	896,800	(153,453)	743,347
Trade names	Indefinite Life	67,300	—	67,300	67,300	—	67,300
Total		$5,078,100	$(1,191,457)	$3,886,643	$5,078,100	$(857,404)	$4,220,696

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Amortization expense was $334.1 million for the twelve months ended December 31, 2019, 2018 and 2017. The estimated aggregate amortization expense for each of the five succeeding years is $334.1 million per year.
The Company assesses the impairment of goodwill and intangible assets at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We performed our 2019 impairment assessment of goodwill and intangible assets and determined that no impairment existed as of June 30, 2019. The Company’s management is not aware of any triggering events subsequent to the impairment review, and management believes no impairments exist as of December 31, 2019 that need to be disclosed.
The goodwill arose from the acquisition of the Company in 2016 by the Sponsors. The carrying value of goodwill was $4.1 billion as of December 31, 2019 and 2018 and no impairment has been recognized to date.
8.   Long-Term Debt
As of December 31, 2019, and 2018, long-term debt consisted of the following:
($ in thousands)	2019	2018
Term Loan G	$2,710,000	$2,810,000
Notes due 2024	1,560,000	1,560,000
Senior PIK Note	1,178,727	1,300,000
Capital lease obligations	101	101
Long-term debt	5,448,828	5,670,101
Premium – Notes due 2024	10,327	12,280
Discount – Term Loan G	(6,195)	(7,765)
Discount – Senior PIK Notes	(7,436)	(10,596)
Debt issuance costs, net:
Term Loan G	(18,332)	(22,963)
Notes Due 2024	(21,539)	(25,490)
Senior PIK Notes	(8,531)	(12,154)
Long-term debt, net	$5,397,122	$5,603,413
As of December 31, 2019, through 2024, the estimated future principal payments due were as follows:
	Payments Due by Period
($ in thousands)	Total	2020	2021	2022	2023	2024
Term Loan G	$2,710,000	$—	$—	$—	$2,710,000	$—
Notes due 2024	1,560,000	—	—	—	—	1,560,000
Senior PIK Note	1,178,727	—	—	1,178,727	—	—
Capital lease obligations	187	86	66	35	—	—
Total contractual obligations	$5,448,914	$86	$66	$1,178,762	$2,710,000	$1,560,000
9.   Term Loans and Revolver
On June 7, 2016, in conjunction with the Merger, the Company borrowed $3.5 billion with a group of lenders due and payable on June 7, 2023, creating a term loan payable (“Term Loan G”) and settled all other outstanding term loans.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The company has a $100.0 million revolving credit facility in conjunction with Term Loan G. On March 19, 2020 the Company activated $98.0 million of Revolver G as a precautionary measure due to the uncertainty of COVID-19. The revolver and associated interest was repaid on June 25, 2020.
The term loan and revolver are secured by a first priority lien on substantially all of the Company’s tangible and intangible property, including a pledge of all of the Capital Stock of each of its Subsidiaries.
Term Loan G was refinanced on June 12, 2017 to obtain an applicable margin on the interest rate lower by 1.00 % with terms otherwise similar to the former term loan, including a 2023 maturity and the same security and guarantee package. The proceeds of the new term loan were used to repay the Company’s existing term loan. As a result of the Term Loan G refinancing, and in accordance with GAAP, we incurred expenses of $20.1 million, including the write off of $4.9 million of the term loan discount and $15.2 million of debt issuance costs. During the first quarter of 2018, the Company achieved a 25 basis point reduction in the margin of Term Loan G due to an improved leverage ratio, resulting in a lower interest rate of LIBOR plus 2.75%. These amounts are included in the loss on early extinguishments and modifications of debt in the accompanying consolidated statements of income and comprehensive income.
For all our debt agreements with an interest rate dependent on LIBOR, the Company is currently assessing and monitoring how transitioning from LIBOR to an alternative reference rate may affect the company past 2021.
Interest on Term Loan G and Revolver G is calculated, at the Company’s option, as (a) LIBOR (or, with respect to the term loan facility only 1.00%, whichever is higher), plus the applicable margin, or (b) the highest rate of (1) prime rate, (2) the federal funds effective rate plus 0.50%, (3) LIBOR for an interest period of one month plus 1.00% and (4) 2.00% for Term Loan G and 0.00% for Revolver G, in each case plus an applicable margin of 2.00%. The interest rate in effect for Term Loan G was 4.69%, 5.55% and 4.69% as of December 31, 2019, 2018 and 2017, respectively. Interest expense was $144.2 million, $147.9 million and $147.4 million for the twelve month period ended December 31 2019, 2018 and 2017, respectively. These amounts are included in the accompanying consolidated statements of income and comprehensive income.
The Company is obligated to pay a commitment fee on the average daily unused amount of Revolver G. The annual commitment fee rate was 0.25% at December 31, 2019, 2018 and 2017. The fee can range from an annual rate of 0.25% to 0.50% based on the Company’s leverage ratio, as defined in the agreement. Commitment fees were $249,000, $248,000 and $377,000 for the twelve months ended December 31, 2019, 2018 and 2017, respectively. These amounts are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
Senior Notes
On June 7, 2016 the Company sold senior subordinated notes of $1.1 billion (“Notes due 2024”). The Notes due 2024 are guaranteed on a senior unsecured basis jointly and severally by the Company and its subsidiaries and will mature on June 7, 2024. On November 18, 2016, MultiPlan sold senior subordinated notes of $460.0 million at 103.5% plus accrued interest from June 7, 2016 to November 18, 2016 of $14.7 million. The notes were issued as additional notes under the same indenture governing our $1.1 billion of Notes due 2024. The proceeds of the sale were used to make a $385.0 million distribution to our Class A Unit holders and pay related fees and expenses of $6.9 million, and $98.9 million was transferred to the Company’s operating account.
The interest rate on the Notes due 2024 is fixed at 7.125% and is payable semi-annually on June 1 and December 1 of each year. Annual interest expense on the Notes due 2024 was $111.2 million in 2019, 2018 and 2017. These amounts are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
The Company sold Senior PIK Toggle Notes of $1.3 billion on November 21, 2017 (“Senior PIK Notes”). The Senior PIK Notes were issued with a 1.0% discount and will mature on December 1, 2022.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The net proceeds of the Senior PIK Notes plus $28.6 million of operating cash were used to make distributions of $1.3 billion to Class A and B unit holders and pay related transaction expenses and debt issuance costs.
The interest rate on the Senior PIK Notes is fixed at 8.5% and is payable semi-annually on June 1 and December 1 of each year. Interest expense on the Senior PIK Notes was $107.0 million in 2019, $110.4 million in 2018 and $12.3 million in 2017. These amounts are included in the interest expense in the accompanying consolidated statement of income and comprehensive income.
During August and September of 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
Debt Covenants and Events of Default
The Company is subject to certain affirmative and negative debt covenants under Term Loan G, the Notes due 2024 and the Senior PIK Notes that limit the Company and its subsidiaries the ability to engage in specified types of transactions. These covenants limit the Company and its subsidiaries’ ability to, among other things:
•
incur additional indebtedness or issue disqualified or preferred stock;

•
pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

•
make certain loans, investments or other restricted payments;

•
transfer or sell certain assets;

•
incur certain liens;

•
place restrictions on the ability of its subsidiaries to pay dividends or make other payments to the Company;

•
guarantee indebtedness or incur other contingent obligations;

•
consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its business units, assets or other properties; and

•
engage in transactions with the Company’s affiliates.

Under our debt agreements, a Change of Control is an immediate Event of Default.
In addition, solely with respect to the Revolver G, the Company is required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 7.60 to 1.00. As of December 31, 2019 and 2018 the Company was in compliance with all of the debt covenants.
Debt Issuance Costs
In connection with Term Loan G, Notes due 2024 and Revolver G and the Senior PIK Notes, there was $102.2 million of specific expenses incurred related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized and are being amortized over the term of the related debt using the effective interest method.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The following table is a summary of the cost and accumulated amortization of debt issuances costs as of December 31, 2019 and 2018:
		2019		2018
($ in thousands)	Amortization Period	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Term Loan G	84 months	$34,654	$(16,322)	$34,654	$(11,691)
Notes due 2024	96 months	34,089	(12,550)	34,089	(8,599)
Senior PIK Note	60 months	14,909	(6,378)	14,909	(2,755)
Revolver G	60 months	971	(692)	971	(495)
		$84,623	$(35,942)	$84,623	$(23,540)
10.   Fair Value Measurements
Fair value measurements are based on the premise that fair value represents an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities on the reporting date.

•
Level 2 — Inputs, other than quoted prices in active markets (Level 1), that are observable for the asset or liability, either directly or indirectly.

•
Level 3 — Unobservable inputs in which there is little or no market data, which require the entity to develop its own assumptions

Financial instruments
Certain financial instruments which are not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable and accounts payable, which approximate fair value due to their short-term nature. The financial instrument that potentially subjects the Company to concentrations of credit risk consists primarily of accounts receivable.
We estimate the fair value of long-term debt, including current maturities of capital lease obligations were based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. Assumptions include interest rates currently available for instruments with similar terms as well as the five, seven, and eight-year Treasury bill rates. As such, this is considered a Level 2 fair value measurement.
As of December 31, 2019 and 2018, the Company’s carrying amount and fair value of long-term debt consisted of the following:
	2019		2018
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
Notes due 2024, net of premium	$1,570,327	$1,544,976	$1,572,280	$1,491,988
Term Loan G, net of discount	2,703,805	2,769,645	2,802,235	2,898,934
Senior PIK Note, net of discount	1,171,291	1,191,694	1,289,404	1,284,024
Finance lease obligations	101	101	101	101
Total Liabilities	$5,445,524	$5,506,416	$5,664,020	$5,675,047

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Recurring fair value measurements
We measure our 2016 Class B Unit Incentive Plan at fair market value on a recurring basis. The fair value of the Plan was determined based on significant inputs not observable in the market which would represent a level 3 measurement within the fair value hierarchy. The Company uses a Monte Carlo simulation to estimate the fair value of the stock-based compensation awards. See Note 14 “Stock-Based Compensation” for further information.
Non-recurring fair value measurements
We also measure certain non-financial assets at fair value on a nonrecurring basis, primarily goodwill and long-lived tangible and intangible assets, in connection with periodic evaluations for potential impairment. We estimate the fair value of these assets using primarily unobservable inputs and, as such, these are considered Level 3 fair value measurements. There were no material impairment charges for these assets for fiscal years 2019, 2018 and 2017.
For additional information related to goodwill, intangible assets, long-lived assets and impairments, see Note 2 “Summary of Significant Accounting Policies”.
11.   Income Taxes
The Company does not have operations in foreign jurisdictions. The provision (benefit) for income taxes for the years ended December 31, 2019, 2018 and 2017 are as follows:
($ in thousands)	2019	2018	2017
Current
Federal	$96,148	$103,806	$119,317
State and local	16,055	16,785	13,410
	112,203	120,591	132,727
Deferred
Federal	(97,326)	(92,764)	(717,152)
State and local	(14,078)	(19,719)	(2,087)
	(111,404)	(112,483)	(719,239)
Total provision (benefit) from continuing operations	$799	$8,108	$(586,512)
The Company’s provision for income taxes for the years ending December 31, 2019, December 31, 2018 and December 31, 2017 was impacted by the Tax Cuts and Jobs Act Tax Reform (TCJA), which was enacted into law on December 22, 2017. Income tax effects resulting from changes in tax laws are accounted for by the Company in accordance with the authoritative guidance, which requires that these tax effects be recognized in the period in which the law is enacted. Thus, at December 22, 2017, the date of enactment, the Company’s deferred taxes were re-measured utilizing the new federal income tax rate of 21%. As of the fourth quarter ending December 31, 2019, the effects on the Company’s income tax related to the TCJA are final.
The TCJA includes significant changes to the U.S. corporate income tax system including a reduction of the U.S. federal corporate tax rate from 35.0% to 21.0% as of January 1, 2018, and a limitation on business interest deductions.
Pre-tax income during the period ended December 31, 2019 of $10.5 million generated an income tax provision of $0.8 million. The pre-tax income during the period ended December 31, 2018 of $44.3 million generated an income tax provision of $8.1 million. The pre-tax income during the period ended December 31, 2017 of $61.6 million generated an income tax benefit of $586.5 million, primarily due to the reevaluation of our deferred tax assets and liabilities with regards to the TCJA.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The reconciliation of the tax provision at the U.S. federal statutory rate to the provision for income taxes and the effective tax rate for the years ended December 31 is as follows:
	For the Years Ended December 31,
($ in thousands)	2019	2018	2017
Tax at Statutory	$2,207	$9,310	$21,567
Non-Deductible Expenses	75	57	86
Equity Compensation Plan of Parent	(3,125)	990	17,776
State Taxes (net)	1,704	2,617	9,183
Other	87	9	53
Tax Law Changes	(149)	(4,875)	(635,177)
Total	799	8,108	(586,512)
The following are significant deferred income tax assets and liabilities as of December 31, 2019, 2018 and 2017:
($ in thousands)	2019	2018	2017
Deferred income tax assets:
Allowances on trade receivables	$147	$356	$271
Net operating loss carryforwards	549	712	753
Accrued expenses and reserves	2,593	2,677	2,992
Interest limitation carryforward	73,297	34,766	—
Leases – right-of-use liability	7,604	—	—
Transaction expenses	5,859	6,577	7,314
Other	—	560	579
Deferred income tax assets	90,049	45,648	11,909
Deferred income tax liabilities:
Intangible assets	907,039	982,319	1,066,684
Depreciable assets	39,553	36,866	29,671
Leases – right-of-use asset	6,957	—	—
Debt costs	5,492	6,900	8,348
Other	207	166	292
Deferred income tax liabilities	959,248	1,026,251	1,104,995
Net deferred income tax liabilities	$869,199	$980,603	$1,093,086
The Company has NOL carry forwards for federal income tax purposes of $0.5 million that will be available to reduce future taxable income. The utilization of most of these losses is subject to annual limitations under federal income tax law. The Company believes that it will be able to fully utilize these losses under current federal tax law. The net operating losses begin to expire in 2021. The Company has net operating loss carry forwards for state income tax purposes of $0.5 million. The Company believes that it will be able to fully utilize these losses under current state tax laws. Substantially all of the Company’s NOL carryforwards expire by 2025.
The Company does not have reserves for uncertain tax positions. Any need for a reserve or changes in a reserve would be a component of the Company’s tax provision. The Company includes interest and tax penalties as part of the tax provision. The Company does not reasonably expect any other significant changes in the next twelve months.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Various regulatory tax authorities periodically examine the Company’s and its subsidiaries’ tax returns. Tax years December 2016 through 2019 are open for Federal examination. The Company was notified by the IRS during the fourth quarter of 2019, that the Company’s 2017 tax return was selected for audit. The audit commenced during the first quarter of 2020. Tax years 2015 through 2019 are still open for examination related to income taxes to various state taxing authorities.
12.   Commitments and Contingencies
Commitments
The Company has certain irrevocable letters of credit that reduced the capacity of Revolver G by $1.8 million as of December 31, 2019, 2018 and 2017.
Claims and Litigation
The Company is a party to certain claims and litigation in the ordinary course of business. The Company is not involved in any claims or legal proceedings that it believes will result, individually, or in the aggregate, in a material adverse effect upon our financial condition or results of operations, or cash flows. We accrue for costs associated with certain contingencies, including, but not limited to, settlement of legal proceedings, regulatory compliance matters and self-insurance exposures when such costs are probable and reasonably estimable. Such accruals are included in other accrued expenses on the accompanying consolidated balance sheet. In addition, we accrue for legal fees incurred in defense of asserted litigation and regulatory matters as such legal fees are incurred. To the extent it is probable under our existing insurance coverage that we are able to recover losses and legal fees related to contingencies, we record such recoveries concurrently with the accrual of the related loss or legal fees. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. In our determination of the probability and ability to estimate contingent liabilities and related insurance recoveries we consider the following: litigation exposure based on currently available information, consultations with external legal counsel, adequacy and applicability of existing insurance coverage and other pertinent facts and circumstances regarding the contingency. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingences are resolved; and such changes are recorded in the accompanying consolidated statements of income and comprehensive income during the period of the change and appropriately reflected in other accrued liabilities on the accompanying consolidated balance sheets.
13.   Shareholders’ Equity
As of December 31, 2019 and 2018, the Company has authorized 1,000 shares of common stock, of which 500 shares are designated as Series A Common Stock and 500 shares are designated as Series B Common Stock, with a par value of $0.001 per share. The holders of Series A Common Stock and Series B Common Stock vote together as one class on all matters submitted to the vote of shareholders and each holder of Common Stock is entitled to one vote per share held as of the record date. The holders of Series A Common Stock and Series B Common Stock are equally and ratably entitled to receive dividends, when and if declared by the Board of Directors. Upon a change of control of the voting power of the Board of Directors of Holdings our Series B Common Stock shall be considered extinguished. The total common stock outstanding as of December 31, 2019 is 10 shares, including 5 shares of Series A Common Stock and 5 shares of Series B Common Stock.
Contributed capital is reported in the shareholders’ equity section of the balance sheet and corresponds to the cash that shareholders have given the Company in exchange for stock. The changes in Contributed capital are mainly due to (i) a capital distribution of $1.3 billion made by the Company to shareholders during 2017, (ii) stock-based compensation expenses, and (iii) advances made to Class B unit holders in 2017 in connection with the obligation held by Holdings.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
14.   Stock-Based Compensation
Holdings established an incentive plan effective June 7, 2016 (the “Polaris Plan”). The purpose of the Polaris Plan is to provide a means through which Holdings may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (“Participants”) can acquire and maintain an equity interest in Holdings, thereby strengthening their commitment to the welfare of Holdings and its subsidiaries, including MultiPlan, Inc. Under the Polaris Plan, Holdings may grant awards to select Participants at the sole discretion of the Board of Directors (“Board”) of Holdings. Polaris Plan awards are granted in the form of Holdings’ Class B Units via the Polaris Agreement. There are 343,114 Units available for issuance under the Polaris Plan. There were 269,645 and 270,576 Units issued and outstanding as of December 31, 2019 and 2018, respectively. The Company’s CEO, with the approval of the Board, determines participation and the allocation of the Units.
Each individual Award is comprised of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each Agreement. The Company amortizes the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis. In the event of the termination of an employee Participant due to a Qualifying Termination as defined by the Polaris Agreement, the Participant shall have the right to cause Holdings to purchase all or any portion of the vested Units owned by the employee, subject to the approval of the Company’s CEO. Based on this put right available to the employee Participants, stock-based compensation awards related to the Polaris Plan have been accounted for as liability classified awards within Holdings’ consolidated financial statements. The Company records these awards within Shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. Upon the occurrence of a definitive liquidity event all unvested units will vest immediately prior to such liquidity event. All vested shares will be exchanged for new shares and cash as determined at the time of such liquidity event.
The Company utilizes a Monte Carlo simulation analysis to estimate the fair value of the outstanding Units. The fair value of the outstanding Units was $98.1 million and $147.8 million as of December 31, 2019 and 2018, respectively. The Company recorded stock-based compensation credit of $14.9 million during the period ended December 31, 2019, stock-based compensation expense of $4.7 million during the period ended December 31, 2018, and stock-based compensation expense of $50.8 million during the period ended December 31, 2017. There was $6.3 million of unrecognized compensation cost as of December 31, 2019 related to the outstanding Units which is expected to be recognized over a weighted average period of 0.2 years. Forfeitures are accounted for as they occur.
The following table lists the assumptions used in the analyses for the years ended December 31, 2019, 2018 and 2017:
	2019	2018	2017
Risk free rate of return	1.6%	2.5%	2.6%
Expected volatility	24.9%	25.0%	25.1%
Expected dividend yield	0.0%	0.0%	0.0%
Discount for Lack of Marketability	20.0%	20.0%	—

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Stock-based compensation expense has been allocated between costs of services and general and administrative expenses in the accompanying consolidated statements of income and comprehensive income for the years ending December 31, 2019, 2018 and 2017 as follows:
	For the Years Ended December 31,
($ in thousands)	2019	2018	2017
Cost of services	$(7,904)	$242	$23,907
General and administrative	(6,976)	4,475	26,881
Total stock-based compensation	$(14,880)	$4,717	$50,788
The Company changed its assumptions for computing the fair market value of the awards to incorporate a 20% discount for lack of marketability of the Units for the years ended December 31, 2019 and December 31, 2018. The assumptions used in 2017 did not include the 20% discount for lack of marketability as the acquisition of MultiPlan by affiliates of H&F, certain other investors and certain members of management on June 7, 2016, provided a fair value which continued to be the most relevant factor when determining the fair value of stock option awards as of December 31, 2017. This change in accounting estimate resulted in the following effects for the years ended December 31, 2019 and 2018:
	For the Years Ended December 31,
($ in thousands, except number of shares and per share data)	2019	2018
Increase in income from continuing operations	$17,405	$15,958
Increase in net income	17,405	15,958
Weighted average number of shares outstanding – basic and diluted	10	10
Increase in net income per share – basic and diluted	$1,740,500	$1,595,800
Following is a vesting summary of the Class B Units for the periods ended December 31, 2019, 2018 and 2017:
($ in thousands)	Number of Units	Weighted Average Fair Value
Nonvested at December 31, 2017	159,722	$654.61
Awarded	—	—
Vested	(37,751)	$546.40
Forfeited	(3,682)	$546.40
Nonvested at December 31, 2018	118,289	$546.40
Awarded	—	—
Vested	(36,687)	$363.91
Forfeited	(931)	$363.91
Nonvested at December 31, 2019	80,671	$363.91
None of the Units were puttable as of December 31, 2019. The Company did not declare or pay any distributions during 2019 and 2018, but paid distributions of $96.7 million to Class B Unit holders during 2017 in connection with the obligation held by Holdings. The amount of these distributions in excess of the obligation provided by Holdings for the Units has been accounted for as an advance to the Class B Unit holders, which was recorded as a reduction of contributed capital, offset by adjustments for expense/income subsequently recognized.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
15.   Employee Benefit Plan
The Company sponsors a profit-sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers eligible employees and provides for discretionary employer contributions and a matching contribution subject to certain limitations of employee salary deferrals. Profit sharing expense was immaterial during the periods ended December 31, 2019 and 2018, and $7.4 million during the period ended December 31, 2017.
16.   Earnings Per Share
The following is a reconciliation of basic and diluted earnings per share for the years ended December 31, 2019, 2018 and 2017:
	Year Ended December 31,
($ in thousands, except number of shares and per share data)	2019	2018	2017
Numerator for earnings per share calculation
Net Income	$9,710	$36,223	$648,132
Denominator for earnings per share calculation
Weighted average number of shares outstanding – basic and diluted	10	10	10
Income per share – basic and diluted:
Net income per share – basic and diluted	$971,000	$3,622,300	$64,813,200
17.   Related Party Transactions
The accompanying consolidated statement of income and comprehensive income include expenses and revenues to and from related parties for the years ended December 31, 2019, 2018 and 2017 as follows:
	For the Years Ended December 31,
($ in thousands)	2019	2018	2017
Revenues	$2,373	$2,431	$2,837
Total revenues from related parties	$2,373	$2,431	$2,837
Cost of services	$(3,753)	$(4,985)	$(5,594)
General and administrative	(288)	(222)	(346)
Total expense from related parties	$(4,041)	$(5,207)	$(5,940)
The accompanying consolidated balance sheets include accruals from related parties as of December 31, 2019 and 2018 as follows:
	As of December 31,
($ in thousands)	2019	2018
Current liabilities:
Accounts payable	$2,500	$2,200
Total liabilities from related parties	$2,500	$2,200
The related party transactions include the following:
•
The Company purchased PPO network services from a company controlled by Hellman & Friedman LLC to supplement our provider network. We also recognize revenues from that same company for the use of our provider network and other claims processing services.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
•
The Company has obtained insurance brokered through a company controlled by Hellman & Friedman LLC.

•
The Company compensates a non-employee member of the Board for his services on the Board. The Company also purchases cyber security risk management services from a company controlled by that same member of the Board.

•
The Company reimburses Hellman & Friedman LLC for reasonable out of pocket expenses that include travel, lodging, means, and any similar expenses.

18.   Subsequent Events
The Company has evaluated subsequent events after the balance sheet date through July 30, 2020, the date of issuance.
On July 12, 2020, Churchill Capital Corp III (“Churchill”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Churchill, Music Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Churchill, Music Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Churchill, the Company, and Holdings. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) by which, pursuant to a Private Investment in Public Equity of $1.3 billion to Churchill from a capital raise an additional $1.3 billion from the issuance of 6% interest convertible debt (with a conversion price of $13 per share), Churchill will acquire Holdings’ equity in the Company for a total consideration of $5.7 billion, paid in cash and in shares of Churchill.
The consummation of the Transactions is subject to customary closing conditions for transactions of this nature, including customary closing conditions for special purpose acquisition companies. In addition, the proposed Business Combination is subject to approval by Churchill’s stockholders. The Merger Agreement may be terminated prior to the closing of the Transactions by mutual agreement of Churchill and the Company, by either party if the Transactions are not consummated on or before January 28, 2021 (subject to extension) and under other circumstances as specified in the Merger Agreement.
At the effective time of the First Merger, each share of Class A common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of shares of Class A common stock, par value $0.0001 per share, of Churchill (the “Churchill Class A Common Stock”) as determined pursuant to the terms of the Merger Agreement. At the effective time of the First Merger, each share of Class B common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of cash as determined pursuant to the terms of the Merger Agreement. In order to facilitate the consummation of the Mergers, the Company has agreed to undergo a recapitalization pursuant to which, among other things, the aggregate number of authorized shares of the Company’s common stock will be increased to an aggregate of 30,880,280 shares, consisting of shares of Class A common stock, par value $0.001 per share, each having two votes per-share on all voting matters, and shares of Class B common stock, par value $0.001 per share, each having one vote per-share on all voting matters, and the Company’s existing capital stock will be exchanged for such new shares of Class A common stock and Class B common stock, as applicable.
In connection with the Merger Agreement, the Company and/or Holdings entered into additional agreements on July 12, 2020 related to and contingent upon the Transactions, including:
•
voting and support agreements with certain stockholders pursuant to which such stockholders have agreed to vote in favor of the adoption of the Merger Agreement and approval of the Transactions and certain other matters to be voted on at a special meeting of Churchill’s stockholders;

•
the Incentive Plan whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive

Polaris Parent Corp.
Notes to Consolidated Financial Statements
compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders;
•
an investor rights agreement which includes certain corporate governance rights, including entitling certain of the parties thereto to nominate directors to Churchill’s board of directors, and certain registration rights, including demand, shelf and piggy-back rights, subject to cut-back provisions; and

•
common stock subscription agreements pursuant to which Churchill has agreed to issue and sell shares of Churchill Class A Common Stock and warrants to purchase shares of Churchill Class A Common Stock and convertible notes subscription agreements pursuant to which Churchill has agreed to issue and sell senior unsecured convertible notes, in each case, to the applicable investors in order to finance the Transactions.

In connection with the Merger Agreement, Churchill issued an unsecured promissory note (the “Note”) in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of the Mergers. The Sponsor has the option to convert any unpaid balance of the Note into warrants to purchase one share of Churchill’s Class A Common Stock (the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
Additionally, the Compensation Committee has approved a transaction bonus pool (in an aggregate amount of up to $20 million) that may be paid to employees, including executive officers, after consummation of the Transactions, in recognition of their efforts in connection with the completion of the Transactions. Each of Messrs. Tabak, Redmond and White are eligible to receive a $4 million transaction bonus and Mr. Tabak will determine the other individuals eligible to receive a transaction bonus and the amount and other terms of each transaction bonus. $6 million of the bonus pool will be allocated to general employees.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

Polaris Parent Corp.
Unaudited Condensed Consolidated Balance Sheets
($ in thousands, except share and per share data)
	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$178,860	$21,825
Trade accounts receivable, net	54,004	77,071
Prepaid expenses and other current assets	3,456	5,032
Prepaid software and maintenance	8,616	9,556
Prepaid taxes	7,686	2,130
Total current assets	252,622	115,614
Property and equipment, net	182,011	177,992
Operating lease right-of-use asset	25,887	29,998
Goodwill	4,142,013	4,142,013
Client relationships intangible, net	2,998,649	3,135,782
Provider network intangible, net	653,667	683,561
Other intangibles, net	67,300	67,300
Other assets	11,040	8,151
Total assets	$8,333,189	$8,360,411
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$8,352	$9,565
Accrued interest	17,895	17,966
Operating lease obligation	9,649	9,521
Accrued compensation	22,855	26,311
Accrued legal	9,835	10,038
Accrued administrative fees	3,345	3,861
Other accrued expenses	11,526	8,524
Total current liabilities	83,457	85,786
Long-term debt	5,406,138	5,397,122
Operating lease obligation	18,635	23,086
Deferred income taxes	861,309	869,199
Total liabilities	6,369,539	6,375,193
Shareholders’ equity:
Shareholder interests
Common stock, par value $0.001; 1,000 shares authorized
(500 Series A and 500 Series B); 5 shares of Series A and 5 shares of Series B issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Contributed capital	1,384,928	1,347,656
Retained earnings	578,722	637,562
Shareholders’ equity	1,963,650	1,985,218
Total liabilities and shareholders’ equity	$8,333,189	$8,360,411
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss
($ in thousands, except share and per share data)
	Six Months Ended June 30,
	2020	2019
Revenues	$458,902	$490,677
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	96,579	75,132
General and administrative expenses	57,767	36,527
Depreciation	29,641	27,570
Amortization of intangible assets	167,027	167,027
Total expenses	351,014	306,256
Operating income	107,888	184,421
Interest expense	177,015	193,192
Interest income	(148)	(79)
Net loss before income taxes	(68,979)	(8,692)
Benefit for income taxes	(10,139)	(1,196)
Loss from continuing operations	(58,840)	(7,496)
Net loss	(58,840)	(7,496)
Weighted average shares outstanding – Basic and Diluted:	10	10
Net loss per share – Basic and Diluted:	$(5,884,000)	$(749,600)
Comprehensive loss	(58,840)	(7,496)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Unaudited Condensed Consolidated Statements of Shareholders’ Equity
($ in thousands, except share data)
	Common Stock Shares	Common Stock Amount	Contributed Capital	Retained Earnings (Accumulated Losses)	Total
Balance as of January 1, 2019	10	$—	$1,362,536	$627,852	1,990,388
Class B Unit expense	—	—	(4,630)	—	(4,630)
Net loss	—	—	—	(7,496)	(7,496)
Balance as of June 30, 2019	10	$—	$1,357,906	$620,356	$1,978,262
Balance as of January 1, 2020	10	$—	$1,347,656	$637,562	1,985,218
Class B Unit expense	—	—	37,272	—	37,272
Net loss	—	—	—	(58,840)	(58,840)
Balance as of June 30, 2020	10	$—	$1,384,928	$578,722	$1,963,650
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Unaudited Condensed Consolidated Statements of Cash Flows
($ in thousands)
	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Operating activities:
Net loss	$(58,840)	$(7,496)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	29,641	27,570
Amortization of intangible assets	167,027	167,027
Amortization of the right-of-use asset	4,111	2,551
Amortization of debt issuance costs	8,153	5,640
Stock-based compensation	37,272	(4,630)
Deferred tax benefit	(7,890)	(37,634)
Non-cash interest costs	945	970
Loss on disposal of property and equipment	101	130
Changes in assets and liabilities, net of acquired balances:
Accounts receivable, net	23,067	263
Prepaid expenses and other assets	(474)	18,978
Prepaid taxes	(5,556)	(15,833)
Operating lease obligation	(4,323)	(2,455)
Accounts payable and accrued expenses and other	(1,367)	(14,243)
Net cash provided by operating activities	191,867	140,838
Investing activities:
Purchases of property and equipment	(34,866)	(33,696)
Net cash used in investing activities	(34,866)	(33,696)
Financing activities:
Repayments of long term debt	—	(100,000)
Borrowings on revolving credit facility	98,000	—
Repayment of revolving credit facility	(98,000)	—
Borrowings (payments) on capital leases, net	34	(87)
Net cash provided by (used in) financing activities	34	(100,087)
Net change in cash and cash equivalents	157,035	7,055
Cash and cash equivalents at beginning of period	21,825	5,014
Cash and cash equivalents at end of period	$178,860	$12,069
Noncash investing and financing activities:
Purchases of property, plant and equipment not yet paid	$2,664	$3,188
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$467	$2,436
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(167,836)	$(185,864)
Income taxes, net of refunds	$(3,407)	$(52,727)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
1.   General Information and Basis of Accounting
General Information
We are a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. The Company, through its operating subsidiary, MultiPlan, Inc. (“MultiPlan”), offers these solutions nationally through its Analytics-Based Services, which reduce medical cost through means other than contracted provider discounts and include Fee Negotiation and Medical Reimbursement Analysis Services, its Network-Based Services, which reduce medical cost through contracted discounts with healthcare providers and include one of the largest independent preferred provider organizations (“PPOs”) in the United States, and its Payment Integrity Services, which reduce medical cost by identifying and removing improper, unnecessary and excessive charges before claims are paid. We are a technology-enabled service provider and transaction processor and do not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management, or adjudicate or pay claims.
Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets (collectively, “payors”). We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services — see descriptions below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers.
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid. Payment Integrity Services are generally priced based on a percentage of savings achieved.
Basis of Presentation and Consolidation
The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, certain information and disclosures required by GAAP for completed consolidated financial statements are not included herein. The interim financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods shown. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements of Polaris Parent Corp. as of and for the year ended December 31, 2019 and the notes related thereto. The unaudited condensed consolidated financial statements include the accounts of all subsidiaries, all of which are wholly owned.
Summary of Significant Accounting Policies
Use of Estimates
The COVID-19 pandemic (“COVID-19”) has negatively impacted our business, results of operations and financial condition. Effects from COVID-19 began to impact our business in first quarter 2020 with

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The Company has experienced a 15.8% decline in revenue during second quarter of 2020 compared to the second quarter of 2019 due to reduced volume from customers as a result of restrictions on elective medical procedures and non-essential medical services. The extent of the ultimate impact will depend on the severity and duration of the pandemic, for example future developments that are highly uncertain, including results of new information that may emerge concerning COVID-19 and any actions taken by federal, state and local governments to contain or treat COVID-19, as well as U.S. and global economies and consumer behavior and health care utilization patterns. See Note 3 “Term Loans and Revolver” for discussion of our precautionary measure to ensure our cash flow requirements were met and Note 5 “Income Taxes” for discussion on the impact of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).
These unaudited condensed consolidated financial statements presented herein reflect the latest estimates and assumptions made by management that affect the reported amounts of assets and liabilities and related disclosures as of the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting periods presented. The Company believes it has used reasonable estimates and assumptions to assess the fair values of goodwill, long-lived assets and indefinite-lived intangible assets; assessment of the annual effective tax rate; valuation of deferred income taxes and the allowance for doubtful accounts. Actual results may differ from these estimates and assumptions.
Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker (“CODM”). The Company manages its operations as a single segment for the purposes of assessing performance and making decisions. The Company’s singular focus is being a value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry.
In addition, all of the Company’s revenue and long-lived assets are attributable to operations in the United States for all periods presented.
Revenue Recognition
Disaggregation of Revenue
The following table presents net sales disaggregated by services and contract types:
	Six Months Ended June 30,
($ in thousands)	2020	2019
Revenues
Network Services	$135,126	$162,761
Percentage of Savings	103,407	129,722
PEPM	27,870	29,070
Other	3,849	3,969
Analytic-Based Services	274,096	274,798
Percentage of Savings	273,308	274,525
PEPM	788	273
Payment Integrity Services	49,680	53,118
Percentage of Savings	49,636	53,076
PEPM	44	42
Total Revenues	$458,902	$490,677

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our percentage of savings contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payers not utilizing the discounts that were initially calculated, or differences between the Company’s estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available. There have not been any material changes to estimates of variable consideration for performance obligations satisfied prior to the six months ended June 30, 2020.
The timing of payments from customers from time to time generates contract assets or contract liabilities, however these amounts are immaterial in all periods presented.
Recently Adopted Accounting Standards
In 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments including subsequent amendments to the initial guidance: ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments — Credit Losses. Accounting Standards Codification (“ASC”) 326 and related amendments require credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach with an expected loss methodology that is referred to as the Current Expected Credit Loss. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We adopted this standard on January 1, 2020, using a modified retrospective approach. Our financial instruments in the scope of the new standard consist primarily of trade receivables. The allowance for credit losses was $0.4 million as of June 30, 2020 and December 31, 2019. There were no material write offs charged or increases to the allowance for credit losses during the six months ended June 30, 2020. The adoption of ASC 326 had no material impact on our unaudited condensed consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other — Internal-Use Software (Subtopic 350-40) — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU addresses a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). We adopted this new accounting standard as of January 1, 2020 on a prospective basis. The adoption of this ASU did not have a material impact on our unaudited condensed consolidated financial statements.
In June 2016, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Change to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying and adding certain disclosures. This ASU is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance on January 1, 2020 and it had no material impact on our unaudited condensed consolidated financial statements.
New Accounting Pronouncements Issued but Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes by eliminating

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this Update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This standard is effective for all entities as of March 12, 2020 through December 31, 2022. Early adoption is permitted. The Company has a term loan and a revolving credit loan for which the interest rates are indexed on the London InterBank Offered Rate (“LIBOR”) and as a result is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
On August 5, 2020, the FASB issued ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The amendments simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. As a result of the transactions described in Note 10 “Subsequent Events”, the Company will evaluate the effect that implementation of the standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
2.   Long-Term Debt
As of June 30, 2020 and December 31, 2019, long-term debt consisted of the following:
($ in thousands)	June 30, 2020	December 31, 2019
Term Loan G	$2,710,000	$2,710,000
Notes due 2024	1,560,000	1,560,000
Senior PIK Note	1,178,727	1,178,727
Finance lease obligations	120	101
Long-term debt	5,448,847	5,448,828
Premium – Notes due 2024	9,302	10,327
Discount – Term Loan G	(5,369)	(6,195)
Discount – Senior PIK Notes	(6,292)	(7,436)
Debt issuance costs, net:
Term Loan G	(13,679)	(18,332)
Notes Due 2024	(19,452)	(21,539)
Senior PIK Notes	(7,219)	(8,531)
Long- term debt, net	$5,406,138	$5,397,122
3.   Term Loans and Revolver
The interest rate in effect for Term Loan G was 3.75 % and 5.08 % as of June 30, 2020 and June 30, 2019, respectively. Interest expense was $60.8 million and $75.5 million for the six month periods ended

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
June 30, 2020 and 2019, respectively. These amounts are included in interest expense in the accompanying unaudited condensed consolidated statements of loss and comprehensive loss.
On March 19, 2020 the Company activated $98.0 million of Revolver G as a precautionary measure due to the uncertainty of COVID-19. The revolver and associated interest was repaid on June 25, 2020. On July 2, 2020 the Company, the administrative agent and the revolving credit lenders have agreed to amend the revolving credit maturity date to June 7, 2023, or September 1, 2022 should the aggregate principal outstanding on the Senior PIK Notes exceed $300 million on September 1, 2022. Interest on Revolver G for the six months ended June 30, 2020 was $1.2 million. This amount is included in interest expense in the accompanying unaudited condensed consolidated statements of loss and comprehensive loss.
During the six months ended June 30, 2020, a correcting adjustment of $2.3 million was made to increase interest expense to account for acceleration of debt issuance cost due to principal prepayments made on the Term Loan in years 2017, 2018 and 2019. The adjustment was not material to the current period or historical period financial statements.
Debt Covenants and Events of Default
The Company is subject to certain affirmative and negative debt covenants under Term Loan G, the Notes due 2024, and the Senior PIK Notes that limit the Company’s and its subsidiaries’ ability to engage in specified types of transactions.
In addition, solely with respect to the Revolver G, the Company is required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 7.60 to 1.00. As of June 30, 2020 and December 31, 2019 the Company was in compliance with all of the debt covenants.
4.   Fair Value Measurements
Fair value measurements are based on the premise that fair value represents an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities on the reporting date.

•
Level 2 — Inputs, other than quoted prices in active markets (Level 1), that are observable for the asset or liability, either directly or indirectly.

•
Level 3 — Unobservable inputs in which there is little or no market data, which require the entity to develop its own assumptions

Financial instruments
Certain financial instruments which are not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable and accounts payable, which approximate fair value due to their short-term nature. The financial instrument that potentially subjects the Company to concentrations of credit risk consists primarily of accounts receivable. The Company’s accounts receivable are spread over a large customer base and various product lines that the Company offers.
We estimate the fair value of long-term debt, including current maturities of finance lease obligations using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. Assumptions include interest rates currently available for instruments with similar terms as well as the five,

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
seven, and eight-year Treasury bill rates. As such, this is considered a Level 2 fair value measurement. As of June 30, 2020 and December 31, 2019, the Company’s carrying amount and fair value of long-term debt consisted of the following:
	June 30, 2020		December 31, 2019
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
Notes due 2024, net of premium	$1,569,302	$1,616,422	$1,570,327	$1,544,976
Term Loan G, net of discount	2,704,631	2,791,844	2,703,805	2,769,645
Senior PIK Note, net of discount	1,172,435	1,226,416	1,171,291	1,191,694
Finance lease obligations	120	120	101	101
Total Liabilities	$5,446,488	$5,634,802	$5,445,524	$5,506,416
Recurring fair value measurements
We measure our 2016 Class B Unit Incentive Plan at fair market value on a recurring basis. The fair value of the Plan was determined based on significant inputs not observable in the market which would represent a level 3 measurement within the fair value hierarchy. The Company uses a Monte Carlo simulation to estimate the fair value of the stock-based compensation awards. See Note 7 “Stock-Based Compensation” for further information including details of our unobservable assumptions.
Non-recurring fair value measurements
We also measure certain non-financial assets at fair value on a nonrecurring basis, primarily goodwill and long-lived tangible and intangible assets, in connection with periodic evaluations for potential impairment. We estimate the fair value of these assets using primarily unobservable inputs and, as such, these are considered Level 3 fair value measurements. There were no material impairment charges for these assets as of June 30, 2020 or December 31, 2019.
5.   Income Taxes
The pre-tax loss during the six month period ended June 30, 2020 of $69.0 million generated an income tax benefit of $10.1 million. The pre-tax loss during the six month period ended June 30, 2019 of $8.7 million generated an income tax benefit of $1.2 million. The Company’s effective tax rate differed from the statutory rate primarily due to state taxes and stock-based compensation expense.
The CARES Act, was signed into law on March 27, 2020. The law features tax relief measures for businesses including a change in Section 163(j) interest deduction limitation increasing the adjusted taxable income limitation from 30% to 50% retroactively to tax years beginning on or after January 1, 2019. The provision also allows the taxpayer to elect to use its 2019 adjusted taxable income for its 2020 limitation. As a result of these changes, the Company recorded a $32.4 million increase to its deferred income tax liability in the first quarter to account for the retroactive change to the tax law applicable to the Company’s year ended December 31, 2019. The CARES Act had additional impacts to the 2019 tax year, however, they do not have a material impact to the Company’s 2019 income tax provision.
Various regulatory tax authorities periodically examine the Company’s and its subsidiaries’ tax returns. Tax years December 2016 through 2019 are open for Federal examination. The Company was notified by the IRS during the fourth quarter of 2019, that the Company’s 2017 tax return was selected for audit. The audit commenced during the first quarter of 2020 and is still in progress. Tax years 2015 through 2019 are still open for examination related to income taxes to various state taxing authorities.
6.   Commitments and Contingencies
Commitments
The Company has certain irrevocable letters of credit that reduced the capacity of Revolver G by $1.8 million as of June 30, 2020 and December 31, 2019.

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
Claims and Litigation
The Company is a party to certain claims and litigation in the ordinary course of business. The Company is not involved in any claims or legal proceedings that it believes will result, individually, or in the aggregate, in a material adverse effect upon our financial condition or results of operations, or cash flows. We accrue for costs associated with certain contingencies, including, but not limited to, settlement of legal proceedings, regulatory compliance matters and self-insurance exposures when such costs are probable and reasonably estimable. Such accruals are included in other accrued expenses on the accompanying unaudited condensed consolidated balance sheet. In addition, we accrue for legal fees incurred in defense of asserted litigation and regulatory matters as such legal fees are incurred. To the extent it is probable under our existing insurance coverage that we are able to recover losses and legal fees related to contingencies, we record such recoveries concurrently with the accrual of the related loss or legal fees. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. In our determination of the probability and ability to estimate contingent liabilities and related insurance recoveries we consider the following: litigation exposure based on currently available information, consultations with external legal counsel, adequacy and applicability of existing insurance coverage, and other pertinent facts and circumstances regarding the contingency. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingences are resolved; and such changes are recorded in the accompanying unaudited condensed consolidated statement of income and comprehensive income during the period of the change and appropriately reflected in other accrued liabilities in the accompanying unaudited condensed consolidated balance sheets.
7.   Stock-Based Compensation
Holdings established an incentive plan effective June 7, 2016 (the “Polaris Plan”). The purpose of the Polaris Plan is to provide a means through which Holdings may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (“Participants”) can acquire and maintain an equity interest in Holdings, thereby strengthening their commitment to the welfare of Holdings and its subsidiaries, including MultiPlan, Inc. Under the Polaris Plan, Holdings may grant awards to select Participants at the sole discretion of the Board of Directors (“Board”) of Holdings. Polaris Plan awards are granted in the form of Holdings’ Class B Units (“Units”) via the Class B Unit Award Agreement (“Polaris Agreement”). There are 343,114 Units available for issuance under the Polaris Plan. There were 267,768 Units issued and outstanding as of June 30, 2020. The Company’s CEO, with the approval of the Board, determines participation and the allocation of the Units (“Awards”).
Each individual Award is comprised of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each Agreement. The Company amortizes the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis. In the event of the termination of an employee Participant due to a Qualifying Termination as defined by the Polaris Agreement, the Participant shall have the right to cause Holdings to purchase all or any portion of the vested Units owned by the employee, subject to the approval of the Company’s CEO. Based on this put right available to the employee Participants, stock-based compensation awards related to the Polaris Plan have been accounted for as liability classified awards within Holdings’ consolidated financial statements. The Company records these awards within Shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. Upon the occurrence of a definitive liquidity event all unvested units will vest immediately prior to such liquidity event. All vested shares will be exchanged for new shares and cash as determined at the time of such liquidity event.
The Company utilizes a Monte Carlo simulation analysis to estimate the fair value of the outstanding Units. The fair value of the outstanding Units was $142.9 million as of June 30, 2020. The valuation as of June 30, 2020 took into account the probability adjusted transaction value of the Company and reduced the discount for lack of marketability. There was $0.5 million of unrecognized compensation cost as of

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
June 30, 2020 related to the outstanding Units which is expected to be recognized over a weighted average period of 0.1 years. Forfeitures are accounted for as they occur.
The following table lists the assumptions used in the analyses as of June 30, 2020 and June 30, 2019:
	As of
	June 30, 2020	June 30, 2019
Risk free rate of return	0.2%	1.7%
Expected volatility	80.0%	23.2%
Expected dividend yield	0.0%	0.0%
Discount for lack of marketability	11.0%	19.0%
Stock-based compensation expense has been allocated between costs of services and general and administrative expenses in the accompanying unaudited condensed consolidated statements of loss and comprehensive loss for the six month periods ended June 30, 2020 and June 30, 2019 as follows:
	Six Months Ended June 30,
($ in thousands)	2020	2019
Cost of services	$17,946	$(2,918)
General and administrative	19,326	(1,712)
Total stock-based compensation	$37,272	$(4,630)
Following is a vesting summary of the Class B Units for the six month period ended June 30, 2020:
	Number of Units	Weighted Average Fair Value
Nonvested at December 31, 2019	80,671	$363.91
Awarded	—	—
Vested	(18,000)	$533.75
Forfeited	(1,877)	$533.75
Nonvested at June 30, 2020	60,794	$533.75
None of the Units were puttable as of June 30, 2020.
8.   Net Loss Per Share
The following is a reconciliation of basic and diluted loss per share for the six month periods ended June 30, 2020 and June 30, 2019:
($ in thousands, except number of shares and per share data)	Six Months Ended June 30,
	2020	2019
Numerator for loss per share calculation
Net loss	$(58,840)	$(7,496)
Denominator for loss per share calculation
Weighted average number of shares outstanding – basic and diluted	10	10
Loss per share – basic and diluted:
Net loss per share – basic and diluted	$(5,884,000)	$(749,600)

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
9.   Related Party Transactions
The accompanying unaudited condensed consolidated statements of loss and comprehensive loss include expenses and revenues to and from related parties for the six month periods ended June 30, 2020 and June 30, 2019 as follows:
($ in thousands)	Six Months Ended June 30,
	2020	2019
Revenues	$1,036	$1,164
Total revenues from related parties	$1,036	$1,164
Cost of services	$583	$1,103
General and administrative	100	149
Total expense from related parties	$683	$1,252
The accompanying unaudited condensed consolidated balance sheets include accruals from related parties as of June 30, 2020 and December 31, 2019 as follows:
($ in thousands)	June 30, 2020	December 31, 2019
Current liabilities:
Accounts payable	$2,500	$2,500
Total liabilities from related parties	$2,500	$2,500
The related party transactions include the following:
•
The Company purchased PPO network services from a company controlled by Hellman & Friedman LLC to supplement our provider network. We also recognize revenues from that same company for the use of our provider network and other claims processing services.

•
The Company has obtained insurance brokered through a company controlled by Hellman & Friedman LLC.

•
The Company compensates a non-employee member of the Board for his services on the Board. The Company also purchases cyber security risk management services from a company controlled by that same member of the Board.

•
The Company reimburses Hellman & Friedman LLC for reasonable out of pocket expenses that include travel, lodging, means, and any similar expenses.

10.   Subsequent Events
The Company has evaluated subsequent events after the balance sheet date through October 30, 2020, the date of issuance.
On July 2, 2020, the Company entered into an agreement to extend the maturity date of the revolving credit line. Refer to Note 3 “Term Loans and Revolver” for additional details.
On July 12, 2020, Churchill Capital Corp III (“Churchill”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Churchill, Music Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Churchill (“First Merger Sub”), Music Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Churchill (“Second Merger Sub”), the Company, and Holdings. Pursuant to the Merger Agreement, the parties will enter into a business combination transaction (the “Transactions”) by which, pursuant to a Private Investment in Public

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
Equity (“PIPE”) of $1.3 billion to Churchill from a capital raise an additional $1.3 billion from the issuance of 6% interest convertible debt (with a conversion price of $13 per share), Churchill will acquire Holdings’ equity in the Company for a total consideration of $5.7 billion, paid in cash and in shares of Churchill.
At the effective time of the First Merger, each share of Class A common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of shares of Class A common stock, par value $0.0001 per share, of Churchill (the “Churchill Class A Common Stock”) as determined pursuant to the terms of the Merger Agreement. At the effective time of the First Merger, each share of Class B common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of cash as determined pursuant to the terms of the Merger Agreement.
In order to facilitate the consummation of the Mergers, the Company has undergone a recapitalization pursuant to which, among other things, the aggregate number of authorized shares of the Company’s common stock was increased to an aggregate of 30,880,280 shares, consisting of shares of Class A common stock, par value $0.001 per share, each having two votes per-share on all voting matters, and shares of Class B common stock, par value $0.001 per share, each having one vote per-share on all voting matters, and the Company’s existing capital stock was exchanged for such new shares of Class A common stock and Class B common stock, as applicable.
In connection with the Merger Agreement, the Company and/or Holdings entered into additional agreements on July 12, 2020 related to and contingent upon the Transactions, including:
•
voting and support agreements with certain stockholders pursuant to which such stockholders have agreed to vote in favor of the adoption of the Merger Agreement and approval of the Transactions and certain other matters voted on at a special meeting of Churchill’s stockholders;

•
the Churchill Capital Corp III 2020 Omnibus Incentive Plan whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders;

•
an investor rights agreement which includes certain corporate governance rights, including entitling certain of the parties thereto to nominate directors to Churchill’s board of directors, and certain registration rights, including demand, shelf and piggy-back rights, subject to cut-back provisions; and

•
common stock subscription agreements pursuant to which Churchill has agreed to issue and sell shares of Churchill Class A Common Stock and warrants to purchase shares of Churchill Class A Common Stock and convertible notes subscription agreements pursuant to which Churchill has agreed to issue and sell senior unsecured convertible notes, in each case, to the applicable investors in order to finance the Transactions.

In connection with the Merger Agreement, Churchill issued an unsecured promissory note (the “Note”) in the principal amount of $1,500,000 to the Churchill Sponsor III, LLC (the “Sponsor”). The Note bears no interest and was repayable in full upon the closing of the Mergers. The Sponsor has the option to convert any unpaid balance of the Note into warrants to purchase one share of Class A common stock (the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
Additionally, the Compensation Committee has approved a transaction bonus pool (in an aggregate amount of up to $20 million) that will be paid to employees, including executive officers, after consummation of the Transaction, in recognition of their efforts in connection with the completion of the Transaction.

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
Each of Messrs. Tabak, Redmond and White are eligible to receive a $4 million transaction bonus and Mr. Tabak will determine the other individuals eligible to receive a transaction bonus and the amount and other terms of each transaction bonus. $6 million of the bonus pool will be allocated to all other employees.
The Transactions were accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.
In August 2020, MPH Acquisition Holdings LLC (“MPH”), a subsidiary of the Company, purchased 9,094,876 shares of Churchill stock in the open market at a cost of $100.6 million.
The consummation of the Mergers constituted a definitive liquidity event under the agreements governing the Unit awards and as a result all unvested Units vested on October 7, 2020. The Company recorded these awards within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. The settlement of these awards was made in a combination of cash and shares of Churchill’s Class A common stock and was included in the aggregate consideration paid to the Company’s owners.
On October 8, 2020 (the “Closing Date”), the Transactions were consummated pursuant to the terms of the Merger Agreement and Churchill acquired Holdings’ equity in the Company for a total consideration of $5.7 billion, paid in cash for $1.5 billion and in 415,700,000 shares of Churchill Class A common stock. In addition, on the Closing Date, Churchill completed the $1.3 billion PIPE and issued $1.3 billion of 6% interest convertible debt. All of the outstanding Senior PIK Notes were redeemed for a total redemption price of $1.2 billion. In connection with the Transactions, Churchill changed its name to MultiPlan Corporation and The New York Stock Exchange ticker symbols for its Class A common stock and warrants to “MPLN” and “MPLN.WS,” respectively.
On October 29, 2020, MPH issued $1,300,000,000 aggregate principal amount of its 5.750% senior notes due 2028 (the “5.750% Notes”). In addition, MPH increased the capacity of Revolver G from $100.0 million to $450.0 million. MPH used the net proceeds from the 5.750% Notes, together with $715 million of cash on hand, (x) to redeem, satisfy and discharge all of the Notes due 2024 and repay $369.0 million of indebtedness under Term Loan G and (y) to pay fees and expenses in connection therewith.
As of September 17, 2020, five actions (collectively, the “Stockholder Actions”), including two putative class actions, have been filed in federal courts in New York and Delaware by purported Churchill stockholders in connection with the Business Combination: Hutchings v. Churchill Capital Corp III, et al., No. 1:20-cv-06318 (S.D.N.Y.) (the “Hutchings Complaint”); Kent v. Churchill Capital Corp III, et al., No. 1:20-cv-01068 (D. Del.) (the “Kent Complaint”); Feges v. Churchill Capital Corp III, et al., No. 1:20-cv-06627 (S.D.N.Y.) (the “Feges Complaint”); Noor v. Churchill Capital Corp III, et al., No. 1:20-cv-06686 (S.D.N.Y.) (the “Noor Complaint”); and Greenman v. Churchill Capital Corp III, et al., No. 1:20-cv-07466 (S.D.N.Y.) (the “Greenman Complaint”). On September 11, 2020, October 5, 2020, October 8, 2020 and October 19, 2020, the plaintiffs in the Noor, Greenman, Kent and Hutchings actions, respectively, voluntarily dismissed their complaints. Each of the complaints in the Stockholder Actions names Churchill and the members of the Churchill Board as defendants. The Stockholder Actions generally allege, among other things, that the proxy statement relating to the Transactions was false and misleading and/or omitted material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14d-9 promulgated thereunder. The Hutchings Complaint and the Greenman Complaint also alleged breach of fiduciary duty claims against the Churchill Board in connection with the Transactions. The Stockholder Actions generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses.

Part II
Information not required in prospectus
Item 13. Other expenses of issuance and distribution
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the Class A common stock and warrants being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.
Amount paid or to be paid
SEC registration fee		$549,198
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*
To be filed by amendment.

Item 14. Indemnification of directors and officers
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s second amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
The Company’s amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.
We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s second amended and restated certificate of incorporation, the Company’s second amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the Company’s second amended and restated bylaws.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Item 15. Recent sales of unregistered securities
Private Placements in Connection with the Churchill IPO
In December 2019, Churchill Sponsor III LLC, purchased an aggregate of 17,250,000 founder shares, for an aggregate offering price of  $25,000 at an average purchase price of approximately $0.001 per share. On February 12, 2020, Churchill effected a stock dividend of one-third of a share of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, resulting in Churchill’s initial stockholders holding an aggregate of 23,000,000 founder shares. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares of Churchill’s common stock upon completion of the Churchill IPO. Such securities were issued in connection with Churchill’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Churchill Sponsor III LLC is an accredited investor for purposes of Rule 501 of Regulation D.

In addition, Churchill Sponsor III LLC purchased from Churchill an aggregate of 19,400,000 private placement warrants at $1.00 per warrant (for an aggregate purchase price of  $19,400,000) upon the completion of the Churchill IPO. The private placement warrants were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
No underwriting discounts or commissions were paid with respect to such sales.
Business Combination Consideration and PIPE Investments
At the Closing, the Company (i) issued to the former owners of Polaris Parent Corp. an aggregate of 415,700,000 shares of its Class A common stock pursuant to the Merger Agreement, (ii) consummated the Common PIPE Investment and issued 132,050,000 shares of its Class A common stock and warrants to purchase 6,500,000 shares of its Class A common Stock for aggregate gross proceeds of $1,300,000,000, (iii) issued $1,300,000,000 in aggregate principal amount of Convertible Notes for aggregate gross proceeds of $1,267,500,000 and (iv) issued an unsecured promissory note to Churchill Sponsor III, LLC in an aggregate principal amount of $1,500,000, which Churchill Sponsor III, LLC converted into warrants to purchase 1,500,000 shares of Class A common stock at a purchase price of $1.00 per share.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.
Item 16. Exhibits and financial statement schedules
See the Exhibit Index immediately following the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.
Item 17. Undertakings
(a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)   That for purposes of determining any liability under the Securities Act:
(i)   The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(ii)   Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1	Agreement and Plan of Merger, dated as of July 12, 2020, by and among Churchill Capital Corp III, Music Merger Sub I, Inc., Music Merger Sub II, LLC, Polaris Parent Corp. and Polaris Investment Holdings, L.P.	8-K	001-39228	2.1	July 13, 2020
3.1	Second Amended and Restated Certificate of Incorporation of MultiPlan Corporation	8-K	001-39228	3.2	October 9, 2020
3.2	Amended and Restated Bylaws of MultiPlan Corporation	8-K	001-39228	3.2	October 9, 2020
4.1	Specimen Class A common stock Certificate	8-K	001-39228	4.1	October 9, 2020
4.2	Specimen Warrant Certificate (included in Exhibit 4.3)
4.3	Warrant Agreement, dated February 13, 2020, between Continental Stock Transfer & Trust Company and Churchill Capital Corp III	8-K	001-39228	4.1	February 19, 2020
4.4	Specimen Warrant Certificate (included in Exhibit 4.5)
4.5	Warrant Agreement, dated October 8, 2020, between Continental Stock Transfer & Trust Company and Churchill Capital Corp III	8-K	001-39228	4.5	October 9, 2020
4.6	Indenture, dated as of October 8, 2020, by and between Churchill Capital Corp III and Wilmington Trust, National Association	8-K	001-39228	4.6	October 9, 2020
4.7	Form of 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027 (included in Exhibit 4.6)
4.8	Indenture, dated as of November 21, 2017, between Polaris Intermediate Corp. and Wilmington Trust, National Association	8-K	001-39228	4.8	October 9, 2020
4.9	Form of 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (included in Exhibit 4.8)
4.10	Indenture, dated as of June 7, 2016, between MPH Acquisition Corp. 1 (as successor to Polaris Merger Sub Corp.) and Wilmington Trust, National Association	8-K	001-39228	4.10	October 9, 2020
4.11	Form of 7.125% Senior Notes due 2024 (included in Exhibit 4.10)

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.12	First Supplemental Indenture, dated as of June 7, 2016, to that certain Indenture, dated as of June 7, 2016, between MPH Acquisition Holdings LLC (as successor to MPH Acquisition Corp. 1) and Wilmington Trust, National Association	8-K	001-39228	4.12	October 9, 2020
4.13	Second Supplemental Indenture, dated as of November 18, 2016, to that certain Indenture, dated as of June 7, 2016, between MPH Acquisition Holdings LLC and Wilmington Trust, National Association	8-K	001-39228	4.13	October 9, 2020
4.14	Indenture, dated as of October 29, 2020, between MPH Acquisition Holdings LLC, the guarantors named therein and Wilmington Trust, National Association	8-K	001-39228	4.1	October 30, 2020
4.15	Form of 5.750% Senior Notes due 2028 (included in Exhibit 4.14)
5.1	Opinion of Simpson Thacher & Bartlett LLP					X
10.1	Investor Rights Agreement, dated as of July 12, 2020, by and among Churchill Capital Corp III, Polaris Investment Holdings, L.P., Churchill Sponsor III LLC, Hellman & Friedman Capital Partners VIII, L.P., The Public Investment Fund of The Kingdom of Saudi Arabia, and the other parties named therein	8-K	001-39228	10.1	July 13, 2020
10.2	Private Placement Warrants Purchase Agreement between Churchill Capital Corp III and Churchill Sponsor III LLC	S-1	333-236153	10.6	January 29, 2020
10.3	Common Subscription Agreement dated as of July 12, 2020, by and between Churchill Capital Corp III and The Public Investment Fund of The Kingdom of Saudi Arabia	8-K	001-39228	10.2	July 13, 2020
10.4	Form of Other Common Subscription Agreement	8-K	001-39228	10.3	July 13, 2020
10.5	Form of Convertible Subscription Agreement	8-K	001-39228	10.4	July 13, 2020
10.6	Promissory Note, dated as of July 12, 2020, by and between Churchill Capital Corp III and Churchill Sponsor III LLC	8-K	001-39228	10.6	July 13, 2020

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.7	Credit Agreement, dated as of June 7, 2016, among MPH Acquisition Holdings LLC (as successor in interest), the Lenders party thereto, the Co-Obligors party thereto, Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, Letter of Credit Issuer and Swingline Lender, and the other parties party thereto	8-K	001-39228	10.7	October 9, 2020
10.8	Incremental Agreement No. 1, dated as of June 12, 2017, in respect of that certain Credit Agreement, dated as of June 7, 2016, among MPH Acquisition Holdings LLC (as successor in interest), the Lenders party thereto, the Co-Obligors party thereto, Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, Letter of Credit Issuer and Swingline Lender, and the other parties party thereto	8-K	001-39228	10.8	October 9, 2020
10.9	Amendment Agreement No. 2, dated as of July 2, 2020, in respect of that certain Credit Agreement, dated as of June 7, 2016, among MPH Acquisition Holdings LLC (as successor in interest), the Lenders party thereto, the Co-Obligors party thereto, Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, Letter of Credit Issuer and Swingline Lender, and the other parties party thereto	8-K	001-39228	10.9	October 9, 2020
10.10	Incremental Revolving Credit Commitment Increase Agreement No. 1, dated as of October 29, 2020, among MPH Acquisition Corp 1, MPH Acquisition Holdings LLC, as the Borrower, Barclays Bank PLC, as Administrative Agent, the Incremental Revolving Credit Commitment Increase Lenders party thereto and the other parties party thereto.	8-K	001-39228	10.1	October 30, 2020
10.11#	Churchill Capital Corp III 2020 Omnibus Incentive Plan	8-K	001-39228	10.10	October 9, 2020
10.12#+	Amended and Restated Employment Agreement, dated May 5, 2016, by and among Mark Tabak, Polaris Investment Holdings, L.P. and MultiPlan, Inc.	8-K	001-39228	10.11	October 9, 2020

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.13#+	Amended and Restated Employment Agreement, dated May 5, 2016, by and among David Redmond, Polaris Investment Holdings, L.P. and MultiPlan, Inc.	8-K	001-39228	10.12	October 9, 2020
10.14#+	Amended and Restated Employment Agreement, dated May 5, 2016, by and among Dale White, Polaris Investment Holdings, L.P. and MultiPlan, Inc.	8-K	001-39228	10.13	October 9, 2020
10.15#	Offer Letter to Jeffrey Doctoroff, dated June 25, 2014	8-K	001-39228	10.14	October 9, 2020
10.16#	Form of Director and Officer Indemnification Agreement	8-K	001-39228	10.15	October 9, 2020
14.1	Code of Business Conduct and Ethics of MultiPlan Corporation, effective October 8, 2020	8-K	001-39228	14.1	October 9, 2020
16.1	Letter from Marcum LLP, dated October 8, 2020	8-K	001-39228	16.1	October 9, 2020
21.1	List of Subsidiaries	8-K	001-39228	21.1	October 9, 2020
23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP					X
23.3	Consent of Marcum LLP					X
24.1	Power of Attorney (included in the signature page to this Registration Statement)
101.INS	XBRL Instance Document					X
101.SCH	XBRL Taxonomy Extension Schema Document					X
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document					X
101.DEF	101.DEF XBRL Taxonomy Extension Definition Linkbase Document					X
101.LAB	XBRL Taxonomy Extension Label Linkbase Document					X
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document					X

+
The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#
Management contract or compensatory plan or arrangement.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of October, 2020.
MultiPlan Corporation
By:
/s/ Mark Tabak

Name: Mark Tabak
Title:  Chief Executive Officer and Director
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark Tabak, David Redmond and Jeffrey Doctoroff, and each of them, individually, as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Mark Tabak Mark Tabak	Chief Executive Officer (Principal Executive Officer) and Chairperson of the Board of Directors	October 30, 2020
/s/ David Redmond David Redmond	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 30, 2020
/s/ Gerald Kozel Gerald Kozel	Chief Accounting Officer (Principal Accounting Officer)	October 30, 2020
/s/ Allen R. Thorpe Allen R. Thorpe	Lead Independent Director	October 30, 2020
/s/ Glenn R. August Glenn R. August	Director	October 30, 2020
/s/ Richard A. Clarke Richard A. Clarke	Director	October 30, 2020
/s/ Anthony Colaluca Anthony Colaluca	Director	October 30, 2020
/s/ Paul D. Emery Paul D. Emery	Director	October 30, 2020

Signature	Title	Date
/s/ Michael Klein Michael Klein	Director	October 30, 2020
/s/ P. Hunter Philbrick P. Hunter Philbrick	Director	October 30, 2020
/s/ Bill Veghte Bill Veghte	Director	October 30, 2020